As filed with the Securities and Exchange Commission on December 29, 1995
                                                             Registration No.__



                     U.S. Securities and Exchange Commission
                              Washington, DC 20549

                                    FORM N-14

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


        Pre-Effective Amendment No. ___ Post-Effective Amendment No. ___
                        (Check appropriate box or boxes)

                Exact Name of Registrant as Specified in Charter:
                                 COREFUNDS, INC.

                         Area Code and Telephone Number:
                                 (800) 355-2673

                     Address of Principal Executive Offices:
                            680 East Swedesford Road
                              Wayne, PA 19087-1658

                     Name and Address of Agent for Service:

                                  DAVID G. LEE
                                 SEI Corporation
                            680 East Swedesford Road
                         Wayne, Pennsylvania 19087-1658

                                   copies to:

         HENRY S. HILLES, JR.                      JAMES W. JENNINGS
        Drinker Biddle & Reath                  Morgan, Lewis & Bockius LLP
  Philadelphia National Bank Building                One Logan Square
        1345 Chestnut Street              Philadelphia, Pennsylvania  19103-6993
Philadelphia, Pennsylvania  19107-3496




Approximate Date of Proposed Public Offering: As soon as practicable after the Registration Statement becomes effective under the Securities Act of 1933.

It is proposed that this filing will become effective on January 28, 1996 pursuant to Rule 488 under the Securities Act of 1933.

Calculation of Registration Fee under the Securities Act of 1933: No filing fee is required because an indefinite number of shares have previously been registered on Form N-1A (Registration Nos. 2-93214, 811-4107) pursuant to Rule 24f-2 under the Investment Company Act of 1940. The Registrant is filing as an exhibit to this Registration Statement a copy of its earlier declaration under Rule 24f-2. Pursuant to Rule 429, this Registration Statement relates to the aforesaid Registration Statement on Form N-1A.

                                 COREFUNDS, INC.
                                    FORM N-14
                              CROSS REFERENCE SHEET
                             PURSUANT TO RULE 481(a)


Item No.                                                      Heading
--------                                                      -------
Part A

1.    Beginning of Registration Statement
      and Outside Front Cover Page..........................  Cover Page

2.    Beginning and Outside
      Back Cover Page.......................................  Table of Contents

3.    Fee Table, Synopsis Information
      and Risk Factors......................................  Summary; Comparative Fee Tables; Risk
                                                              Factors; Comparison of Investment Policies
                                                              and Risk Factors; Appendix III

4.    Information About the Transaction.....................  Summary; Risk Factors; Information Relating
                                                              to the Proposed Reorganization; Comparison
                                                              of Investment Policies and Risk Factors;
                                                              Appendix III

5.    Information About the Registrant......................  Summary; Risk Factors; Comparison of
                                                              Investment Policies and Risk Factors;
                                                              Additional Information About CoreFunds;
                                                              Additional Information About Conestoga;
                                                              Appendix III

5A.   Management's Discussion of
      Fund Performance......................................  Appendix II

6.    Information About the Company
      Being Acquired........................................  Summary; Risk Factors; Comparison of
                                                              Investment Policies and Risk Factors;
                                                              Additional Information About CoreFunds;
                                                              Additional Information About Conestoga;
                                                              Appendix III

7.    Voting Information....................................  Summary; Information Relating to Voting
                                                              Matters

8.    Interest of Certain Persons
      and Experts...........................................  Additional Information About CoreFunds;
                                                              Additional Information About Conestoga


                                                      -i-





9.    Additional Information Required
      for Reoffering by Persons Deemed
      to be Underwriters....................................  Inapplicable


Part B

10.     Cover Page.........................................   Statement of Additional Information Cover
                                                              Page

11.     Table of Contents...................................  Table of Contents

12.   Additional Information
        About the Registrant................................  Statement of Additional Information of
                                                              CoreFunds, Inc. dated November 1, 1995*

13.   Additional Information
        About the Company Being
        Acquired............................................  Statement of Additional Information of
                                                              Conestoga Family of Funds dated May 1, 1995
                                                              (as revised November 3, 1995)*

14.  Financial Statements...................................  Financial Statements of Conestoga; Pro Forma
                                                              Financial Statements

Part C

Items 15-17. Information required to be included in Part C is set forth under the appropriate Item, so numbered, in Part C of this Registration Statement.




*     Incorporated by reference thereto.

                          THE CONESTOGA FAMILY OF FUNDS
                            680 East Swedesford Road
                         Wayne, Pennsylvania 19087-1658


                                February __, 1996

Dear Conestoga Funds Shareholder:

         The Board of Trustees of The Conestoga Family of Funds ("Conestoga Funds" or the "Funds") is pleased to call a special shareholders meeting, to be held at 10:00 a.m., on March 22, 1996, at The Wilmington Hilton, 630 Naamans Road, Wilmington, Delaware.

         As you may know, CoreStates Financial Corp ("CoreStates") and Meridian Bancorp, Inc. ("Meridian") recently announced a plan to merge, in a transaction expected to close during the second quarter of 1996. Meridian Bancorp, Inc., is the parent company of the investment adviser to the Conestoga Funds. In anticipation of the consummation of that merger, management of both companies deemed it wise to consider the consolidation of the mutual fund investment advisory activities of Meridian and CoreStates into one entity. Similarly, it was deemed appropriate to consider the merger of the Conestoga Funds into the CoreFunds Family of Funds, an open-end management investment company, in order to create one consolidated family of mutual funds and offer shareholders more investment options in an efficient manner. The Conestoga Funds Board of Trustees believes that these actions are in the best interests of the Funds' shareholders.

         The Conestoga Board of Trustees has carefully reviewed the proposal to combine all portfolios of The Conestoga Family of Funds with the CoreFunds Family of Funds with similar investment objectives and policies (the "Transaction"), and has considered the effects of this Transaction on shareholder value with respect to investment performance, expenses levels, and shareholders services. The Board of Trustees has also considered the interim advisory and sub-advisory agreements for the Funds that are described in the attached materials if the merger of CoreStates Financial Corp and Meridian Bancorp, Inc. occurs before the Funds' consolidations. In light of their consideration, the Board of Trustees unanimously recommends the approval of the

Transaction. As you evaluate the proposal, please note the following points:

         o The absolute dollar value of your investment in the Conestoga Funds before the Transaction will NOT change, and will be the same immediately after the transaction although the Funds you have invested in, as well as the number of shares and the net asset value of each share, may be different.

         o The Transaction will be tax-free and will not involve any sales loads, commissions or transaction charges.

         o The investment objective and policies of your new portfolio will be substantially similar to your portfolio's current objective and policies, except as stated in the enclosures.

         o The CoreFunds service providers have agreed to waive fees and reimburse expenses for a period of one year after the reorganization, if necessary, to ensure that the operating expenses of the CoreFunds portfolios are limited to the ratios stated in the Combined Proxy Statement/Prospectus.

         The Board of Trustees recommends the approval of this Transaction in light of the following shareholder benefits:

         o The Transaction will result in a broader array of investment opportunities available to shareholders.

         o Existing purchase and redemption features will remain in place.

         o There is the potential for economies of scale in portfolio management resulting from the larger asset size.

         A proxy card is enclosed for your use in the shareholder meeting. This card represents shares you hold as of the record date, January 26, 1996. IT IS IMPORTANT THAT YOU COMPLETE, SIGN, AND RETURN YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. This will ensure that your shares will be represented at the shareholders meeting to be held on March 22, 1996.

                                               Sincerely,



                                               Thomas J. Taylor
                                               Chairman of the Board

                            CONESTOGA FAMILY OF FUNDS

The document you hold in your hands contains your combined proxy statement/prospectus and proxy card. A proxy card is, in essence, a ballot. When you vote your proxy, it tells us how to vote on your behalf on important issues relating to the Portfolios. If you simply sign the proxy without specifying a vote, your shares will be voted in accordance with the recommendations of the Board of Trustees.

We urge you to spend a few minutes with the proxy/prospectus statement, fill out your proxy card, and return it to us. Voting your proxy, and doing so promptly, enables the Portfolios to avoid conducting additional mailings. When shareholders do not return their proxies in sufficient numbers, the Portfolios may bear the expense of follow-up solicitations.

Please take a few moments to exercise your right to vote. Thank you.

                            CONESTOGA FAMILY OF FUNDS
                            680 East Swedesford Road
                         Wayne, Pennsylvania 19087-1658

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          To be held on March 22, 1996


To Conestoga Shareholders:

         NOTICE IS HEREBY GIVEN THAT a Special Meeting of the Shareholders ("Shareholders") of each Portfolio of the Conestoga Family of Funds ("Conestoga") will be held at The Wilmington Hilton, 630 Naamans Road, Wilmington, Delaware, on March 22, 1996 at 10:00 a.m. (Eastern time) for the following purposes:

         ITEM 1. With respect to each investment portfolio (a "Conestoga Portfolio") of Conestoga:

                  To consider and act upon a proposal to approve an Agreement and Plan of Reorganization (the "Reorganization Agreement") and the transactions contemplated thereby, including (a) the transfer of substantially all of the assets and liabilities of the Cash Management Fund, Tax-Free Fund, U.S. Treasury Securities Fund, Equity Fund, Special Equity Fund, Bond Fund, Intermediate Income Fund, Pennsylvania Tax-Free Bond Fund, Balanced Fund, Short-Term Income Fund and International Equity Fund to corresponding investment portfolios (the "CoreFunds Portfolios") of CoreFunds, Inc. in exchange for Institutional and Individual shares, as applicable, of the CoreFunds Portfolios; (b) the distribution of such CoreFunds
                  Portfolio shares to the shareholders of the Conestoga Portfolios according to their respective interests; (c) the approval of an interim investment advisory agreement for the Conestoga Portfolios, and an interim sub-advisory agreement for the Conestoga International Equity Fund, if the merger of Meridian Bancorp, Inc. and CoreStates Financial Corp occurs before the closing of the proposed reorganization; and (d) the termination under state law and the Investment Company Act of 1940, as amended, of Conestoga.

         ITEM 2.           With respect to each Conestoga Portfolio:

                  To transact such other business as may properly come before the Special Meeting or any adjournment(s) thereof.

         The proposed reorganization and related matters are described in the attached Combined Proxy Statement/Prospectus.

Appendix I to the Combined Proxy Statement/Prospectus is a copy of the Reorganization Agreement.

         Shareholders of record as of the close of business on January 26, 1996 are entitled to notice of, and to vote at, the Special Meeting or any adjournment(s) thereof.

         SHAREHOLDERS ARE REQUESTED TO EXECUTE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE THE ACCOMPANYING PROXY CARD WHICH IS BEING SOLICITED BY CONESTOGA'S BOARD OF TRUSTEES. THIS IS IMPORTANT TO ENSURE A QUORUM AT THE SPECIAL MEETING. PROXIES MAY BE REVOKED AT ANY TIME BEFORE THEY ARE EXERCISED BY SUBMITTING TO CONESTOGA A WRITTEN NOTICE OF REVOCATION OR A SUBSEQUENTLY EXECUTED PROXY OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.


                                                 -----------------------------
                                                       Henry S. Hilles, Jr.
                                                            Secretary


February 1, 1996

                       COMBINED PROXY STATEMENT/PROSPECTUS

                             Dated February 1, 1996

                            CONESTOGA FAMILY OF FUNDS
                            680 East Swedesford Road
                         Wayne, Pennsylvania 19087-1658
                                 (800) 344-2716

                                 COREFUNDS, INC.
                            680 East Swedesford Road
                         Wayne, Pennsylvania 19087-1658
                                 (800) 355-CORE

         This Combined Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the Board of Trustees of the Conestoga Family of Funds ("Conestoga") in connection with a Special Meeting (the "Meeting") of Shareholders ("Shareholders") to be held on March 22, 1996 at 10:00 a.m. (Eastern time) at The Wilmington Hilton, 630 Naamans Road, Wilmington, Delaware, at which Shareholders will be asked to consider and approve a proposed Agreement and Plan of Reorganization dated ____________, 1996 (the "Reorganization Agreement"), by and between Conestoga and CoreFunds, Inc. ("CoreFunds") and the matters contemplated therein. A copy of the Reorganization Agreement is attached as Appendix I.

         Conestoga and CoreFunds are both open-end, management investment companies. Meridian Investment Company ("MIC") currently provides investment advisory services to Conestoga. CoreStates Investment Advisers, Inc. ("CoreStates Advisers") provides investment advisory services to CoreFunds. In reviewing the proposed reorganization (the "Reorganization"), the Conestoga Board considered the pending merger of Meridian Bancorp, Inc., the parent company of MIC and CoreStates Financial Corp (the "Holding Company Merger); the effect of such merger on Conestoga; the recommendations of MIC and CoreStates Advisers with respect to the proposed consolidation of Conestoga and CoreFunds; the fact that the Reorganization would constitute a tax-free reorganization; and the fact that the interests of Shareholders would not be diluted as a result of the Reorganization.

         The Reorganization Agreement provides that each of the following eight investment portfolios of Conestoga (collectively, the "Reorganizing Portfolios") will transfer substantially all its assets and known liabilities to the existing CoreFunds investment portfolio (collectively, the "Existing CoreFunds Portfolios") identified below opposite its name:


Reorganizing Portfolios                                       Existing CoreFunds Portfolios
-----------------------                                       -----------------------------
Cash Management Fund                                          Cash Reserve
Tax-Free Fund                                                 Tax-Free Reserve
U.S. Treasury Securities Fund                                 Treasury Reserve
Equity Fund                                                   Value Equity Fund
Intermediate Income Fund                                      Intermediate Bond Fund
Pennsylvania Tax-Free                                         Pennsylvania Municipal
  Bond Fund                                                     Bond Fund
Balanced Fund                                                 Balanced Fund
International Equity Fund                                     International Growth Fund


         The Reorganization Agreement also provides that each of the following three investment portfolios of Conestoga (collectively, the "Continuing Portfolios") will transfer all its assets and known liabilities to the newly-organized CoreFunds investment portfolio (collectively, the "New CoreFunds Portfolios") identified below opposite its name:


         Continuing Portfolios                                         New CoreFunds Portfolios
         ---------------------                                         ------------------------
         Special Equity Fund                                           Special Equity Fund
         Bond Fund                                                     Bond Fund
         Short-Term Income Fund                                        Short-Term Income Fund



         In exchange for the transfer of these assets and liabilities, CoreFunds will simultaneously issue shares in the eleven CoreFunds investment portfolios listed above (collectively, the "CoreFunds Portfolios") to the corresponding Conestoga investment portfolios listed above (collectively, the "Conestoga Portfolios").

         The Conestoga Portfolios have two classes of shares outstanding, as do the CoreFunds Portfolios. Holders of each class of shares of a Conestoga Portfolio will receive the class of shares of the corresponding CoreFunds Portfolio as set forth in the table on page ___ under "Information Relating to the Proposed Reorganization -- Description of the Reorganization Agreement."

         The Conestoga Portfolios will then make a liquidating distribution of the CoreFunds Portfolios' shares to the Shareholders of the Conestoga Portfolios, so that a holder of a class of shares in a Conestoga Portfolio at the Effective Time of the Reorganization (as hereinafter defined) will receive a class of Shares (as described herein) of the corresponding CoreFunds Portfolio with the same aggregate net asset value as the Shareholder had in the Conestoga Portfolio immediately before the Reorganization. Following the Reorganization, Shareholders of the Conestoga Portfolios will be Shareholders of their corresponding CoreFunds Portfolios, and Conestoga will be terminated under state law and the Investment Company Act of 1940, as amended.

         The Existing CoreFunds Portfolios currently are conducting investment operations as described in this Combined Proxy Statement/Prospectus. The New CoreFunds Portfolios have recently been organized for the purpose of continuing the investment operations of the Conestoga Special Equity Fund, Bond Fund and Short-Term Income Fund.

         The Reorganization Agreement also provides that if the Holding Company Merger occurs before the Reorganization, Conestoga will enter into an interim investment advisory agreement with MIC (or its successor), and an interim sub-advisory agreement with Marvin and Palmer Associates, Inc. for the Conestoga International Equity Fund. The interim investment advisory and sub-advisory agreements will be effective for the period between the date of the Holding Company Merger and the consummation of the proposed Reorganization between Conestoga and CoreFunds. The interim investment advisory and sub-advisory agreements will contain substantially the same terms as Conestoga's current investment advisory and sub-advisory agreements.

         This Combined Proxy Statement/Prospectus sets forth the information that a Shareholder of Conestoga should know before voting on the Reorganization Agreement (and related transactions), and should be retained for future reference. The Prospectuses relating to the shares of the Existing CoreFunds Portfolios, which describe the operations of those Funds, accompany this Combined Proxy Statement/Prospectus. Additional information is set forth in the Statements of Additional Information relating to those Funds and this Combined Proxy Statement/Prospectus, which are dated November 1, 1995 and February 1, 1996, respectively, and in the Prospectuses and Statement of Additional Information, dated February 21, 1995 (as revised November 3, 1995) and May 1, 1995 (as revised November 3, 1995), respectively, relating to Conestoga. Each of these documents is on file with the Securities and Exchange Commission (the "SEC"), and is available without charge upon oral or written request by writing or calling either Conestoga or CoreFunds at the respective addresses or telephone numbers indicated above. The information contained in the Prospectuses and Statement of Additional Information, dated February 21, 1995 (as revised November 3, 1995) and May 1, 1995 (as revised November 3, 1995), respectively, relating to Conestoga is incorporated herein by reference.

         This Combined Proxy Statement/Prospectus constitutes the Proxy Statement of Conestoga for the meeting of its Shareholders, and CoreFunds' Prospectus for the shares of its Existing CoreFunds Portfolios that have been registered with the SEC and are to be issued in connection with the Reorganization. Because the operations of the Continuing Portfolios will be carried on by the New CoreFunds Portfolios, this Combined Proxy Statement/Prospectus does not constitute a prospectus for the shares that will be issued in the Reorganization with respect to the Continuing Portfolios.

         This Combined Proxy Statement/Prospectus is expected to first be sent to Shareholders on or about February 5, 1996.


THE SECURITIES OF THE COREFUNDS PORTFOLIOS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS COMBINED PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS COMBINED PROXY
STATEMENT/PROSPECTUS AND IN THE MATERIALS EXPRESSLY INCORPORATED HEREIN BY REFERENCE AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CONESTOGA OR COREFUNDS.

SHARES OF THE COREFUNDS PORTFOLIOS ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, CORESTATES BANK, N.A., THE PARENT CORPORATION OF EACH OF THE COREFUNDS PORTFOLIOS' INVESTMENT ADVISER, OR ANY OF ITS AFFILIATES. SHARES OF THE COREFUNDS PORTFOLIOS ARE NOT FEDERALLY INSURED BY, GUARANTEED BY, OBLIGATIONS OF OR OTHERWISE SUPPORTED BY THE U.S. GOVERNMENT, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER GOVERNMENTAL AGENCY. INVESTMENT RETURN AND PRINCIPAL VALUE WILL VARY AS A RESULT OF MARKET CONDITIONS OR OTHER FACTORS SO THAT SHARES OF THE COREFUNDS PORTFOLIOS, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. AN INVESTMENT IN THE COREFUNDS PORTFOLIOS INVOLVES INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL AMOUNT INVESTED. THERE IS NO ASSURANCE THAT THE COREFUNDS CASH RESERVE, TAX-FREE RESERVE OR TREASURY RESERVE WILL BE ABLE TO MAINTAIN A STABLE NET ASSET VALUE OF $1.00 PER SHARE.

                                TABLE OF CONTENTS


                                                                                                               Page
                                                                                                               ----
Summary............................................................................................................
         Proposed Reorganization...................................................................................
         Reasons for Reorganization................................................................................
         Federal Income Tax Consequences...........................................................................
         Overview of the Conestoga Portfolios and
           CoreFunds Portfolios....................................................................................
         Voting Information........................................................................................
         Risk Factors..............................................................................................
Information Relating to the Proposed Reorganization................................................................
         Description of the Reorganization Agreement...............................................................
         Capitalization............................................................................................
         Federal Income Tax Consequences...........................................................................
Comparison of Investment Policies and Risk Factors................................................................
         Conestoga Cash Management Fund and
           CoreFunds Cash Reserve..................................................................................
         Conestoga Tax-Free Fund and CoreFunds
           Tax-Free Reserve........................................................................................
         Conestoga U.S. Treasury Securities Fund
           and CoreFunds Treasury Reserve..........................................................................
         Conestoga Equity Fund and CoreFunds
           Value Equity Fund.......................................................................................
         Conestoga Intermediate Income Fund and
           CoreFunds Intermediate Bond Fund........................................................................
         Conestoga Pennsylvania Tax-Free Bond Fund and
           CoreFunds Pennsylvania Municipal Bond Fund..............................................................
         Conestoga Balanced Fund and CoreFunds
           Balanced Fund...........................................................................................
         Conestoga International Equity Fund and
           CoreFunds International Growth Fund.....................................................................
         Investment Policies and Risks -- General..................................................................
         Investment Limitations....................................................................................
         Purchase and Redemption Information, Exchange
           Privileges, Distribution and Pricing....................................................................
         Other Information.........................................................................................
Interim Investment Advisory and Sub-Advisory Agreements............................................................
Information Relating to Voting Matters.............................................................................
         General Information.......................................................................................
         Shareholder and Board Approvals...........................................................................
         Appraisal Rights..........................................................................................
         Quorum....................................................................................................
         Annual Meetings...........................................................................................
Additional Information about CoreFunds.............................................................................
Additional Information about Conestoga.............................................................................
Additional Information about the Investment Advisers and Sub-Advisers..............................................
Litigation.........................................................................................................
Financial Statements...............................................................................................
Other Business.....................................................................................................






                                                                                                               Page

Shareholder Inquiries..............................................................................................
Appendix I--Agreement and Plan of Reorganization................................................................A-1
Appendix II - Manager's Discussion of Fund Performance -
         Existing CoreFunds Portfolios..........................................................................B-1
Appendix III - Shareholders Transactions and Services...........................................................C-1
Appendix IV - Interim Investment Advisory and Sub-Advisory
         Agreements.............................................................................................D-1


                                     SUMMARY

         The following is a summary of certain information relating to the proposed Reorganization, the parties thereto and the related transactions, and is qualified by reference to the more complete information contained elsewhere in this Combined Proxy Statement/Prospectus, the prospectuses and statements of additional information of Conestoga and CoreFunds, and the Reorganization Agreement attached to this Combined Proxy Statement/Prospectus as Appendix I. Conestoga's Annual Report to Shareholders may be obtained free of charge by calling 1-800-344-2716 or writing 680 East Swedesford Road, Wayne, Pennsylvania 19087-1658. CoreFunds Annual Report to Shareholders may be obtained free of charge by calling 1-800-355-CORE or writing 680 East Swedesford Road, Wayne, Pennsylvania 19087-1658.

Proposed Reorganization. Based upon their evaluation of the relevant information presented to them, and in light of their fiduciary duties under federal and state law, Conestoga's and CoreFunds' Boards, including their members who are not "interested persons" within the meaning of the Investment Company Act of 1940 (the "1940 Act"), have determined that the proposed Reorganization is in the best interests of Conestoga's and CoreFunds' Shareholders, respectively, and that the interests of existing Shareholders of Conestoga and CoreFunds, respectively, will not be diluted as a result of such Reorganization.

The Reorganization Agreement provides that the Reorganization will occur contemporaneously with, or shortly after, the consummation of the Holding Company Merger. Because this merger will result in a change in control of MIC, the existing investment advisory and sub-advisory agreements for Conestoga will, by their terms, automatically terminate upon the Holding Company Merger. If this merger and the Reorganization do not occur contemporaneously, the Reorganization Agreement provides that Conestoga will enter into an interim investment advisory agreement with MIC (or its successor) for the period between the date of the Holding Company Merger and the Effective Time of the Reorganization. In addition, MIC will enter into an interim sub-advisory agreement with respect to the Conestoga International Equity Fund with Marvin and Palmer Associates, Inc. for the same period. The provisions of the interim investment advisory and sub-advisory agreements, including the fee rates, will be the same as those of the existing investment advisory and sub-advisory agreements. See "Interim Investment Advisory and Sub-Advisory Agreements" below.

         The Cover Page and pages ___-___ hereof summarize the proposed Reorganization, including the interim investment advisory and sub-advisory agreements.

Reasons for the Reorganization. The primary reason for the Reorganization is the pending merger between Meridian Bancorp,

Inc., the parent of MIC, and CoreStates Financial Corp. If this merger is completed, the currently existing investment advisory contract between the Conestoga Portfolios and MIC, would be terminated. MIC and CoreStates Advisers have recommended that each of the Conestoga Portfolios be reorganized as described in this Combined Proxy Statement/Prospectus contemporaneously with or shortly after the proposed merger of the bank holding companies. In light of this recommendation, after consideration of the reasons therefor and the proposed operations of the combined funds after the Reorganization, and in consideration of the fact that the Reorganization will be tax-free and will not dilute the interests of Conestoga Shareholders, the Board of Trustees of Conestoga has authorized the Agreement and Plan of Reorganization and recommended approval of the Reorganization by Shareholders.

Federal Income Tax Consequences. Shareholders of the Conestoga Portfolios will recognize no gain or loss for federal income tax purposes on their receipt of shares of the CoreFunds Portfolios. Shareholders of the CoreFunds Portfolios will have no tax consequence from the Reorganization. The Conestoga Portfolios will incur no federal tax purposes on their issuance of shares in the Reorganization. See "Information Relating to the Proposed Reorganization -- Federal Income Tax Consequences."

Overview of the Conestoga Portfolios and CoreFunds Portfolios. There are no material differences between the investment objectives and policies of the Continuing Portfolios and the corresponding New CoreFunds Portfolios. The investment objectives and policies of the Reorganizing Portfolios are similar to those of the corresponding Existing CoreFunds Portfolios.

         Conestoga Cash Management Fund and CoreFunds Cash Reserve.

         The Conestoga Cash Management Fund's investment objective is to seek current income with liquidity and stability of principal. CoreFunds Cash Reserve's investment objective is to provide as high a level of current income as is consistent with liquidity and relative stability of principal. Each pursues its investment objective by investing in a diversified portfolio of high quality money market instruments.

         Conestoga Tax-Free Fund and CoreFunds Tax-Free Reserve.

         The Conestoga Tax-Free Fund's investment objective is to seek current income which is exempt from regular federal income tax with liquidity and stability of principal. CoreFunds Tax-Free Reserve's investment objective is to provide as high a level of current interest income that is exempt from federal income taxes as is consistent with liquidity and relative stability of principal. Both Funds intend, under normal market conditions, to invest at least 80% of their assets in short-term, high quality municipal obligations, the interest on which is exempt from regular federal income tax. CoreFunds Tax-Free Reserve intends to invest, when possible, its assets in municipal securities exempt from Pennsylvania income taxation.

         Conestoga U.S. Treasury Securities Fund and CoreFunds
Treasury Reserve.

         The Conestoga U.S. Treasury Securities Fund's investment objective is to seek current income with liquidity and stability of principal. CoreFunds Treasury Reserve's investment objective is to provide current interest income, liquidity and safety of principal. Each pursues its investment objective by investing in short-term obligations of the U.S. Treasury and in repurchase agreements relating to such Treasury obligations.

         Conestoga Equity Fund and CoreFunds Value Equity Fund.

         The investment objective of the Conestoga Equity Fund is to seek capital growth by investing principally in a diversified portfolio of common stocks of companies with large, medium or small capitalizations. The investment objective of CoreFunds Value Equity Fund is to provide maximum total return, including capital appreciation and investment income, in excess of stock market indices such as the S&P 500 Index, as measured over a period of time. CoreFunds Value Equity Fund expects to change its name and investment policies before the Effective Time for the Reorganization to more closely resemble the investment policies of the Conestoga Equity Fund.

         Conestoga Intermediate Income Fund and CoreFunds
Intermediate Bond Fund.

         The Conestoga Intermediate Income Fund's primary investment objective is to seek current income by investing principally in a diversified portfolio of debt securities with expected or remaining maturities of ten years or less, and its secondary objective is to seek capital growth. The CoreFunds Intermediate Bond Fund's investment objective is to provide a moderate level of current income consistent with conservation of capital, by investing substantially all of its assets in a diversified portfolio of intermediate-term, fixed income obligations which will have an expected average weighted maturity of one to five years.

         Conestoga Pennsylvania Tax-Free Bond Fund and CoreFunds
Pennsylvania Municipal Bond Fund.

         The Conestoga Pennsylvania Tax-Free Bond Fund's investment objective is to seek a high level of current income consistent with the preservation of capital, which income is exempt from federal individual income tax and, to the extent possible, from Pennsylvania state and local personal income tax, and is not a tax preference item under the federal alternative minimum tax. CoreFunds Pennsylvania Municipal Bond Fund seeks current income exempt from federal and Pennsylvania income taxation with preservation of capital by investing primarily in a non-diversified portfolio of municipal securities.

         Conestoga Balanced Fund and CoreFunds Balanced Fund.

         The Conestoga Balanced Fund's investment objective is to seek a balance of capital appreciation and current income consistent with the preservation of capital. CoreFunds Balanced Fund's investment objective is to provide total return while preserving capital. Both Funds pursue their objective by investing in a combination of equity and fixed income securities.

         Conestoga International Equity Fund and CoreFunds
International Growth Fund.

         The Conestoga International Equity Fund's investment objective is to seek long-term growth of capital. CoreFunds International Growth Fund's investment objective is long-term capital appreciation, consistent with reasonable risk. Both Funds invest at least 65% of their total assets in diversified portfolios of equity securities of issuers located outside of the United States.

         See "Comparison of Investment Objectives and Risk Factors" below and the Conestoga and CoreFunds Prospectuses, which are incorporated by reference herein, for a description of the similarities and differences between the investment objectives and policies of the Reorganizing Portfolios and the corresponding Existing CoreFunds Portfolios.

Certain Arrangements with Service Providers - The Conestoga Portfolios. MIC serves as investment adviser for Conestoga and is entitled to receive advisory fees from them, computed daily and paid monthly, at the following annual rates, expressed as a percentage of average daily net assets:



                                                                                         Actual Advisory
                                                                                          Fee For Year
                                                                Maximum                 Ended October 31,
Conestoga Portfolios                                          Advisory Fee             1995 (after waivers)
--------------------                                          ------------             --------------------
Cash Management Fund                                              0.40%                          0.20%

Tax-Free Fund                                                     0.40%                          0.16%

U.S. Treasury Securities Fund                                     0.40%                          0.27%

Equity Fund                                                       0.74%                          0.74%

Special Equity Fund                                               1.50%                             0%

Bond Fund                                                         0.74%                          0.34%

Intermediate Income Fund                                          0.74%                          0.25%

Pennsylvania Tax-Free
  Bond Fund                                                       0.74%                             0%

Short-Term Income Fund                                            0.74%                          0.29%

Balanced Fund                                                     0.75%                          0.49%

International Equity Fund                                         1.00%                          1.00%



-----------------------------------------------------------------

         Pursuant to the Conestoga investment advisory contract, MIC provides investment research and management to Conestoga and conducts a continuous investment program. MIC also directs the investments of the Conestoga Portfolios in accordance with each Portfolio's investment objectives, policies and limitations, and creates and maintains all necessary books and records.

         Marvin and Palmer Associates, Inc. ("Marvin and Palmer") provides sub-advisory services to the International Equity Fund under a sub-advisory agreement between MIC and Marvin and Palmer. The sub-adviser assists MIC in providing a continuous investment program for the International Equity Fund, including investment research and management with respect to all securities and investments and cash equivalents of the portfolio. The sub-adviser provides the services under this agreement in accordance with the International Equity Fund's investment objective, policies, and limitations. For the services provided as the International Equity Fund's sub-adviser, Marvin and Palmer is entitled to receive a fee from MIC, computed daily and paid monthly, at the annual rate of .75% of the first $100 million of the Fund's average daily net assets,
 .70% of the next $100 million of the Fund's average daily net assets, .65%
of the third $100 million of the Fund's average daily net assets, and .60% of the Fund's average daily net assets in excess of $300 million.

         Since May 1, 1995, Administrative services have been provided to Conestoga by SEI Financial Management Corporation ("SFM") a wholly-owned subsidiary of SEI Corporation ("SEI"). For its services, SFM receives a fee, calculated daily and paid monthly, at the annual rate of .17% of the average aggregate daily net assets of each Conestoga Portfolio. For the period May

1, 1995, through the end of Conestoga's fiscal year (i.e., October 31, 1995), SFM received administration fees (after fee waivers) at the effective annual rates of 0.17%, 0.17%, 0.15%, 0.12%, 0.12%, 0.16%, 0.17%, 0.17%, 0.17%, 0.17%
and 0.17% of the average daily net assets of the Cash Management, Tax-Free, U.S. Treasury Securities, Equity, Special Equity, Bond, Intermediate Income, Pennsylvania Tax-Free Bond, Short-Term Income, Balanced and International Equity Funds, respectively. Prior to May 1, 1995, administrative services were provided to Conestoga by The Winsbury Company ("Winsbury"). For its services, Winsbury received a fee, calculated daily and paid monthly, at the annual rate of .20% of the average daily net assets of each Conestoga Portfolio. For the fiscal period November 1, 1994 through April 30, 1995, Winsbury received administration fees, net of voluntary fee reductions, at the effective annual rates of 0.20%, 0.09%, 0.20%, 0.20%, 0.09%, 0.16%, 0.15% and 0.10% of the average daily net assets of the Cash Management, Tax-Free, U.S. Treasury Securities, Equity, Special Equity, Bond, Intermediate Income and Pennsylvania Tax-Free Bond Funds, respectively. The Short-Term Income, Balanced and International Equity Funds had not commenced investment operations prior to May 1, 1995.

         SFM also serves as Conestoga's transfer agent and State Street Bank and Trust Company serves as sub-transfer agent for Conestoga pursuant to an agreement with the administrator. For these services, SFM receives an annual fee equal to .02% of each Conestoga Portfolio's total assets, an annual per shareholder account charge of $25 per account, plus out-of-pocket expenses.

         Citibank, N.A. provides custodial services to each Conestoga Portfolio except the International Equity Fund. The Bank of New York provides custodial services to the International Equity Fund. It is anticipated that on or about March 7, 1996, CoreStates Bank, N.A. will begin providing custodial services to each Conestoga Portfolio except the International Equity Portfolio.

         SEI Financial Services Company ("SFS") is the principal distributor for Conestoga. Under the distribution agreement, SFS acts as the agent of Conestoga in connection with the offering of shares of each Conestoga Portfolio.

         Conestoga has adopted a Distribution and Services Plan pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Conestoga 12b-1 Plan"). Under the Conestoga 12b-1 Plan, the class of shares known as the Retail Shares of each of the Conestoga Portfolios bears the expense of distribution fees payable to SFS at an annual rate of up to .40% of the average daily net asset value of such Portfolio's outstanding Retail Shares to finance activities which are principally intended to result in the sale of Retail Shares. SFS may enter into agreements with financial institutions and industry professionals which provide distribution and/or administrative services as agents for their customers who beneficially own Retail Shares.

Services provided by such financial institutions may include, without limitation: printing and distributing advertising and sales literature and reports to shareholders used in connection with the sale of a Portfolio's shares, and personnel and communication equipment used in servicing shareholder accounts and prospective shareholder inquiries.

         The Conestoga 12b-1 Plan is a "compensation" type plan as opposed to a "reimbursement" type plan. Accordingly, payments by Retail Shares under the Conestoga 12b-1 Plan are based on the expressed fee rather than on the specific amounts expended by SFS for distribution purposes. SFS may be able to recover such amounts or may earn a profit from payments made by Retail Shares of Conestoga under the Conestoga 12b-1 Plan.

         For the fiscal year ended October 31, 1995, Conestoga paid, in the aggregate, fees to SFS pursuant to the Distribution and Services Plan of $35,000, which represent 0.15% of the Conestoga Portfolios' Retail Shares average net assets during that period.

Certain Arrangements with Service Providers - CoreFunds Portfolios. Corestates Advisers, a wholly-owned subsidiary of CoreStates Bank which is itself a wholly-owned subsidiary of CoreStates Financial Corp, serves as investment adviser to CoreFunds and is entitled to receive advisory fees from the CoreFunds Portfolios computed daily and paid monthly, at the following annual rates:





                                                                                              Actual Advisory
                                                        Advisory Fee                         Fee For Year Ended
                                                        (% of average                          June 30, 1995
                CoreFunds                             daily net assets)                       (after waivers)
                ---------                             -----------------                       ---------------
Cash Reserve                                                0.40%                                  0.22%

Tax-Free Reserve                                            0.40%                                  0.22%

Treasury Reserve                                            0.40%                                  0.22%

Value Equity Fund                                           0.74%                                  0.60%

Special Equity Fund                                         1.50%                                   N/A%*

Bond Fund                                                   0.74%                                   N/A%*

Intermediate Bond Fund                                      0.50%                                  0.35%

Pennsylvania Municipal
  Bond Fund                                                 0.50%                                    0%

Short-Term Income Fund                                      0.74%                                   N/A%*

Balanced Fund                                               0.70%                                  0.45%

International Growth Fund                                   0.80%                                  0.45%


* These are new portfolios which have not commenced operations as of the date hereof.

         As investment adviser, CoreStates Advisers manages the investments of each Portfolio, makes decisions with respect to and places orders for all purchases and sales of a Portfolio's securities, and maintains certain records relating to such purchases and sales.

         CoreStates Advisers has delegated some of its investment management functions with respect to the Value Equity Fund to Cashman, Farrell and Associates ("Cashman, Farrell"), and with respect to the International Growth Fund to Martin Currie, Inc. ("Martin Currie") and Aberdeen Trust, pursuant to separate sub-advisory agreements between CoreStates Advisers and each of Cashman, Farrell, Martin Currie and Aberdeen Trust. After the Reorganization, it is expected that the sub-advisory agreement with Cashman, Farrell will be terminated.

         For the services provided as Value Equity Fund's sub-adviser, Cashman, Farrell is entitled to receive a fee from CoreStates Advisers, computed daily and paid monthly, at the annual rate of .50% of such Portfolio's average net assets. For the services provided as International Growth Fund's sub-advisers, Martin Currie and Aberdeen Trust are entitled to receive fees from CoreStates Advisers, computed daily and paid monthly, at the annual rate of .50% and ____%, respectively, of such Portfolio's average net assets under management by each sub-adviser.

         As sub-advisers to Value Equity Fund and International Growth Fund, Cashman, Farrell, Martin Currie and Aberdeen Trust manage the investments of their respective Portfolios, make decisions with respect to and place orders for the majority of the purchases and sales of such Portfolio's securities, and maintain certain records relating to such purchases and sales.

         See "Management--Investment Adviser, Sub-Advisers" in CoreFunds' Prospectuses accompanying this Combined Proxy Statement/Prospectus which are incorporated herein by reference, for additional information on CoreFunds' Adviser.

         Administrative services are provided to CoreFunds by SFM. For its services, SFM is entitled to receive a fee, computed daily and paid monthly, on a Portfolio's average daily net assets at a rate of 0.25%. However, SFM has voluntarily agreed to reduce its fee for administration to the annual rate of 0.16% of the undertaken daily net assets of each portfolio for the one year period following the Reorganization.

         For the fiscal year ended June 30, 1995, SFM received administration fees at the annual rate of 0.16% of the average daily net assets of each of the Value Equity, International Growth, Balanced, Intermediate Bond, Cash Reserve, Treasury Reserve, and Tax-Free Reserve Funds. For this same period, SFM waived all administration fees with respect to the Pennsylvania Municipal Bond Fund. The Special Equity, Short-Term Income and Bond Funds were not operational during this time period.

         See "Management--Administrator" in CoreFunds' Prospectuses accompanying this Combined Proxy/Prospectus, which are incorporated herein by reference, for additional information on CoreFunds' administrator.

         State Street Bank and Trust Company serves as CoreFunds' transfer and dividend disbursing agent. For these services, State Street Bank and Trust Company receives fees based on annual per shareholder account charges for account maintenance and fees for certain shareholder-generated transactions, plus out-of-pocket expenses. The minimum annual transfer agency fee for each class of each Portfolio is $15,000. See "Administrator" in the CoreFunds' Prospectuses accompanying this Combined Proxy/Prospectus, which are incorporated herein by reference, for additional information on CoreFunds' transfer agent.

         Custodial services are provided to CoreFunds by CoreStates Bank, N.A. See "Custodian and Transfer Agent" in CoreFunds' Statement of Additional Information, which is incorporated herein by reference, for additional information about CoreFunds' custodian.

         SFS serves as distributor of the shares of CoreFunds' Portfolios. CoreFunds has adopted a Distribution Plan pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "CoreFunds 12b-1 Plan"). Under the CoreFunds 12b-1 Plan, the class of shares known as the Individual Shares of each of the CoreFunds' Portfolios bears the expense of distribution fees payable to SFS at an annual rate of up to .25% of the average daily net asset value of such Portfolio's outstanding Individual Shares to finance activities which are principally intended to result in the sale of Individual Shares. SFS may enter into agreements with financial institutions and industry professionals which provide distribution and/or administrative services as agents for their customers who beneficially own Individual Shares. Services provided by such financial institutions may include, without limitation: printing and distributing advertising and sales literature and reports to shareholders used in connection with the sale of a Portfolio's shares, and personnel and communication equipment used in servicing shareholder accounts and prospective shareholder inquiries.

         The CoreFunds 12b-1 Plan is a "compensation" type plan as opposed to a "reimbursement" type plan. Accordingly, payments by Individual Shares under the CoreFunds 12b-1 Plan are based on the expressed fee rather than on the specific amounts expended by SFS for distribution purposes. SFS may be able to recover such amounts or may earn a profit from payments made by Individual Shares of CoreFunds under the CoreFunds 12b-1 Plan.

         For the fiscal year ended June 30, 1995, CoreFunds paid, in the aggregate, fees to SFS pursuant to the Distribution Plan of $120,490, which represent 0.25% of the CoreFunds' Portfolios Individual Shares average net assets during that period.

Comparative Fee Tables. Set forth in the tables below is (i) information regarding the fees and expenses paid by each class of shares of each Conestoga Portfolio and of each class of shares of each CoreFunds Portfolio as of their most recent fiscal years, restated to reflect expenses the Conestoga Portfolio and the CoreFunds Portfolio, respectively, expect to incur during the current fiscal year and (ii) pro forma information for each combined Portfolio assuming the Reorganization had taken place on November 1, 1994.

                    Comparative Fee Table For Each Portfolio



                                          Conestoga Cash
                                            Management                    CoreFunds                          Pro Forma
                                               Fund                      Cash Reserve                        Combined
                                          --------------                 ------------                        ----------
                                                                    Class Y          Class C          Class Y          Class C
                                     Institutional    Retail    (Institutional)   (Individual)    (Institutional)   (Individual)
                                         Shares       Shares        Shares           Shares           Shares           Shares
                                     -------------    ------    ---------------    -----------    ---------------    ----------
ANNUAL FUND OPERATING EXPENSES
  (as a percentage of average
   net assets)

Advisory Fees
  (after fee waivers)                   .20%(1)       .20%(1)        .29%(2)          .29%(2)            .28%             .28%
12b-1 Fees (after fee waivers)          None          .25%(3)        None             .25%               None             .25%
Other Expenses(4)
  (after fee waivers and/or
   expense reimbursements)              .36%          .36%           .24%             .24%               .23%             .23%
Total Operating Expenses
  (after fee waivers and/or
   expense reimbursements)             0.56%(5)      0.81%(5)       0.53%(6)         0.78%(6)            .51%(7)          .76%(7)



(1) The maximum advisory fee for the Institutional Shares and Retail Shares of the Conestoga Cash Management Fund is 0.40%.

(2) The maximum advisory fee for the Class Y (Institutional) Shares and Class C (Individual) Shares of the CoreFunds Cash Reserve is 0.50%.

(3) 12b-1 fees for the Retail Shares of the Conestoga Cash Management Fund have been reduced to reflect the voluntary waiver of fees by that Fund's distributor. The Conestoga Cash Management Fund can pay up to 0.40% of the average daily net assets of its Retail Shares as a 12b-1 fee to the distributor.

(4) Includes administration fees. Absent voluntary fee waivers, administration fees are payable at the maximum annual rate of 0.25% of the Class Y (Institutional) Shares and Class C (Individual) Shares of the CoreFunds Cash Reserve, and 0.17% of the Institutional Shares and Retail Shares of the Conestoga Cash Management Fund.

(5) Absent the voluntary waivers and reimbursements, which can be terminated at any time, the operating expenses for the Institutional Shares and Retail Shares of the Conestoga Cash Management Fund would have been 0.76% and 1.16%, respectively.

(6) Absent the voluntary waivers by the investment adviser and administrator, which can be terminated at any time, the operating expenses for the Class Y (Institutional) Shares and Class C (Individual) Shares of the CoreFunds Cash Reserve would have been 0.83% and 1.08%, respectively.

(7) Absent voluntary waivers, which can be terminated at any time, the pro forma operating expenses for the Class Y (Institutional) Shares and Class C (Individual) Shares of the CoreFunds Cash Reserve would be 0.72% and 0.97%, respectively.

Example: An investor would pay the following expenses on a $1,000 investment, assuming (1) 5% annual return, and (2) redemption at the end of the following periods:



                                                       1 Year        3 Years         5 Years           10 Years
                                                       ------        -------         -------           --------
Conestoga Cash Management Fund
      Institutional Shares                               $ 6           $18             $ 31              $ 70
      Retail Shares                                      $ 8           $26             $ 45              $100

CoreFunds Cash Reserve
      Class Y (Institutional) Shares                     $ 5           $17             $ 30              $ 66
      Class C (Individual) Shares                        $ 8           $25             $ 43              $ 97

Pro Forma Combined
      Class Y (Institutional) Shares                     $5            $16             $29              $64
      Class C (Individual) Shares                        $8            $24             $42              $94




                                             Conestoga
                                             Tax-Free                     CoreFunds                          Pro Forma
                                               Fund                    Tax-Free Reserve                      Combined

                                                                    Class Y          Class C          Class Y          Class C
                                     Institutional    Retail    (Institutional)   (Individual)    (Institutional)   (Individual)
                                         Shares       Shares        Shares           Shares           Shares           Shares

ANNUAL FUND OPERATING EXPENSES
  (as a percentage of average
   net assets)

Advisory Fees
  (after fee waivers)                 .16%(1)         .16%(1)      .29%(2)            .29%(2)          .28%             .28%
12b-1 Fees (after fee waivers)          None          .05%(3)        None             .25%             None             .25%
Other Expenses(4)
  (after fee waivers and/or
   expense reimbursements)            .30%             .30%        .24%               .24%             .23%             .23%
Total Operating Expenses
  (after fee waivers and/or
   expense reimbursements)            .46%(5)          .51%(5)     .53%(5)            .78%(6)          .51%(7)          .76%(7)


--------------------------

(1) The maximum advisory fee for the Institutional Shares and Retail Shares of the Conestoga Tax-Free Fund is .40%.

(2) The maximum advisory fee for the Class Y (Institutional) Shares and Class C (Individual) Shares of the CoreFunds Tax-Free Reserve is .50%.

(3) 12b-1 fee(s) for the Retail Shares of the Conestoga Tax-Free Fund have been reduced to reflect the voluntary waiver of fees by that Fund's distributor. The Conestoga Tax-Free Fund can pay up to .40% of the average daily net assets of its Retail Shares as a 12b-1 fee to its distributor.

(4) Includes administration fees. Absent voluntary fee waivers, administration fees are payable at the maximum annual rate of .25% of the Class Y (Institutional) Shares and Class C (Individual) Shares of the CoreFunds Tax-Free Reserve, and .17% of the Institutional Shares and Retail Shares of the Conestoga Tax-Free Fund.

(5) Absent the voluntary waivers and reimbursements by the investment adviser and administrator, which can be terminated at any time, the operating expenses for the Institutional Shares and Retail Shares of the Conestoga Tax-Free Fund would be 0.70% and 1.10%, respectively.

(6) Without voluntary waivers by its investment adviser and administrator, which can be terminated at any time, operating expenses for the Class Y (Institutional) Shares and Class C (Individual) Shares of the CoreFunds Tax-Free Reserve would be 0.83% and 1.08%, respectively.

(7) Absent voluntary waivers, which can be terminated at any time, the pro forma operating expenses for the Class Y (Institutional) Shares and Class C (Individual) Shares of the CoreFunds Tax-Free Reserve would be 0.72% and 0.97%, respectively.

Example: An investor would pay the following expenses on a $1,000 investment, assuming (1) 5% annual return, and (2) redemption at the end of the following periods:




                                                       1 Year        3 Years         5 Years           10 Years
                                                       ------        -------         -------           --------
Conestoga Tax-Free Fund
      Institutional Shares                               $5            $15             $26               $58
      Retail Shares                                      $5            $16             $29               $64

CoreFunds Tax-Free Reserve
      Class Y (Institutional) Shares                     $5            $17             $30               $66
      Class C (Individual) Shares                        $8            $25             $43               $97

Pro Forma
      Class Y (Institutional) Shares                     $5            $16             $29               $64
      Class C (Individual) Shares                        $8            $24             $42               $94



                                             Conestoga
                                           U.S. Treasury
                                            Securities                    CoreFunds                          Pro Forma
                                               Fund                    Treasury Reserve                      Combined

                                                                    Class Y          Class C          Class Y          Class C
                                     Institutional    Retail    (Institutional)   (Individual)    (Institutional)   (Individual)
                                         Shares       Shares        Shares           Shares           Shares           Shares
ANNUAL FUND OPERATING EXPENSES
  (as a percentage of average
   net assets)

Advisory Fees
  (after fee waivers)                   .27%(1)       .27%(1)        .29%(2)          .29%(2)            .28%             .28%
12b-1 Fees (after fee waivers)          None          .15%(3)         None            .25%               None             .25%
Other Expenses(4)
  (after fee waivers and/or
   expense reimbursements)              .35%          .35%           .24%             .24%               .23%             .23%
Total Operating Expenses
  (after fee waivers and/or
   expense reimbursements)              .62%(5)       .77%(5)        .53%(6)          .78%(6)            .51%(7)          .76%(7)

--------------------------

(1) The maximum advisory fee for the Institutional Shares and Retail Shares of the Conestoga U.S. Treasury Securities Fund is .40%.

(2) The maximum advisory fee for the Class Y (Institutional) Shares and Class C (Individual) Shares of the CoreFunds Treasury Reserve is .50%.

(3) 12b-1 fees for the Retail Shares of the Conestoga U.S. Treasury Securities Fund have been reduced to reflect the voluntary waiver of fees by that Fund's distributor. The Conestoga U.S. Treasury Securities Fund can pay up to .40% of the average daily net assets of its Retail Shares as a 12b-1 fee to its distributor.

(4) Includes administration fees. Absent voluntary fee waivers, administration fees are payable at the maximum annual rate of .25% of the Class Y (Institutional) Shares and Class C (Individual) Shares of the CoreFunds Treasury Reserve, and .17% of the Institutional Shares and Retail Shares of the Conestoga U.S. Treasury Securities Fund.

(5) Absent the voluntary waivers and reimbursements by the investment adviser, which can be terminated at any time, the operating expenses for the Institutional Shares and Retail Shares of the Conestoga U.S. Treasury Securities Fund are 0.77% and 1.17%, respectively.

(6) Absent the voluntary waivers and/or expense reimbursements by the investment adviser and administrator, which can be terminated at any time, operating expenses for the Class Y (Institutional) Shares and Class C (Individual) Shares of the CoreFunds Treasury Reserve would be 0.83% and 1.08%, respectively.

(7) Absent voluntary waivers, which can be terminated at any time, the pro forma operating expenses for the Class Y (Institutional) Shares and Class C (Individual) Shares of the CoreFunds Treasury Reserve would be 0.72% and 0.97%, respectively.


Example: An investor would pay the following expenses on a $1,000 investment, assuming (1) 5% annual return, and (2) redemption at the end of the following periods:


                                                       1 Year        3 Years         5 Years           10 Years
                                                       ------        -------         -------           --------
Conestoga U.S. Treasury Securities Fund
      Institutional Shares                               $6            $20             $35               $77
      Retail Shares                                      $8            $25             $43               $95

CoreFunds Treasury Reserve
      Class Y (Institutional) Shares                     $5            $17             $30               $66
      Class C (Individual) Shares                        $8            $25             $43               $97

Pro Forma Combined
      Class Y (Institutional) Shares                     $5            $16             $29               $64
      Class C (Individual) Shares                        $8            $24             $42               $94



                                             Conestoga
                                              Equity                      CoreFunds                          Pro Forma
                                               Fund                  Value Equity Fund*                      Combined

                                                                    Class Y          Class A          Class Y          Class A
                                     Institutional    Retail    (Institutional)   (Individual)    (Institutional)   (Individual)
                                         Shares       Shares        Shares           Shares           Shares           Shares
SHAREHOLDER TRANSACTION EXPENSES
  Maximum Sales Load Imposed on
    Purchases                            None          2.00%         None             3.25%            None             3.25%
  Maximum Sales Load Imposed on
    Reinvested Dividends (as a
    percentage of offering
    price)                               None          None          None             None             None             None
  Contingent Deferred Sales
  Charge (as a percentage of
    original purchase price or
    redemption proceeds, as
    applicable)                          None          None          None             None             None             None
  Redemption Fee (as a percentage
    of amount redeemed, if
    applicable)                          None          None          None             None             None             None
  Exchange Fee                           None          None          None             None             None             None

ANNUAL FUND OPERATING EXPENSES
  (as a percentage of average
   net assets)

Advisory Fees
  (after fee waivers)                   .74%           .74%          .75%             .75%             .74%              .74%
12b-1 Fees (after fee waivers)          None           .25%(1)       None             .25%             None              .25%
Other Expenses(2)
  (after fee waivers and/or
   expense reimbursements)              .31%           .31%          .24%             .24%             .26               .26
Total Operating Expenses
  (after fee waivers and/or
   expense reimbursements)             1.05%(3)       1.30%(3)       .99%(4)         1.24%(4)         1.00%(5)          1.25%(5)

--------------------------

     * It is expected that the CoreFunds Value Equity Fund will change its name and investment policies upon consummation of the Reorganization and that it will continue the operations of the Conestoga Equity Fund.

(1) 12b-1 fees for the Retail Shares of the Conestoga Equity Fund have been reduced to reflect the voluntary waiver of fees by that Fund's Distributor. Conestoga Equity Fund can pay up to 0.40% of the average daily net assets of its Retail Shares as a 12b-1 fee to the distributor.

(2) Includes administration fees. Absent voluntary fee waivers, administration fees are payable at the maximum annual rate of .25% of the Class Y (Institutional) Shares and Class A (Individual) Shares of the CoreFunds Value Equity Fund, and .17% of the Institutional Shares and Retail Shares of the Conestoga Equity Fund.

(3) Absent the voluntary waivers and reimbursements by the investment adviser, which can be terminated at any time, the operating expenses of the Institutional Shares and Retail Shares of the Conestoga Equity Fund would be 1.10% and 1.50%, respectively.

(4) Absent fee waivers by the investment adviser and administrator, which can be terminated at any time, the operating expenses for Class Y (Institutional) Shares and Class A (Individual) Shares of the CoreFunds Value Equity Fund would be 1.08% and 1.33%, respectively.

(5) Absent voluntary waivers, which can be terminated at any time, the pro forma operating expenses of the Class Y (Institutional) Shares and Class A (Individual) Shares of the CoreFunds Value Equity Fund would be 1.09% and 1.34%, respectively.

Example: An investor would pay the following expenses on a $1,000 investment, assuming (1) 5% annual return, and (2) redemption at the end of the following periods:


                                                       1 Year        3 Years         5 Years           10 Years
                                                       ------        -------         -------           --------
Conestoga Equity Fund
      Institutional Shares                               $11           $33             $58               $128
      Retail Shares                                      $33           $60             $90               $174

CoreFunds Value Equity Fund
      Class Y (Institutional) Shares                     $10           $32             $55               $121
      Class A (Individual) Shares                        $45           $71             $98               $178

Pro Forma Combined
      Class Y (Institutional) Shares                     $10           $32             $55               $122
      Class A (Individual) Shares                        $45           $71             $99               $179





                                             Conestoga                    CoreFunds
                                          Special Equity                Special Equity                       Pro Forma
                                               Fund                         Fund*                            Combined
                                               ----                         -----                            --------
                                                                    Class Y          Class A          Class Y          Class A
                                     Institutional    Retail    (Institutional)   (Individual)    (Institutional)   (Individual)
                                         Shares       Shares        Shares           Shares           Shares           Shares

SHAREHOLDER TRANSACTION EXPENSES
  Maximum Sales Load Imposed on
    Purchases                            None          2.00%         None             None             None             3.25%
  Maximum Sales Load Imposed on
    Reinvested Dividends (as a
    percentage of offering
    price)                               None          None          None             None             None             None
  Contingent Deferred Sales
  Charge (as a percentage of
    original purchase price or
    redemption proceeds, as
    applicable)                          None          None          None             None             None             None
  Redemption Fee (as a percentage
    of amount redeemed, if
    applicable)                          None          None          None             None             None             None
  Exchange Fee                           None          None          None             None             None             None

ANNUAL FUND OPERATING EXPENSES
  (as a percentage of average
   net assets)

Advisory Fees
  (after fee waivers)                  .0%(1)        .0%(1)           N/A              N/A             .10%             .10%
12b-1 Fees (after fee waivers)          None         .0%(2)           N/A              N/A             None             .25%
Other Expenses(3)
  (after fee waivers and/or
   expense reimbursements)              .32%          .32%            N/A              N/A             .21%             .21%
Total Operating Expenses
  (after fee waivers and/or
   expense reimbursements)              .32%(4)       .32%(4)         N/A              N/A             .31%(5)          .56%(5)

--------------------------

 * The CoreFunds Special Equity Fund has not yet commenced operations. The CoreFunds Special Equity Fund will continue the operations of the Conestoga Special Equity Fund upon consummation of the Reorganization relating to that Fund.

(1) The maximum advisory fee for the Institutional Shares and Retail Shares of the Conestoga Special Equity Fund is 1.50%.

(2) 12b-1 fees for the Retail Shares of the Conestoga Special Equity Fund have been reduced to reflect the voluntary waiver of fees by that Fund's distributor. The Conestoga Special Equity Fund can pay up to 0.40% of the average daily net assets of its Retail Shares as a 12b-1 fee to the distributor.

(3) Includes administration fees. Absent voluntary fee waivers, administration fees are payable at the maximum annual rate of .17% of the Institutional Shares and Retail Shares of the Conestoga Special Equity Fund.

(4) Absent the voluntary waivers and reimbursements by the investment adviser and administrator, which can be terminated at any time, the operating expenses of the Institutional Shares and Retail Shares of the Conestoga Special Equity Fund would be 1.87% and 2.27%, respectively.

(5) Absent voluntary waivers, which can be terminated at any time, the pro forma operating expenses of the Class Y (Institutional) Shares and Class A (Individual) Shares of the CoreFunds Special Equity Fund would be 1.80% and 2.05%, respectively.

Example: An investor would pay the following expenses on a $1,000 investment, assuming (1) 5% annual return, and (2) redemption at the end of the following periods:

                                                       1 Year        3 Years         5 Years           10 Years
                                                       ------        -------         -------           --------
Conestoga Special Equity Fund
      Institutional Shares                               $ 3           $10             $18               $41
      Retail Shares                                      $23           $30             $38               $60

CoreFunds Special Equity Fund
      Class Y (Institutional) Shares                     N/A           N/A             N/A               N/A
      Class A (Individual) Shares                        N/A           N/A             N/A               N/A

Pro Forma Combined
      Class Y (Institutional) Shares                     $ 3           $10             $17               $ 39
      Class A (Individual) Shares                        $38           $50             $63               $100

                                             Conestoga                    CoreFunds
                                               Bond                          Bond                            Pro Forma
                                               Fund                          Fund*                           Combined
                                               ----                          -----                           --------

                                                                    Class Y          Class A          Class Y          Class A
                                     Institutional    Retail    (Institutional)   (Individual)    (Institutional)   (Individual)
                                         Shares       Shares        Shares           Shares           Shares           Shares

SHAREHOLDER TRANSACTION EXPENSES
  Maximum Sales Load Imposed on
    Purchases                            None          2.00%         None             None             None             3.25%
  Maximum Sales Load Imposed on
    Reinvested Dividends (as a
    percentage of offering
    price)                               None          None          None             None             None             None
  Contingent Deferred Sales
  Charge (as a percentage of
    original purchase price or
    redemption proceeds, as
    applicable)                          None          None          None             None             None             None
  Redemption Fee (as a percentage
    of amount redeemed, if
    applicable)                          None          None          None             None             None             None
  Exchange Fee                           None          None          None             None             None             None

ANNUAL FUND OPERATING EXPENSES
  (as a percentage of average
   net assets)

Advisory Fees
  (after fee waivers)                 .34%(1)       .34%(1)           N/A              N/A             .35%             .35%
12b-1 Fees (after fee waivers)          None        .25%(2)           N/A              N/A             None             .25%
Other Expenses(2)
  (after fee waivers and/or
   expense reimbursements)            .37%          .37%              N/A              N/A             .21%             .21%
Total Operating Expenses
  (after fee waivers and/or
   expense reimbursements)            .71%(4)       .96%(4)           N/A              N/A             .56%(4)          .81%(4)

--------------------------

 * The CoreFunds Bond Fund has not yet commenced operations. The CoreFunds Bond Fund will continue the operations of the Conestoga Bond Fund upon consummation of the Reorganization relating to that Fund.

(1) The maximum advisory fee for the Institutional Shares and Retail Shares of the Conestoga Bond Fund is 0.74%.

(2) 12b-1 fees for the Retail Shares of the Conestoga Bond Fund have been reduced to reflect the voluntary waiver of fees by that Fund's distributor. The Conestoga Bond Fund can pay up to .40% of its average daily net assets of its Retail Shares as a 12b-1 fee to its distributor.

(3) Includes administration fees. Absent voluntary fee waivers, administration fees are payable at the maximum annual rate of .17% of the Institutional Shares and Retail Shares of the Conestoga Bond Fund.

(4) Absent the voluntary waivers and reimbursements by the investment adviser and administrator, which can be terminated at any time, the operating expenses for the Institutional Shares and Retail Shares of the Conestoga Bond Fund would have been 1.12% and 1.52%, respectively.

(5) Absent voluntary waivers, which can be terminated at any time, the pro forma operating expenses of the Class Y (Institutional) Shares and Class A (Individual) Shares of the CoreFunds Bond Fund would be 1.04% and 1.29%, respectively.

Example: An investor would pay the following expenses on a $1,000 investment, assuming (1) 5% annual return, and (2) redemption at the end of the following periods:

                                                       1 Year        3 Years         5 Years           10 Years
                                                       ------        -------         -------           --------
Conestoga Bond Fund
      Institutional Shares                               $ 7           $23             $40               $ 88
      Retail Shares                                      $30           $50             $72               $135
CoreFunds Bond Fund
      Class Y (Institutional) Shares                     N/A           N/A             N/A               N/A
      Class A (Individual) Shares                        N/A           N/A             N/A               N/A

Pro Forma Combined
      Class Y (Institutional) Shares                     $ 6           $18             $31               $ 70
      Class A (Individual) Shares                        $41           $58             $76               $129


                                             Conestoga                    CoreFunds
                                           Intermediate                 Intermediate                         Pro Forma
                                            Income Fund                   Bond Fund                          Combined
                                            -----------                   ---------                          --------
                                                                    Class Y          Class A          Class Y          Class A
                                     Institutional    Retail    (Institutional)   (Individual)    (Institutional)   (Individual)
                                         Shares       Shares        Shares           Shares           Shares           Shares

SHAREHOLDER TRANSACTION EXPENSES
  Maximum Sales Load Imposed on
    Purchases                            None          2.00%         None             3.25%            None             3.25%
  Maximum Sales Load Imposed on
    Reinvested Dividends (as a
    percentage of offering
    price)                               None          None          None             None             None             None
  Contingent Deferred Sales
  Charge (as a percentage of
    original purchase price or
    redemption proceeds, as
    applicable)                          None          None          None             None             None             None
  Redemption Fee (as a percentage
    of amount redeemed, if
    applicable)                          None          None          None             None             None             None
  Exchange Fee                           None          None          None             None             None             None

ANNUAL FUND OPERATING EXPENSES
  (as a percentage of average
   net assets)

Advisory Fees
  (after fee waivers)                   .25%(1)       .25%(1)        .37%(2)          .37%(2)            .25%             .25%
12b-1 Fees (after fee waivers)          None          .25%(3)        None             .25%              None              .25%
Other Expenses(4)
  (after fee waivers and/or
   expense reimbursements)              .39%          .39%           .23%             .23%               .26%             .26%
Total Operating Expenses
  (after fee waivers and/or
   expense reimbursements)              .64%(5)       .89%(5)        .60%(6)          .85%(6)            .51%(7)          .76%(7)

--------------------------

(1) The maximum advisory fee for the Institutional Shares and Retail Shares of the Conestoga Intermediate Income Fund is .74%.

(2) The maximum advisory fee for the Class Y (Institutional) Shares and Class A (Individual) Shares of the CoreFunds Intermediate Bond Fund is .50%.

(3) 12b-1 fees for the Retail Shares of the Conestoga Intermediate Income Fund have been reduced to reflect the voluntary waiver of fees by that Fund's distributor. The Conestoga Intermediate Income Fund can pay up to .40% of its daily net assets as a 12b-1 fee to its distributor.

(4) Includes administration fees. Absent voluntary fee waivers, administration fees are payable at the maximum annual rate of .25% of the Class Y (Institutional) Shares and Class A (Individual) Shares of the CoreFunds Intermediate Bond Fund, and .17% of the Institutional Shares and Retail Shares of the Conestoga Intermediate Income Fund.

(5) Absent the voluntary waivers and reimbursements by the investment adviser and administrator, the operating expenses for the Institutional Shares and Retail Shares of the Conestoga Intermediate Income Fund would be 1.13% and 1.53%, respectively.

(6) Absent voluntary waivers by its investment adviser and administrator, which can be terminated at any time, operating expenses for the Class Y (Institutional) Shares and Class A (Individual) Shares of the CoreFunds Intermediate Bond Fund would be 0.82% and 1.07%, respectively.

(7) Absent voluntary waivers, which can be terminated at any time, the pro forma operating expenses for the Class Y (Institutional) Shares and Class A (Individual) Shares of the CoreFunds Intermediate Bond Fund would be 0.85% and 1.10%, respectively.

Example: An investor would pay the following expenses on a $1,000 investment, assuming (1) 5% annual return, and (2) redemption at the end of the following periods:

                                                       1 Year        3 Years         5 Years           10 Years
                                                       ------        -------         -------           --------

Conestoga Intermediate Income Fund
      Institutional Shares                               $ 7           $20             $36               $ 80
      Retail Shares                                      $29           $48             $68               $127

CoreFunds Intermediate Bond Fund
      Class Y (Institutional) Shares                     $ 6           $19             $33               $ 75
      Class A (Individual) Shares                        $41           $59             $78               $134

Pro Forma Combined
      Class Y (Institutional) Shares                     $ 5           $16             $29               $64
      Class A (Individual) Shares                        $40           $56             $73               $124


                                      Conestoga Pennsylvania       CoreFunds Pennsylvania
                                           Tax-Free Bond               Municipal Bond                        Pro Forma
                                               Fund                         Fund                             Combined
                                               ----                         ----                             --------
                                                                    Class Y          Class A          Class Y          Class A
                                     Institutional    Retail    (Institutional)   (Individual)    (Institutional)   (Individual)
                                         Shares       Shares        Shares           Shares           Shares           Shares

SHAREHOLDER TRANSACTION EXPENSES
  Maximum Sales Load Imposed on
    Purchases                            None          2.00%         None             3.25%            None             3.25%
  Maximum Sales Load Imposed on
    Reinvested Dividends (as a
    percentage of offering
    price)                               None          None          None             None             None             None
  Contingent Deferred Sales
  Charge (as a percentage of
    original purchase price or
    redemption proceeds, as
    applicable)                          None          None          None             None             None             None
  Redemption Fee (as a percentage
    of amount redeemed, if
    applicable)                          None          None          None             None             None             None
  Exchange Fee                           None          None          None             None             None             None

ANNUAL FUND OPERATING EXPENSES
  (as a percentage of average
   net assets)

Advisory Fees
  (after fee waivers)                     .0%(1)        .0%(1)         .0%(2)           .0%(2)             .0%            .0%
12b-1 Fees (after fee waive             None            .0%(3)        None              .25%             None            .25%
Other Expenses(4)
  (after fee waivers and/or
   expense reimbursements)               .51%          .51%           .37%              .37%             .14%            .14%
Total Operating Expenses
  (after fee waivers and/or
   expense reimbursements)               .51%(5)       .51%(5)        .37%(6)           .62%(6)          .14%(7)         .39%(7)

--------------------------

(1) The maximum advisory fee for the Institutional Shares and Retail Shares of the Conestoga Pennsylvania Tax-Free Bond Fund is .74%.

(2) The maximum advisory fee for the Class Y (Institutional) Shares and Class A (Individual) Shares of the CoreFunds Pennsylvania Municipal Bond Fund is .50%.

(3) 12b-1 fees for the Retail Shares of the Conestoga Pennsylvania Tax-Free Bond Fund have been reduced to reflect the voluntary waiver of fees by that Fund's distributor. The Conestoga Pennsylvania Tax-Free Bond Fund can pay up to .40% of the average daily net assets of its Retail Shares as a 12b-1 fee to its distributor.

(4) Includes administration fees. Absent voluntary fee waivers, administration fees are payable at the maximum annual rate of .25% of the Class Y (Institutional) Shares and Class A (Individual) Shares of the CoreFunds Pennsylvania Municipal Bond Fund, and .17% of the Institutional Shares and Retail Shares of the Conestoga Pennsylvania Tax-Free Bond Fund.

(5) Absent the voluntary waivers and reimbursements by the investment adviser and administrator, which can be terminated at any time, the operating expenses for the Institutional Shares and Retail Shares of the Conestoga Pennsylvania Tax-Free Bond Fund would be 1.25% and 1.65%, respectively.

(6) Absent the voluntary fee waivers by the investment adviser and administrator, which can be terminated at any time, operating expenses for the Class Y (Institutional) Shares and Class A (Individual) Shares of the CoreFunds Pennsylvania Municipal Bond Fund would be 0.96% and 1.21%, respectively.

(7) Absent voluntary waivers, which can be terminated at any time, the pro forma operating expenses for the Class Y (Institutional) Shares and Class A (Individual) Shares of the CoreFunds Pennsylvania Municipal Bond Fund would be 0.89% and 1.14%, respectively.

Example: An investor would pay the following expenses on a $1,000 investment, assuming (1) 5% annual return, and (2) redemption at the end of the following periods:

                                                       1 Year        3 Years         5 Years           10 Years
                                                       ------        -------         -------           --------
Conestoga Pennsylvania Tax-Free Bond Fund
      Institutional Shares                               $ 5           $16             $29               $64
      Retail Shares                                      $25           $36             $48               $83

CoreFunds Pennsylvania Municipal Bond Fund
      Class Y (Institutional) Shares                     $ 4           $12             $21               $ 47
      Class A (Individual) Shares                        $39           $52             $66               $107

Pro Forma Combined
      Class Y (Institutional) Shares                     $ 1           $ 5             $ 8               $ 18
      Class A (Individual) Shares                        $36           $45             $54               $ 80


                                             Conestoga                    CoreFunds
                                             Balanced                     Balanced                           Pro Forma
                                               Fund                         Fund                             Combined
                                               ----                         ----                             --------
                                                                    Class Y          Class A          Class Y          Class A
                                     Institutional    Retail    (Institutional)   (Individual)    (Institutional)   (Individual)
                                         Shares       Shares        Shares           Shares           Shares           Shares

SHAREHOLDER TRANSACTION EXPENSES
  Maximum Sales Load Imposed on
    Purchases                            None          2.00%         None             3.25%            None             3.25%
  Maximum Sales Load Imposed on
    Reinvested Dividends (as a
    percentage of offering
    price)                               None          None          None             None             None             None
  Contingent Deferred Sales
  Charge (as a percentage of
    original purchase price or
    redemption proceeds, as
    applicable)                          None          None          None             None             None             None
  Redemption Fee (as a percentage
    of amount redeemed, if
    applicable)                          None          None          None             None             None             None
  Exchange Fee                           None          None          None             None             None             None

ANNUAL FUND OPERATING EXPENSES
  (as a percentage of average
   net assets)

Advisory Fees
  (after fee waivers)                   .49%(1)%      .49%(1)%       .67%(2)          .67%(2)            .56%            .56%
12b-1 Fees (after fee waivers)          None          .25%(3)        None             .25%              None             .25%
Other Expenses(4)
  (after fee waivers and/or
   expense reimbursements)              .33%          .33%           .26%             .26%             .24%             .24%
Total Operating Expenses
  (after fee waivers and/or
   expense reimbursements)              .82%(5)      1.07%(5)        .93%(6)         1.18%(6)          .80%(7)         1.05%(7)

--------------------------

(1) The maximum advisory fee for the Institutional Shares and Retail Shares of the Conestoga Balanced Fund is 0.75%.

(2) The maximum advisory fee for the Class Y (Institutional) Shares and Class A (Individual) Shares of the CoreFunds Balanced Fund is .70%.

(3) 12b-1 fees for the Retail Shares of the Conestoga Balanced Fund have been reduced to reflect the voluntary waiver of fees by that Fund's distributor. The Conestoga Balanced Fund can pay up to 0.40% of its average daily net assets of its Retail Shares as a 12b-1 fee to its distributor.

(4) Includes administration fees. Absent voluntary fee waivers, administration fees are payable at the maximum annual rate of .25% of the Class Y (Institutional) Shares and Class A (Individual) Shares, and .17% of the Institutional Shares and Retail Shares of the Conestoga Balanced Fund.

(5) Absent the voluntary waivers and reimbursements by the investment adviser and administrator, which can be terminated at any time, the operating expenses of the Institutional Shares and Retail Shares of the Conestoga Balanced Fund would be 1.08% and 1.48%, respectively.

(6) Absent the voluntary fee waivers by the investment adviser and administrator, which can be terminated at any time, the operating expenses for the Class Y (Institutional) Shares and Class A (Individual) Shares of the CoreFunds Balanced Fund would be 1.05% and 1.30%, respectively.

(7) Absent voluntary waivers, which can be terminated at any time, the pro forma operating expenses of the Class Y (Institutional) Shares and Class A (Individual) Shares of the CoreFunds Balanced Fund would be 1.03% and 1.28%, respectively.

Example: An investor would pay the following expenses on a $1,000 investment, assuming (1) 5% annual return, and (2) redemption at the end of the following periods:


                                                       1 Year        3 Years         5 Years           10 Years
                                                       ------        -------         -------           --------
Conestoga Balanced Fund
      Institutional Shares                               $ 8           $26             $46               $101
      Retail Shares                                      $31           $53             $78               $148

CoreFunds Balanced Fund
      Class Y (Institutional) Shares                     $ 9           $30             $51               $114
      Class A (Individual) Shares                        $44           $69             $95               $171

Pro Forma Combined
      Class Y (Institutional) Shares                     $ 8           $26             $44               $ 99
      Class A (Individual) Shares                        $43           $65             $89               $157


                                             Conestoga                    CoreFunds
                                            Short-Term                   Short-Term                          Pro Forma
                                            Income Fund                 Income Fund*                         Combined
                                            -----------                 ------------                         --------
                                                                    Class Y          Class A          Class Y          Class A
                                     Institutional    Retail    (Institutional)   (Individual)    (Institutional)   (Individual)
                                         Shares       Shares        Shares           Shares           Shares           Shares

SHAREHOLDER TRANSACTION EXPENSES
  Maximum Sales Load Imposed on
    Purchases                            None          2.00%         None             None             None             3.25%
  Maximum Sales Load Imposed on
    Reinvested Dividends (as a
    percentage of offering
    price)                               None          None          None             None             None             None
  Contingent Deferred Sales
  Charge (as a percentage of
    original purchase price or
    redemption proceeds, as
    applicable)                          None          None          None             None             None             None
  Redemption Fee (as a percentage
    of amount redeemed, if
    applicable)                          None          None          None             None             None             None
  Exchange Fee                           None          None          None             None             None             None

ANNUAL FUND OPERATING EXPENSES
  (as a percentage of average
   net assets)

Advisory Fees
  (after fee waivers)                   .29%(1)       .29%(1)         N/A              N/A             .25%             .25%
12b-1 Fees (after fee waivers)          None          .25%(2)         N/A              N/A             None             .25%
Other Expenses(3)
  (after fee waivers and/or
   expense reimbursements)              .34%          .34%            N/A              N/A             .21%             .21%
Total Operating Expenses
  (after fee waivers and/or
   expense reimbursements)              .63%(4)       .88%(4)         N/A              N/A             .46%(5)          .71%(5)

--------------------------

 * The CoreFunds Short-Term Income Fund has not yet commenced operations. The CoreFunds Short-Term Income Fund will continue the operations of the Conestoga Short-Term Income Fund upon consummation of the Reorganization relating to that Fund.

(1) The maximum advisory fee for the Conestoga Short-Term Income Fund is .74%.

(2) 12b-1 fees for the Retail Shares of the Conestoga Short-Term Income Fund have been reduced to reflect the voluntary waiver of fees by that Fund's distributor. The Conestoga Short-Term Income Fund can pay up to 0.40% of the average daily net assets of its Retail Shares as a 12b-1 fee to the distributor.

(3) Includes administration fees. Absent voluntary fee waivers, administration fees are payable at the maximum annual rate of .17% of the Institutional Shares and Retail Shares of the Conestoga Short-Term Income Fund.

(4) Absent the voluntary waivers and reimbursements by the investment adviser and administrator, which can be terminated at any time, the operating expenses for the Institutional and Retail Shares of the Conestoga Short-Term Income Fund would be 1.08% and 1.48%, respectively.

(5) Absent voluntary waivers, which can be terminated at any time, the pro forma operating expenses of the Class Y (Institutional) Shares and Class A (Individual) Shares of the CoreFunds Short-Term Income Fund would be 1.04% and 1.29%, respectively.

Example: An investor would pay the following expenses on a $1,000 investment, assuming (1) 5% annual return, and (2) redemption at the end of the following periods:

                                                       1 Year        3 Years         5 Years           10 Years
                                                       ------        -------         -------           --------
Conestoga Short-Term Income Fund
      Institutional Shares                               $ 6           $20             N/A               N/A
      Retail Shares                                      $29           $48             N/A               N/A

CoreFunds Short-Term Income Fund
      Class Y (Institutional) Shares                     N/A           N/A             N/A               N/A
      Class A (Individual) Shares                        N/A           N/A             N/A               N/A

Pro Forma Combined
      Class Y (Institutional) Shares                     $ 5           $15             N/A               N/A
      Class A (Individual) Shares                        $40           $54             N/A               N/A


                                            Conestoga                     CoreFunds
                                           International                International                        Pro Forma
                                            Equity Fund                  Growth Fund                         Combined
                                            -----------                  -----------                         --------
                                                                    Class Y          Class A          Class Y          Class A
                                     Institutional    Retail    (Institutional)   (Individual)    (Institutional)   (Individual)
                                         Shares       Shares        Shares           Shares           Shares           Shares
SHAREHOLDER TRANSACTION EXPENSES
  Maximum Sales Load Imposed on
    Purchases                            None          2.00%         None             3.25%            None             3.25%
  Maximum Sales Load Imposed on
    Reinvested Dividends (as a
    percentage of offering
    price)                               None          None          None             None             None             None
  Contingent Deferred Sales
  Charge (as a percentage of
    original purchase price or
    redemption proceeds, as
    applicable)                          None          None          None             None             None             None
  Redemption Fee (as a percentage
    of amount redeemed, if
    applicable)                          None          None          None             None             None             None
  Exchange Fee                           None          None          None             None             None             None

ANNUAL FUND OPERATING EXPENSES
  (as a percentage of average
   net assets)

Advisory Fees
  (after fee waivers)                   1.00%         1.00%         .80%               .80%             .80%            .80%
12b-1 Fees (after fee waivers)          None           .25%(1)       None              .25%            None             .25%
Other Expenses(2)
  (after fee waivers and/or
   expense reimbursements)               .88%          .88%          .41%              .41%             .34%            .34%
Total Operating Expenses
  (after fee waivers and/or
   expense reimbursements)              1.88%(3)      2.13%(3)      1.21%(4)          1.46%(4)         1.14%(5)        1.39%(5)

--------------------------

(1) 12b-1 fees for the Retail Shares of the Conestoga International Equity Fund have been reduced to reflect the voluntary waiver of fees by that Fund's distributor. The Conestoga International Equity Fund can pay up to 0.40% of the average daily net assets of its Retail Shares as a 12b-1 fee to the distributor.

(2) Includes administration fees. Absent voluntary fee waivers, administration fees are payable at the maximum annual rate of .25% of the Class Y (Institutional) Shares and Class A (Individual) Shares of the CoreFunds International Growth Fund.

(3) Absent the voluntary waivers and reimbursements by the investment adviser and administrator, which can be terminated at any time, the operating expenses for the Institutional Shares and Retail Shares of the Conestoga International Equity Fund would be 1.88% and 2.28%, respectively.

(4) Absent voluntary waivers, which can be terminated at any time, the pro forma operating expenses of the Class Y (Institutional) Shares and Class A (Individual) Shares of the CoreFunds International Growth Fund would be 1.30% and 1.55%, respectively.

(5) Absent voluntary waivers, which can be terminated at any time, the pro forma operating expenses of the Class Y (Institutional) Shares and Class A (Individual) Shares of the CoreFunds International Growth Fund would be 1.23% and 1.48%, respectively.

Example: An investor would pay the following expenses on a $1,000 investment, assuming (1) 5% annual return, and (2) redemption at the end of the following periods:

                                                       1 Year        3 Years         5 Years           10 Years
                                                       ------        -------         -------           --------
Conestoga International Equity Fund
      Institutional Shares                               $19           $59             N/A               N/A
      Retail Shares                                      $41           $85             N/A               N/A

CoreFunds International Growth Fund
      Class Y (Institutional) Shares                     $12           $38             $ 66              $147
      Class A (Individual) Shares                        $44           $77             $110              $201

Pro Forma Combined
      Class Y (Institutional) Shares                     $12           $36             $ 63              $139
      Class A (Individual) Shares                        $46           $75             $106              $194


Expense Ratios -- Conestoga Portfolios. The following table sets forth (i) the ratios of operating expenses to average net assets of the Conestoga Portfolios for the fiscal year ended October 31, 1995 (a) after fee waivers and expense reimbursements, and (b) absent fee waivers and expense reimbursements:

                                                                          Fiscal Year Ended October 31, 1995
                                                                          ----------------------------------

                                                                Ratio of Operating                      Ratio of Operating
                                                                Expenses to Average                     Expenses to Average
                                                                 Net Assets After                        Net Assets Absent
                                                                  Fee Waivers and                         Fee Waivers and
                                                                      Expense                                 Expense
                                                                  Reimbursements                          Reimbursements
                                                                -------------------                     -------------------

Conestoga Portfolios

Conestoga Cash Management Fund
      Institutional Shares                                              .56%                                    .79%
      Retail Shares                                                     .74%                                    .97%

Conestoga Tax-Free Fund
      Institutional Shares                                              .46%                                    .83%
      Retail Shares                                                     .48%                                    .88%

Conestoga U.S. Treasury Securities
  Fund
      Institutional Shares                                              .62%                                    .78%
      Retail Shares                                                     .73%                                    .79%

Conestoga Equity Fund
      Institutional Shares                                             1.05%                                   1.10%
      Retail Shares                                                    1.34%                                   1.53%

Conestoga Special Equity Fund
      Institutional Shares                                              .32%                                   1.97%
      Retail Shares                                                     .27%                                   2.24%

Conestoga Bond Fund
      Institutional Shares                                              .71%                                   1.12%
      Retail Shares                                                     .97%                                   1.44%

Conestoga Intermediate Income Fund
      Institutional Shares                                              .64%                                   1.15%
      Retail Shares                                                     .93%                                   1.51%

Conestoga Pennsylvania Tax-Free Bond Fund
      Institutional Shares                                              .51%                                   1.65%
      Retail Shares                                                     .51%                                   1.62%

Conestoga Balanced Fund
      Institutional Shares                                              .82%                                   1.07%
      Retail Shares                                                    1.07%                                   1.32%

Conestoga Short-Term Income Fund
      Institutional Shares                                              .63%                                   1.08%
      Retail Shares                                                     .88%                                   1.33%

Conestoga International Equity Fund
      Institutional Shares                                             1.88%                                   1.88%
      Retail Shares                                                    2.13%                                   2.26%


Expense Ratios -- CoreFunds Portfolios. The following tables set forth (i) the ratios of operating expenses to average net assets of the CoreFunds Portfolios for the fiscal year ended June 30, 1995 (a) after fee waivers and expense reimbursements, and (b) absent fee waivers and expense reimbursements:


                                                                            Fiscal Year Ended June 30, 1995
                                                                            -------------------------------

                                                                Ratio of Operating                      Ratio of Operating
                                                                Expenses to Average                     Expenses to Average
                                                                 Net Assets After                        Net Assets Absent
                                                                  Fee Waivers and                         Fee Waivers and
                                                                      Expense                                 Expense
                                                                  Reimbursements                          Reimbursements
                                                                -------------------                     -------------------

CoreFunds Portfolios

CoreFunds Cash Reserve
      Class Y (Institutional) Shares                                   .48%                                     .85%
      Class C (Individual) Shares                                      .73%                                    1.10%

CoreFunds Tax-Free Reserve
      Class Y (Institutional) Shares                                   .48%                                     .85%
      Class C (Individual) Shares                                      .73%                                    1.10%

CoreFunds Treasury Reserve
      Class Y (Institutional) Shares                                   .48%                                     .85%
      Class C (Individual) Shares                                      .73%                                    1.10%

CoreFunds Value Equity Fund
      Class Y (Institutional) Shares                                   .86%                                    1.10%
      Class A (Individual) Shares                                     1.11%                                    1.35%

CoreFunds Special Equity Fund                                        --(1)                                    --(1)

CoreFunds Bond Fund                                                  --(1)                                    --(1)

CoreFunds Intermediate Bond Fund
      Class Y (Institutional) Shares                                   .60%                                     .84%
      Class A (Individual) Shares                                      .85%                                    1.09%

CoreFunds Pennsylvania Municipal Bond Fund
      Class Y (Institutional) Shares                                   .39%                                    1.14%
      Class A (Individual) Shares                                      .64%                                    1.39%

CoreFunds Balanced Fund
      Class Y (Institutional) Shares                                   .73%                                    1.07%
      Class A (Individual) Shares                                      .98%                                    1.32%

CoreFunds Short-Term Income Fund                                     --(1)                                    --(1)

CoreFunds International Growth Fund
      Class Y (Institutional) Shares                                  1.05%                                    1.19%
      Class A (Individual) Shares                                     1.30%                                    1.44%


(1) The CoreFunds Special Equity, Bond and Short-Term Portfolios will not commence operations until the Reorganization is effective.

Voting Information. This Combined Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by Conestoga's Board of Trustees in connection with a Special Meeting of Shareholders to be held at The Wilmington Hilton, 630 Naamans Road, Wilmington, Delaware, on Friday, March 22, 1996 at 10:00 a.m. Eastern time (such meeting and any adjournments thereof hereinafter referred to as the "Meeting"). Only Shareholders of record at the close of business on January 26, 1996 will be entitled to notice of and to vote at the Meeting. Each share or fraction thereof is entitled to one vote or fraction thereof and all shares will vote separately by Portfolio. Shares represented by a properly executed proxy will be voted in accordance with the instructions thereon, or if no specification is made, the persons named as proxies will vote in favor of each proposal set forth in the Notice of Meeting. Proxies may be revoked at any time before they are exercised by submitting to Conestoga a written notice of revocation or a subsequently executed proxy or by attending the Meeting and voting in person. For additional information, including a description of the Shareholder vote required for approval of the Reorganization Agreement and related transactions contemplated thereby, including for the approval of the interim investment advisory and sub-advisory agreements, see "Information Relating to Voting Matters."

Risk Factors. The following discussion highlights the principal risk factors associated with an investment in the Conestoga Reorganizing Portfolios and the Existing CoreFunds Portfolios and is qualified in its entirety by the more extensive discussion of risk factors in "Comparison of Investment Policies and Risk Factors."

         Because of the similarities of the investment objectives and policies of the Conestoga Reorganizing Portfolios and the corresponding Existing CoreFunds Portfolios, management believes that an investment in an Existing CoreFunds Portfolio involves risks that are similar to those of the corresponding Conestoga Reorganizing Portfolio. These investment risks include those typically associated with investing in a portfolio of high quality, short-term money market instruments in the case of the money market portfolios; government or investment grade bonds in the case of the taxable and tax-exempt bond portfolios; common stocks in the case of the stock portfolios; and foreign securities in the case of the international portfolios.

         There are differences, however, between the Conestoga Reorganizing Portfolios and the Existing CoreFunds Portfolios as noted above under "Summary -- Overview of the Conestoga Portfolios and the CoreFunds Portfolios" and below under "Comparison of Investment Policies and Risk Factors." These differences can result in different risks. For example, the Conestoga Tax-Free Fund may invest in securities with lower credit ratings than CoreFunds Tax-Free Reserve. In addition, unlike the Existing CoreFunds Portfolios, the Conestoga Reorganizing Portfolios may invest its assets in securities rated in the lowest investment grade rating category. Debt securities with the lowest investment grade rating do not have outstanding investment characteristics and may have speculative characteristics as well.

         Although the money market portfolios offered by both Conestoga and CoreFunds seek to maintain a stable net asset value of $1.00 per share, there is no assurance they will be able to do so. The per share price of the other portfolios will fluctuate with changes in value of the investments held by each portfolio. Generally, the market value of debt securities will vary inversely to changes in prevailing interest rates. Certain portfolios may seek to achieve their investment objectives through investments in securities of foreign issuers that involve risks not typically associated with U.S. issuers; debt instruments with the lowest investment grade rating which are speculative; mortgage-backed and asset-backed securities; illiquid instruments; and certain options, futures and foreign currency transactions. Some of the Conestoga fixed-income and equity portfolios may have higher portfolio turnover rates, resulting in higher portfolio costs. Both the Conestoga Reorganizing Portfolios and the Existing CoreFunds Portfolios may engage in the use of reverse repurchase agreements that can cause their net asset values to rise or fall faster than they otherwise would. Reverse repurchase agreements involve the risk that the market value of the securities sold by a portfolio may decline below the price of the securities the portfolio is obligated to purchase. The policy of CoreFunds Tax-Free Reserve, Conestoga Pennsylvania Tax-Free Bond Fund and CoreFunds Pennsylvania Municipal Bond Fund to invest primarily in municipal obligations of Pennsylvania and the non-diversified status of Conestoga Pennsylvania Tax-Free Bond Fund and CoreFunds Pennsylvania Municipal Bond Fund, present additional risks as stated in their current prospectuses. There is no assurance that any portfolio will achieve its investment objective.


               INFORMATION RELATING TO THE PROPOSED REORGANIZATION

         Conestoga has entered into an agreement whereby its investment portfolios are to be acquired by portfolios of CoreFunds. Significant provisions of this Reorganization Agreement are summarized below; however, this summary is qualified in its entirety by reference to the Reorganization Agreement, a copy of which is attached as Appendix I to this Combined Proxy Statement and Prospectus.

         Description of the Reorganization Agreement. There are eleven separate Conestoga investment portfolios. The assets of eight of them are being acquired by eight similar investment portfolios currently offered by CoreFunds. Three portfolios will be acquired by three new CoreFunds portfolios which have been organized to continue the operations of these Conestoga Portfolios.

         The Reorganization Agreement provides that at the Effective Time of the Reorganization substantially all of the assets and liabilities of the Conestoga Reorganizing Portfolios will be transferred to the Existing CoreFunds Portfolios identified in the table below. On a date not less than seven calendar days following the Effective Time of the Reorganization for the Conestoga Reorganizing Portfolios, substantially all of the assets and liabilities of the Continuing Portfolios will be transferred to the New Core Funds Portfolios identified in the table below. The holders of each class of shares of a Conestoga Portfolio will receive the Class of shares of the corresponding CoreFunds Portfolio identified in the table. In the tables, (a) opposite the name of each Conestoga Portfolio is the name of the CoreFunds Portfolio which will issue shares to such Conestoga Portfolio, and (b) opposite the name of each class of shares of the Conestoga Portfolio is the name of the class of shares of the CoreFunds Portfolio to be distributed to the holders of such Conestoga class. The number of each class of shares to be issued by the CoreFunds Portfolios will have an aggregate net asset value equal to the aggregate net asset value of the corresponding class or classes of shares of the particular Conestoga Portfolio as of the regular close of the New York Stock Exchange, currently 4:00 p.m. New York time, on the Valuation Date.


Conestoga Reorganizing                                        Existing CoreFunds Portfolios
Portfolios and Classes                                                 and Classes
----------------------                                        -----------------------------
Cash Management Fund                                          Cash Reserve
     Institutional Shares                                          Class Y Shares-Institutional
     Retail Shares                                                 Class C Shares-Individual

Tax-Free Fund                                                 Tax-Free Reserve
     Institutional Shares                                          Class Y Shares-Institutional
     Retail Shares                                                 Class C Shares-Individual

U.S. Treasury Securities Fund                                 Treasury Reserve
     Institutional Shares                                          Class Y Shares-Institutional
     Retail Shares                                                 Class C Shares-Individual

Equity Fund                                                   Value Equity Fund
     Institutional Shares                                          Class Y Shares-Institutional
     Retail Shares                                                 Class A Shares-Individual

Intermediate Income Fund                                      Intermediate Bond Fund
     Institutional Shares                                          Class Y Shares-Institutional
     Retail Shares                                                 Class A Shares-Individual

Pennsylvania Tax-Free Bond Fund                               Pennsylvania Municipal Bond Fund
     Institutional Shares                                          Class Y Shares-Institutional
     Retail Shares                                                 Class A Shares-Individual

Balanced Fund                                                 Balanced Fund
     Institutional Shares                                          Class Y Shares-Institutional
     Retail Shares                                                 Class A Shares-Individual

International Equity Fund                                     International Growth Fund
     Institutional Shares                                          Class Y Shares-Institutional
     Retail Shares                                                 Class A Shares-Individual



Continuing Portfolios and Classes                             New CoreFunds Portfolios and Classes
---------------------------------                             ------------------------------------

Special Equity Fund                                           Special Equity Fund
     Institutional Shares                                          Class Y Shares-Institutional
     Retail Shares                                                 Class A Shares-Individual

Bond Fund                                                     Bond Fund
     Institutional Shares                                          Class Y Shares-Institutional
     Retail Shares                                                 Class A Shares-Individual

Short-Term Income Fund                                        Short-Term Income Fund
     Institutional Shares                                          Class Y Shares-Institutional
     Retail Shares                                                 Class A Shares-Individual


         Conestoga expects to liquidate a limited number of holdings of certain of the Conestoga Portfolios in light of the investment policies of CoreFunds and the strategies of its investment adviser. Similarly, CoreFunds Value Equity Fund expects to liquidate a limited number of holdings in light of its intention to change its investment policies to resemble those of Conestoga Equity Portfolio. The transaction costs that will result from such sales are expected to be minimal.

         The Reorganization Agreement provides that the Effective Time of the Reorganization with respect to the Conestoga Reorganizing Portfolios will occur contemporaneously with, or after, the Holing Company Merger. If the Effective Time of the Reorganization with respect to the Conestoga Reorganizing Portfolios and the Holding Company Merger do not occur contemporaneously, the Reorganization Agreement provides for interim investment advisory and sub-advisory arrangements as discussed below.

         The Reorganization Agreement provides that Conestoga will declare a dividend or dividends prior to the Effective Time of the Reorganization which, together with all previous dividends, will have the effect of distributing to the Shareholders of each of the Conestoga Reorganizing Portfolios all undistributed ordinary income earned and net capital gains realized up to and including the Effective Time of the Reorganization.

         Following the transfer of assets and liabilities from the Conestoga Portfolios to the CoreFunds Portfolios, and the issuance of shares by the CoreFunds Portfolios to the Conestoga Portfolios, each of the Conestoga Portfolios will distribute the class of shares of the CoreFunds Portfolios pro rata to the holders of classes of shares of the Conestoga Portfolios as described above in liquidation of the Conestoga Portfolios. Each holder of a class of shares of a Conestoga Portfolio at the Effective Time of the Reorganization will receive an amount of the corresponding class of shares of the corresponding CoreFunds Portfolio of equal value, plus the right to receive any dividends or distributions which were declared before the Effective Time of the Reorganization but which remained unpaid at that time.

Following the Reorganization, the registration of Conestoga as an investment company under the 1940 Act will be terminated, and Conestoga will be terminated under state law.

         The stock transfer books of Conestoga will be permanently closed at the Effective Time of the Reorganization.

         The Reorganization is subject to a number of conditions, including approval of the Reorganization Agreement and the transactions contemplated thereby described in this Combined Proxy Statement/Prospectus by the Shareholders of Conestoga; the receipt of certain legal opinions described in the Reorganization Agreement; the receipt of certain certificates from the parties concerning the continuing accuracy of the representations and warranties in the Reorganization Agreement and other matters; and the parties' performance in all material respects of their agreements and undertakings in the Reorganization Agreement. Assuming satisfaction of the conditions in the Reorganization Agreement, the Effective Time of the Reorganization is expected to occur on April 1, 1996 or such other date as is agreed to by the parties.

         The expenses of CoreFunds and of Conestoga incurred in connection with the Reorganization will be borne by CoreStates Financial Corp and/or Meridian Bancorp., Inc.

         The Reorganization may be abandoned at any time prior to the Effective Time of the Reorganization by the mutual consent of the parties to the Reorganization Agreement. The Reorganization Agreement provides further that at any time prior to or (to the fullest extent permitted by law) after approval of the Reorganization Agreement by the Shareholders of Conestoga (a) the parties thereto may, by written agreement approved by their respective Boards of Trustees or Directors, or authorized officers and with or without the approval of their Shareholders, amend any of the provisions of the Reorganization Agreement; and (b) either party may waive any breach by the other party or the failure to satisfy any of the conditions to its obligations with or without the approval of such party's shareholders.

         The Reorganization Agreement also provides that the Reorganization will be contingent upon the consummation of the Holding Company Merger.

         In its consideration and approval of the Reorganization at a meeting on December 21, 1995, the Board of Trustees of Conestoga considered, primarily, the pending merger between Meridian Bancorp, Inc., the parent company of MIC, and CoreStates Financial Corp. If this merger is completed, the currently existing investment advisory contract between Conestoga and MIC would be terminated. Given that fact, MIC and CoreStates Advisers have recommended that each of the Conestoga Portfolios be reorganized as described in this Combined Proxy Statement/Prospectus contemporaneously with or shortly after the proposed merger of the bank holding companies. The Board of Trustees of Conestoga considered the effect of the proposed merger of the bank holding companies on Conestoga; the recommendation of MIC and CoreStates Advisers with respect to the proposed consolidation of Conestoga and CoreFunds; the fact that the Reorganization would constitute a tax-free reorganization; and that the interests of Shareholders would not be diluted as a result of the Reorganization.

         Section 15(f) of the 1940 Act provides that when a change in the control of an investment adviser occurs, the investment adviser or any of its affiliated persons may receive any amount or benefit in connection therewith as long as, among other things, no "unfair burden" is imposed on the investment company as a result of the transaction relating to the change of control, or any express or implied terms, conditions or understandings applicable thereto. The term "unfair burden" as defined in the 1940 Act includes any arrangement during the two-year period after the transaction whereby the investment adviser (or predecessor or successor adviser), or any "interested person" of any such adviser, receives or is entitled to receive any compensation, directly or indirectly, from the investment company or its security holders (other than fees for bona fide investment advisory or other services) or from any person in connection with the purchase or sale of securities or other property to, from or on behalf of the investment company (other than fees for bona fide principal underwriting services).

         After consideration of all of the foregoing factors, together with certain other factors and information considered to be relevant, Conestoga's Trustees unanimously approved the Reorganization Agreement and directed that it be submitted to shareholders for approval. CONESTOGA'S BOARD OF TRUSTEES RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE REORGANIZATION AGREEMENT.

         The Board of Trustees of Conestoga has not determined what action it will take in the event the shareholders of any Conestoga Portfolio fail to approve the Reorganization Agreement or for any reason the Reorganization is not consummated. In either such event, the Trustees may choose to consider approval of a new investment advisory agreement with CoreStates Advisers, alternative dispositions of Conestoga's assets, including the sales of assets to, or merger with, another investment company, or the possible liquidation of any of its Portfolios.

         At a meeting held on December 7, 1995, the CoreFunds Board of Directors considered the proposed Reorganization. Based upon their evaluation of the relevant information provided to them, and in light of their fiduciary duties under federal and state law, the Board of Directors unanimously determined that the proposed Reorganization was in the best interests of CoreFunds and their respective shareholders that the interests of existing shareholders of CoreFunds would not be diluted as a result of effecting the transaction.

         Capitalization. Because the Reorganizing Portfolios will be combined in the Reorganization with the Existing CoreFunds Portfolios, the total capitalization of each of the Existing CoreFunds Portfolios after the Reorganization is expected to be greater than the current capitalization of the corresponding Conestoga Reorganizing Portfolios. The following table sets forth as of October 31, 1995, (i) the capitalization of each of the Reorganizing Portfolios and (ii) the pro forma capitalization of each of the Existing CoreFunds Portfolios as adjusted to give effect to the Reorganization. If consummated, the capitalization of each Portfolio is likely to be different at the Effective Time of the Reorganization as a result of daily share purchase and redemption activity in the Portfolios.

                                             Conestoga Cash               CoreFunds Cash            Pro Forma
                                             Management Fund                 Reserve                Combined
                                             ---------------              --------------            ---------

Total Net Assets                               $237,878,356                $589,145,282           $827,023,638
  Retail/Individual Shares                        3,358,438                  19,112,811             22,471,249
  Institutional Shares                          234,519,918                 570,032,471            804,552,389
Shares Outstanding                              238,013,959                 589,151,299            827,165,258
  Retail/Individual Shares                        3,361,129                  19,113,426             22,474,555
  Institutional Shares                          234,652,830                 570,037,873            804,690,703
Net Asset Value Per Share                     _____________               _____________          _____________
  Retail/Individual Shares                            $1.00                       $1.00                  $1.00
  Institutional Shares                                $1.00                       $1.00                  $1.00

                                                Conestoga                   Core Funds              Pro Forma
                                              Tax-Free Fund              Tax-Free Reserve           Combined
                                              -------------              ----------------           ---------

Total Net Assets                                $61,791,142                 $69,441,351           $131,232,493
  Retail/Individual Shares                        1,282,263                   1,494,128              2,776,391
  Institutional Shares                           60,508,879                  67,947,223            128,456,102
Shares Outstanding                               61,773,578                  69,490,610            131,264,188
  Retail/Individual Shares                        1,281,648                   1,495,186              2,776,834
  Institutional Shares                           60,491,930                  67,995,424            128,487,354
Net Asset Value Per Share                     _____________               _____________          _____________
  Retail/Individual Shares                            $1.00                       $1.00                  $1.00
  Institutional Shares                                $1.00                       $1.00                  $1.00




                                                  Conestoga
                                                U.S. Treasury                 CoreFunds             Pro Forma
                                               Securities Fund            Treasury Reserve           Combined
                                               ---------------            ----------------          ---------

Total Net Assets                               $445,258,938                $490,560,703           $935,819,641
  Retail/Individual Shares                          730,223                  16,316,781             17,047,004
  Institutional Shares                          444,528,715                 474,243,922            918,772,637
Shares Outstanding                              445,152,418                 490,544,813            935,697,231
  Retail/Individual Shares                          729,855                  16,316,145             17,046,000
  Institutional Shares                          444,422,563                 474,228,668            918,651,231
Net Asset Value Per Share                     _____________               _____________          _____________
  Retail/Individual Shares                            $1.00                       $1.00                  $1.00
  Institutional Shares                                $1.00                       $1.00                  $1.00

                                                  Conestoga                   CoreFunds             Pro Forma
                                                 Equity Fund              Value Equity Fund         Combined
                                                 -----------              -----------------         ---------

Total Net Assets                               $384,942,920                 $33,132,707           $418,075,627
  Retail/Individual Shares                        6,590,598                   3,444,452             10,035,050
  Institutional Shares                          878,352,322                 $29,688,255            408,040,577
Shares Outstanding                               22,545,761                   2,377,850             24,923,611
  Retail/Individual Shares                          385,954                     246,805                632,759
  Institutional Shares                           22,159,807                   2,131,045             24,290,852
Net Asset Value Per Share                     _____________               _____________          _____________
  Retail/Individual Shares                           $17.08                      $13.96                 $17.08
  Institutional Shares                               $17.07                      $13.93                 $17.07

                                                                            CoreFunds
                                           Conestoga Intermediate          Intermediate            Pro Forma
                                                 Income Fund                 Bond Fund              Combined
                                                 -----------                 ---------              ---------

Total Net Assets                               $139,472,996                 $57,389,991           $196,862,987
  Retail/Individual Shares                        1,229,481                   2,025,303              3,254,784
  Institutional Shares                          138,243,515                  55,364,688            193,608,203
Shares Outstanding                               13,024,666                   5,807,248             18,831,914
  Retail/Individual Shares                          114,721                     204,958                319,679
  Institutional Shares                           12,909,945                   5,602,290             18,512,235
Net Asset Value Per Share                     _____________               _____________          _____________
  Retail/Individual Shares                           $10.72                       $9.88                  $9.88
  Institutional Shares                               $10.71                       $9.88                  $9.88

                                                  Conestoga                  CoreFunds
                                                Pennsylvania                Pennsylvania             Pro Forma
                                             Tax-Free Bond Fund          Municipal Bond Fund         Combined
                                             ------------------          -------------------         ---------

Total Net Assets                                 $6,796,328                  $3,095,793             $9,892,121
  Retail/Individual Shares                          819,697                     306,516              1,126,213
  Institutional Shares                            5,976,630                   2,789,277              8,765,907
Shares Outstanding                                  664,126                     297,107                961,233
  Retail/Individual Shares                          584,020                      29,416                613,436
  Institutional Shares                               80,106                     267,691                347,797
Net Asset Value Per Share                     _____________               _____________          _____________
  Retail/Individual Shares                           $10.23                      $10.42                 $10.42
  Institutional Shares                               $10.23                      $10.42                 $10.42



                                                  Conestoga                   CoreFunds            Pro Forma
                                                Balanced Fund               Balanced Fund           Combined
                                                -------------               -------------           --------
Total Net Assets                                $38,563,960                 $67,973,567           $106,537,527
  Retail/Individual Shares                           69,340                   2,539,380              2,608,720
  Institutional Shares                           38,494,620                  65,434,187            103,928,807
Shares Outstanding                                3,713,929                   5,785,948              9,499,877
  Retail/Individual Shares                            6,675                     216,129                222,804
  Institutional Shares                            3,707,254                   5,569,819              9,277,073
Net Asset Value Per Share                     _____________               _____________          _____________
  Retail/Individual Shares                           $10.39                      $11.75                 $11.75
  Institutional Shares                               $10.38                      $11.75                 $11.75


                                                 Conestoga                   CoreFunds
                                               International               International           Pro Forma
                                                Equity Fund                 Growth Fund             Combined
                                                -----------                 -----------             ---------

Total Net Assets                                $13,381,000                $112,404,878           $125,785,878
  Retail/Individual Shares                            9,000                   1,932,923              1,941,923
  Institutional Shares                           13,372,000                 110,471,955            123,843,955
Shares Outstanding                                1,215,740                   8,832,512             10,048,252
  Retail/Individual Shares                              758                     152,205                152,963
  Institutional Shares                            1,214,982                   8,680,307              9,895,289
Net Asset Value Per Share                     _____________               _____________          _____________
  Retail/Individual Shares                           $10.99                      $12.70                 $12.70
  Institutional Shares                               $11.01                      $12.73                 $12.73


Federal Income Tax Consequences. Consummation of the Reorganization is subject to the condition that Conestoga and CoreFunds receive an opinion from Morgan, Lewis & Bockius LLP to the effect that for federal income tax purposes: (i) the transfer of all of the assets and liabilities of each of the Conestoga Reorganizing Portfolios (except in each case for a cash reserve in an amount necessary for the discharge of all known and reasonably anticipated liabilities of each of the Conestoga Reorganizing Portfolios) and each of the Continuing Funds to the corresponding CoreFunds Portfolio in exchange for shares of the corresponding CoreFunds Portfolio and liquidating distributions to Shareholders of the Conestoga Portfolios of the shares of the CoreFunds Portfolio so received, as described in the Reorganization Agreement, will constitute reorganizations within the meaning of Section 368(a)(1)(C), Section 368(a)(1)(D) or Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and with respect to the Reorganization, each Conestoga Portfolio and CoreFunds Portfolio will be considered "a party to a reorganization" within the meaning of
Section 368(b) of the Code; (ii) no gain or loss will be recognized by the Conestoga Portfolios as a result of such transactions; (iii) no gain or loss will be recognized by the CoreFunds Portfolios as a result of such transactions;
(iv) no gain or loss will be recognized by the Shareholders of any Conestoga Portfolio on the distribution to them by Conestoga of shares of any Class of the corresponding CoreFunds Portfolio in exchange for their shares of any class of the Conestoga Portfolio; (v) the aggregate basis of the CoreFunds Portfolio shares received by a shareholder of a Conestoga Portfolio will be the same as the aggregate basis of the Shareholder's Conestoga Portfolio shares immediately prior to the Reorganization; (vi) the basis of each CoreFunds Portfolio in the assets of the corresponding Conestoga Portfolio received pursuant to the Reorganization will be the same as the basis of the assets in the hands of the Conestoga Portfolio immediately before the Reorganization;
(vii) a shareholder's holding period for CoreFunds Portfolio shares will be determined by including the period for which the shareholder held the Conestoga Portfolio shares exchanged therefor, provided that the shareholder held such Conestoga Portfolio shares as a capital asset; and (viii) each CoreFunds Portfolio's holding period with respect to the assets received in the Reorganization will include the period for which such assets were held by the corresponding Conestoga Portfolio.

         CoreFunds and Conestoga have not sought a tax ruling from the Internal Revenue Service ("IRS"), but are acting in reliance upon the opinion of counsel discussed in the previous paragraph. That opinion is not binding on the IRS and does not preclude the IRS from adopting a contrary position. Shareholders should consult their own advisers concerning the potential tax consequences to them, including state and local income taxes.

               COMPARISON OF INVESTMENT POLICIES AND RISK FACTORS

         The investment objectives and policies of the Conestoga Reorganizing Portfolios are, in many respects, similar to those of the corresponding Existing CoreFunds Portfolios. There are, however, certain differences. The following discussion summarizes some of the more significant similarities and differences in the investment policies and risk factors of the Conestoga Reorganizing Portfolios and corresponding Existing CoreFunds Portfolios and is qualified in its entirety by the discussion elsewhere herein, and in the prospectuses and statements of additional information of the Conestoga Reorganizing Portfolios and the Existing CoreFunds Portfolios incorporated herein by reference.


Conestoga Cash Management Fund and CoreFunds Cash Reserve

         Each Fund is a money market fund that seeks to maintain a net asset value of $1.00 per share, although there is no assurance either will be able to do so. Both the Conestoga Cash Management Fund and CoreFunds Cash Reserve may invest in a broad range of U.S. dollar-denominated, high quality, short-term instruments, including government obligations, commercial paper, asset-backed securities, bank obligations and repurchase agreements.

         Both Funds may invest their assets in securities that are rated in the highest two rating categories by a nationally recognized statistical rating organization (a "Rating Agency"), provided that investments in securities that are not "First Tier Securities" (as defined below) may not exceed 5% of their assets, and investments in securities of any single issuer that is not

"First Tier" may not exceed the greater of 1% of a Fund's total assets or $1 million. "First Tier Securities" are securities that (i) are rated in the highest rating category by a Rating Agency; (ii) are rated in the highest rating category by at least two Rating Agencies, if rated by more than one Rating Agency; (iii) have no short-term rating, but have been issued by an issuer that has other outstanding short-term obligations that have been so rated and are of comparable quality; and (iv) are unrated but have been determined to be of comparable quality. Commercial paper purchased by either Fund must be rated in the highest rating category.

         Both Funds may invest in "stripped" U.S. Treasury obligations ("STRIPS"), may purchase receipts in U.S. Treasury obligations (e.g., "TIGRs" and "CATS") and zero coupon securities. These securities may exhibit greater price volatility than ordinary debt securities because of the manner in which their principal and interest are returned to investors. Conestoga Cash Management Fund may not purchase zero coupon securities if, immediately after such purchase, more than 5% of its net assets would be invested in such obligations. CoreFunds Cash Reserve has no explicit limit on its investment in such securities.

         Both Funds may invest in U.S. dollar denominated bank obligations of foreign and domestic banks such as certificates of deposit, time deposits, bankers' acceptances, Eurodollar Certificates of Deposit, Eurodollar Time Deposits, Canadian Time Deposits and Yankee Certificates of Deposit.

         The Conestoga Cash Management Fund will not invest in excess of 10% of its total assets in time deposits, including Eurodollar Time Deposits and Canadian Time Deposits but not including certificates of deposit, with maturities in excess of seven days which are subject to penalties upon early withdrawal. CoreFunds Cash Reserve is not bound by this restriction.

Conestoga U.S. Treasury Securities Fund and CoreFunds Treasury Reserve.

         Each Fund is a money market fund that seeks to maintain a net asset value of $1.00 per share, although there is no assurance either will be able to do so. Both Funds invest exclusively in short-term obligations issued by the U.S. Treasury, including STRIPS, some of which may be subject to repurchase agreements collateralized by the underlying U.S. Treasury obligations.

Conestoga Tax-Free Fund and CoreFunds Tax-Free Reserve

         Each Fund is a money market fund that seeks to maintain a net asset value of $1.00 per share, although there is no assurance they will be able to do so. Both Funds invest at least 80% of their assets in municipal securities, the interest on which is both exempt from regular Federal income tax and is not an item of tax preference for purposes of the Federal alternative minimum tax.

         Conestoga Tax-Free Fund may invest in securities rated in the two highest rating categories by a Rating Agency, or, if unrated, are determined to be of comparable quality. CoreFunds Tax-Free Reserve's investments in securities that are not "First Tier Securities" may not exceed 5% of its assets, and investment in securities of any single issuer that is not "First Tier" may not exceed the greater of 1% of the Fund's total assets of $1 million.

         Both Funds invest in the same types of municipal securities. Both are permitted to invest up to 20% of their total assets in taxable obligations for temporary defensive purpose or when sufficient tax-exempt securities are not available. Conestoga Tax-Free Fund's investment policies permit that Fund to invest up to 100% of its assets in taxable obligations for temporary defensive purposes. Taxable obligations eligible for purchase by the Funds include, but are not limited to obligations of the U.S. Government, its agencies and instrumentalities, debt securities (including taxable commercial paper) of issuers having the highest short-term rating assigned by a Rating Agency, bank obligations, repurchase agreements and reverse repurchase agreements.

         Both Funds may enter into when-issued transactions. These transactions are arrangements in which a fund purchases securities with payment and delivery scheduled for a future time. The seller's failure to complete these transactions may cause a fund to miss a price or a yield considered to be advantageous. Settlement dates may be a month or more after entering into these transactions, and the market values of the securities purchases may vary from the purchase prices. Accordingly, a fund may pay more or less than the market value of the securities on the settlement date. Commitments to purchase when-issued securities will not exceed 25% of either Fund's total assets and will not be purchased for speculative purposes.

         CoreStates Advisers intends to invest, when possible, the CoreFunds Tax-Free Reserve's assets in municipal securities, the interest on which is exempt from Pennsylvania personal income tax ("Pennsylvania Municipal Securities"), provided the investment is consistent with the Fund's investment objective, policies and status as a diversified investment company. To the extent that the Fund's assets are so concentrated in Pennsylvania Municipal Securities, it would be subject to the peculiar risks presented by the laws and economic conditions of Pennsylvania to a greater extent than it would be if its assets were not so concentrated.

         CoreFunds Tax-Free Reserve may, unlike Conestoga Tax-Free Fund, invest in municipal lease obligations. Municipal lease obligations are issued by a state or local government or authority to acquire land and a wide variety of equipment and facilities. These obligations typically are not fully backed by the municipality's credit, and their interest may become taxable if the lease is assigned. If funds are not appropriated for the following year's lease payments, the lease may terminate, with the possibility of default on the lease obligation and significant loss to a Fund. Certificates of participation in municipal lease obligations or installment sales contracts entitle the holder to a proportionate interest in the lease-purchase payments made.

Conestoga Equity Fund and CoreFunds Value Equity Fund.

         It is expected that the CoreFunds Value Equity Fund will change its name to "CoreFunds Equity Fund" and adopt investment policies that are substantially identical to Conestoga Equity Fund at the time of the Reorganization.

         The investment policies of both Funds are similar. The principal difference between the policies is that under normal market condition, 80% of the Conestoga Equity Fund's assets will be invested in common stock whereas CoreFunds Value Equity Fund is only required to hold 75% of its assets in equity securities which may include common stock. CoreFunds Value Equity Fund has a broader range of eligible investments which include common stocks, preferred stocks and convertible securities. Both Funds may invest portions of their assets in short-term and fixed income vehicles. There are differences in the quality of the debt investments each Fund may make. Conestoga Equity Fund may invest in fixed income securities rated in the four highest rating categories by a Rating Agency whereas CoreFunds Value Equity Fund is limited to fixed income securities rated in the highest rating category. Similarly, short-term debt securities invested in by Conestoga Equity Fund may be rated in the two highest rating categories by a Rating Agency whereas CoreFunds Value Equity is limited to short-term debt securities rated in the highest rating category.

         Conestoga Equity Fund may also purchase put and call options on securities for the purposes of hedging against market risks related to its portfolio securities. Such put and call options must be listed on a national securities exchange and may not exceed 5% of the Fund's net assets. Purchasing options is a specialized investment technique that entails a substantial risk of a complete loss of the amounts paid as premiums to writers of options. Conestoga Equity Fund may also engage in writing call options. Conestoga Equity Fund will write only covered call options (options on securities owned by the Fund). Conestoga Equity Fund will forego any capital appreciation above the exercise price on securities on which it has written a call option. In order to close out a call option it has written, Conestoga Equity Fund will enter into a "closing purchase transaction" -- the purchase of a call option on the same security with the same exercise price and expiration date as the call option which the Fund previously wrote on a particular security. When a portfolio security subject to a call option is sold, Conestoga Equity Fund will effect a closing purchase transaction to close out any existing call option on that security. If Conestoga Equity Fund is unable to effect a closing purchase transaction, it will not be able to sell the underlying security until the option expires or the Fund delivers the underlying security upon exercise. Under normal conditions, it is not expected that the underlying value of portfolio securities subject to such options would exceed 50% of the net assets of Conestoga Equity Fund. CoreFunds Value Equity Fund, as a matter of fundamental policy, is not permitted to engage in options transactions.

         Conestoga Equity Fund may invest in the securities of foreign issuers by acquiring both sponsored and unsponsored American Depositary Receipts ("ADRs"). ADRs are receipts issued by a bank or trust company in the United States evidencing ownership of underlying securities of a foreign issuer. Unsponsored ADRs are organized independently and without the cooperation of the issuer of the underlying securities. As a result, available information concerning the issuer may not be as current as for sponsored ADRs, and the prices of unsponsored ADRs may be more volatile than if such instruments were sponsored by the issuer. Conestoga Equity Fund may also invest in securities issued by foreign branches of U.S. banks and foreign banks, in Canadian commercial paper, and in Europaper (U.S. dollar-denominated commercial paper of a foreign issuer). By contrast, CoreFunds Value Equity Fund is not expressly permitted to invest in securities of foreign issuers and may only invest in short-term debt obligations of domestic branches of U.S. banks.

         For many foreign securities, U.S. dollar-denominated ADRs, which are traded in the United States on exchanges or over-the-counter, are issued by domestic banks. ADRs represent the right to receive securities of foreign issuers deposited in a domestic bank or a correspondent bank. ADRs do not eliminate the risk inherent in investing in the securities of foreign issuers. However, by investing in ADRs rather than directly in stock of foreign issuers, the Conestoga Equity Fund can avoid currency risks during the settlement period for either purchases or sales. In general, there is a large, liquid market in the United States for many ADRs. The information available for ADRs is subject to the accounting, auditing and financial reporting standards of the domestic market or exchange on which they are traded, which standards are more uniform and more exacting than those to which many foreign issuers may be subject. Conestoga Equity Fund may also invest in European Depositary Receipts, or EDRs, which are receipts evidencing an arrangement with a European bank similar to that for ADRs and are designed for use in the European securities markets. EDRs are not necessarily denominated in the currency of the underlying security.

         Certain ADRs and EDRs, typically those denominated as unsponsored, require the holders thereof to bear most of the costs of such facilities while issuers of sponsored facilities normally pay more of the costs thereof. The depositary of an unsponsored facility frequently is under no obligation to distribute shareholder communications received from the issuer of the deposited securities or to pass through the voting rights to facility holders in respect to the deposited securities, whereas the depositary of a sponsored facility typically distributes shareholder communications and passes through the voting rights.

         Investment in securities of foreign issuers involves certain risks not ordinarily associated with investments in securities of domestic issuers. Such risks include fluctuations in foreign exchange rates, difficulties in predicting international trade patterns, political, social and economic instability in the country of the issuer, foreign trading practices (including higher trading commissions, custodial charges and delayed settlements), foreign withholding and income taxation, the possible establishment of exchange controls or the adoption of other foreign governmental restrictions (which might adversely affect the payment of principal and interest), difficulty in obtaining and enforcing judgments against foreign issuers, and the possible imposition of exchange controls or other foreign governmental laws or restrictions. With respect to certain countries, there is also the possibility of expropriation of assets, nationalization of assets, limits on removal of currency or other assets, confiscatory taxation, political or social instability or diplomatic developments which could adversely affect investments in those countries.

         Foreign companies generally are not subject to uniform accounting, auditing and financial reporting standards comparable to those applicable to U.S. domestic companies. There is generally less government regulation of securities exchanges, brokers and listed companies abroad than in the U.S. Confiscatory taxation or diplomatic developments could also affect investment in those countries. In addition, foreign branches of U.S. banks, foreign banks and foreign issuers may be subject to less stringent reserve requirements and to different accounting, auditing, reporting, and recordkeeping standards than those applicable to domestic branches of U.S. banks and U.S. domestic issuers.

Conestoga Intermediate Income Fund and CoreFunds Intermediate
Bond Fund

         The investment policies of these Funds are similar. The principle difference is that Conestoga Intermediate Income Fund will normally invest 80% of its total assets in debt securities of all types whereas CoreFunds Intermediate Bond Fund intends, under normal market conditions, to invest 65% of its total assets in bonds and 35% or less in other debt securities. Both Funds are permitted to have an average weighted maturity of three to ten years, however, CoreFunds Intermediate Bond Fund currently maintains a maximum average maturity of no more than five years pursuant to a non-fundamental investment policy which can be changed without shareholder approval. CoreFunds expects to present to the shareholders of the Intermediate Bond Fund a change in fundamental policy requiring the Fund to have an average weighted maturity between one and five years. The types of debt securities eligible for investment by both Funds are the same, with the exception that debt securities in Conestoga Intermediate Bond Fund may be rated in the four highest rating categories by a Rating Agency whereas CoreFunds Intermediate Bond Fund is limited to investments in the three highest rating categories.

Conestoga Pennsylvania Tax-Free Bond Fund and CoreFunds
Pennsylvania Municipal Bond Fund

         The Funds have similar, but not identical, investment policies. Since both invest primarily in Pennsylvania Municipal Securities, the Funds are subject to the risk that the value of their shares may be especially affected by factors pertaining to the economy of Pennsylvania and the ability of issuers of Pennsylvania Municipal Securities to meet their obligations. Both Funds are classified as non-diversified investment companies under the 1940 Act, which means that since a relative high percentage of assets of each Fund may be invested in the obligations of a limited number of issuers, the value of the shares of a Fund may be more susceptible to any single economic, political or regulatory occurrence then shares of a diversified investment company.

         Both Funds invest 80% of their total assets in municipal securities, the interest on which is exempt from federal income tax. Conestoga Pennsylvania Tax-Free Bond Fund normally invests at least 80% of its total assets in Pennsylvania Municipal Securities whereas the policies of CoreFunds Pennsylvania Municipal Bond Fund state that it is only required to invest 65% of its total assets in Pennsylvania Municipal Securities.

         Conestoga Pennsylvania Tax-Free Bond Fund may invest in debt obligations rated in one of the four highest rating categories by a Rating Agency, whereas CoreFunds Pennsylvania Municipal Bond

Fund may only purchase securities rated in one of the three highest rating categories. CoreStates Advisers, however, does have the discretion to permit it to invest 20% of the Fund's assets in municipal securities rated in the fourth highest category. Both Funds may invest in municipal notes. CoreFunds Pennsylvania Municipal Bond Fund may invest in municipal notes rated in one of the two highest rating categories by a Rating Agency whereas Conestoga Pennsylvania Tax-Free Bond Fund is limited to municipal notes in the highest rating category. Both Funds may invest in when-issued securities and municipal leases. See "Comparison of Investment Policies and Risk Factors -- Conestoga Tax-Free Fund and CoreFunds Tax-Free Reserve" for a discussion of when-issued securities and municipal leases.

Conestoga Balanced Fund and CoreFunds Balanced Fund

         The investment policies of these Funds are similar. The principal difference is that Conestoga Balanced Fund invests at least 30% of its total assets in fixed income securities and no more than 80% in equity securities, whereas CoreFunds Balanced Fund is required to invest only 25% of its total assets in fixed income securities with the remainder in common stocks. Fixed income securities acquired by Conestoga Balanced Fund are rated in one of the four highest rating categories by a Rating Agency whereas fixed income securities acquired by CoreFunds Balanced Fund must be rated in one of the three highest rating categories. The equity and fixed income securities eligible for purchase by both Funds are substantially the same. Both Funds may invest in securities of foreign issuers using ADRs. See "Comparison of Investment Policies and Risk Factors -- Conestoga Equity Fund and CoreFunds Value Equity Fund" for a description of ADRs and the risk factors of investment in foreign issuers.

Conestoga International Equity Fund and CoreFunds International
Growth Fund

         The investment policies of both Funds are similar. Conestoga International Equity Fund invests at least 65% of its assets in an internationally diversified portfolio of equity securities and may invest up to 35% of its assets in U.S. companies. CoreFunds International Growth Fund has the same 65% diversification requirement but has no express statement as to permissible investments in U.S. companies. Both Funds intend to invest at least 65% of their total assets in securities traded in at least three foreign countries.

         Both Funds invest directly in the securities of foreign issuers. Direct investments in foreign securities generally involve higher costs than investments in U.S. securities, including higher transaction costs as well as the imposition of additional taxes by foreign governments. In addition, foreign investments may include additional risks associated with currency exchange rates, less complete financial information about the issuers, less market liquidity and political instability. See "Investment Policies and Risk Factors -- Conestoga Equity Fund and CoreFunds Value Equity Fund" for a discussion of ADRs and the risk factors of investment in foreign issuers. In furtherance of their investment objectives, each Fund may engage in foreign currency transactions including forward currency contracts, futures, contracts or options transactions. The principal difference is that Conestoga International Equity Fund may only purchase puts and calls up to 5% of its net assets and write covered calls up to 50% of its net assets whereas CoreFunds International Growth Fund may purchase, write or sell options on securities (including puts and calls) only to the extent obligations under such transactions represent not more than 20% of its total assets.

Investment Policies and Risks -- General

         The investment objective of each of the Conestoga Cash Management Fund, Tax-Free Fund, U.S. Treasury Securities Fund, Equity Fund, Special Equity Fund, Bond Fund, Intermediate Income Fund, Pennsylvania Tax-Free Bond Fund and of each of the Existing CoreFunds Portfolios is fundamental, meaning that it may not be changed without a vote of the holders of a majority of the Fund's outstanding shares, as defined by the 1940 Act. The investment objective of each of the Conestoga International Equity Fund, Short-Term Income Fund and Balanced Fund is not fundamental and may be changed by Conestoga's Board of Trustees. The investment policies of the Conestoga Portfolios and CoreFunds are not fundamental and may be changed by the respective Board of Trustees and Directors.

         This section describes certain policies and risks that are common to a number of Conestoga Reorganizing Portfolios and Existing CoreFunds Portfolios.

         Each Reorganizing Conestoga Portfolio and each Existing CoreFunds Portfolio is permitted to (i) enter into repurchase agreements and reverse repurchase agreements; and (ii) purchase obligations of the U.S. Government, its agencies and instrumentalities. Each Conestoga Reorganizing Portfolio may invest in bank obligations of issuers having capital, surplus and undivided profits in excess of $100 million (as of the date of its most recently published financial statements) whereas each Existing CoreFund Portfolio may only invest in bank obligations of domestic branches of U.S. banks having total assets at the time of purchase of $1 billion.

         Each Conestoga Reorganizing Portfolio and the CoreFunds Tax-Free Reserve, Intermediate Bond Fund and Pennsylvania Municipal
Bond Fund may enter into when-issued transactions. See
"Investment Policies and Risk Factors -- Conestoga Tax-Free Fund and CoreFunds Tax-Free Reserve" for a discussion of the risk factors involved in when-issued transactions.

         The Conestoga Pennsylvania Tax-Free Bond Fund is permitted to enter into stand-by commitments with respect to municipal securities. None of the Existing CoreFunds Portfolios is permitted to participate in these transactions.

         There are similarities between the Funds with respect to the types of money market instruments they are permitted to purchase. Each Conestoga Reorganizing Portfolio may invest in a broad array of money market instruments, all rated in one of the top two rating categories by a Rating Agency and (with the exception of Conestoga Cash Management Fund, U.S. Treasuries Securities Fund and Tax-Free Fund) may invest in commercial paper rated in the top two rating categories. Conestoga Cash Management Fund, U.S. Treasury Securities Fund and Tax-Free Fund may only invest in commercial paper rated in the highest rating category by a Rating Agency. Each Existing CoreFunds Portfolio may also purchase money market instruments and commercial paper; the CoreFunds Cash Reserve, Treasury Reserve, Tax-Free Reserve, Value Equity Fund and International Growth Fund may only purchase money market instruments and commercial paper that are rated by a Rating Agency in the highest rating category for such instruments, and the CoreFunds Balanced Fund, Intermediate Bond Fund and Pennsylvania Municipal Bond Fund may purchase money market instruments and commercial paper that are within the two highest rating categories by a Rating Agency.

         Each of the Conestoga Equity Fund, Intermediate Income Fund, Balanced Fund and International Equity Fund may lend its portfolio securities. There is no limit on the amount of securities which these Funds may lend, except that the Conestoga International Equity Fund may only lend portfolio securities up to one-third the value of its total assets. Such loans involve risks of delay in receiving additional collateral or in recovering the securities loaned or even loss of rights in the collateral, should the borrower of the securities fail financially. Any portfolio securities purchased with cash collateral would also be subject to possible depreciation. The Existing CoreFunds Portfolios (with the exception of CoreFunds International Growth Fund) have a fundamental investment limitation prohibiting loans.

         Conestoga Cash Management Fund, Intermediate Income Fund and Balanced Fund and CoreFunds Cash Reserve and Intermediate Bond Fund may invest in asset-backed securities. These securities may be backed by either credit card receivables or motor vehicle installment purchase obligations. Asset-backed securities entail certain risks, including the risk that credit card receivables are generally unsecured, and the debtors are entitled to the protection of a number of state and federal consumer credit laws, many of which give such debtors the right to set off certain amounts owned on the credit cards, thereby reducing the balance due. Most issuers of asset-backed securities backed by motor vehicle installment purchase obligations permit the servicer of such receivable to retain possession of the underlying obligations. If the servicer sells these obligations to another party, there is a risk that the purchaser would acquire an interest superior to that of the holders of the related asset-backed securities. Further, if a vehicle is registered in one state and is then reregistered because the owner and obligor move to another state, such reregistration could defeat the original security interest in the vehicle in certain cases. In addition, because of the large number of vehicles involved in a typical issuance and technical requirements under state laws, the trustee for the holders of asset-backed securities backed by automobile receivables may not have a proper security interest in all of the obligations backing such receivables. Therefore, there is the possibility that recoveries on repossessed collateral may not, in some cases, be available to support payments on these securities.

         Conestoga Intermediate Income Fund and Balanced Fund and CoreFunds Intermediate Bond Fund and Balanced Fund may invest in mortgage-backed securities. To the extent that a Fund purchases mortgage-backed securities at a premium, mortgage foreclosures and prepayments of principal by mortgagors (which may be made at any time without penalty) may result in some loss of the Fund's principal investment to the extent of the premium paid. The yield of a Fund that invests in mortgage-backed securities may be affected by reinvestment of prepayments at higher or lower rates than the original investment. Mortgage-backed securities have either fixed or adjustable interest rates. The rate of return on mortgage-backed securities may be affected by prepayments on principal on the underlying loans, which generally increase as interest rates decline. As a result, when interest rates decline, holders of these securities normally do not benefit from appreciation in market value to the same extent as holders of other non-callable debt securities. In addition, the value of mortgage-backed securities will fluctuate in response to market interest rates.

Investment Limitations

         Neither the Conestoga Reorganizing Portfolios nor the Existing CoreFunds Portfolios may change their fundamental investment limitations without the affirmative vote of the holders of a majority of the outstanding shares (as defined in the 1940 Act) of the particular Conestoga Reorganizing Portfolio or Existing CoreFunds Portfolio. The investment limitations of the Conestoga Reorganizing Portfolios and the corresponding Existing CoreFunds Portfolios are similar, but not identical.

         Each of the Conestoga Reorganizing Portfolios (except the Conestoga Pennsylvania Tax-Free Bond Fund) and each of the corresponding Existing CoreFunds Portfolios (except the CoreFunds Pennsylvania Municipal Bond Fund) is a "diversified" investment portfolio and, therefore, has a fundamental policy limiting investments in securities of any one issuer, other than securities issued by the U.S. Government, its agencies and instrumentalities and repurchase agreements collateralized by such securities, to 5% of the value of a fund's total assets, except that up to 25% of the value of a fund's total assets may be invested without regard to this 5% limitation. In addition, none of the Conestoga Reorganizing Portfolios (except the Conestoga Cash Management Fund, Tax-Free Fund, U.S. Treasury Securities Fund and Pennsylvania Tax-Free Bond
Fund) may acquire more than 10% of the outstanding voting securities of any one issuer, except that the Conestoga Equity Fund, Intermediate Income Fund, Balanced Fund and International Equity Fund may invest up to 25% of their respective assets without regard to such limitation. Of the CoreFunds, only the Value Equity Fund, Balanced Fund and International Growth Fund have the same 10% voting securities limitation, although CoreFunds Cash Reserve, Tax-Free Reserve, Treasury Reserve, Intermediate Bond Fund and Pennsylvania Municipal Bond Fund have a fundamental limitation prohibiting the purchase of any common stock or voting securities.

         With respect to at least 50% of the total assets of each of the Conestoga Pennsylvania Tax-Free Bond Fund and CoreFunds Pennsylvania Municipal Bond Fund, no more than 5% may be invested in securities of a single issuer, and no more than 25% of each Fund's total assets may be invested in the securities of a single issuer at the close of each quarter of each fiscal year. For purposes of this limitation, governmental subdivisions, including states, territories, possessions of the United States, or their political subdivisions, agencies, authorities, instrumentalities, or similar entities, will be considered a separate issuer if their assets and revenues are separate from those of the government body creating it and the security is backed only by its own assets and revenues. Industrial revenue bonds backed only by the assets and revenues of a non-governmental issuer are considered to be issued solely by that user. If, in the case of an industrial development bond or government-issued security, a governmental or other entity guarantees the security, such guarantee would be considered a separate security issued by the guarantor, as well as the other issuer, subject to limited exclusions allowed by the 1940 Act.

         Neither the Conestoga Reorganizing Portfolios nor the Existing CoreFunds Portfolios may borrow money directly except that each Fund may borrow money from banks and enter into reverse repurchase agreements for temporary purposes, and then in amounts not in excess of 10% of the value of each Fund's total assets. A

Conestoga Reorganizing Portfolio (except the Conestoga Tax-Free Fund) will not purchase securities while its borrowings, including reverse repurchase agreements, exceed 5% of the total assets of the Portfolio. Conestoga Tax-Free Fund and each Existing CoreFunds Portfolio will not purchase securities while its borrowings, including reverse repurchase agreements, are outstanding.

         The Conestoga Reorganizing Portfolios and the Existing CoreFunds Portfolios may only mortgage, pledge or hypothecate their assets to secure permitted indebtedness, and then may only pledge assets having a market value not exceeding the lesser of the dollar amounts borrowed or 10% of the value of total assets.

         The investment limitations described in the foregoing paragraphs regarding diversification, borrowing and pledging of assets are fundamental with respect to both Conestoga and CoreFunds.

         Neither the Conestoga Reorganizing Portfolios nor the Existing CoreFunds Portfolios may make loans, except that: (i) Conestoga Equity Fund, Intermediate Income Fund, Balanced Fund and International Equity Fund may lend portfolio securities; and (ii) the Conestoga Reorganizing Portfolios may purchase or hold certain debt instruments and may enter into repurchase agreements; and (iii) each Existing CoreFunds Portfolio may purchase or hold debt instruments and enter into repurchase agreements. The foregoing limitations on securities lending are fundamental limitations for both the Conestoga Reorganizing Portfolios and the Existing CoreFunds Portfolios.

         The Conestoga Reorganizing Portfolios and the Existing CoreFunds Portfolios will not invest 25% or more of the value of their respective total assets in any one industry, provided that there is no limitation with respect to
(i) obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities; (ii) tax-exempt securities issued by governments or political subdivisions of governments; (iii) wholly-owned finance companies will be considered to be in the industry of their parents if their activities are primarily related to financing the activities of their partners; and (iv) utilities will be divided according to their services. The foregoing investment limitations of each of the Conestoga Reorganizing Portfolios and the Existing CoreFunds Portfolios with respect to industry concentration of investments is a fundamental investment limitation.

         Each of the Conestoga Reorganizing Portfolios must limit its investments in illiquid securities to 15% of its net assets, except that the Conestoga Cash Management Fund, Tax-Free Fund and U.S. Treasury Securities are subject to a 10% limitation and the Conestoga Equity Fund and Intermediate Income Fund will not invest in repurchase agreements maturing in excess of seven days if such investment, together with other investments of such Fund that are not readily marketable, exceeds 10% of such Fund's total assets. By contrast, each of the Existing CoreFunds Portfolios must limit its investments in illiquid securities to 10% of its net assets (except for the CoreFunds Balanced and Pennsylvania Municipal Bond Funds). With respect to the Conestoga Reorganizing Portfolios, Rule 144A securities will not be considered illiquid if the Funds' investment adviser determines that an adequate trading market exists with respect to such securities. The foregoing limitations on investments in illiquid securities are fundamental as to the Existing CoreFunds Portfolios but are not fundamental as to the Conestoga Reorganizing Portfolios.

         Neither the Conestoga Reorganizing Portfolios nor the Existing CoreFunds Portfolios may purchase or sell real estate, except that the Funds may purchase securities of issuers which deal in real estate and may purchase securities which are secured by interests in real estate.

         None of the Conestoga Reorganizing Portfolios (except Conestoga Cash Management Fund, Tax-free Fund and U.S. Treasury Securities Fund) and the Existing CoreFunds Portfolios may acquire any other investment company or investment company security except in connection with a merger, consolidation, reorganization or acquisition of assets or where otherwise permitted by the 1940 Act. The Conestoga Cash Management Fund, Tax-Free Fund and U.S. Treasury Securities Fund are not permitted to acquire investment company securities, except in connection with a merger, consolidation, reorganization or acquisition of assets.

         Neither the Conestoga Reorganizing Portfolios nor the Existing CoreFunds Portfolios may act as an underwriter of securities within the meaning of the Securities Act of 1933 except to the extent that the purchase of obligations directly from the issuer thereof, or the disposition of securities, in accordance with a Fund's investment objective, policies and limitations may be deemed to be underwriting.

         Neither the Conestoga Reorganizing Portfolios nor the Existing CoreFunds Portfolios may purchase securities of companies for the purpose of exercising control.

         Neither the Conestoga Reorganizing Portfolios nor the Existing CoreFunds Portfolios may purchase securities on margin, make short sales of securities or maintain a short position, except that each Conestoga Reorganizing Portfolio may obtain such short-term credits as may be necessary for the clearance of purchases and sales of portfolio securities.

         None of the Existing CoreFunds Portfolios may invest in puts, calls, straddles, spreads, or any combination thereof, except that (i) CoreFunds International Growth Fund may enter into forward currency contracts, purchase futures contracts and options thereon, and purchase, sell and write options on securities (including puts and calls) to a limited extent; and (iii) CoreFunds Pennsylvania Municipal Bond Fund may engage in put transactions.

         Neither the Conestoga Reorganizing Portfolios nor the Existing CoreFunds Portfolios may purchase or sell commodity contracts, or invest in oil, gas or mineral exploration or development programs or leases.

         The following fundamental investment limitations of the Existing CoreFunds Portfolios have no counterpart in the Conestoga Reorganizing
Portfolios:

         Each Existing CoreFunds Portfolio is prohibited from investing more than 10% of its total assets in the securities of any company not in operation continuously for at least three years (including any predecessor company).

         Each Existing CoreFunds Portfolio is prohibited from purchasing or retaining the securities of any issuer if officers and directors of CoreFunds, or its advisor, owning beneficially more than one-half of 1% of the securities of such issuer together own more than 5% of the securities of such issuer.

         The Existing CoreFunds Portfolios may not invest in securities with legal or contractual restrictions.

         See "Additional Investment Restrictions" in CoreFunds' Statement of Additional Information which is incorporated by reference herein for additional investment limitations of the Existing CoreFunds Portfolios.

Purchase and Redemption Information, Exchange Privileges, Distribution and Pricing. The purchase, redemption, exchange privileges and distribution policies of the Conestoga Portfolios and the CoreFunds Portfolios are discussed above under "Summary - - Overviews of the Conestoga Portfolios and CoreFunds Portfolios" and below in Appendix III to this Combined Proxy
Statement/Prospectus.

Other Information. Conestoga and CoreFunds are registered as open-end management investment companies under the 1940 Act. Currently, Conestoga offers eleven investment portfolios and CoreFunds offers seventeen investment portfolios.

         Conestoga is organized as a Massachusetts business trust and is subject to the provisions of its Declaration of Trust and Code of Regulations. CoreFunds is organized as a Maryland corporation and subject to the provisions of its Articles of Incorporation and By-laws. Shares of both Conestoga and CoreFunds: (i) are entitled to one vote for each full share held and a proportionate fractional vote for each fractional share held; (ii) will vote in the aggregate and not by class except as otherwise expressly required by law or when class voting is permitted by the respective Board of Trustees or Directors; and (iii) are entitled to participate equally in the dividends and distributions that are declared with respect to a particular investment portfolio and in the net distributable assets of such portfolio on liquidation. Shares of both the Conestoga Portfolios and the CoreFunds Portfolios have a par value of $.001. In addition, shares of the Conestoga Portfolios and CoreFunds Portfolios have no preemptive rights and only such conversion and exchange rights as the respective Boards of Trustees or Directors may grant in their discretion. When issued for payment as described in their prospectuses, Conestoga Portfolio shares and CoreFunds Portfolio shares are fully paid and non-assessable by such entities except as required under Massachusetts law with respect to Conestoga. CoreFunds is not required under Maryland General Corporation Law to hold annual shareholder meetings and intends to do so only if required by the 1940 Act. Shareholders have the right to remove Directors. To the extent required by law, CoreFunds will assist in shareholder communications in such matters.

         The foregoing is only a summary. Shareholders may obtain copies of the Declaration of Trust and By-laws of Conestoga and the Articles of Incorporation and By-laws of CoreFunds upon written request at the addresses shown on the cover page of this Combined Proxy Statement/Prospectus.


             INTERIM INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS

         The Reorganization Agreement provides that the Effective Time of the Reorganization will occur contemporaneously with, or after, the Holding
Company Merger. As stated above, because the Holding Company Merger will result in a change in control of MIC, the existing investment advisory and sub-advisory agreements will, by their terms, automatically terminate on the date the Holding Company Merger occurs. The Reorganization Agreement provides, therefore, that if the Holding Company Merger and the Reorganization do not occur contemporaneously, subject to the approval of the Reorganization Agreement by Conestoga's shareholders, Conestoga will enter into an interim investment advisory agreement with MIC (or its successor) and MIC will enter into an interim sub-investment advisory agreement with respect to the Conestoga International Equity Fund with Marvin and Palmer (collectively, the "Interim Agreements") which will take effect between the Holding Company Merger and the Reorganization (the "Interim Period"). It is contemplated that the firms that currently provide investment advisory and sub-advisory services for the Conestoga Portfolios will continue to provide services during the Interim Period under the Interim Agreements.

         The investment advisory and sub-advisory fee rates stated in the Interim Agreements will be the same, and the other provisions of the Interim Agreements will be substantially the same, as those in the current investment and sub-advisory agreements for the Conestoga Portfolios.

         Copies of the proposed Interim Agreements are attached as Appendix IV. In the Interim Agreements, the investment adviser agrees, subject to the supervision of the Conestoga Board of Trustees, to provide a continuous investment program for the Conestoga Portfolios and to determine from time to time what securities and other investments will be purchased, retained or sold in accordance with that Portfolio's investment objectives, policies and restrictions. An investment adviser's responsibilities include, but are not limited to, placing purchase and sale orders for portfolio transactions; maintaining books and records with respect to a Portfolio's securities transactions; and furnishing periodic and special reports to the Conestoga Board of Trustees as requested. The Interim Agreements further provide that a Portfolio's investment adviser will pay all expenses incurred by it in connection with its advisory activities, other than the cost of securities (including brokerage commissions, if any) purchased for a Portfolio.

         With respect to the Conestoga International Equity Fund, some of an investment adviser's responsibilities under the Interim Agreement will be performed by the sub-adviser. In particular, Marvin and Palmer will, subject to supervision by MIC (or its successor) and the Conestoga Board of Trustees, manage the investment operations of the Conestoga International Equity Fund during the Interim Period and determine the composition of the Fund, including the purchase, retention and disposition of securities in accordance with the Fund's investment objective, policies and restrictions. In addition, Marvin and Palmer will prepare, subject to MIC's approval, lists of foreign countries for investment by the Fund.

         Under the Interim Agreements, in placing orders with brokers and dealers, the investment adviser and sub-adviser are to attempt to obtain prompt execution of orders at the most favorable price. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, the investment adviser or sub-adviser may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers that provide research advice and other services. These brokerage and research services might consist of reports and statistics on specific companies of industries, general summaries of groups of stocks or bonds and their comparative earnings and yields, or broad overviews of the securities markets and the economy.

         Supplementary research information so received is in addition to, and not in lieu of, services required to be performed by the investment adviser or sub-adviser, and does not reduce the advisory fees payable by the Conestoga Portfolios. It is possible that certain of the supplementary research or other services received will primarily benefit one or more other investment companies or other accounts for which the investment adviser or sub-adviser exercises investment discretion. Conversely, the Conestoga Portfolios may be the primary beneficiary of the research or services received as a result of portfolio transactions effected for such other account or investment company.

         Investment decisions for the Conestoga Portfolios and for other investment accounts managed by the investment adviser and sub-adviser during the Interim Period will be made independently of each other in light of differing conditions. However, the same investment decision may be made for two or more of such accounts. In such cases, simultaneous transactions are inevitable. Purchases or sales are then allocated in a manner believed by the investment adviser or sub-adviser to be equitable to each such account. While in some cases this practice could have a detrimental effect on the price or value of the security as far as a Conestoga Portfolio is concerned, in other cases it may be beneficial to the portfolio. To the extent permitted by law, the investment adviser or sub-adviser may aggregate the securities to be sold or purchased for the Conestoga Portfolios with those to be sold or purchased for other investment companies or accounts in executing transactions. Portfolio securities will not be purchased from or sold to the investment adviser, sub-adviser, or any affiliated person (as defined in the 1940 Act) during the Interim Period.

         If in any fiscal year the aggregate expenses of any Conestoga Portfolio exceeds the expense limitation of any state having jurisdiction over Conestoga, the Interim Agreements provide that the Portfolio's investment adviser will reimburse the Portfolio for a portion of such excess expenses equal to such excess times the ratio of the fees otherwise payable by the Portfolio to the investment adviser to the aggregate fees otherwise payable by the Portfolio to the investment adviser and to the Portfolio's administrator under its administration agreement. The obligation of the investment adviser to reimburse a Portfolio is limited in any fiscal year to the amount of its fee for such fiscal year, provided that an investment adviser will reimburse a Portfolio for such proportion of such excess expenses regardless of the amount of fees paid to it during such fiscal year to the extent that the securities regulations of any state having jurisdiction over Conestoga so require. As of the date hereof, the most restrictive expense limitation applicable to a Conestoga Portfolio limits its aggregate annual expenses (as defined by applicable regulations) to 2 1/2% of the first $30 million of its average net assets, 2% of the next $70 million of its average net assets, and 1 1/2% of its remaining net assets.

         The investment adviser or sub-adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by a Conestoga Portfolio in connection with the performance of its agreements, except a loss arising from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from wilful misfeasance, bad faith or gross negligence on the part of the investment adviser or sub-adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under the agreements.

         Unless sooner terminated, the Interim Agreement for a Conestoga Portfolio will continue in effect until the Effective Time of the Reorganization for that Portfolio. If the Effective Time of the Reorganization has not occurred, the Interim Agreements may thereafter be renewed for successive periods with respect to a Conestoga Portfolio if specifically approved at least annually (a) by the vote of a majority of those members of the Conestoga Board of Trustees who are not parties to the agreements or interested persons of any party to the agreements, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Conestoga Board of Trustees or by the vote of a majority of all votes attributable to the outstanding shares of the Portfolio.

         The Interim Agreements will terminate upon their assignment (as defined in the 1940 Act). In addition, the Interim Agreements may be terminated with respect to any Conestoga Portfolio by the Conestoga Board of Trustees, by vote of a majority of the outstanding shares of that Portfolio, by the investment adviser or, in the case of an Interim Sub-Advisory Agreement, by either the investment adviser or sub-adviser upon notice as stated in the particular agreement.

         The table at page ___ shows (i) the current contractual fee rates for the Portfolios, which will be the same throughout the Interim Period until the Effective Time of the Reorganization, and (ii) the advisory/sub-advisory fees actually paid by the Conestoga Portfolios for their last fiscal year net of waivers. All fee rates are annualized, and are computed daily and payable monthly based on a Portfolio's average daily net assets.

                     INFORMATION RELATING TO VOTING MATTERS


General Information. This Combined Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by Conestoga's Board of Trustees in connection with the Meeting. It is expected that the solicitation of proxies will be primarily by mail. Officers and service contractors of Conestoga may also solicit proxies by telephone, telegraph, facsimile or personal interview. Any shareholder giving a proxy may revoke it at any time before it is exercised by submitting to Conestoga a written notice of revocation or a subsequently executed proxy or by attending the Meeting and voting in person.

         Only shareholders of record at the close of business on January 26, 1996 will be entitled to vote at the Meeting. On that date there were outstanding and entitled to be voted __________ shares of the Conestoga Cash Management Fund, __________ shares of the Conestoga Tax-Free Fund, __________ shares of the Conestoga U.S. Treasury Securities Fund, __________ shares of the Conestoga Equity Fund, __________ shares of the Conestoga Special Equity Fund, __________ shares of the Conestoga Bond Fund, __________ shares of the Conestoga Intermediate Income Fund, __________ shares of the Conestoga Pennsylvania Tax-Free Bond Fund, __________ shares of the Conestoga Balanced Fund, __________ shares of the Conestoga Short-Term Income Fund and __________ shares of the Conestoga International Equity Fund. Each share or fraction thereof is entitled to one vote or fraction thereof, and all shares will vote separately by Fund.

         Conestoga and CoreFunds have been advised by MIC that the shares of each Conestoga Portfolio over which Meridian Bancorp, Inc. or its affiliates have voting power will be voted in accordance with instructions received from beneficial owners and fiduciaries of such shares who are not related to Meridian Bancorp, Inc. or its affiliates. The remaining shares over which Meridian Bancorp, Inc. or its affiliates have voting power will (i) be voted FOR or AGAINST the Reorganization and any other matters properly brought before the meeting in the same proportions as the total votes that are cast FOR or AGAINST the proposals by such unrelated beneficial owners and fiduciaries, (ii) be voted by a fiduciary that is not related to Meridian Bancorp, Inc. or its affiliates, or (iii) not be voted.

         If the accompanying proxy is executed and returned in time for the Meeting, the shares covered thereby will be voted in accordance with the proxy on all matters that may properly come before the Meeting or any adjournment thereof. For information on adjournment of the meeting, see "Quorum" below.

Shareholder and Board Approvals. The Reorganization Agreement (and the transactions contemplated thereby including the implementation of the interim investment advisory and Sub- advisory agreements), is being submitted for approval at the

Meeting by the holders of a majority of the outstanding shares of the Conestoga Cash Management Fund, Tax-Free Fund, U.S. Treasury Securities Fund, Equity Fund, Special Equity Fund, Bond Fund, Intermediate Income Fund, Pennsylvania Tax-Free Bond Fund, Balanced Fund, Short-Term Income Fund and International Equity Fund in accordance with the provisions of Conestoga's Declaration of Trust and the requirements of the 1940 Act. The term "majority of the outstanding shares" of a Conestoga Portfolio as used herein means the lesser of (a) 67% of the shares of the particular Conestoga Portfolio present at the Meeting if the holders of more than 50% of the outstanding shares of the Conestoga Portfolio are present in person or by proxy, or (b) more than 50% of the outstanding shares of such Conestoga Portfolio.

         In tallying shareholder votes, abstentions and broker non-votes (i.e., proxies sent in by brokers and other nominees that cannot be voted on a proposal because instructions have not been received from the beneficial owners) will be counted for purposes of determining whether or not a quorum is present for purposes of convening the meeting. On the Reorganization proposal abstentions and broker non-votes will be considered to be a vote against the Reorganization proposal.

         The approval of the shareholders of CoreFunds of the Reorganization is being separately solicited.

         At January 26, 1996, MIC and its affiliates held of record ____% of the Conestoga Cash Management Fund, Tax-Free Fund, U.S. Treasury Securities Fund, Equity Fund, Special Equity Fund, Bond Fund, Intermediate Income Fund, Pennsylvania Tax-Free Bond Fund, Balanced Fund, Short-Term Income Fund and International Equity Fund.

         At January 26, 1996, the name, address and share ownership of the persons who beneficially owned 5% or more of the Conestoga Portfolios are as follows:

         At January 26, 1996, the trustees and officers of Conestoga, as a group, owned less than 1% of the outstanding shares of each of the Conestoga Portfolios. At January 26, 1996, the trustees and officers of CoreFunds owned less than 1% of the outstanding shares of each of the corresponding CoreFunds Portfolios.

         At January 26, 1996, the name, address, and share ownership of the persons who beneficially owned 5% or more of the CoreFunds Portfolios are as follows:

Appraisal Rights. Shareholders are not entitled to any rights of share appraisal under Conestoga's Declaration of Trust or under the laws of the Commonwealth of Massachusetts in connection with the Reorganization. Shareholders have, however, the right to redeem from Conestoga their Conestoga Portfolio shares at net asset value until the Effective Time of the Reorganization, and thereafter shareholders may redeem from CoreFunds the CoreFunds shares acquired by them in the Reorganization at net asset value.

Quorum. In the event that a quorum is not present at the Meeting, or in the event that a quorum is present at the Meeting but sufficient votes to approve the Reorganization Agreement and the transactions contemplated thereby are not received, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of those shares affected by the adjournment that are represented at the Meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote those proxies which they are entitled to vote FOR the Reorganization Agreement, in favor of such adjournments, and will vote those proxies required to be voted AGAINST such proposals against any adjournment. A shareholder vote may be taken with respect to one or more Conestoga Portfolios prior to any such adjournment if sufficient votes have been received for approval with respect to any such Conestoga Portfolio. A quorum is constituted with respect to a Conestoga Portfolio by the presence in person or by proxy of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at the Meeting. Conestoga proxies properly executed and marked with a negative vote or an abstention will be considered to be present at the Meeting for the purposes of determining the existence of a quorum for the transaction of business.

Annual Meetings. CoreFunds does not presently intend to hold annual meetings of shareholders for the election of directors and other business unless and until such time as less than a majority of the directors holding office have been elected by the shareholders, at which time the directors then in office will call a shareholders' meeting for the election of directors. Shareholders have the right to call a meeting of shareholders to consider the removal of one or more directors or for other matters and such meetings will be called when requested in writing by the holders of record of 10% or more of CoreFunds' outstanding shares of common stock. To the extent required by law, CoreFunds will assist in shareholder communications on such matters.

                     ADDITIONAL INFORMATION ABOUT COREFUNDS

         Information about the Existing CoreFunds Portfolios is included in the Prospectuses accompanying this Combined Proxy Statement/Prospectus, which are incorporated by reference herein. Additional information about these Portfolios is included in their Statement of Additional Information dated November 1, 1995 which has been filed with the SEC. A copy of the Statement of Additional Information may be obtained without charge by writing to CoreFunds c/o 680 East SwedesFord Road, Wayne, PA 19087, or by calling CoreFunds at 1-800-355-CORE. CoreFunds is subject to the informational requirements of the Securities Exchange Act of 1934 and the 1940 Act, as applicable, and, in accordance with such requirements, files proxy materials, reports and other information with the SEC. These materials can be inspected and copied at the Public Reference Facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the offices of listed above and at the SEC's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Branch, Office of Consumer Affairs and Information Services, Securities and Exchange Commission, Washington, D.C. 20549, at prescribed rates.

         The current directors and officers of CoreFunds will continue as directors and officers following the Reorganization. The name of each such director as well as information concerning his principal occupations during the past five years are set forth below.


                                                        Position(s) held                         Principal Occupations
         Name and Address                   Age          with CoreFunds                           During Past 5 Years
         ----------------                   ---         ----------------                          --------------------

Erin Anderson                               40            Director                           Professor of Marketing, INSEAD,
                                                                                             Fountainebleu, France since 1994;
                                                                                             Associate Professor of Marketing,
                                                                                             The Wharton School of the
                                                                                             University of Pennsylvania until
                                                                                             1994.


Emil J. Mikity                              67          Director                             Retired; Senior Vice President
                                                                                             Investments, Atochem North
                                                                                             America until 1989.


George H. Strong                            69          Director                             Financial Consultant.


David G. Lee                                43          President                            Senior Vice President of SFM and
                                                                                             SFS since 1993; Vice President of
                                                                                             SFM and SFS since 1991;
                                                                                             President, GW Sierra Trust Funds
                                                                                             prior to 1991.


                                                        Position(s) held                         Principal Occupations
         Name and Address                   Age          with CoreFunds                           During Past 5 Years
         ----------------                   ---         ----------------                          --------------------



Carmen V. Romeo                             43          Treasurer, Assistant                 Director, Executive Vice
                                                        Secretary                            President, Chief Financial
                                                                                             Officer and Treasurer of SEI
                                                                                             Corporation; Director and
                                                                                             Treasurer of SFM and SFS.

James W. Jennings                           59          Secretary                            Partner of the law firm of
                                                                                             Morgan, Lewis & Bockius.

Kevin P. Robins                             34          Vice President,                      Senior Vice President and General
                                                        Assistant Secretary                  Counsel of SEI Corporation and
                                                                                             SFS since 1994; Vice President
                                                                                             and Assistant Secretary of SFM
                                                                                             and SFS, 1992-1994; Associate of
                                                                                             the law firm of Morgan, Lewis &
                                                                                             Bockius prior to 1992.

Sandra K. Orlow                             42          Vice President,                      Vice President and Assistant
                                                        Assistant Secretary                  Secretary of SFM and SFS.

Robert B. Carroll                           35          Vice President,                      Vice President and Assistant
                                                        Assistant Secretary                  Secretary of SEI Corporation, SFM
                                                                                             and SFS since 1994.  United
                                                                                             States Securities and Exchange
                                                                                             Commission, Division of
                                                                                             Investment Management, 1990-1994.

Kathryn L. Stanton                          37          Vice President,                      Vice President and Assistant
                                                        Assistant Secretary                  Secretary of SFM and SFS since
                                                                                             1994.  Associate of the law firm
                                                                                             of Morgan, Lewis & Bockius before
                                                                                             1994.

Richard J. Shoch                         29             Vice President and                   Vice President and Assistant
                                                        Assistant Secretary                  Secretary of SEI Corporation
                                                                                             since 1995; prior thereto
                                                                                             Regulatory Manager of SEI
                                                                                             Corporation.

Joseph Lydon                            36              Vice President and                   Director of Business
                                                        Assistant Secretary                  Administration of Fund Resources
                                                                                             for SEI Corporation since April
                                                                                             1995.  Prior thereto, Vice
                                                                                             President - Dreman Value
                                                                                             Management, LP and President -
                                                                                             Dreman Financial Services, Inc.

Stephen G. Meyer                        30              Controller and Chief                 Vice President and Controller -
                                                        Accounting Officer                   Fund Resources, a division of SEI
                                                                                             Corporation; Director - Internal
                                                                                             Audit and Risk Management - SEI
                                                                                             Corporation, 1992 - 1995.
                                                                                             Coopers & Lybrand, Senior
                                                                                             Associate, 1990 - 1992.


                     ADDITIONAL INFORMATION ABOUT CONESTOGA

         Information about Conestoga is incorporated herein by reference from its Prospectuses dated February 21, 1995 (as revised through November 3, 1995) and Statement of Additional Information, dated May 1, 1995 (as revised through November 3, 1995), copies of which may be obtained without charge by writing or calling Conestoga at the address and telephone number shown on the cover page of this Combined Proxy Statement/Prospectus. Reports and other information filed by Conestoga can be inspected and copied at the Public Reference Facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Branch, Office of Consumer Affairs and Information Services, Securities and Exchange Commission, Washington, D.C. 20549, at prescribed rates.

         The name and address of each trustee and officer of Conestoga as well as information concerning his or her principal occupations during the past five years are as follows:

                                                            Position(s) Held            Principal Occupations
Name and Address                                   Age      With Conestoga              During Past 5 Years
----------------                                   ---      ----------------            -------------------

Thomas J. Taylor                                   56       Chairman and                Consultant; Trustee, Community
1015 Darby Drive                                            Trustee                     Heritage Fund
Yardley, PA 19067

*Dominic S. Genuardi, Sr.                          72       Trustee                     Retired; Chief Executive
805 East Germantown Pike                                                                Officer, Genuardi Supermarkets,
Norristown, PA 19401                                                                    Inc. until October 1990.

*Steven I. Gross                                   49       Trustee                     Managing Partner, Gross &
2655 Philmont Avenue                                                                    Company (certified public
Huntingdon Valley, PA 19006                                                             accountants).

Robert C. Kingston                                 67       Trustee                     Consultant; Member of the
1603 River Farm Drive                                                                   Special Operations Policy
Alexandria, VA 22308                                                                    Group of the Secretary of
                                                                                        Defense; Director, Vinnell
                                                                                        Corporation; Founder, Military
                                                                                        Professional Resources, Inc.

Dale E. Smith                                      65       Trustee                     Retired; Formerly President,
230 West Washington Square                                                              Farm Journal, Inc.
Philadelphia, PA 19106                                                                  until November 1995


---------------------------

* May be deemed to be an "interested person" of the Company as defined in the Investment Company Act of 1940.


                                  Position(s) Held               Principal Occupation
Name and Address          Age     With Conestoga                 During Past 5 Years
----------------          ---     ----------------               -------------------

David G. Lee              43      President and                  Senior Vice President of SFM
                                  Chief Executive                and SFS since 1993; Vice President
                                  Officer                        of SFM and SFS since 1991;
                                                                 President of G.W. Sierra Trust Funds
                                                                 since 1991.

Sandra K. Orlow           42      Vice President                 Vice President and Assistant
                                  and Assistant                  Secretary of SFM and SFS.
                                  Secretary

Robert B. Carroll         35      Vice President                 Vice President and Assistant
                                  and Assistant                  Secretary of SEI Corporation, SFM
                                  Secretary                      and SFS since 1994.  United States
                                                                 Securities and Exchange Commission,
                                                                 Division of Investment Management,
                                                                 1990-1994.

Kathryn L. Stanton        37      Vice President                 Vice President and Assistant
                                  and Assistant                  Secretary of SFM and SFS since
                                  Secretary                      1994.  Associate of the law firm of
                                                                 Morgan, Lewis & Bockius before 1994.


Kevin P. Robins           34      Vice President                 Senior Vice President and General
                                  and Assistant                  Counsel of SEI Corporation and SFS
                                  Secretary                      since 1994; Vice President and
                                                                 Assistant Secretary of SFM and SFS,
                                                                 1992-1994; Associate of the law firm
                                                                 of Morgan, Lewis & Bockius prior to
                                                                 1992.

Henry S. Hilles, Jr.      56      Secretary                      Partner in the law firm of Drinker
                                                                 Biddle & Reath.

Stephen G.  Meyer         30      Treasurer                      Vice President and Controller - Fund
                                                                 Resources, a division of SEI; Director -
                                                                 Internal Audit and Risk Management - SEI
                                                                 Corporation, 1992-1995. Coopers & Lybrand,
                                                                 Senior Associate, 1990-1992.


                   ADDITIONAL INFORMATION ABOUT THE INVESTMENT
                             ADVISER AND SUB-ADVISER



         MIC's principal offices are located at 55 Valley Stream Parkway, Malvern, Pennsylvania 19355. MIC is a wholly-owned subsidiary of Meridian Asset Management, Inc., which is located at 55 Valley Stream Parkway, Malvern, Pennsylvania 19355. Meridian Asset Management, Inc. is a wholly-owned subsidiary of Meridian Bancorp, Inc., a regional multi-bank holding company located at 35 North Sixth Street, Reading, Pennsylvania 19603. MIC is registered as an investment adviser under the Investment Advisers Act of 1940. The current advisory contract was most recently submitted for shareholder approval on February 28, 1991. MIC does not serve as investment advisor to any other investment companies.

         At January 26, 1996, the name, address and share ownership of the persons who beneficially owned 10% or more of any class of issued and outstanding voting securities of Meridian Bancorp, Inc. are as follows:

         The name and principal occupation of the directors and principal executive officers of MIC are as follows:

                           MERIDIAN INVESTMENT COMPANY

Position With
Meridian                                                            Other
Investment                                                          Business                              Type of
Company                          Name                               Connection(s)                         Business
-------                          ----                               -------------                         --------
Director                         George J. Baxter                   Director,                             Asset
                                                                    Meridian Asset                        Management
                                                                    Management, Inc.
                                                                    Trust Company
                                                                    Meridian Trust
                                                                    Company, P.O. Box
                                                                    2000, Valley Forge,
                                                                    PA 19482

                                                                    Director,                             Trust Company
                                                                    Delaware Trust Capital
                                                                    Management, Inc.
                                                                    Delaware Trust Company                Banking
                                                                    900 Market Street
                                                                    Wilmington, DE  19801

                                                                    Senior Vice President                 Brokerage
                                                                    Chicago Corporation
                                                                    16 South Main Street
                                                                    Yardley, PA  19067


Director                         DeLight E. Breidegam,              President

Position With
Meridian                                                            Other
Investment                                                          Business                              Type of
Company                          Name                               Connection(s)                         Business
-------                          ----                               -------------                         --------
                                 Jr.                                East Penn                             Battery
                                                                    Manufacturing Co.,                    Manufac-
                                                                    Inc.                                  turing
                                                                    Lyon Station, PA
                                                                    19536


                                                                    Director
                                                                    Meridian Bancorp,                     Bank
                                                                    Inc.                                  Holding Co.
                                                                    Meridian Bank                         Bank
                                                                    35 North Sixth Street
                                                                    Reading, PA 19603

                                                                    Director
                                                                    Meridian Asset                        Asset
                                                                    Management, Inc.                      Management
                                                                    Meridian Trust                        Trust
                                                                    Company                               Company
                                                                    P.O. Box 2000
                                                                    Valley Forge, PA
                                                                    19482

                                                                    Director
                                                                    Spotts, Stevens &                     Engineering
                                                                    McCoy
                                                                    345 N. Wyomissing
                                                                    Blvd.
                                                                    Reading, PA 19610

President and                    Philip H. Brown, II                Director
Director                                                            Meridian Securities,                   Broker-Dealer
                                                                    Inc.
                                                                    35 North Sixth St.
                                                                    Reading, PA 19603

Director                         Walter J. Laird, Jr.               Senior Vice President                  Broker-Dealer
                                                                    Dean Witter Reynolds,
                                                                    Inc.
                                                                    P.O. Box 749
                                                                    Wilmington, DE 19899

                                                                    Director                              Investment
                                                                    Wentz Corporation                     Management
                                                                    707 Foulk Rd.
                                                                    Suite 102
                                                                    Wilmington, DE
                                                                    19803-3700

                                                                    Director                              Investment
                                                                    Sinkler Corporation                   Management
                                                                    707 Foulk Rd.
                                                                    Suite 102
                                                                    Wilmington, DE 19803-3700

                                                                    Director                              Banking


Position With
Meridian                                                            Other
Investment                                                          Business                              Type of
Company                          Name                               Connection(s)                         Business
-------                          ----                               -------------                         --------
                                                                    Delaware Trust
                                                                    Company
                                                                    900 Market Street
                                                                    Wilmington, DE 19801

                                                                    Director                              Trust Company
                                                                    Delaware Trust
                                                                    Capital Management
                                                                    900 Market Street
                                                                    Wilmington, DE 19801

                                                                    Director                              Asset
                                                                    Meridian Asset                        Management
                                                                    Management
                                                                    P.O. Box 2000
                                                                    Valley Forge, PA 19482


Director                         Nancy Pearlstine                   182 Oaks Road                         Homemaker
                                 Conger, C.F.P.                     Millington, NJ 07946

                                                                    Director
                                                                    Meridian Asset                        Asset
                                                                    Management, Inc.                      Management
                                                                    Meridian Trust                        Trust
                                                                    Company                               Company
                                                                    P.O. Box 2000
                                                                    Valley Forge, PA
                                                                    19482

Director                         Sidney D. Kline, Jr.               Attorney and
                                                                    Principal
                                                                    Stevens and Lee                       Law
                                                                    607 Washington Street
                                                                    Reading, PA 19601

                                                                    Director
                                                                    Meridian Bancorp,                     Bank Holding
                                                                    Inc.                                  Co.
                                                                    Meridian Bank                         Bank
                                                                    35 North Sixth Street
                                                                    Reading, PA 19603

                                                                    Director
                                                                    Meridian Asset                        Asset
                                                                    Management, Inc.                      Management
                                                                    Meridian Trust                        Trust
                                                                    Company                               Company
                                                                    P.O. Box 2000
                                                                    Valley Forge, PA 19482

Position With
Meridian                                                            Other
Investment                                                          Business                              Type of
Company                          Name                               Connection(s)                         Business
-------                          ----                               -------------                         --------
                                                                    Director
                                                                    Meridian Title                        Title
                                                                    Insurance Company                     Insurance
                                                                    101 N. 6th Street
                                                                    Reading, PA 19603

                                                                    Director
                                                                    American Title                        Title
                                                                    Insurance Company                     Insurance
                                                                    1101 Brickell Avenue
                                                                    Miami, FL 33131

                                                                    Director
                                                                    Horrigan American,                    Equipment
                                                                    Inc.                                  Leasing
                                                                    Flying Hills
                                                                    Corporate Center
                                                                    Reading, PA 19607

                                                                    Director
                                                                    Reading Eagle Company                 Newspaper
                                                                    345 Penn Street
                                                                    Reading, PA 19601

                                                                    Director
                                                                    FCP, Inc.                             Manufacturer
                                                                    Flying Hills                          Building
                                                                    Reading, PA 19607                     Material

                                                                    Director
                                                                    The Bachman Company                   Snack Food
                                                                    50 N. 4th Street
                                                                    Reading, PA 19601

Director                         Blaine T. Phillips                 Partner                               Law Firm
                                                                    Potter Anderson &
                                                                    Corroon
                                                                    350 Delaware Trust
                                                                    Building
                                                                    P.O. Box 951
                                                                    Wilmington, DE 19899

                                                                    Director                              Banking
                                                                    Delaware Trust
                                                                    Company
                                                                    900 Market Street
                                                                    Wilmington, DE 19801

                                                                    Director                              Trust Company
                                                                    Delaware Trust
                                                                    Capital Management
                                                                    900 Market Street
                                                                    Wilmington, DE 19801

                                                                    Director                              Trust Company
                                                                    Meridian Trust Company

Position With
Meridian                                                            Other
Investment                                                          Business                              Type of
Company                          Name                               Connection(s)                         Business
-------                          ----                               -------------                         --------
                                                                    P.O. Box 2000
                                                                    Valley Forge, PA 19482

                                                                    Director                              Asset
                                                                    Meridian Asset                        Management
                                                                    Management
                                                                    P.O. Box 2000
                                                                    Valley Forge, PA
                                                                    19482

Director                         George Strawbridge, Jr.            Owner                                 Thoroughbred
                                                                    Augustine Stables                     Racing and
                                                                    3801 Kennett Pike                     Breeding
                                                                    Suite 100-B
                                                                    Wilmington, DE 19807

                                                                    Director                              Foods
                                                                    Campbell Soup Company
                                                                    Campbell Place
                                                                    Camden, NJ 08101

                                                                    Partner                               Venture
                                                                    Philadelphia Ventures                 Capital
                                                                    200 S. Broad Street
                                                                    Philadelphia, PA 19102

                                                                    Co-owner                              Survey
                                                                    GAR, Inc.                             Company
                                                                    3801 Kennett Pike
                                                                    Suite 100-B
                                                                    Wilmington, DE 19807

                                                                    Co-owner                              Survey
                                                                    Keystone Aerial                       Company
                                                                    Surveys
                                                                    P.O. Box 21059
                                                                    Philadelphia, PA 19114

                                                                    Director                              National
                                                                    Niagara Frontier                      Hockey
                                                                    Hockey Corporation                    League
                                                                    140 Main Street
                                                                    Buffalo, NY 14202

                                                                    Director                              Banking
                                                                    Delaware Trust
                                                                    Company
                                                                    900 Market Street
                                                                    Wilmington, DE 19801

                                                                    Director                              Trust Company
                                                                    Delaware Trust
                                                                    Capital Management
                                                                    900 Market Street
                                                                    Wilmington, DE 19801

Position With
Meridian                                                            Other
Investment                                                          Business                              Type of
Company                          Name                               Connection(s)                         Business
-------                          ----                               -------------                         --------
                                                                    Director                              Bank Holding
                                                                    Meridian Bancorp,                     Company Inc.
                                                                    Meridian Bank
                                                                    35 North Sixth Street
                                                                    Reading, PA 19603

Senior                           Craig A. Moyer                     None
Investment
Manager

Senior                           Joseph E. Stocke                   None
Investment
Manager

Assistant                        Cathy L. Rahab                     None
Vice
President

Vice                             Leslie M. Varrelman                None
President

Investment                       Christine M. Frampton              None
Officer

     Marvin and Palmer's principal offices are located at 1201 N. Market Street, Suite 2300, Wilmington, Delaware 19801. Marvin and Palmer is a privately held company owned by Messrs. Marvin, Palmer and twenty one other holders. Marvin and Palmer is registered as an investment adviser under the Investment Advisers Act of 1940.

     The table below sets forth information concerning other investment companies that have similar investment objectives for which Marvin and Palmer act as investment adviser or sub-adviser.


================================================================================
Name of Investment             Net Assets as of                 Annual Fee
Company                        December 27, 1995               (Based on Average
                                                                Net Assets)
First American                $1.3 million                    .75% of the first $100 million of the Fund's average
  International Fund                                           daily net assets, .70% of the next $100 million of
                                                               the Fund's average daily net assets, .65% of the
                                                               third $100 million of the Fund's average daily net
                                                               assets, and .60% of the Fund's average daily net
                                                               assets in excess of $300 million.

================================================================================


     SFM serves as administrator and SFC serves as distributor for both Conestoga and CoreFunds. The principal address of SFM and SFC is 680 East Swedesford Road, Wayne, Pennsylvania 19087.

                                   LITIGATION

         Neither Conestoga nor CoreFunds is involved in any litigation that would have any material adverse financial effect upon either the Conestoga Portfolios or the CoreFunds Portfolios.


                              FINANCIAL HIGHLIGHTS

                  Conestoga Financial Highlights. The tables set forth below present financial information for the Institutional Shares and Retail Shares of the Conestoga Cash Management, Tax-Free, U.S. Treasury Securities, Equity, Special Equity, Bond, Intermediate Income, Pennsylvania Tax-Free Bond, Balanced, Short-Term Income and International Equity Portfolios. This information is derived from the Conestoga Portfolios' audited financial statements for the fiscal year ended October 31, 1995. The data should be read in conjunction with the audited financial statements and related notes which are included in the Statement of Additional Information related to this Combined Proxy Statement/Prospectus. The financial highlights for the Conestoga Portfolios for prior periods are contained in Conestoga's Prospectuses dated February 21, 1995, as supplemented November 3, 1995, and the financial statements for the Conestoga Portfolios for prior periods are contained in Conestoga's Annual Report to Shareholders and are incorporated by reference into Conestoga's Statement of Additional Information dated May 1, 1995 (as revised November 3, 1995), which Prospectuses and Statement of Additional Information are incorporated herein by reference.

              Selected data for a Conestoga Share of capital stock
                  outstanding throughout the period indicated:


                              Cash Management Fund

                                                                                     Fiscal Year Ended
                                                                                     October 31, 1995
========================================================================================================================
                                                                         Institutional                 Retail
                                                                            Shares                     Shares
                                                                            ------                     ------
------------------------------------------------------------------------------------------------------------------------
Net Asset Value, beginning
 of period.......................................................           $1.00                     $1.00
------------------------------------------------------------------------------------------------------------------------
Net Investment Income............................................             .05                       .05
------------------------------------------------------------------------------------------------------------------------
Net Realized and Unrealized
 Gain/(Loss) on Investments......................................             .0                        .0
------------------------------------------------------------------------------------------------------------------------
Total From Investment Operations.................................             .05                       .05
------------------------------------------------------------------------------------------------------------------------
Dividends to Shareholders from
 Net Investment Income...........................................            (.05)                     (.05)
------------------------------------------------------------------------------------------------------------------------
Distributions to Shareholders
 from Net Realized Gain on
 Investment Transactions.........................................              (0)                       (0)
------------------------------------------------------------------------------------------------------------------------
Total Distributions..............................................            (.05)                     (.05)
------------------------------------------------------------------------------------------------------------------------
Net Asset Value, end of period...................................           $1.00                     $1.00
------------------------------------------------------------------------------------------------------------------------
Total Return.....................................................            5.43%                     5.25%
------------------------------------------------------------------------------------------------------------------------
Net Assets, end of period
  (000 omitted)..................................................        $234,520                    $3,358
------------------------------------------------------------------------------------------------------------------------
Ratio of Expenses to Average Net Assets..........................             .56%                      .74%
------------------------------------------------------------------------------------------------------------------------
Ratio of Net Investment Income to Average
  Net Assets.....................................................            5.32%                     5.16%
------------------------------------------------------------------------------------------------------------------------
Ratio of Expenses to Average Net Assets
  (Excluding Waivers)............................................             .79%                      .97%
------------------------------------------------------------------------------------------------------------------------
Ratio of Net Investment Income to Average
  Net Assets (Excluding Waivers).................................            5.09%                      .93%
------------------------------------------------------------------------------------------------------------------------
Portfolio turnover rate..........................................            N/A                        N/A
========================================================================================================================

-------------------------------

              Selected data for a Conestoga Share of capital stock
                  outstanding throughout the period indicated:


                                  Tax-Free Fund
                                 --------------

                                                                                   Fiscal Year Ended
                                                                                   October 31, 1995
========================================================================================================================
                                                                         Institutional                 Retail
                                                                            Shares                     Shares
                                                                            ------                     ------
------------------------------------------------------------------------------------------------------------------------
Net Asset Value, beginning
 of period.......................................................           $1.00                     $1.00
------------------------------------------------------------------------------------------------------------------------
Net Investment Income............................................             .03                       .03
------------------------------------------------------------------------------------------------------------------------
Net Realized and Unrealized
 Gain/(Loss) on Investments......................................             .0                        .0
------------------------------------------------------------------------------------------------------------------------
Total From Investment Operations.................................             .03                       .03
------------------------------------------------------------------------------------------------------------------------
Dividends to Shareholders from
 Net Investment Income...........................................            (.03)                     (.03)
------------------------------------------------------------------------------------------------------------------------
Distributions to Shareholders
 from Net Realized Gain on
 Investment Transactions.........................................              (0)                       (0)
------------------------------------------------------------------------------------------------------------------------
Total Distributions..............................................            (.03)                     (.03)
------------------------------------------------------------------------------------------------------------------------
Net Asset Value, end of period...................................           $1.00                     $1.00
------------------------------------------------------------------------------------------------------------------------
Total Return.....................................................            3.43%                     3.39%
------------------------------------------------------------------------------------------------------------------------
Net Assets, end of period
  (000 omitted)..................................................         $60,509                     $1,282
------------------------------------------------------------------------------------------------------------------------
Ratio of Expenses to Average Net Assets..........................             .46%                       .48%
------------------------------------------------------------------------------------------------------------------------
Ratio of Net Investment Income to Average
  Net Assets.....................................................            3.37%                      3.35%
------------------------------------------------------------------------------------------------------------------------
Ratio of Expenses to Average Net Assets
  (Excluding Waivers)............................................             .83%                       .88%
------------------------------------------------------------------------------------------------------------------------
Ratio of Net Investment Income to Average
  Net Assets (Excluding Waivers).................................            3.00%                      2.95%
------------------------------------------------------------------------------------------------------------------------
Portfolio turnover rate..........................................             N/A                        N/A
========================================================================================================================

-------------------------------

                               Selected data for a Conestoga Share of capital stock
                                   outstanding throughout the period indicated:


                                           U.S. Treasury Securities Fund
                                           -----------------------------

                                                                                    Fiscal Year Ended
                                                                                    October 31, 1995
========================================================================================================================
                                                                         Institutional                 Retail
                                                                            Shares                     Shares
                                                                            ------                     ------
------------------------------------------------------------------------------------------------------------------------

Net Asset Value, beginning
 of period.......................................................           $1.00                     $1.00
------------------------------------------------------------------------------------------------------------------------
Net Investment Income............................................             .05                       .05
------------------------------------------------------------------------------------------------------------------------
Net Realized and Unrealized
 Gain/(Loss) on Investments......................................             .0                        .0
------------------------------------------------------------------------------------------------------------------------
Total From Investment Operations.................................             .05                       .05
------------------------------------------------------------------------------------------------------------------------
Dividends to Shareholders from
 Net Investment Income...........................................            (.05)                     (.05)
------------------------------------------------------------------------------------------------------------------------
Distributions to Shareholders
 from Net Realized Gain on
 Investment Transactions.........................................              (0)                       (0)
------------------------------------------------------------------------------------------------------------------------
Total Distributions..............................................            (.05)                     (.05)
------------------------------------------------------------------------------------------------------------------------
Net Asset Value, end of period...................................           $1.00                     $1.00
------------------------------------------------------------------------------------------------------------------------
Total Return.....................................................            5.27%                     5.16%
------------------------------------------------------------------------------------------------------------------------
Net Assets, end of period
  (000 omitted)..................................................        $444,259                      $730
------------------------------------------------------------------------------------------------------------------------
Ratio of Expenses to Average Net Assets..........................             .62%                      .73%
------------------------------------------------------------------------------------------------------------------------
Ratio of Net Investment Income to Average
  Net Assets.....................................................            5.14%                     5.26%
------------------------------------------------------------------------------------------------------------------------
Ratio of Expenses to Average Net Assets
  (Excluding Waivers)............................................             .78%                      .79%
------------------------------------------------------------------------------------------------------------------------
Ratio of Net Investment Income to Average
  Net Assets (Excluding Waivers).................................            4.98%                     5.20%
------------------------------------------------------------------------------------------------------------------------
Portfolio turnover rate..........................................             N/A                       N/A
========================================================================================================================

-------------------------------

                               Selected data for a Conestoga Share of capital stock
                                   outstanding throughout the period indicated:


                                                    Equity Fund
                                                    -----------

                                                                                     Fiscal Year Ended
                                                                                     October 31, 1995
========================================================================================================================
                                                                         Institutional                 Retail
                                                                            Shares                     Shares
                                                                            ------                     ------
------------------------------------------------------------------------------------------------------------------------
Net Asset Value, beginning
 of period.......................................................           $15.00                     $15.00
------------------------------------------------------------------------------------------------------------------------
Net Investment Income............................................              .19                        .18
------------------------------------------------------------------------------------------------------------------------
Net Realized and Unrealized
 Gain/(Loss) on Investments......................................             2.87                       2.87
------------------------------------------------------------------------------------------------------------------------
Total From Investment Operations.................................            18.06                      18.05
------------------------------------------------------------------------------------------------------------------------
Dividends to Shareholders from
 Net Investment Income...........................................             (.19)                      (.17)
------------------------------------------------------------------------------------------------------------------------
Distributions to Shareholders
 from Net Realized Gain on
 Investment Transactions.........................................             (.80)                     (.80)
------------------------------------------------------------------------------------------------------------------------
Total Distributions..............................................             (.99)                     (.97)
------------------------------------------------------------------------------------------------------------------------
Net Asset Value, end of period...................................           $17.07                    $17.08
------------------------------------------------------------------------------------------------------------------------
Total Return.....................................................            22.00%                    21.94%
------------------------------------------------------------------------------------------------------------------------
Net Assets, end of period
  (000 omitted)..................................................         $378,352                    $6,591
------------------------------------------------------------------------------------------------------------------------
Ratio of Expenses to Average Net Assets..........................             1.05%                     1.34%
------------------------------------------------------------------------------------------------------------------------
Ratio of Net Investment Income to Average
  Net Assets.....................................................             1.44%                     1.23%
------------------------------------------------------------------------------------------------------------------------
Ratio of Expenses to Average Net Assets
  (Excluding Waivers)............................................             1.10%                     1.53%
------------------------------------------------------------------------------------------------------------------------
Ratio of Net Investment Income to Average
  Net Assets (Excluding Waivers).................................             1.49%                     1.04%
------------------------------------------------------------------------------------------------------------------------
Portfolio turnover rate..........................................              119%                      119%
========================================================================================================================

-------------------------------


                               Selected data for a Conestoga Share of capital stock
                                   outstanding throughout the period indicated:


                                                Special Equity Fund
                                                -------------------

                                                                                     Fiscal Year Ended
                                                                                      October 31, 1995
========================================================================================================================
                                                                         Institutional                 Retail
                                                                            Shares                     Shares
                                                                            ------                     ------
------------------------------------------------------------------------------------------------------------------------
Net Asset Value, beginning
 of period.......................................................            $9.37                     $9.37
------------------------------------------------------------------------------------------------------------------------
Net Investment Income............................................              .12                       .12
------------------------------------------------------------------------------------------------------------------------
Net Realized and Unrealized
 Gain/(Loss) on Investments......................................             2.12                      2.12
------------------------------------------------------------------------------------------------------------------------
Total From Investment Operations.................................            11.61                     11.61
------------------------------------------------------------------------------------------------------------------------
Dividends to Shareholders from
 Net Investment Income...........................................             (.12)                     (.12)
------------------------------------------------------------------------------------------------------------------------
Distributions to Shareholders
 from Net Realized Gain on
 Investment Transactions.........................................             (.07)                     (.07)
------------------------------------------------------------------------------------------------------------------------
Total Distributions..............................................             (.19)                     (.19)
------------------------------------------------------------------------------------------------------------------------
Net Asset Value, end of period...................................           $11.42                     $11.42
------------------------------------------------------------------------------------------------------------------------
Total Return.....................................................            24.44%                     24.44%
------------------------------------------------------------------------------------------------------------------------
Net Assets, end of period
  (000 omitted)..................................................          $57,396                       $734
------------------------------------------------------------------------------------------------------------------------
Ratio of Expenses to Average Net Assets..........................              .32%                       .27%
------------------------------------------------------------------------------------------------------------------------
Ratio of Net Investment Income to Average
  Net Assets.....................................................             1.14%                      1.29%
------------------------------------------------------------------------------------------------------------------------
Ratio of Expenses to Average Net Assets
  (Excluding Waivers)............................................             1.97%                      2.24%
------------------------------------------------------------------------------------------------------------------------
Ratio of Net Investment Income to Average
  Net Assets (Excluding Waivers).................................             (.51)%                     (.68)%
------------------------------------------------------------------------------------------------------------------------
Portfolio turnover rate..........................................              129%                       129%
========================================================================================================================

-------------------------------

              Selected data for a Conestoga Share of capital stock
                  outstanding throughout the period indicated:


                                                     Bond Fund
                                                     ---------

                                                                                      Fiscal Year Ended
                                                                                      October 31, 1995
========================================================================================================================
                                                                         Institutional                 Retail
                                                                            Shares                     Shares
                                                                            ------                     ------
------------------------------------------------------------------------------------------------------------------------
Net Asset Value, beginning
 of period.......................................................            $9.81                     $9.81
------------------------------------------------------------------------------------------------------------------------
Net Investment Income............................................              .61                       .60
------------------------------------------------------------------------------------------------------------------------
Net Realized and Unrealized
 Gain/(Loss) on Investments......................................              .71                       .72
------------------------------------------------------------------------------------------------------------------------
Total From Investment Operations.................................            11.13                     11.13
------------------------------------------------------------------------------------------------------------------------
Dividends to Shareholders from
 Net Investment Income...........................................             (.58)                     (.57)
------------------------------------------------------------------------------------------------------------------------
Distributions to Shareholders
 from Net Realized Gain on
 Investment Transactions.........................................               (0)                       (0)
------------------------------------------------------------------------------------------------------------------------
Total Distributions..............................................             (.58)                     (.57)
------------------------------------------------------------------------------------------------------------------------
Net Asset Value, end of period...................................           $10.55                     $10.56
------------------------------------------------------------------------------------------------------------------------
Total Return.....................................................            13.87%                     13.83%
------------------------------------------------------------------------------------------------------------------------
Net Assets, end of period
  (000 omitted)..................................................         $194,442                     $1,373
------------------------------------------------------------------------------------------------------------------------
Ratio of Expenses to Average Net Assets..........................              .71%                       .97%
------------------------------------------------------------------------------------------------------------------------
Ratio of Net Investment Income to Average
  Net Assets.....................................................             6.09%                      6.02%
------------------------------------------------------------------------------------------------------------------------
Ratio of Expenses to Average Net Assets
  (Excluding Waivers)............................................             1.12%                      1.44%
------------------------------------------------------------------------------------------------------------------------
Ratio of Net Investment Income to Average
  Net Assets (Excluding Waivers).................................             5.68%                      5.55%
------------------------------------------------------------------------------------------------------------------------
Portfolio turnover rate..........................................              352%                       352%
========================================================================================================================

-------------------------------


                               Selected data for a Conestoga Share of capital stock
                                   outstanding throughout the period indicated:


                                             Intermediate Income Fund
                                             ------------------------
                                                                                      Fiscal Year Ended
                                                                                      October 31, 1995
========================================================================================================================
                                                                         Institutional                 Retail
                                                                            Shares                     Shares
                                                                            ------                     ------
------------------------------------------------------------------------------------------------------------------------
Net Asset Value, beginning
 of period.......................................................           $10.27                    $10.27
------------------------------------------------------------------------------------------------------------------------
Net Investment Income............................................              .57                       .55
------------------------------------------------------------------------------------------------------------------------
Net Realized and Unrealized
 Gain/(Loss) on Investments......................................              .42                       .44
------------------------------------------------------------------------------------------------------------------------
Total From Investment Operations.................................            11.26                     11.26
------------------------------------------------------------------------------------------------------------------------
Dividends to Shareholders from
 Net Investment Income...........................................             (.55)                     (.54)
------------------------------------------------------------------------------------------------------------------------
Distributions to Shareholders
 from Net Realized Gain on
 Investment Transactions.........................................               (0)                       (0)
------------------------------------------------------------------------------------------------------------------------
Total Distributions..............................................             (.55)                     (.54)
------------------------------------------------------------------------------------------------------------------------
Net Asset Value, end of period...................................           $10.71                    $10.72
------------------------------------------------------------------------------------------------------------------------
Total Return.....................................................             9.92%                     9.90%
------------------------------------------------------------------------------------------------------------------------
Net Assets, end of period
  (000 omitted)..................................................         $138,243                    $1,230
------------------------------------------------------------------------------------------------------------------------
Ratio of Expenses to Average Net Assets..........................              .64%                      .93%
------------------------------------------------------------------------------------------------------------------------
Ratio of Net Investment Income to Average
  Net Assets.....................................................             5.72%                     5.47%
------------------------------------------------------------------------------------------------------------------------
Ratio of Expenses to Average Net Assets
  (Excluding Waivers)............................................             1.15%                     1.51%
------------------------------------------------------------------------------------------------------------------------
Ratio of Net Investment Income to Average
  Net Assets (Excluding Waivers).................................             5.21%                     4.89%
------------------------------------------------------------------------------------------------------------------------
Portfolio turnover rate..........................................              260%                      260%
========================================================================================================================

-------------------------------

                                      -81-

              Selected data for a Conestoga Share of capital stock
                  outstanding throughout the period indicated:


                                          Pennsylvania Tax-Free Bond Fund
                                          -------------------------------

                                                                                      Fiscal Year Ended
                                                                                      October 31, 1995
========================================================================================================================
                                                                         Institutional                 Retail
                                                                            Shares                     Shares
                                                                            ------                     ------
------------------------------------------------------------------------------------------------------------------------
Net Asset Value, beginning
 of period.......................................................            $9.56                     $9.56
------------------------------------------------------------------------------------------------------------------------
Net Investment Income............................................              .47                       .47
------------------------------------------------------------------------------------------------------------------------
Net Realized and Unrealized
 Gain/(Loss) on Investments......................................              .67                       .67
------------------------------------------------------------------------------------------------------------------------
Total From Investment Operations.................................            10.70                     10.70
------------------------------------------------------------------------------------------------------------------------
Dividends to Shareholders from
 Net Investment Income...........................................             (.46)                     (.46)
------------------------------------------------------------------------------------------------------------------------
Distributions to Shareholders
 from Net Realized Gain on
 Investment Transactions.........................................             (.01)                     (.01)
------------------------------------------------------------------------------------------------------------------------
Total Distributions..............................................             (.47)                     (.47)
------------------------------------------------------------------------------------------------------------------------
Net Asset Value, end of period...................................           $10.23                    $10.23
------------------------------------------------------------------------------------------------------------------------
Total Return.....................................................            12.30%                    12.30%
------------------------------------------------------------------------------------------------------------------------
Net Assets, end of period
  (000 omitted)..................................................          $5,977                       $820
------------------------------------------------------------------------------------------------------------------------
Ratio of Expenses to Average Net Assets..........................              .51%                      .51%
------------------------------------------------------------------------------------------------------------------------
Ratio of Net Investment Income to Average
  Net Assets.....................................................             4.64%                     4.64%
------------------------------------------------------------------------------------------------------------------------
Ratio of Expenses to Average Net Assets
  (Excluding Waivers)............................................             1.65%                     1.62%
------------------------------------------------------------------------------------------------------------------------
Ratio of Net Investment Income to Average
  Net Assets (Excluding Waivers).................................             3.50%                     3.53%
------------------------------------------------------------------------------------------------------------------------
Portfolio turnover rate..........................................               15%                       15%
========================================================================================================================

-------------------------------

              Selected data for a Conestoga Share of capital stock
                  outstanding throughout the period indicated:


                                                   Balanced Fund
                                                   -------------


                                                                                      Fiscal Year Ended
                                                                                      October 31, 1995
========================================================================================================================
                                                                         Institutional                 Retail
                                                                            Shares                     Shares
                                                                            ------                     ------
------------------------------------------------------------------------------------------------------------------------
Net Asset Value, beginning
 of period.......................................................           $10.00                     $9.97
------------------------------------------------------------------------------------------------------------------------
Net Investment Income............................................              .12                       .11
------------------------------------------------------------------------------------------------------------------------
Net Realized and Unrealized
 Gain/(Loss) on Investments......................................              .37                       .42
------------------------------------------------------------------------------------------------------------------------
Total From Investment Operations.................................            10.49                     10.50
------------------------------------------------------------------------------------------------------------------------
Dividends to Shareholders from
 Net Investment Income...........................................             (.11)                     (.11)
------------------------------------------------------------------------------------------------------------------------
Distributions to Shareholders
 from Net Realized Gain on
 Investment Transactions.........................................               (0)                       (0)
------------------------------------------------------------------------------------------------------------------------
Total Distributions..............................................             (.11)                     (.11)
------------------------------------------------------------------------------------------------------------------------
Net Asset Value, end of period...................................           $10.38                     $10.39
------------------------------------------------------------------------------------------------------------------------
Total Return.....................................................             4.89%                     5.27%
------------------------------------------------------------------------------------------------------------------------
Net Assets, end of period
  (000 omitted)..................................................           38,494                       $69
------------------------------------------------------------------------------------------------------------------------
Ratio of Expenses to Average Net Assets..........................              .82%                     1.07%
------------------------------------------------------------------------------------------------------------------------
Ratio of Net Investment Income to Average
  Net Assets.....................................................             3.66%                     3.37%
------------------------------------------------------------------------------------------------------------------------
Ratio of Expenses to Average Net Assets
  (Excluding Waivers)............................................             1.07%                     1.32%
------------------------------------------------------------------------------------------------------------------------
Ratio of Net Investment Income to Average
  Net Assets (Excluding Waivers).................................             3.41%                     3.12%
------------------------------------------------------------------------------------------------------------------------
Portfolio turnover rate..........................................               65%                       65%
========================================================================================================================


-------------------------------

                               Selected data for a Conestoga Share of capital stock
                                   outstanding throughout the period indicated:


                                              Short-Term Income Fund
                                              ----------------------

                                                                                     Fiscal Year Ended
                                                                                     October 31, 1995
========================================================================================================================
                                                                         Institutional                 Retail
                                                                            Shares                     Shares
                                                                            ------                     ------
------------------------------------------------------------------------------------------------------------------------
Net Asset Value, beginning
 of period.......................................................           $10.00                    $10.01
------------------------------------------------------------------------------------------------------------------------
Net Investment Income............................................              .25                       .23
------------------------------------------------------------------------------------------------------------------------
Net Realized and Unrealized
 Gain/(Loss) on Investments......................................              .03                       .02
------------------------------------------------------------------------------------------------------------------------
Total From Investment Operations.................................            10.28                     10.26
------------------------------------------------------------------------------------------------------------------------
Dividends to Shareholders from
 Net Investment Income...........................................             (.23)                     (.22)
------------------------------------------------------------------------------------------------------------------------
Distributions to Shareholders
 from Net Realized Gain on
 Investment Transactions.........................................               (0)                       (0)
------------------------------------------------------------------------------------------------------------------------
Total Distributions..............................................             (.23)                     (.22)
------------------------------------------------------------------------------------------------------------------------
Net Asset Value, end of period...................................           $10.05                    $10.04
------------------------------------------------------------------------------------------------------------------------
Total Return.....................................................             2.87%                     2.57%
------------------------------------------------------------------------------------------------------------------------
Net Assets, end of period
  (000 omitted)..................................................          $36,059                       $11
------------------------------------------------------------------------------------------------------------------------
Ratio of Expenses to Average Net Assets..........................              .63%                      .88%
------------------------------------------------------------------------------------------------------------------------
Ratio of Net Investment Income to Average
  Net Assets.....................................................             5.43%                     5.05%
------------------------------------------------------------------------------------------------------------------------
Ratio of Expenses to Average Net Assets
  (Excluding Waivers)............................................             1.08%                     1.33%
------------------------------------------------------------------------------------------------------------------------
Ratio of Net Investment Income to Average
  Net Assets (Excluding Waivers).................................             4.98%                     4.60%
------------------------------------------------------------------------------------------------------------------------
Portfolio turnover rate..........................................               40%                       40%
========================================================================================================================

-------------------------------


                               Selected data for a Conestoga Share of capital stock
                                   outstanding throughout the period indicated:


                                             International Equity Fund
                                             -------------------------

                                                                                     Fiscal Year Ended
                                                                                     October 31, 1995
========================================================================================================================
                                                                         Institutional                 Retail
                                                                            Shares                     Shares
                                                                            ------                     ------
------------------------------------------------------------------------------------------------------------------------
Net Asset Value, beginning
 of period.......................................................           $10.00                     $10.00
------------------------------------------------------------------------------------------------------------------------
Net Investment Income............................................             0.00                      (0.01)
------------------------------------------------------------------------------------------------------------------------
Net Realized and Unrealized
 Gain/(Loss) on Investments......................................             1.01                       1.00
------------------------------------------------------------------------------------------------------------------------
Total From Investment Operations.................................            11.01                      10.99
------------------------------------------------------------------------------------------------------------------------
Dividends to Shareholders from
 Net Investment Income...........................................               (0)                        (0)
------------------------------------------------------------------------------------------------------------------------
Distributions to Shareholders
 from Net Realized Gain on
 Investment Transactions.........................................               (0)                        (0)
------------------------------------------------------------------------------------------------------------------------
Total Distributions..............................................               (0)                        (0)
------------------------------------------------------------------------------------------------------------------------
Net Asset Value, end of period...................................           $11.01                     $10.99
------------------------------------------------------------------------------------------------------------------------
Total Return.....................................................            10.10%                      9.90%
------------------------------------------------------------------------------------------------------------------------
Net Assets, end of period
  (000 omitted)..................................................          $13,372                         $9
------------------------------------------------------------------------------------------------------------------------
Ratio of Expenses to Average Net Assets..........................             1.88%                      2.13%
------------------------------------------------------------------------------------------------------------------------
Ratio of Net Investment Income to Average
  Net Assets.....................................................             (.10)%                     (.69)%
------------------------------------------------------------------------------------------------------------------------
Ratio of Expenses to Average Net Assets
  (Excluding Waivers)............................................             1.88%                      2.26%
------------------------------------------------------------------------------------------------------------------------
Ratio of Net Investment Income to Average
  Net Assets (Excluding Waivers).................................             (.10)%                     (.83)%
------------------------------------------------------------------------------------------------------------------------
Portfolio turnover rate..........................................               23%                        23%
========================================================================================================================

-------------------------------

                              FINANCIAL STATEMENTS

         The financial statements for the Conestoga Portfolios for the fiscal year ended October 31, 1995, are included in the Statement of Additional Information related to this Combined Proxy Statement/Prospectus. The financial highlights and the financial statements for Institutional and Individual shares of the Existing CoreFunds Portfolios for the fiscal year ended June 30, 1995 are contained in CoreFunds' Annual Report to Shareholders and in CoreFunds' Prospectuses and Statement of Additional Information dated November 1, 1995, each of which is incorporated by reference in this Combined Proxy Statement/Prospectus.

         The financial statements for the Conestoga Portfolios as of October 31, 1995, and the related statements of operations, changes in net assets and financial highlights for the periods indicated in the financial statements contained in Conestoga's Annual Report and incorporated by reference in this Combined Proxy/Prospectus, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent auditors, given on the authority of that firm as experts in accounting and auditing.

         The financial statements of the Existing CoreFunds Portfolios as of June 30, 1995, and the related statements of operations, changes in net assets and financial highlights for the periods indicated in the financial statements are included in CoreFunds' Prospectuses and contained in CoreFunds' Statement of Additional Information, and incorporated by reference in this Combined Proxy/Prospectus, have been incorporated by reference herein in reliance on the reports of Ernst & Young LLP, independent auditors, given on the authority of that firm as experts in accounting and auditing.


                                 OTHER BUSINESS

         Conestoga's Board knows of no other business to be brought before the Meeting. However, if any other matters come before the Meeting, it is the intention that proxies which do not contain specific restrictions to the contrary will be voted on such matters in accordance with the judgment of the persons named in the enclosed form of proxy.

                             SHAREHOLDER INQUIRIES


         Shareholder inquiries may be addressed to Conestoga in writing at the address on the cover page of this Combined Proxy Statement/Prospectus or by telephoning 1-800-344-2716.


                                      * * *

SHAREHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE MEETING ARE REQUESTED TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                  APPENDIX I

                             AGREEMENT AND PLAN OF
                                REORGANIZATION
                                BY AND BETWEEN
                                COREFUNDS, INC.
                                      AND
                           CONESTOGA FAMILY OF FUNDS

                        DATED __________________, 1996

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
I.     Transfer of Assets of Conestoga Portfolios..........................

II.    Liquidating Distributions and Termination of Conestoga..............

III.   Valuation Times.....................................................

IV.    Certain Representations, Warranties and Agreements
       of Conestoga........................................................

V.     Certain Representations, Warranties and Agreements
       of CoreFunds........................................................

VI.    Shareholder Action on behalf of the Acquired Funds..................

VII.   N-14 Registration Statement and Proxy Solicitation
       Materials...........................................................

VIII.  Effective Times of the Reorganization...............................

IX.    CoreFunds Conditions................................................

X.     Conestoga Conditions................................................

XI.    Tax Documents.......................................................

XII.   Finder's Fees.......................................................

XIII.  Announcements.......................................................

XIV.   Further Assurances..................................................

XV.    Termination of Representations and Warranties.......................

XVI.   Termination of Agreement............................................

XVII.  Amendment and Waiver................................................

XVIII. Governing Law.......................................................

XIX.   Successors and Assigns..............................................

XX.    Beneficiaries.......................................................

XXI.   Conestoga Liability.................................................

XXII.  Notices.............................................................

XXIII. Expenses............................................................

XXIV.  Entire Agreement....................................................

XXV.   Counterparts........................................................

                     AGREEMENT AND PLAN OF REORGANIZATION

         AGREEMENT AND PLAN OF REORGANIZATION made as of ________________, 1996 between COREFUNDS, INC., a Maryland corporation ("CoreFunds"), and CONESTOGA FAMILY of FUNDS, a Massachusetts business trust ("Conestoga").

         WHEREAS, the parties desire that substantially all of the known assets and liabilities of Conestoga's portfolios be transferred to, and be acquired and assumed by, certain CoreFunds portfolios in exchange for Individual Shares or Institutional Shares of the CoreFunds portfolios which shall thereafter be distributed by Conestoga to the holders of Retail Shares or Institutional Shares of its portfolios, all as described in this Agreement (the "Reorganization");

         WHEREAS, the parties intend that the CoreFunds Special Equity Fund, Bond Fund and Short-Term Income Fund portfolios will have nominal assets and liabilities before the Reorganization and will continue the investment operations of the Conestoga Special Equity Fund, Bond Fund and Short-Term Income Fund (the "Continuing Funds"), respectively, after the Reorganization;

         WHEREAS, the Reorganization with respect to Conestoga's Cash Management Fund, Tax-Free Fund, U.S. Treasury Securities Fund, Equity Fund, Intermediate Income Fund, Pennsylvania Tax-Free Bond Fund, Balanced Fund and International Equity Fund (the

"Reorganizing Funds") shall occur on a date that is prior to the Reorganization with respect to the Continuing Funds;

         WHEREAS, the parties intend that the transfers of assets, assumptions of liabilities, and distributions of Individual Shares or Institutional Shares, as the case may be, be treated as tax-free reorganizations under Section 368(a)(1)(C), 368(a)(1)(D), or 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, the parties intend that in connection with the Reorganization each of the Conestoga portfolios shall be terminated and Conestoga shall be terminated under state law and deregistered as described in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and subject to the terms and conditions hereof, and intending to be legally bound hereby, CoreFunds and Conestoga agree as follows:

         I.  Transfer of Assets of Conestoga Portfolios.

         1.01 (a) At the Effective Time of the Reorganization (as defined in
                  Article VIII) with respect to each of the Conestoga portfolios (each, an "Acquired Fund"), all property of every description, and all interests, rights, privileges and powers of each Acquired Fund other than cash in an amount necessary to pay any unpaid dividends and distributions as provided in Article IV(g) (such assets, the "Acquired Fund Assets") shall be transferred and conveyed by such Acquired Fund to CoreFunds on behalf of one of its portfolios as set forth in Section 1.02 (each, an "Acquiring Fund"), and shall be accepted by CoreFunds on behalf of such Acquiring Fund, and CoreFunds, on behalf of such Acquiring Fund, shall assume all known liabilities whether accrued, absolute, contingent or otherwise, of such Acquired Fund reflected in the calculation of such Acquired Fund's net asset value (the "Acquired Fund Liabilities"), so that at and after the Effective Time of the Reorganization with respect to such Acquired Fund: (i) all assets of such Acquired Fund shall become and be the assets of its Acquiring Fund; and (ii) all known liabilities of such Acquired Fund reflected as such in the calculation of the Acquired Fund's net asset value shall attach to its Acquiring Fund as aforesaid and may thenceforth be enforced against such Acquiring Fund to the extent as if the same had been incurred by it. Without limiting the generality of the foregoing, the Acquired Fund Assets shall include all property and assets of any nature whatsoever, including, without limitation, all cash, cash equivalents, securities, claims and receivables (including dividend and interest receivables) owned by an Acquired Fund, and (subject to Section 1.01(b)) any deferred or prepaid expenses shown as an asset on an Acquired Fund's books, at the Effective Time of the Reorganization of such Acquired Fund, and all good will, all other intangible property and all books and records belonging to an Acquired Fund. Recourse by any person for the Acquired Fund Liabilities assumed by an Acquiring Fund shall, at and after the Effective Time of the Reorganization of such Acquired Fund, be limited to such Acquiring Fund.

              (b) Notwithstanding Section 1.01(a), unamortized organizational expenses of the Reorganizing Funds shall not be transferred or assumed hereunder. The parties have been advised that such expenses will be paid to such Reorganizing Funds by one or more third parties and will be eliminated from the balance sheets of such Reorganizing Funds prior to the applicable Effective Time of the Reorganization of the Reorganizing Funds.

         1.02 The assets of each Acquired Fund shall be acquired by the Acquiring Fund identified below opposite its name, and the holders of each class of shares of such Acquired Fund shall receive the class of shares of common stock of the Acquiring Fund identified below opposite the name of such class:

Conestoga Portfolios and Classes         CoreFunds Portfolios and Class
--------------------------------         ------------------------------
Cash Management Fund                     Cash Reserve Fund
  Institutional Shares                     Class Y-Institutional Shares
                                             (Class A Common Stock)
  Retail Shares                            Class C-Individual Shares
                                             (Class A Common Stock, Class B)

Tax-Free Fund                            Tax-Free Reserve Fund
  Institutional Shares                     Class Y-Institutional Shares
                                             (Class J Common Stock)
  Retail Shares                            Class C-Individual Shares
                                             (Class J Common Stock, Class B)

U.S. Treasury Securities Fund            Treasury Reserve Fund
  Institutional Shares                     Class Y-Institutional Shares
                                             (Class B Common Stock)
  Retail Shares                            Class C-Individual Shares
                                             (Class B Common Stock, Class B)

Intermediate Income Fund                 Short Intermediate Bond Fund
  Institutional Shares                     Class Y-Institutional Shares
                                             (Class H Common Stock)
  Retail Shares                            Class A-Individual Shares
                                             (Class H Common Stock, Class B)

Pennsylvania Tax-Free Bond Fund          Pennsylvania Municipal Bond Fund
  Institutional Shares                     Class Y-Institutional Shares
                                             (Class P Common Stock)
  Retail Shares                            Class A-Individual Shares
                                             (Class P Common Stock, Class B)

Balanced Fund                            Balanced Fund
  Institutional Shares                     Class Y-Institutional Shares
                                             (Class L Common Stock)
  Retail Shares                            Class A-Individual Shares
                                             (Class L Common Stock, Class B)

Conestoga Portfolios and Classes         CoreFunds Portfolios and Class
--------------------------------         ------------------------------
International Equity Fund                International Growth Fund
  Institutional Shares                     Class Y-Institutional Shares
                                             (Class E Common Stock)
  Retail Shares                            Class A-Individual Shares
                                             (Class E Common Stock, Class B)

Equity Fund                              Equity Fund
  Institutional Shares                     Class Y-Institutional Shares
                                             (Class D Common Stock)
  Retail Shares                            Class A-Individual Shares
                                             (Class D Common Stock, Class B)

Special Equity Fund                      Special Equity Fund
  Institutional Shares                     Class Y-Institutional Shares
  Retail Shares                            Class A-Individual Shares

Bond Fund                                Bond Fund
  Institutional Shares                     Class Y-Institutional Shares
  Retail Shares                            Class A-Individual Shares

Short-Term Income Fund                   Short-Term Income Fund
  Institutional Shares                     Class Y-Institutional Shares
  Retail Shares                            Class A-Individual Shares

The Board of Directors of CoreFunds has adopted resolutions authorizing the change of names of the Intermediate Bond Fund to the Short Intermediate Bond Fund and of the Value Equity Fund to the Equity Fund and the change of designations of the classes of each Acquiring Fund (i) from Individual-Class A to Class A for each Acquiring Fund except the Cash Reserve Fund, Tax-Free Reserve Fund and Treasury Reserve Fund, which will be designated Class C, and
(ii) from Institutional-Class B to Class Y for each Acquiring Fund. These changes will be effective by the Effective Time of the Reorganization with respect to each Acquired Fund.

         1.03 In exchange for the transfer of the Acquired Fund Assets and the assumption of the Acquired Fund Liabilities, CoreFunds shall simultaneously issue at the applicable Effective Time of the Reorganization to each Acquired Fund a number of full and fractional shares to the third decimal place, of the Acquiring Fund specified in Section 1.02 and of the class or classes identified in Section 1.02, all determined and adjusted as provided in this Agreement. The number of each class of shares of the Acquiring Funds so issued will have an aggregate net asset value equal to the value of the Acquired Fund Assets that are represented by the class of shares of the Acquired Fund, the holders of which shall receive such class of shares of the Acquiring Fund, as specified in
Section 1.02, all determined and adjusted as provided in this Agreement.

         1.04 The net asset value of each class of shares of the Acquiring Funds and the net asset value of each class of shares of the Acquired Funds shall be determined as of the applicable Valuation Time with respect to each Acquired Fund specified in Article III.

         1.05 The net asset value of each class of shares of each Acquiring Fund shall be computed in the manner set forth in such Acquiring Fund's then current prospectuses under the Securities Act of 1933, as amended (the "1933 Act"). The net value of the Acquired Fund Assets to be transferred by the Conestoga portfolios shall be computed by Conestoga and shall be subject to adjustment by the amount, if any, agreed to by CoreFunds and Conestoga. In determining the value of the securities transferred by the Acquired Funds to the Acquiring Funds, each security shall be priced in accordance with the policies and procedures of CoreFunds described in its then current prospectuses and statements of additional information and adopted by CoreFunds' Board of Directors, which are and shall be consistent with the policies now in effect for Conestoga. For such purposes, price quotations and the security characteristics relating to establishing such quotations shall be determined by CoreFunds, provided that such determination shall be subject to the approval of Conestoga.

         The value of the Acquired Fund Assets of the Conestoga Cash Management Fund, Tax-Free Fund and U.S. Treasury Securities Fund (each, a "Conestoga Money Market Fund") and the value of the shares of the corresponding Acquiring Funds for purposes of sales and redemptions shall be based on the amortized cost valuation procedures that have been adopted by the Board of Trustees of Conestoga and the Board of Directors of CoreFunds, respectively. Any provision in this Agreement to the contrary notwithstanding, if the difference between the per share net asset values of a Conestoga Money Market Fund and its corresponding Acquiring Fund equals or exceeds $.0025 at the applicable Valuation Time, as computed by using such market values in accordance with the policies and procedures established by CoreFunds (or as otherwise mutually determined by the Board of Trustees of Conestoga and the Board of Directors of CoreFunds), either the Board of Trustees of Conestoga or the Board of Directors of CoreFunds shall have the right to postpone the applicable Valuation Time and the applicable Effective Time of the Reorganization with respect to such Conestoga Money Market Fund until such time as the per share difference is less than $.0025.

         II. Liquidating Distributions and Termination of Conestoga.
Immediately after the Effective Time of the Reorganization with respect to each Acquired Fund, such Acquired Fund shall distribute in complete liquidation pro rata to the record holders of each class of its shares at the applicable Effective Time of the Reorganization the shares of the class of the Acquiring Fund identified in Section 2.01 to be received by the record holders of such class of such Acquired Fund. In addition, each shareholder of record of an Acquired Fund shall have the right to receive any unpaid dividends or other distributions which were declared before the applicable Effective Time of the Reorganization with respect to the shares of an Acquired Fund that are held by the shareholder at the applicable Effective Time of the Reorganization. In accordance with instructions it receives from Conestoga, CoreFunds shall record on its books the ownership of each class of shares of each Acquiring Fund by the record holders of the class of shares of the Acquired Fund identified in Section 1.02. All of the issued and outstanding shares of each class of each Acquired Fund shall be redeemed and canceled on the books of Conestoga at the Effective Time of the Reorganization of such Acquired Fund and shall thereafter represent only the right to receive the class of shares of the Acquiring Fund identified in Section 1.02, and the Acquired Fund's transfer books shall be closed permanently. As soon as practicable after the Effective Time of the Reorganization with respect to the Continuing Funds, Conestoga shall make all filings and take all other steps as shall be necessary and proper to effect its complete dissolution, and shall file an application pursuant to
Section 8(f) of the 1940 Act for an order declaring that it has ceased to be an investment company and any and all documents that may be necessary to terminate its existence under state law. After the Effective Time of the Reorganization with respect to the Continuing Funds, Conestoga shall not conduct any business except in connection with its liquidation, dissolution, and deregistration.

         III. Valuation Times. Subject to Section 1.05 hereof, (a) the Valuation Time for the Reorganization with respect to the Reorganizing Funds shall be 4:00 P.M., Eastern Time, on such date as may be agreed in writing by the duly authorized officers of both parties hereto, which date shall not be later than the thirty-first calendar day following the consummation of the merger between CoreStates Financial Corp and Meridian Bancorp, Inc. described in an Agreement and Plan of Merger dated October 10, 1995 (the "Bank Holding Company Merger"), and (b) the Valuation Time for the Reorganization with respect to the Continuing Funds shall be 4:00 p.m., Eastern Time, on such date as may be agreed in writing by the duly authorized officers of both parties hereto, which date shall be not less than seven calendar days following the Valuation Time for the Reorganization with respect to the Reorganizing Funds.

         IV. Certain Representations, Warranties and Agreements of Conestoga. Conestoga, on behalf of itself and each Acquired Fund, represents and warrants to, and agrees with, CoreFunds as follows:

              (a) It is a Massachusetts business trust duly created pursuant to its Agreement and Declaration of Trust for the purpose of acting as a management investment company under the 1940 Act and is validly existing under the laws of, and duly authorized to transact business in, the Commonwealth of Massachusetts.
                  It is registered with the Securities and Exchange Commission (the "SEC") as an open-end management investment company under the 1940 Act and such registration is in full force and effect.

              (b) It has power to own all of its properties and assets and, subject to the approvals of shareholders referred to herein, to carry out and consummate the transactions contemplated hereby, and has all necessary federal, state and local authorizations to carry on its business as now being conducted and to consummate the transactions contemplated by this Agreement.

              (c) This Agreement has been duly authorized, executed and
                  delivered by Conestoga, and represents Conestoga's valid and binding contract, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity. The execution and delivery of this Agreement does not and will not, and the consummation of the transactions contemplated by this Agreement will not, violate Conestoga's Agreement and Declaration of Trust or Code of Regulations or any agreement or arrangement to which it is a party or by which it is bound.

              (d) Each Acquired Fund has elected to qualify and has qualified as a regulated investment company under Part I of Subchapter M of the Code, as of and since its first taxable year; has been a regulated investment company under such Part of the Code at all times since the end of its first taxable year when it so qualified; and qualifies and shall continue to qualify as a regulated investment company until the Effective Time of the Reorganization with respect to such Acquired Fund.

              (e) All federal, state, local and foreign income, profits, franchise, sales, withholding, customs, transfer and other taxes, including interest, additions to tax and penalties (collectively, "Taxes") relating to the Acquired Fund Assets due or properly shown to be due on any return filed by any Acquired Fund with respect to taxable periods ending on or prior to, and the portion of any interim period up to, the date hereof have been fully and timely paid or provided for; and there are no levies, liens, or other encumbrances relating to Taxes existing, threatened or pending with respect to the Acquired Fund Assets.

              (f) The financial statements of Conestoga's U.S. Treasury
                  Securities Fund, Cash Management Fund, Tax-Free Fund, Intermediate Income Fund, Bond Fund, Equity Fund, Special Equity Fund, and Pennsylvania Tax-Free Bond Fund for the fiscal year ended October 31, 1995, and the financial statements of Conestoga's Balanced Fund, Short- Term Income Fund, and International Equity Fund for their respective fiscal periods ended October 31, 1995, examined by Coopers & Lybrand L.L.P., copies of which have been previously furnished to CoreFunds, present fairly the financial position of each Acquired Fund as of October 31, 1995 and the results of its operations for the year or period then ending, in conformity with generally accepted accounting principles.

              (g) Prior to the Valuation Time applicable to the Reorganizing
                  Funds, each of the Reorganizing Funds shall have declared a dividend or dividends, with a record date and ex-dividend date prior to such Valuation Time, which, together with all previous dividends, shall have the effect of distributing to its shareholders all of its net investment company income, if any, for the taxable periods or years ended on or before October 31, 1995 and for the period from said date to and including the Effective Time of the Reorganization applicable to the Reorganizing Funds (computed without regard to any deduction for dividends paid), and all of its net capital gain, if any, realized in taxable periods or years ended on or before October 31, 1995 and in the period from said date to and including the Effective Time of the Reorganization applicable to the Reorganizing Funds.

              (h) At both the Valuation Time and the Effective Time of the
                  Reorganization with respect to each Acquired Fund, there shall be no known liabilities of such Acquired Fund, whether accrued, absolute, contingent or otherwise, not reflected in the net asset values per share of its outstanding classes of shares.

              (i) There are no legal, administrative or other proceedings pending or, to Conestoga's knowledge threatened, against Conestoga or an Acquired Fund which could result in liability on the part of Conestoga or an Acquired Fund.

              (j) Subject to the approvals of shareholders referred to herein, at both the Valuation Time and the

                  Effective Time of the Reorganization with respect to each Acquired Fund, it shall have full right, power and authority to sell, assign, transfer and deliver the Acquired Fund Assets of such Acquired Fund and, upon delivery and payment for the Acquired Fund Assets as contemplated herein, an Acquiring Fund shall acquire good and marketable title thereto, free and clear of all liens and encumbrances, and subject to no restrictions on the ownership or transfer thereof (except as imposed by federal or state securities laws).

              (k) No consent, approval, authorization or order of any court or governmental authority is required for the consummation by Conestoga of the transactions contemplated by this Agreement, except such as may be required under the 1933 Act, the Securities Exchange Act of 1934, as amended ("1934 Act"), the 1940 Act, the rules and regulations under those Acts, and state securities laws.

              (l) Insofar as the following relate to Conestoga, the registration statement filed by CoreFunds on Form N-14 relating to the shares of certain Acquiring Funds that will be registered with the SEC pursuant to this Agreement, which, without limitation, shall include a proxy statement of Conestoga and the prospectuses of CoreFunds with respect to the transactions contemplated by this Agreement, and any supplement or amendment thereto or to the documents contained or incorporated therein by reference (the "N-14 Registration Statement"), on the effective date of the N-14 Registration Statement, at the time of any shareholders' meeting referred to herein and at each Effective Time of the Reorganization: (i) shall comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act, the rules and regulations thereunder, and state securities laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

              (m) All of the issued and outstanding shares of each class of each
                  Acquired Fund have been duly and validly issued, are fully paid and non-assessable, and were offered for sale and sold in conformity with all applicable federal and state securities laws, and no shareholder of an Acquired Fund has any preemptive right of subscription or purchase in respect of such shares.

              (n) Conestoga shall not sell or otherwise dispose of any shares of an Acquiring Fund to be received in the transactions contemplated herein, except in distribution to its shareholders as contemplated herein.

         V. Certain Representations, Warranties and Agreements of CoreFunds. CoreFunds, on behalf of itself and each Acquiring Fund, represents and warrants to, and agrees with, Conestoga as follows:

              (a) It is a Maryland corporation duly organized and validly existing under the laws of the State of Maryland. It is registered with the SEC as an open-end management investment company under the 1940 Act and such registration is in full force and effect.

              (b) It has power to own all of its properties and assets and to carry out and consummate the transactions contemplated herein, and has all necessary federal, state and local authorizations to carry on its business as now being conducted and to consummate the transactions contemplated by this Agreement.

              (c) This Agreement has been duly authorized, executed and
                  delivered by CoreFunds, and represents CoreFunds' valid and binding contract, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity. The execution and delivery of this Agreement did not, and the consummation of the transactions contemplated by this Agreement will not, violate CoreFunds' Articles of Incorporation or By-laws or any agreement or arrangement to which it is a party or by which it is bound.

              (d) Each Acquiring Fund has elected or will elect to qualify, and each of the first eight Acquiring Funds listed in Section 1.02 has qualified, as a regulated investment company under Part I of Subchapter M of the Code, as of and since its first taxable year; each of the first eight Acquiring Funds listed in
                  Section 1.02 has been a
                  regulated investment company under such Part of the Code at all times since the end of its first taxable year when it so qualified and intends to continue to qualify as a regulated investment company.

              (e) The financial statements of each of the first eight Acquiring
                  Funds listed in Section 1.02 for its fiscal year ended June 30, 1995 examined by Ernst & Young LLP, and for the six-month period ended December 31, 1995, copies of which have been previously furnished to Conestoga, present fairly the financial position of each such Acquiring Fund as of the dates indicated and the results of its operations for the year and period ended as of such dates, in conformity with generally accepted accounting principles.

              (f) At both the Valuation Time and the Effective Time of the
                  Reorganization with respect to each Acquiring Fund, there shall be no known liabilities of such Acquiring Fund, whether accrued, absolute, contingent or otherwise, not reflected in the net asset values per share of its outstanding classes to be issued pursuant to this Agreement.

              (g) There are no legal, administrative or other proceedings pending or, to its knowledge, threatened against CoreFunds or an Acquiring Fund which could result in liability on the part of CoreFunds or an Acquiring Fund.

              (h) No consent, approval, authorization or order of any court or governmental authority is required for the consummation by CoreFunds of the transactions contemplated by this Agreement, except such as may be required under the 1933 Act, the 1934 Act, the 1940 Act, the rules and regulations under those Acts, and state securities laws.

              (i) Insofar as the following relate to CoreFunds, the N-14
                  Registration Statement on its effective date, at the time of any shareholders' meetings referred to herein and at each Effective Time of the Reorganization: (i) shall comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act, the rules and regulations thereunder, and state securities laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

              (j) The shares of each class of each Acquiring Fund to be issued and delivered to an Acquired Fund for the account of record holders of shares of an Acquired Fund, pursuant to the terms hereof, shall have been duly authorized as of the Effective Time of the Reorganization application to such Acquiring Fund and, when so issued and delivered, shall be registered under the 1933 Act and under applicable state securities laws, duly and validly issued, fully paid and non-assessable, and no shareholder of CoreFunds shall have any preemptive right of subscription or purchase in respect thereto.

         VI. Shareholder Action on Behalf of the Acquired Funds.

         6.01 As soon as practicable after the effective date of the N-14 Registration Statement, but in any event prior to the Effective Time of the Reorganization applicable to the Reorganizing Funds and as a condition to the Reorganization, the Board of Trustees of Conestoga shall call, and Conestoga shall hold, a meeting of the shareholders of the Acquired Funds for the purpose of considering and voting upon:

              (a) Approval of this Agreement and the transactions contemplated hereby, including, without limitation:

                    (i) The transfer of the Acquired Fund Assets belonging to
                        each Acquired Fund to an Acquiring Fund, and the assumption by such Acquiring Fund of the Acquired Fund Liabilities of such Acquired Fund, in exchange for a class or classes of shares of an Acquiring Fund, as set forth in Section 1.02.

                   (ii) The liquidation of each Acquired Fund through the
                        distribution to its record holders of shares of the class or classes of shares of an Acquiring Fund as described in this Agreement.

              (b) Approval of interim investment advisory and/or sub-advisory agreements which would be effective with respect to each Acquired Fund for the period from the Bank Holding Company Merger until the Effective Time of the Reorganization with respect to such Acquired Fund.

              (c) Such other matters as may be determined by the Boards of
                  Trustees or authorized officers of the parties.

         6.02 Approval of this Reorganization Agreement by the shareholders of the Acquired Funds shall constitute the waiver of the application of any fundamental policy of such Acquired Funds that might be deemed to prevent them from taking the actions necessary to effectuate the Reorganization as described, and such policies, if any, shall be deemed to have been amended accordingly.

         VII. N-14 Registration Statement and Proxy Solicitation Materials. CoreFunds shall file the N-14 Registration Statement under the 1933 Act, and Conestoga shall file the combined prospectus/proxy statement contained therein under the 1934 Act and 1940 Act proxy rules, with the SEC as promptly as practicable. Each of CoreFunds and Conestoga has cooperated and shall continue to cooperate with the other, and has furnished and shall continue to furnish the other with the information relating to itself that is required by the 1933 Act, the 1934 Act, the 1940 Act, the rules and regulations under each of those Acts and state securities laws, to be included in the N-14 Registration Statement.

         VIII. Effective Times of the Reorganization. Delivery of the Acquired Fund Assets of each Acquired Fund and the shares of the classes of its Acquiring Fund to be issued pursuant to Article I and the liquidation of each Acquired Fund pursuant to Article II shall occur at the opening of business on the next business day following the Valuation Time applicable to such Acquired Fund, or on such other date, and at such place and time and date, as may be determined by the President or any Vice President of each party hereto. The respective date and time at which such actions are taken with respect to an Acquired Fund are referred to herein as the "Effective Time of the Reorganization." To the extent any Acquired Fund Assets are, for any reason, not transferred at the applicable Effective Time of the Reorganization, Conestoga shall cause such Acquired Fund Assets to be transferred in accordance with this Agreement at the earliest practicable date thereafter.

         IX. CoreFunds Conditions. The obligations of CoreFunds hereunder with respect to each Acquired Fund shall be subject to the following conditions precedent:

              (a) This Agreement and the transactions contemplated by this
                  Agreement shall have been approved by the shareholders of such Acquired Fund, in the manner required by law.

              (b) Conestoga shall have duly executed and delivered to CoreFunds such bills of sale, assignments, certificates and other instruments of transfer ("Transfer Documents") as may be necessary or desirable to transfer all right, title and interest of Conestoga and such Acquired Fund in and to the Acquired Fund Assets of such Acquired Fund. The Acquired Fund Assets shall be accompanied by all necessary state stock transfer stamps or cash for the appropriate purchase price therefor.

              (c) All representations and warranties of Conestoga made in this
                  Agreement shall be true and correct in all material respects as if made at and as of each Valuation Time and each Effective Time of the Reorganization. As of the Valuation Time and the Effective Time of the Reorganization applicable to each Acquired Fund, there shall have been no material adverse change in the financial position of such Acquired Fund since October 31, 1995 other than those changes incurred in the ordinary course of business as an investment company. No action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

              (d) CoreFunds shall have received an opinion of Drinker Biddle &
                  Reath addressed to CoreFunds in form reasonably satisfactory to it and dated the Effective Time of the Reorganization applicable to each Acquired Fund, substantially to the effect that: (i) Conestoga is a Massachusetts business trust duly organized and validly existing under the laws of the Commonwealth of Massachusetts; (ii) the shares of such Acquired Fund outstanding at such time are duly authorized, validly issued, fully paid and non-assessable by such Acquired Fund, and to such counsel's knowledge, no shareholder of such Acquired Fund has any option, warrant or pre-emptive right to subscription or purchase in respect thereof; (iii) this Agreement and the Transfer Documents have been duly authorized, executed and delivered by Conestoga and represent legal, valid and binding contracts, enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and such counsel shall not be required to express an opinion with respect to the application of equitable principles in any proceeding, whether at law or in equity, or with respect to the provisions of this Agreement intended to limit liability for particular matters to an Acquired Fund and its assets;
                  (iv) the execution and delivery of this Agreement did not, and the consummation of the transactions contemplated by this Agreement will not, violate the Agreement and Declaration of Trust or Code of Regulations of Conestoga or any material agreement known to such counsel to which Conestoga is a party or by which Conestoga is bound; and (v) to such counsel's knowledge, no consent, approval, authorization or order of any court or governmental authority is required for the consummation by Conestoga of the transactions contemplated by this Agreement, except such as have been obtained under the 1933 Act, the 1934 Act, the 1940 Act, the rules and regulations under those Acts and such as may be required under the state securities laws. Such opinion may rely on the opinion of other counsel to the extent set forth in such opinion, provided such other counsel is reasonably acceptable to CoreFunds.

              (e) CoreFunds shall have received an opinion of Morgan, Lewis &
                  Bockius LLP, addressed to CoreFunds and Conestoga in form reasonably satisfactory to them and dated the Effective Time of the Reorganization applicable to each Acquired Fund, substantially to the effect that for federal income tax purposes (i) the transfers of all of the Acquired Fund Assets hereunder, and the assumption by its Acquiring Fund of Acquired Fund Liabilities, in exchange for shares of each class of such Acquiring Fund, and the distribution of said shares to the shareholders of such Acquired Fund, as provided in this Agreement, will each constitute a reorganization within the meaning of Section 368(a)(1)(C), 368(a)(1)(D) or 368(a)(1)(F) of the Code and with respect to each reorganization, the Acquired Fund and the Acquiring Fund will each be considered "a party to a reorganization" within the meaning of Section 368(b) of the Code; (ii) in accordance with Sections 361(a), 361(c)(1) and 357(a) of the Code, no gain or loss will be recognized by such Acquired Fund as a result of such transactions;

                  (iii) in accordance with Section 1032 of the Code, no gain or loss will be recognized by an Acquiring Fund as a result of such transactions; (iv) in accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by the shareholders of such Acquired Fund on the distribution to them by such Acquired Fund of shares of any class of an Acquiring Fund in exchange for their shares of the corresponding class of the Acquired Fund; (v) in accordance with Section 358(a)(1) of the Code, the aggregate basis of Acquiring Fund shares received by each shareholder of any class of an Acquired Fund will be the same as the aggregate basis of the shareholder's Acquired Fund shares immediately prior to the transactions;
                  (vi) in accordance with Section 362(b) of the Code, the basis of the Acquired Fund Assets to any Acquiring Fund will be the same as the basis of such Acquired Fund Assets in the hands of the corresponding Acquired Fund immediately prior to the exchange; (vii) in accordance with Section 1223 of the Code, a shareholder's holding period for Acquiring Fund shares will be determined by including the period for which the shareholder held the shares of an Acquired Fund exchanged therefor, provided that the shareholder held such shares of an Acquired Fund as a capital asset; and (viii) in accordance with Section 1223 of the Code, the holding period of an Acquiring Fund with respect to the Acquired Fund Assets will include the period for which such Acquired Fund Assets were held by an Acquired Fund.

              (f) The SEC shall not have issued any unfavorable advisory report under Section 25(b) of the 1940 Act nor instituted any proceeding seeking to enjoin consummation of the transactions contemplated by this Agreement under Section 25(c) of the 1940 Act.

              (g) The N-14 Registration Statement shall have become effective under the 1933 Act and no stop order suspending such effectiveness shall have been instituted or, to the knowledge of CoreFunds, contemplated by the SEC and the parties shall have received all permits and other authorizations necessary under state securities laws to consummate the transactions contemplated by this Agreement.

              (h) The President or a Vice President of Conestoga shall have certified that Conestoga has performed and complied in all material respects with each of its agreements and covenants required by this Agreement to be performed or complied with by it prior to or at each Valuation Time and each Effective Time of the Reorganization.

              (i) Conestoga shall have delivered or caused to be delivered to
                  CoreFunds each account, book, record or other document of Conestoga applicable to such Acquired Fund which is required to be maintained by Section 31(a) of the 1940 Act and Rules 31a-1 to 31a-3 thereunder (regardless of what person possesses the same). Conestoga has instructed its service contractors to provide CoreFunds upon request with access to and copies of all documents belonging to Conestoga.

              (j) The Bank Holding Company Merger shall have been consummated.

              (k) With respect to the Reorganization of the Continuing Funds, the Reorganization of all of the Reorganizing Funds shall have been consummated.

         X. Conestoga Conditions. The obligations of Conestoga hereunder with respect to each Acquired Fund shall be subject to the following conditions precedent:

              (a) This Agreement and the transactions contemplated by this
                  Agreement shall have been approved by the shareholders of such Acquired Fund, in the manner required by law.

              (b) All representations and warranties of CoreFunds made in this
                  Agreement shall be true and correct in all material respects as if made at and as of each Valuation Time and each Effective Time of the Reorganization. As of the Valuation Time and the Effective Time of the Reorganization applicable to each Acquired Fund, there shall have been no material adverse change in the financial condition of its Acquiring Fund since June 30, 1995 other than those changes incurred in the ordinary course of business as an investment company. No action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

              (c) Conestoga shall have received an opinion of Morgan, Lewis &
                  Bockius LLP, addressed to Conestoga in form reasonably satisfactory to it and dated the Effective Time of the Reorganization applicable to each Acquired Fund, substantially to the effect that: (i) CoreFunds is a Maryland corporation duly organized and validly existing under the laws of the State of Maryland and is qualified to do business and in good standing in each state in which such qualification is required; (ii) the shares of each class of each Acquiring Fund to be delivered at such time to an Acquired Fund as provided for by this Agreement are duly authorized and upon delivery will be validly issued, fully paid and non-assessable by such Acquiring Fund and to such counsel's knowledge, no shareholder of an Acquiring Fund has any option, warrant or pre-emptive right to subscription or purchase in respect thereof; (iii) this Agreement has been duly authorized, executed and delivered by CoreFunds and represents a legal, valid and binding contract, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and such counsel shall not be required to express an opinion with respect to the application of equitable principles in any proceeding, whether at law or in equity, or with respect to the provisions of this Agreement intended to limit liability for particular matters to an Acquiring Fund and its assets; (iv) the execution and delivery of this Agreement did not, and the consummation of the transactions contemplated by this Agreement will not, violate the Articles of Incorporation or By-laws of CoreFunds, or any material agreement known to such counsel to which CoreFunds is a party or by which CoreFunds is bound; and (v) to such counsel's knowledge no consent, approval, authorization or order of any court or governmental authority is required for the consummation by CoreFunds of the transactions contemplated by this Agreement, except such as have been obtained under the 1933 Act, the 1934 Act, the 1940 Act, the rules and regulations under those Acts and such as may be required under the state securities laws. Such opinion may rely on the opinion of other counsel to the extent set forth in such opinion, provided such other counsel is reasonably acceptable to CoreFunds.

              (d) Conestoga shall have received an opinion of Morgan, Lewis &
                  Bockius LLP, addressed to CoreFunds and Conestoga in the form reasonably satisfactory to them and dated the Effective Time of the Reorganization applicable to each Acquired Fund, with respect to the matters specified in Section IX(e).

              (e) The N-14 Registration Statement shall have become effective under the 1933 Act and no stop order suspending such effectiveness shall have been instituted, or to the knowledge of CoreFunds, contemplated by the SEC and the parties shall have received all permits and other authorizations necessary under state securities laws to consummate the transactions contemplated by this Agreement.

              (f) The SEC shall not have issued any unfavorable advisory report under Section 25(b) of the 1940 Act nor instituted any proceeding seeking to enjoin consummation of the transactions contemplated by this Agreement under Section 25(c) of the 1940 Act.

              (g) The President or Vice President of CoreFunds shall have certified that CoreFunds has performed and complied in all material respects with each of its agreements and covenants required by this Agreement to be performed or complied with by it prior to or at each Valuation Time and each Effective Time of the Reorganization.

              (h) The Bank Holding Company Merger shall have been consummated.

              (i) With respect to the Reorganization of the Continuing Funds, the Reorganization of all of the Reorganizing Funds shall have been consummated.

         XI. Tax Documents. Conestoga shall deliver to CoreFunds at each Effective Time of the Reorganization confirmations or other adequate evidence as to the adjusted tax basis of the Acquired Fund Assets then delivered to an Acquiring Fund in accordance with the terms of this Agreement.

         XII. Finder's Fees. Each party represents and warrants to each of the other parties hereto that there is no person who is entitled to any finder's or other similar fee or commission arising out of the transactions contemplated by this Agreement.

         XIII. Announcements. Any announcements or similar publicity with respect to this Agreement or the transactions contemplated herein shall be at such time and in such manner as the parties shall agree; provided, that nothing herein shall prevent any party upon notice to the other parties from making such public announcements as such party's counsel may consider advisable in order to satisfy the party's legal and contractual obligations in such regard.

         XIV. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall use its best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments, and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

         XV. Termination of Representations and Warranties. The representations and warranties of the parties set forth in this Agreement shall terminate at the Effective Time of the Reorganization of the Continuing Funds.

         XVI. Termination of Agreement.

         16.01 This Agreement may be terminated by a party at any time at or prior to (i) the Effective Time of the Reorganization of the Reorganizing Funds, or (ii) with respect to the Continuing Funds and the corresponding Acquiring Funds at any time at or prior to the Effective Time of the Reorganization of the Continuing Funds, by the Board of Directors of CoreFunds or the Board of Trustees of Conestoga, as provided below:

              (a) By CoreFunds if the conditions set forth in Article IX are not satisfied as specified in said Section;

              (b) By Conestoga if the conditions set forth in Article X are not satisfied as specified in said Section;

              (c) By the mutual consent of the parties.

         16.02 If a party terminates this Agreement as to any investment portfolio because one or more of its conditions precedent have not been fulfilled, or if this Agreement is terminated by mutual consent, this Agreement will become null and void without any liability of either party or any of their investment portfolios to the other; provided, however, that if such termination is by CoreFunds pursuant to Section 16.01(a) as a result of a breach by Conestoga of any of its representations, warranties or covenants in this Agreement, or such termination is by Conestoga pursuant to
Section 16.01(b) as a result of a breach by CoreFunds of any of its representations, warranties or covenants in this Agreement, nothing herein shall affect the non-breaching party's right to damages on account of such other party's breach.

         XVII. Amendment and Waiver. At any time prior to or (to the fullest extent permitted by law) after approval of this Agreement by the shareholders of Conestoga, (a) the parties hereto may, by written agreement authorized by their respective Boards of Directors or Trustees, as the case may be, or their respective Presidents or any Vice Presidents, and with or without the approval of their shareholders, amend any of the provisions of this Agreement, and (b) either party may waive any breach by the other party or the failure to satisfy any of the conditions to its obligations (such waiver to be in writing and authorized by the President or Vice President of the waiving party with or without the approval of such party's shareholders).

         XVIII. Governing Law. This Agreement and the transactions contemplated hereby shall be governed, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the conflicts of law principles otherwise applicable therein.

         XIX. Successors and Assigns. This Agreement shall be binding upon the respective successors and permitted assigns of the parties hereto. This Agreement and the rights, obligations and liabilities hereunder may not be assigned by either party without the consent of the other party.

         XX. Beneficiaries. Nothing contained in this Agreement shall be deemed to create rights in persons not parties hereto, other than the successors and permitted assigns of the parties.

         XXI. Conestoga Liability.

         21.01 The names "Conestoga Family of Funds" and "Trustees of Conestoga Family of Funds" refer respectively to the trust created and the trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated August 1, 1989, which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of Conestoga. The obligations of Conestoga entered into in the name or on behalf thereof by any of the trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the trustees, shareholders or representatives of Conestoga personally, but bind only the trust property, and all persons dealing with any portfolio of Conestoga must look solely to the trust property belonging to such portfolio for the enforcement of any claims against Conestoga.

         21.02 Both parties specifically acknowledge and agree that any liability of Conestoga under this Agreement with respect to an Acquired Fund, or in connection with the transactions contemplated herein with respect to an Acquired Fund, shall be discharged only out of the assets of that Acquired Fund and that no other portfolio of Conestoga shall be liable with respect thereto.

         XXII. Notices. All notices required or permitted herein shall be in writing and shall be deemed to be properly given when delivered personally or by telecopier to the party entitled to receive the notice or when sent by certified or registered mail, postage prepaid, or delivered to a nationally recognized overnight courier service, in each case properly addressed to the party entitled to receive such notice at the address or telecopier number stated below or to such other address or telecopier number as may hereafter be furnished in writing by notice similarly given by one party to the other party hereto:

         If to CoreFunds:

         CoreFunds, Inc.
         c/o David G. Lee, President
         680 East Swedesford Road
         Wayne, PA  19087-1658
         Telecopier Number: (610) 254-1040

         With a copy to:

         James W. Jennings, Esq.
         Morgan, Lewis & Bockius LLP
         2000 One Logan Square
         Philadelphia, PA  19103
         Telecopier Number: (215) 963-5299

         If to Conestoga:

         Conestoga Family of Funds
         c/o David G. Lee, President
         680 East Swedesford Road
         Wayne, PA  19087-1658
         Telecopier Number: (610) 254-1040

         With a copy to:

         Henry S. Hilles, Jr., Esq.
         Drinker Biddle & Reath
         1345 Chestnut Street
         Philadelphia, PA 19107
         Telecopier Number:  (215) 988-2757

         XXIII. Expenses. Each party represents to the other that its expenses incurred in connection with the Reorganization will be borne by one or both of the parties to the Bank Holding Company Merger, provided, however, that (a) CoreFunds shall bear any filing fees under the 1933 Act and state securities laws in connection with its Individual Shares and Institutional Shares to be distributed to shareholders of the Acquired Funds, and (b) Conestoga shall bear any custody termination fees incurred by Conestoga as a result of effecting the transactions contemplated by this Agreement.

         XXIV. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to matters provided for herein.

         XXV. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers designated below as of the date first written above.

                                      COREFUNDS, INC.
ATTEST:

___________________________           By: _______________________


                                      CONESTOGA FAMILY OF FUNDS
ATTEST:

____________________________          By: ________________________

                                  APPENDIX II

COREFUND

  VALUE EQUITY FUND

          The CoreFund Value Equity Fund, Series A, returned 17.29% for the 12-month period ending June 30, 1995. While in absolute terms this was an acceptable return, the S&P 500 returned 26.0% in the same timeframe.

          For Series B shares from which a sales charge has been deducted, the return for the period was 11.7%; for those without a sales load it was 17.0%.

          The most significant economic event during the period was the series of moves made by the Federal Reserve Board to tighten interest rates. With the Fund's exposure to industrial issues that are more economically sensitive, the Fed's actions negatively affected performance. Investors in the broad market sold industrial issues and purchased so-called defensive issues in groups such as pharmaceuticals, tobacco, and food and beverage, where earnings are less dependent on economic activity. The Fund's exposure in these sectors is underweighted compared to the broader market.

          As the new fiscal year begins, we are optimistic that the industrial sector will come back into favor. Even as the economy has slowed, industrial issues have continued to display positive fundamentals and solid earnings. Productivity enhancements, careful control of inventories and costs, and exposure to still-healthy global economies have helped these companies maintain steady results during boom/bust cycles. The interest rate decrease instituted by the Fed at the beginning of the new fiscal year, combined with excellent company fundamentals, should bring investors back to the sector.

          The Fund has also benefitted from

(continued)


    QUICK FUND FACTS  VALUE EQUITY (6/30/95)

    Inception Date: February 6, 1990
    Portfolio Size: $34.71 million
    Shares Outstanding: 2,432,599 (A&B combined)

    Top Five Holdings (as of June 30, 1995)
                                   % of fund investments
    Salomon Inc.                             3.3%
    Allied Signal Inc.                       3.1%
    Sears Roebuck & Co.                      3.1%
    Mobil Corp                               3.0%
    Conrail Inc.                             3.0%


Average Annual Total Return 1
                               1 Year     5 Year      Inception
    Series A                   17.29%      9.21%          9.32%
    Series B without Load      16.96%      9.10%          9.22%
    Series B with Load         11.73%      8.10%          8.29%

{GRAPHIC]
Data for chart to follow:

COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
Value Equity (Series A)                           $16,111
Value Equity (Series B)                           $15,314
S&P 500 Index                                     $19,293

Initial Investment Date          2/28/90   Jun 90    Jun 91   Jun 92   Jun 93   Jun 94   Jun 95
CoreFund Value Equity Fund,
   Class A                       $10,000  $10,369   $10,718  $11,788  $13,946  $13,736  $16,111
CoreFund Value Equity Fund,
   Class B (Synthetic)
   4.50% load                     $9,550   $9,902   $10,236  $11,258  $13,319  $13,094  $15,314
S&P 500 Composite Index          $10,000  $10,909   $11,717  $13,289  $15,099  $15,312  $19,293


1 For the period ended June 30, 1995. Past performance of the portfolio is not predictive of future performance. Individual Series B shares were offered beginning January 4, 1993. The performance shown for Value Equity Portfolio Series B (synthetic) prior to that date is based on the performance of Institutional Series A shares adjusted to reflect the maximum sales charge of 4.5% for the Series B shares. Series A shares of the Value Equity Portfolio commenced operations on February 6, 1990.

June 30, 1995
MANAGERS' DISCUSSION OF FUND PERFORMANCE (continued)
  VALUE EQUITY FUND (CONTINUED)

investment in financial issues such as security brokerages, investment management firms, and mutual fund companies. Specific investments have included Merrill Lynch, Charles Schwab, Salomon Brothers, and Franklin Resources. As the "graying of America" continues and more government policies are instituted that reward investment, the long-term outlook for financial issues remains strong.

          Overall, we continue to maintain a constructive outlook for the value equity market. The breadth of issues participating in the rally indicates that excesses can be worked off individually, without damaging the fabric of an overall market that is healthy and improving.

  INTERNATIONAL GROWTH FUND

          The International Growth Fund, Series A shares, returned (0.21)% for the year ended June 30, 1995. This compared favorably with the 0.1% increase of the MSCI EAFE Index during the same period.

          For Series B shares from which a sales charge has been deducted, the return for the period was (4.95)%; for those without a load it was (0.48)%.

          Despite continued growth in most of the world's major economies, international stock markets have been affected by considerable currency volatility. In December, the Mexican crisis caused investors to repatriate funds that had been invested in many of the world's smaller or "emerging" markets.

          The International Growth Fund's largest single area of investment is Japan (34%). This was the worst-performing major market in the period, falling by 28%. A currency gain softened the damage for the U.S. investor, however. The Kobe earthquake in February 1995 disrupted Japan's infrastructure and manufacturing industries, and had a considerable, albeit short-term, impact on economic activity.

          The rise of the Yen is of greater long-term significance. This has made Japan's exports less competitive, and encouraged a flood of imports.
In turn, this has put pressure on economic growth and corporate margins, and kept the domestic investor away from the stock market. Although the Japanese financial sector is hardly in the best of health, the manufacturing sector has suffered the worst.

          One bright spot has been the technology sector, in which the Fund has a large position.

(continued)

June 30, 1995

  INTERNATIONAL GROWTH FUND (continued)

This allowed the Fund to outperform the Tokyo Stock Exchange
Index over the 12-month period.

          Through most of the year, the Fund was partially hedged against weakness in the Yen, through a forward sale of Yen for U.S. dollars. This hedge expired in February, shortly before another sharp rise in the Yen (to Y80/US$). The hedge was subsequently reinstated; currently, 28% of the Fund's Japanese assets are protected.

          Southeast Asia, which currently accounts for 17% of the Fund's portfolio, was an unrewarding region for most of the year. In Hong Kong, Singapore and Malaysia, where local currencies are linked to the U.S. dollar, stock markets suffered at a time when U.S. interest rates were rising. However, there was a strong recovery toward the end of the period, spurred by the strengthening U.S. bond market. In Hong Kong (at 6% the Fund's largest position in the region), the Index rose by 5%, despite concerns about
Chinese politics and weakness in local real estate prices.

          In Western Europe, which currently accounts for 40% of the Fund's holdings, the past 12 months was a period of economic recovery. The improvement was largely led by exports, as high rates of unemployment in the region discouraged local consumption. However, the strength of the Deutschemark in the first half of 1995 created problems for export industries in Germany, where there is now considerable pressure on corporate earnings.

          International confidence in Latin America was dealt a heavy blow at the end of 1994 by a series of political scandals and a mishandling of the Mexican economy. This led to a 40% devaluation of the Peso and a collapse in the Mexican stock market, as international capital, on which the Mexican economy relies so heavily, was quickly repatriated. Stock markets in Brazil and Argentina suffered a similar fate (somewhat unfairly, as the commitment to economic discipline appears much stronger in those countries than in Mexico). Despite some recovery toward the end of the period, indices in both countries remain well below their December levels.

          The Fund's position in the region had been reduced prior to the Mexican crisis, and further sales were made thereafter. The Fund now has only 5% of its portfolio in Latin America, with no holdings in Mexico.

COREFUND


    Quick Fund Facts  International Growth (6/30/95)

    Inception Date: February 12, 1990
    Portfolio Size: $112.78 million
    Shares Outstanding: 9,180,295 (A&B combined)


    Top Five Holdings (as of June 30, 1995)
                                     % of fund investments
    Rohm                                     1.8%
    Hutchinson Whampoa                       1.7%
    Swire Pacific "A"                        1.6%
    Kyocera                                  1.6%
    Mitsubishi Heavy Industries              1.6%


Average Annual Total Return 1
                               1 Year    5 Year      Inception
    Series A                  (0.21)%     5.82%          7.24%
    Series B without Load     (0.48)%     5.73%          7.15%
    Series B with Load        (4.95)%     4.75%          6.24%


[GRAPHIC]
Data for chart below:

COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
International Growth Equity (Series A)            $14,578
International Growth Equity (Series B)            $13,861
MSCI EAFE Index                                   $12,352

Initial Investment Date          2/28/90   Jun 90    Jun 91   Jun 92   Jun 93   Jun 94   Jun 95
CoreFund International Growth
   Equity Fund, Class A          $10,000  $10,985   $10,688  $11,211  $12,563  $14,609  $14,578
CoreFund International Growth
   Equity Fund, Class B
   (Synthetic)    4.50% load      $9,550  $10,491   $10,207  $10,707  $11,998  $13,927  $13,861
Morgan Stanley EAFE Index        $10,000   $9,814    $8,690   $8,635  $10,385  $12,151  $12,352



1 For the period ended June 30, 1995. Past performance of the portfolio is not predictive of future performance. Individual Series B shares were offered beginning January 4, 1993. The performance shown for International Growth Portfolio Series B (synthetic) prior to that date is based on the performance of Institutional Series A shares adjusted to reflect the maximum sales charge of 4.5% for the Series B shares. Series A shares of the International Growth Portfolio commenced operations on February 12, 1990.


  BALANCED FUND

          Performance of Series A shares of the Balanced Fund improved significantly during the year ended June 30, 1995, generating a 16.21% gain for the period. This compared with a 26.01% return for the Standard & Poor's 500 Index, and a 10.37% return for the Lehman Brothers Intermediate
Government/Corporate Bond Index.

          For Series B shares from which a sales charge has been deducted, the return for the period was 10.58%; for those without a load it was 15.84%.
The Balanced Fund grew in asset size through June 30 to $63,436,000.

          The Balanced Fund's equity holdings modestly underperformed a very strong S&P Index during the period, rising 24.0%. Returns from the Fund's holdings in the technology sector and from pharmaceutical issues matched or outperformed those sectors in the broader market. Additionally, strong positions in the cable television, entertainment and gaming industries more than offset weakness in the Fund's underweighted holdings (relative to the broader market) in interest-sensitive sectors.

          The Fund's fixed-income holdings underperformed the fixed-income benchmark during the 12-month period (9.2% vs. the Bond Index's 10.37%). The Fund's bond holdings were overweighted in the two-years-or-less portion of the yield curve; this market segment generated smaller returns than longer-dated securities. Our defensive posture, which served the Fund well during the first six months of the period, made it difficult to fully exploit the rapid and sharp rally in bond prices during the final three months of the period.

(continued)

June 30, 1995

  BALANCED FUND (CONTINUED)

          Cash levels in the Fund are fairly low, reflecting a fully invested position in stocks and bonds. We anticipate continued volatility in the capital markets, with an upward bias, during the second half of 1995. During periods of weakness, we plan to seek opportunities to add high-coupon, high-quality bonds, while intensifying our focus on attractively valued stocks of companies with visible earnings growth and improving fundamentals.

    Asset Allocation (as of June 30, 1995)
                                     % of fund investments
    Glenayre Technologies                    1.3%
    Comcast Corp CI.A                        1.2%
    Texas Utilities                          1.2%
    Public Service Enter Group               1.2%
    Glaxo                                    1.2%

Average Annual Total Return 1
                                         1 Year    Inception
    Series A                             16.21%       7.84%
    Series B without Load                15.84%       6.91%
    Series B with Load                   10.58%       4.80%

[GRAPHIC]
Data for chart below:


COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
Balanced (Series A)                               $11,980
Balanced (Series B)                               $11,373
S&P 500 Index                                     $13,290
Lehman Govt/Corp Bond                             $11,475

Initial Investment Date           1/31/93    Jun 93    Jun 94    Jun 95
CoreFund Balanced Fund, Class A   $10,000   $10,478   $10,309   $11,980
CoreFund Balanced Fund, Class B
   (Synthetic)   4.50% load        $9,550   $10,004    $9,818   $11,373
S&P 500 Composite Index           $10,000   $10,400   $10,547   $13,290
Lehman Government/Corporate
   Bond Index                     $10,000   $10,551   $10,397   $11,475


1 For the period ended June 30, 1995. Past performance of the portfolio is not predictive of future performance. Individual Series B shares were offered beginning March 16, 1993. The performance shown for Balanced Portfolio
Series B (synthetic) prior to that date is based on the performance of Institutional Series A shares adjusted to reflect the maximum sales charge of 4.5% for the Series B shares. Series A shares of the Balanced Portfolio commenced operations on January 4, 1993.

INTERMEDIATE BOND FUND

          The CoreFund Intermediate Bond Fund Series A shares returned 8.22% for the year ended June 30, 1995. This compared with a 7.71% return for the Merrill Lynch 1-3 year Treasury Index. The Fund's assets changed during the period from $57,744,000 to $57,089,000.

          For Series B shares from which a sales charge has been deducted, the return for the period was 3.13%; for those without a load it was 7.95%.

          The extremely volatile bond market conditions that characterized the past year were particularly evident in the intermediate part of the yield curve. This is evidenced by the wide yield fluctuations in the two-year Treasury note, which rose by 1.52% during the second half of 1994, and rallied by 1.89% in the first half of 1995.

          The Intermediate Bond Fund was able to outperform its benchmark during both of these periods. In 1994, the Fund benefitted from a shorter average maturity, large cash positions (as high as 18%), and large exposure to the mortgage-backed securities market, which performed well on a relative basis in 1994.
                                        16

COREFUND

          In late 1994, the Fund began to extend its average maturity and reduce its cash position, allowing it to benefit from the broad market rally. It further benefitted from its large holdings of asset-backed securities (as much as 23% of the portfolio), which performed extremely well in 1995. A shortage of high-quality corporate bonds allowed spreads to narrow significantly, compared to Treasuries of similar maturity.

          The Fund has maintained its emphasis on credit quality, with over 85% of its holdings being U.S. government and agency obligations or AAA-rated securities. Recently, the Fund raised its cash position to 9.9%, due to the relative unattractiveness of short-to-intermediate Treasuries, which currently yield less than cash equivalents. We expect this to be a temporary holding.

          Looking to the rest of 1995, we expect the Fed to follow through on market expectations and reduce short-term rates by at least another 25 basis points. A steepening of the yield curve should accompany this action, creating a more friendly environment for mortgage-backed securities.

          While a further drop in rates is possible, we would also expect volatility in the fixed-income markets to subside. This would place more emphasis on yield enhancement, rather than price movement, as a source of investor return.

    Quick Fund Facts  Intermediate Bond (6/30/95)

    Inception Date: February 3, 1992
    Portfolio Size: $57.09 million
    Shares Outstanding: 5,800,877 (A&B combined)
    Average Weighted Maturity: 3.5 years

    QUALITY DIVERSIFICATION (AS OF JUNE 30, 1995)

[GRAPHIC]
Data for chart to follow:

Maturity in years
% of fund investments

AAA
66%

AA
4%

A
10%

NR
20%


AVERAGE ANNUAL TOTAL RETURN 1
                                         1 Year    Inception
    Series A                             8.22%       5.32%
    Series B without Load                7.95%       5.12%
    Series B with Load                   3.13%       3.71%

[GRAPHIC]
Data for chart to follow:

COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
Intermediate Bond (Series A)                               $11,930
Intermediate Bond (Series B)                               $11,337
Lehman Govt/Corp Bond Index                                $12,594
Merrill Lynch 1-3 Yr Treasury                              $11,997

Initial Investment Date                         2/29/92    Jun 92    Jun 93    Jun 94    Jun 95
CoreFund Intermediate-Term Bond Fund, Class A   $10,000   $10,249   $11,059   $11,024   $11,930
CoreFund Intermediate-Term Bond Fund, Class B
   (Synthetic)                   4.50% load      $9,550    $9,788   $10,561   $10,502   $11,337
Lehman Intermediate Government/Corporate
   Bond Index                                   $10,000   $10,355   $11,442   $11,412   $12,594
Merrill Lynch 1-3 Year Short-Term Treasury      $10,000   $10,284   $10,961   $11,138   $11,997


1 For the period ended June 30, 1995. Past performance of the portfolio is not predictive of future performance. Individual Series B shares were offered beginning January 4, 1993. The performance shown for Intermediate Bond Portfolio Series B (synthetic) prior to that date is based on the performance of Institutional Series A shares adjusted to reflect the maximum sales charge of 4.5% for the Series B shares. Series A shares of the Intermediate Bond Portfolio commenced operations on February 3, 1992.

June 30, 1995

  PA Municipal Bond Fund

          The PA Municipal Bond Fund, Series A, provided its shareholders with a return of 7.50% for the 12 months ended June 30, 1995. This compared to a return for the Lehman PAState Bond Index of 8.84% in the same period. For Series B shares from which a sales charge has been deducted, the return was 2.41%;
for those without a load, the return was 7.25%.

          As of June 30, 1995, the 30-day yield was 5.39% and 4.90%, respectively, for A and B shares. Assets in the Fund increased from $597,000 to $2,589,000.

          The Fund's lower performance, relative to the benchmark index, was mainly due to supply factors. During the third quarter of 1994, the Fund grew dramatically. At that time, supply of municipal bonds was very light (down 40% from 1993). This forced managers to carry unusually high cash levels due to a lack of coupon income.

          In the municipal bond market was driven mostly by ebbs and flows in demand during the year. In late 1994, many tax-exempt mutual funds experienced large withdrawals, because of the bond market's poor performance. As dealer inventories swelled, demand for bonds decreased and prices fell. Then, when Orange County, CA declared bankruptcy, investors temporarily fled the munibond market, causing prices to drop further.

          In the first half of 1995, yields on fixed-income securities fell, as the economy showed signs of a slowdown. The municipal bond market has been unable to attract investors, and has underperformed the Treasury market as a result. Demand has been slowed by concern over enactment of a flat tax, the Orange County default, and the strong appeal of the stock market.

          We believe the Fed will lower interest rates further if inflation remains under control. In addition, the municipal bond market is technically positioned to outperform the Treasury market in the coming months. We continue to seek attractive opportunities to swap or make new purchases, as the market reacts to these various factors.


    QUICK FUND FACTS  PA MUNICIPAL BOND (6/30/95)

    Inception Date: May 16, 1994
    Portfolio Size: $2.59 million
    Shares Outstanding: 254,865 (A&B combined)
    Average Weighted Maturity: 15.6 years


Average Annual Total Return 1
                                         1 Year    Inception
    Series A                             7.50%       7.65%
    Series B without Load                7.25%       6.52%
    Series B with Load                   2.41%       2.25%

[GRAPHIC]
Data for chart to follow:

COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
Pennsylvania Municipal Bond (Series A)                               $10,656
Pennsylvania Municipal Bond (Series B)                               $10,232
Lehman Pennsylvania State Bond Index                                 $10,958

Initial Investment Date                                   5/31/94    Jun 94    Jun 95
CoreFund Pennsylvania Municipal Bond Fund, Class A        $10,000    $9,913   $10,656
CoreFund Pennsylvania Municipal Bond Fund, Class B
                                          4.50% load       $9,550    $9,540   $10,232
Lehman Pennsylvania State Bond Index (MF)                 $10,000    $9,946   $10,958


1 For the period ended June 30, 1995. Past performance of the portfolio is not predictive of future performance. Series A and Series B shares were offered beginning May 16, 1994. The maximum sales charge for Series B shares is 4.5%.

    CASH RESERVE

    Quick Fund Facts -- Cash Reserve (6/30/95)
    Inception Date: August 16, 1985
    Portfolio Size: $527.92 million (A&B combined)
    Average Weighted Maturity: 43 days
    Seven Day Yield: 5.75 Series A
                     5.48 Series B

          The CoreFund Cash Reserve continued to offer strong returns to the money-market investor during the period ending June 30, 1995. The annual total return for Series A shares during that period was 5.15%. Series B shares, from which a 12b-1 fee is deducted, had an annual return of 4.89%. These returns compared favorably to that of the IBC/Donoghue's All-Taxable Money Fund Average, which was 4.98% on June 30, 1995.

          The Cash Reserve experienced modest growth in assets during the period. The Fund totaled $527,924,000 on June 30, 1995, up from $516,724,000 a year earlier.

          The average maturity of the portfolio had been as short as 28 days in the first quarter of 1995. In a defensive move against declining rates, the average maturity was then gradually extended. By June 30, it was 43 days.

          Portfolio structure of the Cash Reserve has favored commercial paper, due to the widening spread of returns relative to other investment vehicles. As spreads fluctuate, we will routinely evaluate the structure, to add value to the portfolio.

          Interest rates appear to have peaked, and the negative tone of the forward curve would indicate further reductions in rates. In coming months, we look for further declines on the heels of the recent lowering of the Fed Funds rate. To maintain yield, we will pursue an extension strategy with the Cash Reserve, targeting an average weighted maturity of 50 to 55 days.


  TREASURY RESERVE


    Quick Fund Facts -- Treasury Reserve (6/30/95)
    Inception Date: November 21, 1988
    Portfolio Size: $500.82 million (A&B combined)
    Average Weighted Maturity: 47 days
    Seven Day Yield: 5.68 Series A
                     5.42 Series B


          During a period when short-term interest rates increased 50 basis points, the Treasury Reserve continued to deliver excellent investment results for the period ending June 30, 1995. Series A shares returned an effective average annual yield of 4.98%. The six-month total return for Series A shares was 5.58%. Series B shares returned an effective average annual yield of 4.72%. The six-month total return for Series B shares, from which a 12b-1 fee has been deducted, was 5.32%.

COREFUND

          Since June 30, 1994, the CoreFund Treasury Reserve increased in size by 1.7%. Assets as of June 30, 1995, totaled $500,818,000. The average maturity increased by 13 days, to 47.

          Although assets increased by $8 million, the increase in maturities was mainly due to the purchase of longer-term Treasury securities. These securities were purchased in order to hedge against the possibility of an easing in short-term rates by the Federal Reserve Board.

          As of this writing the Fed has lowered the funds rate by 25 basis points. Economic data is expected to be mixed and inflation should remain under control during the second half of 1995. Our near-term position remains biased towards a gradual decline in short-term rates as long as inflationary pressures remain subdued. For this reason we will continue to look for buying opportunities along the treasury bill yield curve while keeping the average maturity in the 45 to 55 day range.

  TAX-FREE RESERVE
    Quick Fund Facts -- Tax-Free Reserve (6/30/95)
    Inception Date:  April 16, 1991
    Portfolio Size:   $64.28 million (A&B combined)
    Average Weighted Maturity: 34 days
    Seven Day Yield:  3.56 Series A
                      3.30 Series B

          The CoreFund Tax-Free Reserve, Series A shares, returned 3.12% for the year ending June 30, 1995. This compared favorably to the 3.11% return provided by Donoghue's Tax-Free Fund during the same period. For Series B shares of the CoreFund Tax-Free Reserve, from which a 12b-1 fee has been deducted, the return for the same period was 2.86%.

          The average maturity of the Tax-Free Reserve was shortened from 44 to 34 days during the period, to take advantage of rising interest rates. Net assets in the Tax-Free Reserve decreased 22% to $64,280,000 on June 30, 1995 from $80,330,000 on December 31, 1994.

          The decrease in assets was caused by the volatility of the tax-exempt money market. Although rates increased steadily throughout the year, the spread between taxables and non-taxables widened. The taxable equivalent yields on many tax-exempt money market securities did not compare favorably to their taxable counterparts. This prompted crossover buyers to move out of their tax-exempt funds, and into taxable funds.

          In coming months, management of the Fund will focus on extending the average maturity, to pick up yield.

                                  APPENDIX III

                      SHAREHOLDER TRANSACTIONS AND SERVICES


         This Appendix compares the shareholder transactions and services that are available in connection with: (1) Individual Shares and Institutional Shares of the CoreFunds Portfolios, and (2) Retail and Institutional Shares of the Conestoga Portfolios.

I. COREFUNDS PORTFOLIOS - INDIVIDUAL SHARES AND INSTITUTIONAL SHARES AND CORRESPONDING CONESTOGA PORTFOLIOS*

         *(Includes Retail and Institutional Shares of the Conestoga Cash Management Fund, Tax-Free Fund, U.S. Treasury Securities Fund (collectively, the "Conestoga Money Market Portfolios"); the Equity Fund, Special Equity Fund, Balanced Fund and International Equity Fund (collectively, the "Conestoga Equity Portfolios"); and the Bond Fund, Intermediate Income Fund, Pennsylvania Tax-Free Bond Fund and Short-Term Income Fund (collectively, the "Conestoga Fixed Income Portfolios").

A.       Sales Charges and Exemptions

         CoreFunds Portfolios - Individual and Institutional Shares

                  (a) Institutional Shares of each CoreFunds Portfolio are sold without a sales charge.

                  (b)      Individual Shares of the CoreFunds Equity and
Fixed Income Portfolios are sold with a 3.25% sales charge.
Individual Shares of CoreFunds Money Market Portfolios are sold without a sales charge.

                  (c) The CoreFunds Portfolios offer sales charge exemptions to the following classes of shareholders: (a) employees (including members of their immediate families and significant others) of CoreStates Financial Corp, Cashman, Farrell, Martin Currie, Alpha Global and Investment Alternatives, Inc. and their affiliates; (b) employees of the administrator and distributor; (c) Directors and officers of CoreFunds; (d) customers who purchase their shares under a shareholder servicing arrangement between CoreFunds and CoreStates Financial Corp or its affiliates, having met specific standards which CoreStates Financial Corp or its affiliates will publish periodically and which qualify those customers as customers of the Private Banking Groups or UniFinancial Groups of those affiliates, (e) Individual Retirement Account rollovers from qualified employee benefit plans, Keogh plans, and Simplified Employee Benefit Plans where CoreStates Financial Corp or its affiliate serves as trustee or investment manager; (f) any retirement plan qualified under Section 401(a) of the code or any other non-qualified benefit

                                      III-1
plan; and (g) any participant-directed retirement plan qualified under Section 401(a) of the Code or any participant-directed non-qualified defined compensation plan described in Section 457 of the Code. In addition, the initial sales charge will be waived for (a) investors who are transferring shares from another investment company which has a broker/dealer relationship with CoreFunds for which they have already paid a sales charge since October 26, 1992, (b) customers converting from CoreStates Personal Financial Services Asset Allocation Program (CorePath) to Individual Shares of a Portfolio and (c) shareholders who have purchased shares of a mutual fund through an asset allocation program offered by a company which has been acquired by CoreStates Financial Corp, and who wishes to transfer those shares to Individual Shares of a portfolio. Subsequent investments in the Portfolios by these investors will be subject to the applicable sales charge.

                      The sales charge will not apply to purchases made through reinvested dividends and distributions. The sales charge also will not apply to exchanges between CoreFunds Portfolios to the extent that a shareholder has credit for previously paid sales charges on purchases of any of the CoreFunds Portfolios.

                  (d) The CoreFunds Portfolios also offer rights of accumulation and letter of intent programs that can reduce the sales charge payable on Individual share purchases.

         Conestoga Portfolios - Retail and Institutional Shares

                  (a) Institutional Shares of the Conestoga Portfolios are sold without a sales charge.

                  (b) Retail Shares of the Conestoga Equity and Fixed Income Portfolios are sold with a 2.0% maximum front-end sales charge. Retail Shares of the Money Market Portfolios are sold without a sales charge.

                  (c) The following classes of Conestoga investors may purchase Retail Shares of the Equity and Fixed Income Portfolios with no sales charge:
(1) existing shareholders of the applicable Portfolios upon the automatic reinvestment of dividend and capital gain distributions; (2) Trustees of Conestoga and officers, directors, employees and retired employees of the investment advisor and its affiliates, SFS and its affiliates, and spouses and minor children of each of the foregoing; (3) Investors for whom the investment advisor or one of its affiliates (except a Conestoga IRA (as defined below)), acts in a fiduciary, advisory, custodial, agency or similar capacity and for whom purchases are made through such accounts; (4) Investors who purchase Retail Shares of the applicable portfolio through a payroll deduction plan, a 401(k) plan, a 403(b) plan or other similar retirement plans which by its terms permits purchases of

                                      III-2
such shares; (5) Investors investing in a Conestoga Portfolio direct individual retirement account (a "Conestoga IRA") may make both initial and subsequent purchases without a sales charge if the initial purchase is funded in whole or in part by assets directly transferred to the Conestoga IRA from a distribution made by a qualified retirement plan maintained through the asset management affiliates of Meridian Bancorp, Inc.; (6) Employees (and their spouses and children under the age of 21) of any broker-dealer with which the distributor enters into a dealer agreement to sell shares of the Portfolios; and (7) Orders placed on behalf of other investment companies distributed by the distributor or any of its affiliates. The distributor may change or eliminate the foregoing waivers at any time. The distributor may also periodically waive the sales charge for all investors with respect to any portfolio.

                  (d) The Conestoga Portfolios also offer rights of accumulation and letter of intent programs that can reduce the sales charge payable on Retail Share purchases.

B.       Purchase Policies

==========================================================================================================================
                                   CoreFunds Portfolios -                        Conestoga Portfolios
                                   Individual and                                - Retail and
                                   Institutional Shares                          Institutional Shares
--------------------------------------------------------------------------------------------------------------------------
Minimum Initial                    $1,000,000 for initial                        $1,000 for initial
Investments                        purchases of Institu-                         purchases of Retail
                                   tional Shares and $500                        and Institutional
                                   for initial purchases                         Shares ($100 for
                                   of Individual Shares                          Auto Invest Plan).
                                   (No minimum for                               The minimum
                                   Automatic Investment                          investment may be
                                   Plan).                                        waived if share
                                                                                 purchases are made
                                                                                 in connection with
                                                                                 a qualified pension
                                                                                 plan, payroll savings
                                                                                 plans or other employer
                                                                                 plans.
--------------------------------------------------------------------------------------------------------------------------
Minimum                            No minimum (except $50                        No minimum (except
Subsequent                         for Automatic                                 $50 for Auto Invest
Investments                        Investment Plan).                             Plan).


                                      III-3

--------------------------------------------------------------------------------------------------------------------------
Automatic                          Yes.  Individual                              Yes.  Retail Shares
Investment Plan                    Shares may be                                 may be purchased on
                                   purchased monthly                             a monthly or
                                   through automatic                             quarterly basis
                                   deductions from a                             through automatic
                                   shareholder's checking                        deductions from a
                                   or savings account.                           shareholder's
                                   There is no minimum                           checking or savings
                                   initial investment                            account with a $100
                                   amount for Automatic                          initial and $50
                                   Investment Plans,                             subsequent
                                   however the minimum                           investment minimum.
                                   pre-authorized                                The minimum initial
                                   investment amount is                          purchase amounts and
                                   $50 per month per                             minimum maintained
                                   account.                                      balance requirements
                                                                                 may be waived for
                                                                                 purchases under the
                                                                                 Auto Invest Plan.
--------------------------------------------------------------------------------------------------------------------------
Purchase Methods                   Shares are sold by SFS                        Shares are sold by
                                   directly and through                          SFS directly and
                                   broker/dealers having                         through
                                   a dealer agreement                            broker/dealers
                                   with SFS and may also                         having a dealer
                                   be purchased through                          agreement with SFS
                                   CoreStates Securities                         by mail, by
                                   Corp.; by mail, by                            telephone, by wire.
                                   telephone, by wire.
--------------------------------------------------------------------------------------------------------------------------
Payment methods                    By check (or other                            By check (or other
                                   negotiable bank                               negotiable bank
                                   instrument or money                           instrument or money
                                   order), by wire, by                           order), by wire, by
                                   Automated Clearing                            ACH.
                                   House (ACH).
==========================================================================================================================

         A Conestoga Institutional shareholder who, at the Effective Time of the Transaction, meets the Conestoga, but not the CoreFunds, minimum investment requirement, will not be required to redeem the CoreFunds shares received in connection with the Transaction, unless the balance in the shareholder's account drops below the Conestoga minimum as a result of redemptions.

         The CoreFunds Portfolios and Conestoga Portfolios each reserve the right to reject any purchase order.

C.       Redemption Policies

==========================================================================================================================
                                         CoreFunds                                Conestoga
                                         Portfolios -                             Portfolios - Retail
                                         Individual and                           and Institutional
                                         Institutional                            Shares
                                         Shares
--------------------------------------------------------------------------------------------------------------------------
Redemption Methods                       By mail or                               By mail or
                                         telephone.                               telephone.
--------------------------------------------------------------------------------------------------------------------------
Payment Methods                          By check, by wire,                       By check, by wire
                                         by ACH.  There is a                      or ACH.  There is a
                                         $10.00 charge for                        $7 charge for
                                         wiring redemption                        wiring redemption
                                         proceeds Payment is                      proceeds.  Payment
                                         normally made on                         made within 7 days,
                                         the next business                        but Conestoga
                                         day, but CoreFunds                       attempts to honor
                                         may take up to 7                         requests for next
                                         days to honor                            day payment of
                                         redemption                               redemption
                                         requests).                               proceeds.
--------------------------------------------------------------------------------------------------------------------------
Check Writing                            Yes, for CoreFunds                       Yes, for Conestoga
Privilege                                Money Market                             Money Market
                                         Portfolios ($250                         Portfolios ($1,000
                                         minimum).                                minimum).
--------------------------------------------------------------------------------------------------------------------------
Automatic Cash                           Yes.  ($5,000                            Yes.  (No minimum
Withdrawal Plan                          minimum balance/$50                      balance required/
                                         minimum per                              $100 minimum per
                                         transaction).                            transaction).
==========================================================================================================================

         A shareholder of record may be required to redeem Individual Shares in any CoreFunds Portfolio if the balance in the shareholder's account in that Portfolio drops below $500 as the result of a redemption request and the shareholder does not increase the balance to at least $500 upon sixty days' notice. The Conestoga Portfolios may redeem involuntarily, upon sixty days' notice, Retail shares of a shareholder whose account decreases to a value of less than $1,000 because of redemptions unless the shareholder makes an additional investment during that period in an amount that will increase the value of the account to at least $500. CoreFunds Portfolios and the Conestoga Portfolios may also redeem shares involuntarily when appropriate in light of their responsibilities under the 1940 Act, and may make payment for redemptions in securities in lieu of cash.



                                      III-4

D.       Share Exchanges

==========================================================================================================================
                             CoreFunds Portfolios -                          Conestoga Portfolios -
                             Individual and                                  Retail and
                             Institutional Shares                            Institutional Shares
==========================================================================================================================
By Mail                      Yes.                                            Yes.
--------------------------------------------------------------------------------------------------------------------------
By Telephone                 Yes.                                            Yes.
--------------------------------------------------------------------------------------------------------------------------
Minimum                      Inapplicable.                                   $1,000 minimum.
==========================================================================================================================

         CoreFunds Individual Shares may be exchanged for Individual Shares in any other CoreFunds Portfolios. Shareholders who exchange into any CoreFunds Portfolio that imposes a sales charge may be subject to such sales charge, if applicable and not previously paid. With respect to the Conestoga Portfolios, a shareholder who has paid a sales load on purchases of Retail Shares of an Equity or Fixed Income Portfolio may exchange those Retail Shares for Retail Shares of another Conestoga Equity or Fixed Income Portfolio at net asset value. Shareholders of Retail Shares of the Conestoga Money Market Portfolios may exchange these for Retail Shares of another Conestoga Money Market Portfolio at net asset value. Shareholders who want to move investments in a Conestoga Money Market Portfolio to a Conestoga Equity or Fixed Income Portfolio must follow the redemption and purchase procedures for Retail Shares. If however, those Retail Shares of a Conestoga Money Market Portfolio were acquired by a previous exchange from Retail Shares of a Conestoga Equity or Fixed Income Portfolio, these may be exchanged without payment of a sales charge. Exchanges are only available in states where exchanges can lawfully be made from one Portfolio to another, and must satisfy the requirements relating to the minimum initial investment in a Portfolio. CoreFunds and Conestoga reserve the right to reject any telephone exchange request and to modify or terminate exchange privileges at any time.

E.       Responsibility for Telephone Instructions

         The CoreFunds and Conestoga Portfolios, their administrators and their distributors are not liable for any loss, liability, cost or expense for acting upon telephone instructions that are reasonably believed to be genuine. In attempting to confirm that telephone instructions are genuine, procedures are used that are considered reasonable, which may include recording telephone instructions and requesting information as to account registration such as the shareholder account number and/or tax identification number (in the case of CoreFunds) or sending confirmations within 72 hours of the exchange, verifying the name in which an account is registered, the account number, and the

                                      III-5
account holder's Social Security number, and sending proceeds only to the address of record or to a previously authorized bank account (in the case of Conestoga).


                         II. DIVIDENDS AND DISTRIBUTIONS

         All CoreFunds Portfolios and Conestoga Portfolios distribute their net capital gains to shareholders at least annually. The following table shows the Portfolios' policies concerning the declaration and payment of dividends from net investment income.

A.  Dividends Declared Daily/Paid Monthly

======================================================================================================================
CoreFunds Portfolios                                       Conestoga Portfolios
----------------------------------------------------------------------------------------------------------------------
Cash Reserve                                               Cash Management Fund
----------------------------------------------------------------------------------------------------------------------
Tax-Free Reserve                                           Tax-Free Fund
----------------------------------------------------------------------------------------------------------------------
Treasury Reserve                                           U.S. Treasury Securities Fund
----------------------------------------------------------------------------------------------------------------------
Intermediate Bond Fund
----------------------------------------------------------------------------------------------------------------------
Pennsylvania Municipal Bond
Fund
----------------------------------------------------------------------------------------------------------------------
Short-Term Fund
----------------------------------------------------------------------------------------------------------------------
Bond Fund
======================================================================================================================

B.  Dividends Declared Monthly/Paid Monthly
======================================================================================================================
CoreFunds Portfolios                                       Conestoga Portfolios
----------------------------------------------------------------------------------------------------------------------
(None)                                                     Intermediate Income Fund
----------------------------------------------------------------------------------------------------------------------
                                                           Tax-Free Bond Fund
----------------------------------------------------------------------------------------------------------------------
                                                           Short-Term Income Fund
----------------------------------------------------------------------------------------------------------------------
                                                           Bond Fund
======================================================================================================================

C.  Dividends Declared Quarterly/Paid Quarterly

======================================================================================================================
CoreFunds Portfolios                                       Conestoga Portfolios
----------------------------------------------------------------------------------------------------------------------
Value Equity Fund                                          Equity Fund
----------------------------------------------------------------------------------------------------------------------
Balanced Fund                                              Balanced Fund
----------------------------------------------------------------------------------------------------------------------
Special Equity Fund                                        Special Equity Fund
======================================================================================================================


                                      III-6

D.  Dividends Declared Annually/Paid Annually

======================================================================================================================
CoreFunds Portfolios                                       Conestoga Portfolios
----------------------------------------------------------------------------------------------------------------------
(None)                                                     International Equity Fund
======================================================================================================================

E.  Dividends Declared Periodically/Paid Periodically

======================================================================================================================
CoreFunds Portfolios                                       Conestoga Portfolios
----------------------------------------------------------------------------------------------------------------------
International Growth Fund                                  (None)
======================================================================================================================

F. The CoreFunds Portfolios and Conestoga Portfolios all offer dividend reinvestment programs.


                                      III-7

                                  APPENDIX IV

            INTERIM INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS

                                    FORM OF
                     INTERIM INVESTMENT ADVISORY AGREEMENT

         AGREEMENT made as of _______________, 1996 between CONESTOGA FAMILY OF FUNDS, a Massachusetts trust with transferrable shares (the "Company"), and Meridian Investment Company or its successor (the "Investment Adviser").

         WHEREAS, the Company is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended ("1940 Act"); and

         WHEREAS, the Company desires to retain the Investment Adviser to furnish investment advisory services to the Cash Management Fund, Tax-Free Fund, U.S. Treasury Securities Fund, Equity Fund, Special Equity Fund, Bond Fund, Intermediate Income Fund, Pennsylvania Tax-Free Bond Fund, Balanced Fund, Short-Term Income Fund and International Equity Fund and such other investment portfolios of the Company as the Company and the Investment Adviser may agree upon from time to time (each, a "Fund" and collectively, the "Funds") and the Investment Adviser represents that it is willing and possesses legal authority to so furnish such services;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. Appointment. The Company hereby appoints the Investment Adviser to act as investment adviser to the Fund or Funds identified on Schedule A hereto for the period and on the terms set forth in this Agreement. The Investment Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. Additional Funds may be added to this Agreement from time to time by the parties executing a new Schedule A which shall become effective upon its execution and shall supersede any Schedule A having an earlier date.

         2. Delivery of Documents. The Company has furnished the Investment Adviser with copies properly certified or authenticated of each of the following:

                  (a) the Company's Agreement and Declaration of Trust, as executed on August 1, 1989 and as filed with the Secretary of State of the Commonwealth of Massachusetts on August 2, 1989, and all amendments thereto or restatements thereof;

                  (b) the Company's Code of Regulations and any amendments thereto;

                  (c) resolutions of the Company's Board of Trustees authorizing the appointment of the Investment Adviser and approving this Agreement;

                  (d) the Company's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission on August 9, 1989 and any amendments thereto;

                  (e) the Company's Registration Statement on Form N-1A under the Securities Act of 1933, as amended ("1933 Act") (File No. 33-30431) and under the 1940 Act as filed with the Securities and Exchange Commission and all amendments thereto; and

                  (f) the most recent prospectus and Statement of Additional Information of each Fund (such prospectuses and Statement of Additional Information, as presently in effect, and all amendments and supplements thereto are herein collectively called the "Prospectus").

         The Company will furnish the Investment Adviser from time to time with copies of all amendments of or supplements to the foregoing.

         3. Management. Subject to the supervision of the Company's Board of Trustees, the Investment Adviser will provide a continuous investment program for each Fund, including investment research and management with respect to all securities and investments and cash equivalents in said Funds. The Investment Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by the Company with respect to each Fund. The Investment Adviser will provide the services under this Agreement in accordance with each Fund's investment objective, policies, and restrictions as stated in the Prospectus and resolutions of the Company's Board of Trustees. The Investment Adviser further agrees that it:

                  (a) will use the same skill and care in providing such services as it uses in providing services to other accounts for which it has investment responsibilities;

                  (b) will conform with all applicable Rules and Regulations of the Securities and Exchange Commission and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to the investment advisory activities of the Investment Adviser;

                  (c) will not make loans to any person to purchase or carry units of beneficial interest in the Company or make interest-bearing loans to the Company;

                  (d) will place orders pursuant to its investment determinations for the Company either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers, the Investment Adviser will attempt to obtain prompt execution of orders in an effective manner at the most favorable price. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, the Investment Adviser may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Investment Adviser with research advice and other services; In no instance will portfolio securities be purchased from or sold to SEI Financial Management Corporation, SEI Financial Services Company, the Investment Adviser, or any affiliated person of either the Company, SEI Financial Management Corporation, SEI Financial Services Company, or the Investment Adviser;

                  (e) will maintain all books and records with respect to the Company's securities transactions and will furnish the Company's Board of Trustees such periodic and special reports as the Board may request;

                  (f) will treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present, or potential interestholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where the Investment Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company; and

                  (g) will maintain its policy and practice of conducting its fiduciary functions independently. In making investment recommendations for the Company, the Investment Adviser's personnel will not inquire or take into consideration whether the issuers of securities proposed for purchase or sale for the Company's account are customers of the Investment Adviser or of its parent or its subsidiaries or affiliates. In dealing with such customers, the Investment Adviser and its parent, subsidiaries, and affiliates will not inquire or take into consideration whether securities of those customers are held by the Company.

         4. Assistance. The Investment Adviser may employ or contract with other persons to assist it in the performance of this Agreement (herein, a "Sub-Adviser"); provided, however, that the retention of any Sub-Adviser shall be approved as may be required by the 1940 Act. A Sub-Adviser may perform under the supervision of the Investment Adviser any or all services described under
Section 3. Sub-Advisers may include other investment advisory or management firms and officers or employees who are employed by both the Investment Adviser and the Company. The fees or other compensation of any Sub-Adviser shall be paid by the Investment Adviser and no obligation may be incurred on the Company's behalf to any such person.

         In the event that the Investment Adviser appoints a Sub-Adviser, the Investment Adviser will review, monitor, and report to the Company's Board of Trustees on the performance and investment procedures of any such Sub-Adviser; assist and consult with any Sub-Adviser in connection with the Fund's continuous investment program; and approve lists of foreign countries which may be recommended by any Sub-Adviser for investment by the Fund.

         5. Services Not Exclusive. The investment management services furnished by the Investment Adviser hereunder are not to be deemed exclusive, and the Investment Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

         6. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Adviser hereby agrees that all records which it maintains for the Company are the property of the Company and further agrees to surrender promptly to the Company any of such records upon the Company's request. The Investment Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

         7. Expenses. During the term of this Agreement, the Investment Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Company.

         8. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, each Fund will pay the Investment Adviser and the Investment Adviser will accept as full compensation therefor a fee equal to the lesser of (i) the fee computed daily and paid monthly at the applicable annual rate set forth on Schedule A hereto, or (ii) such fee as may from time to time be agreed upon in writing by the Company and the Investment Adviser in advance of the period to which the fee relates. Each Fund's obligation to pay the above-described fee to the Investment Adviser will begin as of the date of the initial public sale of shares in that Fund.

         If in any fiscal year the aggregate expenses of any Fund (as defined under the securities regulations of any state having jurisdiction over the Company) exceed the expense limitations of any such state, the Investment Adviser will reimburse such Fund for a portion of such excess expenses equal to such excess times the ratio of the fees otherwise payable by such Fund to the Investment Adviser hereunder to the sum of the aggregate fees otherwise payable by the Fund to the Investment Adviser hereunder and to SEI Financial Management Corporation under the Administration Agreement between SEI Financial Management Corporation and the Company. The obligation of the Investment Adviser to reimburse the Funds hereunder is limited in any fiscal year to the amount of its fee hereunder for such fiscal year, provided, however, that notwithstanding the foregoing, the Investment Adviser shall reimburse the Funds for such proportion of such excess expenses regardless of the amount of fees paid to it during such fiscal year to the extent that the securities regulations of any state having jurisdiction over the Company so require. Such expense reimbursement, if any, will be estimated daily and reconciled and paid on a monthly basis.

         The fee attributable to each Fund shall be the several (and not joint or joint and several) obligation of each such Fund.

         9. Limitation of Liability. The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

         10. Duration and Termination. This Agreement will become effective as to a Fund as of the date first written above, provided that it shall have been approved by vote of a majority of the outstanding voting securities of such Fund in accordance with the requirements under the 1940 Act, and, unless sooner terminated as provided herein, shall continue in effect for two years after such effective date. Thereafter, if not terminated, this Agreement shall continue in effect as to each Fund for successive yearly periods, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Company's Board of Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Company's Board of Trustees or by the vote of a majority of the outstanding voting securities of such Fund. Notwithstanding the foregoing, this Agreement may be terminated as to a particular Fund at any time on 60 days' written notice, without the payment of any penalty, by the Company (by vote of the Company's Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund) or by the investment Adviser. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" shall have the meaning given to such terms by the 1940 Act.)

         11. Amendment of this Agreement. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or-termination is sought.

         12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by the law of the Commonwealth of Pennsylvania.

                  The names "Conestoga Family of Funds" and "Trustees of Conestoga Family of Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated August 1, 1989 which is hereby referred to and a copy of which is on file at the office of the State Secretary of The Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Conestoga Family of Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers designated below as of the day and year first above written.


                                      CONESTOGA FAMILY OF FUNDS

Seal                                  By: s/
                                      Title:

                                      MERIDIAN INVESTMENT COMPANY

Seal                                  By: s/
                                      Title:

                                  Schedule A
                                    to the
                         Investment Advisory Agreement
                     between Conestoga Family of Funds and
                          Meridian Investment Company
                          dated ______________, 1996

Name of Fund                                   Compensation*
------------                                   -------------

Cash Management Fund                               0.40%
Tax-Free Fund                                      0.40%
U.S. Treasury Securities Fund                      0.40%
Equity Fund                                        0.74%
Special Equity Fund                                1.50%
Bond Fund                                          0.74%
Intermediate Income Fund                           0.74%
Pennsylvania Tax-Free Bond Fund                    0.74%
Short-Term Income Fund                             0.74%
Balanced Fund                                      0.75%
International Equity Fund                          1.00%

                                      CONESTOGA FAMILY OF FUNDS

                                      By: s/
                                      Title:
                                      Date:

                                      MERIDIAN INVESTMENT COMPANY

                                      By: s/
                                      Title:
                                      Date:

---------------------------
* All fees are stated as an annual rate based upon the Fund's average daily net assets and are computed daily and payable monthly.

                                    FORM OF
                        INTERIM SUB-ADVISORY AGREEMENT

         AGREEMENT made as of _______________, 1996 between Meridian Investment Company or its successor (the "Adviser") and Marvin and Palmer Associates, Inc. (the "Sub-Adviser").

         WHEREAS, Conestoga Family of Funds (the "Company") is registered as an open-end diversified, management investment company under the Investment Company Act of 1940, as amended ("1940 Act"); and

         WHEREAS, the Adviser desires to retain the Sub-Adviser to furnish investment advisory services to the Company's International Equity Fund (the "Fund") and the Sub-Adviser represents that it is willing and possesses legal authority to so furnish such services;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. Appointment. The Advisor hereby appoints the Sub-Advisor to act as Sub-adviser to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

         2. Delivery of Documents. The Adviser has furnished the Sub-Adviser with copies properly certified or authenticated of each of the following:

                  (a) the Company's Agreement and Declaration of Trust, as executed on August 1, 1989 and as filed with the Secretary of State of the Commonwealth of Massachusetts on August 2, 1989, and all amendments thereto or restatements thereof;

                  (b) the Company's Code of Regulations and any amendments thereto;

                  (c) resolutions of the Company's Board of Trustees authorizing the appointment of the Sub-Adviser, approving this Agreement, and establishing the investment objective, policies and restrictions of the Fund;

                  (d) the Company's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission on August 9, 1989 and any amendments thereto;

                  (e) the amendments to the Company's Registration Statement on Form N-1A under the Securities Act of 1933, as amended ("1933 Act"), (File No. 33-30431) and under the 1940 Act relating to the Fund as filed with the Securities and Exchange Commission and all amendments thereto; and

                  (f) the Fund's most recent prospectuses and Statement of Additional Information (such prospectuses and Statement of Additional Information, as presently in effect, and all amendments and supplements thereto are herein collectively called the "Prospectus").

         The Adviser will furnish the Sub-Adviser from time to time with copies of all amendments of or supplements to the foregoing.

         3. Duties of Sub-Adviser. Subject to the supervision of the Company's Board of Trustees, the Sub-Adviser will assist the Adviser in providing a continuous investment program for the Fund, including investment research and management with respect to all securities and investments and cash equivalents of the Fund. The Sub-Adviser will provide the services under this Agreement in accordance with the Fund's investment objective, policies, and restrictions as stated in the Prospectus and resolutions of the Company's Board of Trustees.

         Without limiting the generality of the foregoing, Sub-Adviser further agrees that it will:

                  (a) prepare, subject to the Adviser's approval, lists of foreign countries for investment by the Fund and determine from time to time what securities and other investments will be purchased, retained or sold for the Fund, including, with the assistance of the Adviser, the Fund's investments in futures and forward currency contracts;

                  (b) manage in consultation with the Adviser the Fund's temporary investments in securities;

                  (c) manage the Fund's overall cash position, and determine from time to time what portion of the Fund's assets will be held in different currencies;

                  (d) provide the Adviser with foreign broker research, a quarterly review of international economic and investment developments, and occasional analyses on international investment issues;

                  (e) attend regular business and investment-related meetings with the Company's Board of Trustees and the Adviser if requested to do so by the Company and/or the Adviser; and

                  (f) maintain books and records with respect to the securities transactions for the Fund, furnish to the Adviser and the Company's Board of Trustees such periodic and special reports as they may request with respect to the Fund, and provide in advance to the Adviser all reports to the Company's Board of Trustees for examination and review within a reasonable time prior to the Company's Board meetings.

         4. Covenants by Sub-Adviser. Sub-Adviser agrees with respect to the services provided to the Fund that it:

                  (a) will use the same skill and care in providing such services as it uses in providing services to other accounts for which it has investment responsibilities, and will conform with all applicable Rules and Regulations of the Securities and Exchange Commission ("SEC Regulations") and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to the investment advisory activities of the Sub-Adviser;

                  (b) will telecopy trade information to the Adviser on the first business day following the day of the trade and cause broker confirmations to be sent directly to the Adviser; and

                  (c) will treat confidentially and as proprietary information of the Company all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder (except after prior notification to and approval in writing by the Company, which approval may not be withheld where Sub-Adviser would be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company).

         5. Services Not Exclusive.

                  (a) The services furnished by Sub-Adviser hereunder are deemed not to be exclusive, and nothing in this Agreement shall (i) prevent Sub-Adviser or any affiliated person (as defined in the 1940 Act) of Sub-Adviser from acting as investment adviser or manager for any other person or persons, including other management investment companies with investment objectives and policies the same as or similar to those of the Fund or (ii) limit or restrict Sub-Adviser or any such affiliated person from buying, selling or trading any securities or other investments (including any securities or other investments which the Fund is eligible to buy) for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that Sub-Adviser agrees that it will not undertake any activities which, in its reasonable judgment, will adversely affect the performance of its obligations to the Fund under this Agreement.

                  (b) Nothing contained herein, however, shall prohibit Sub-Adviser from advertising or soliciting the public generally with respect to other products or services, regardless of whether such advertisement or solicitation may include prior, present or potential shareholders of the Company.

         6. Portfolio Transactions. Investment decisions for the Fund shall be made by Sub-Adviser independently from those for any other investment companies and accounts advised or managed by Sub-Adviser. The Fund and such investment companies and accounts may, however, invest in the same securities. When a purchase or sale of the same security is made at substantially the same time on behalf of the Fund and/or another investment company or account, the transaction will be averaged as to price, and available investments allocated as to amount, in a manner which Sub-Adviser believes to be equitable to the Fund and such other investment company or account. In some instances, this investment procedure may adversely affect the price paid or received by the Fund or the size of the position obtained or sold by the Fund. To the extent permitted by law, Sub-Adviser may aggregate the securities to be sold or purchased for the Fund with those to be sold or purchased for other investment companies or accounts in order to obtain best execution.

                  Sub-Adviser shall place orders for the purchase and sale of portfolio securities and will solicit broker-dealers to execute transactions in accordance with the Fund's policies and restrictions regarding brokerage allocations. Sub-Adviser shall place orders pursuant to its investment determination for the Fund either directly with the issuer or with any broker or dealer selected by Sub-Adviser. In executing portfolio transactions and selecting brokers or dealers, Sub-Adviser shall use its reason- able best efforts to seek the most favorable execution of orders, after taking into account all factors Sub-Adviser deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. Consistent with this obligation, Sub-Adviser may, to the extent permitted by law, purchase and sell portfolio securities to and from brokers and dealers who provide brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) to or for the benefit of the Fund and/or other accounts over which Sub-Adviser or any of its affiliates exercises investment discretion. Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or Sub-Adviser's overall responsibilities to the Fund and to the Company. In no instance will portfolio securities be purchased from or sold to Sub-Adviser, or the Fund's principal underwriter, or any affiliated person thereof except as permitted by SEC Regulations.

         7. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Sub-Adviser acknowledges that all records which it maintains for the Company are the property of the Company and agrees to surrender promptly to the Company any of such records upon the Company's request, provided, that Sub-Adviser may retain copies thereof at its own expense. Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

         8. Expenses. During the term of this Agreement, Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Fund.

         9. Compensation. For the services provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay to the Sub-Adviser a fee, payable monthly, at the annual rates of seventy-five one-hundredths of one percent (0.75%) of the average of the first $100,000,000 of the daily net assets of the Fund, seventy one-hundredths of one percent (0.70%) of the average of the next $100,000,000 of such assets, sixty-five one-hundredths of one percent (0.65%) of the average of the next $100,000,000 of such assets, and sixty one-hundredths of one percent (0.60%) of the average of such assets in excess of $300,000,000. If this Agreement shall become effective subsequent to the first day of a month, or shall terminate before the last day of a month, the Sub-Adviser's compensation for such fraction of the month shall be determined by applying the foregoing percentages to the average daily net asset value of the Fund during such fraction of a month and in the proportion that such fraction of a month bears to the entire month.

         10. Limitation of Liability. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Adviser in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

         The Sub-Adviser agrees to indemnify the Adviser with respect to any loss, liability, judgment, cost or penalty which the Fund or the Adviser may directly or indirectly suffer or incur in any way arising out of or in connection with any material breach of this Agreement by the Sub-Adviser. The Adviser agrees to indemnify the Sub-Adviser with respect to any loss, liability, judgment, cost or penalty which the Sub-Adviser may directly or indirectly suffer or incur in any way arising out of the performance of its duties under this Agreement as provided in the following paragraph.

         The Sub-Adviser shall give the Adviser the benefit of its best judgment and effort in rendering services hereunder, but the Sub-Adviser shall not be liable for any act or omission or for any loss sustained by the Adviser in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties, under this Agreement. The Sub-Adviser shall be entitled to full indemnification from the Adviser for any loss, liability, judgment, cost or penalty arising from (a) any act by any person or entity (including the Adviser) for which the Sub-Adviser was not involved directly in either the act itself or the decision making process leading up to such act, (b) any act by the Sub-Adviser taken upon the written instructions of the Adviser or (c) the performance of the Sub-Adviser's duties under this Agreement; provided, however, the Sub-Adviser shall not be entitled to indemnity under clause (c) of this sentence for any loss, liability, judgment, cost or penalty resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties, under this Agreement.

         11. Duration and Termination. This Agreement will become effective as to the Fund as of the date first written above, provided that it shall have been approved by vote of a majority of the outstanding voting securities of the Fund in accordance with the requirements under the 1940 Act, and, unless sooner terminated as provided herein, shall continue in effect for two years after such effective date. Thereafter, if not terminated, this Agreement shall continue in effect for successive yearly periods, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Company's Board of Trustees who are not parties to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Company's Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, this Agreement may be terminated at any time on 60 days' written notice, without the payment of any penalty, by the Company (by vote of the Company's Board of Trustees or by vote of a majority of the outstanding voting securities of the
Fund), by the Adviser, or by the Sub-Adviser. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" shall have the meaning given to such terms by the 1940 Act.)

         12. Amendment of this Agreement. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought. No amendment of this Agreement shall be effective with respect to the Fund until approved by the vote of a majority of the outstanding voting securities of the Fund.

         13. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by the law of the State of Delaware.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers designated below as of the day and year first above written.

                                      MERIDIAN INVESTMENT COMPANY

                                      By: s/
                                      Title:

                                      MARVIN AND PALMER ASSOCIATES, INC.

                                      By: s/
                                      Title:

                                     PART B

                            CONESTOGA FAMILY OF FUNDS
                            680 East Swedesford Road
                         Wayne, Pennsylvania 19087-1658

                                 COREFUNDS, INC.
                            680 East Swedesford Road
                         Wayne, Pennsylvania 19087-1658

                       STATEMENT OF ADDITIONAL INFORMATION

                    (1996 Special Meeting of Shareholders of
                           Conestoga Family of Funds)


         This Statement of Additional Information is not a prospectus but should be read in conjunction with the Combined Proxy Statement/Prospectus dated February 1, 1996 for the Special Meeting of Shareholders of Conestoga Family of Funds, to be held on March 22, 1996. Copies of the Combined Proxy Statement/Prospectus may be obtained at no charge by calling The Conestoga Family of Funds at 1-800-344-2716.

         Unless otherwise indicated, capitalized terms used herein and not otherwise defined have the same meanings as are given to them in the Combined Proxy Statement/Prospectus.

         Further information about Institutional and Individual Shares of the Existing CoreFunds Portfolios is contained in and incorporated by reference to CoreFunds' Statement of Additional Information dated November 1, 1995, a copy of which is included herewith. The audited financial statements and related independent accountant's report for the Existing CoreFunds Portfolios contained in the Annual Report dated June 30, 1995, are hereby incorporated herein by reference. No other parts of the Annual Reports are incorporated by reference herein.

         Further information about Institutional and Retail Shares of the Conestoga Portfolios is contained in and incorporated by reference to Conestoga's Statement of Additional Information dated May 1, 1995 (as revised through November 3, 1995), copies of which are included herewith. The audited financial statements and related independent accountant's report for Conestoga contained in the Annual Report dated October 31, 1995 are included herein. No other parts of the Annual Report are incorporated by reference herein.

         The date of this Statement of Additional Information is February 1,
1996.

                                TABLE OF CONTENTS

                                                                       Page

General Information.............................................          3

Pro Forma Financial Statements..................................      PFS-1

Audited Financial Statements for the
      Conestoga Portfolios for the year ended
      October 31, 1995..........................................        FS-

                               GENERAL INFORMATION


         The Shareholders of the Conestoga Family of Funds ("Conestoga") are being asked to approve or disapprove an Agreement and Plan of Reorganization (the "Reorganization Agreement") dated as of ______________, 1996 between Conestoga and CoreFunds, Inc. ("CoreFunds"), and the transactions contemplated thereby. The Reorganization Agreement contemplates the transfer of substantially all of the assets and liabilities of Conestoga's Cash Management Fund, Tax-Free Fund, U.S. Treasury Securities Fund, Equity Fund, Special Equity Fund, Bond Fund, Intermediate Income Fund, Pennsylvania Tax-Free Bond Fund, Balanced Fund, Short-Term Income Fund and International Equity Fund to corresponding CoreFunds Portfolios in exchange for full and fractional shares representing interests in such corresponding CoreFunds Portfolios. The shares issued by CoreFunds will have an aggregate net asset value equal to the aggregate net asset value of the shares of the respective Conestoga Portfolios that are outstanding immediately before the Effective Time of the Reorganization.

         Following the exchange, the Conestoga Portfolios will make a liquidating distribution of corresponding CoreFunds Portfolios shares to their shareholders. Each shareholder owning shares of a particular Conestoga Portfolio at the Effective Time of the Reorganization will receive shares of the corresponding CoreFunds Portfolio of equal value, plus the right to receive any unpaid dividends and distributions that were declared before the Effective Time of the Reorganization on Conestoga Portfolio shares. Upon completion of the Reorganization, Conestoga will be terminated under state law and deregistered under the Investment Company Act of 1940.

         The Special Meeting of Shareholders of Conestoga to consider the Reorganization Agreement and the related transactions will be held at 10:00 a.m. Eastern time on March 22, 1996 at The Wilmington Hilton, 630 Naamans Road, Wilmington, Delaware. For further information about the transaction, see the Combined Proxy
Statement/Prospectus.

         Banking laws and regulations currently prohibit a bank holding company registered under the Bank Holding Company Act of 1956, as amended, or any bank or non-bank affiliate thereof from sponsoring, organizing, controlling, or distributing the shares of a registered, open-end investment company continuously engaged in the issuance of its shares, and prohibit banks generally from issuing, underwriting, selling, or distributing securities such as shares of the CoreFunds Portfolios, but do not prohibit such a bank holding company or its affiliates or banks generally from acting as investment adviser, transfer agent, or custodian to such an investment company or from purchasing shares of such a company as agent for and upon the order of customers. CoreStates Advisers and financial intermediaries which agree to provide shareholder support services that are banks or bank affiliates are subject to such banking laws and regulations. Should legislative, judicial, or administrative action prohibit or restrict the activities of such companies in connection with their services to the CoreFunds Portfolios, CoreFunds might be required to alter materially or discontinue its arrangement with such companies and change its method of operation. It is anticipated, however, that any resulting change in CoreFunds' method of operation would not affect a CoreFunds Portfolio's net asset value per share or result in financial loss to any shareholder.

                          CoreFund Cash Reserve Fund
                         Conestoga Cash Management Fund
                       Pro-forma Schedule of Investments
                                   31-Oct-95

                                                                   CoreFund               Conestoga           Pro-forma Combined
                                            Maturity Coupon
Security Description                          Date    Rate      Par       Value         Par       Value        Par        Value
GOVERNMENT SECURITIES
U.S. TREASURY BILLS
UNITED STATES TREASURY BILL                   1/11/96  5.41                           3,000,000   2,967,991   3,000,000   2,967,991
UNITED STATES TREASURY BILL                   7/25/96  5.54                           5,000,000   4,794,558   5,000,000   4,794,558
U.S. AGENCY BONDS
FEDERAL HOME LOAN MORTGAGE ASSOCIATION       11/21/95  5.56                           5,000,000   4,984,556   5,000,000   4,984,556
FEDERAL NATIONAL MORTGAGE ASSOCIATION         12/4/95  5.42  10,000,000   9,950,317                          10,000,000   9,950,317
FEDERAL NATIONAL MORTGAGE ASSOCIATION         12/5/95  5.52  10,000,000   9,947,867                          10,000,000   9,947,867
FEDERAL NATIONAL MORTGAGE ASSOCIATION         12/6/95  5.64  20,000,000  19,891,694                          20,000,000  19,891,694
FEDERAL NATIONAL MORTGAGE ASSOCIATION          1/4/96  5.59                           5,000,000   4,950,311   5,000,000   4,950,311
FEDERAL HOME LOAN BANK                        1/17/96  5.49                           3,000,000   2,964,773   3,000,000   2,964,773
FEDERAL NATIONAL MORTGAGE ASSOCIATION         2/20/96  5.58                           5,000,000   4,913,975   5,000,000   4,913,975
FLOATING RATE AGENCIES
FEDERAL NATIONAL MORTGAGE ASSOCIATION         11/1/95  5.55  10,000,000  10,000,000                          10,000,000  10,000,000
STUDENT LOAN MARKETING ASSOCOATION            1/11/96  5.65   5,000,000   5,000,000                           5,000,000   5,000,000
CORPORATE SECURITIES
CORPORATE BONDS
AMERICAN EXPRESS CENTURIAN BANK               11/7/95  5.87  10,000,000  10,000,000                          10,000,000  10,000,000
ASSET BACKED SECURITIES
CASE EQUIPMENT LOAN TRUST 1995-B  CLASS A1    9/15/96  5.83   2,047,541   2,047,541                           2,047,541   2,047,541
DOMESTIC CD'S
NATIONAL WESTMINSTER BANK                    12/11/95  5.77                           5,000,000   5,000,000   5,000,000   5,000,000
EURO CD'S
HARRIS TRUST & SAVINGS BANK                   1/17/96  5.79  10,000,000  10,000,132                          10,000,000  10,000,132
PRIVATE PLACEMENT
ELI LILLY                                     1/16/96  5.82                           3,000,000   2,963,140   3,000,000   2,963,140
CAISSE DES DEPOTS ET CONSIGNATIONS            1/16/96  5.64                           5,000,000   4,940,467   5,000,000   4,940,467
DOMESTIC CP
AIG FUNDING                                   11/1/95  6.04                           3,000,000   3,000,000   3,000,000   3,000,000
AMERICAN EXPRESS                              11/1/95  5.70                           5,000,000   5,000,000   5,000,000   5,000,000
NEW CENTER ASSET TRUST                        11/1/95  5.90  25,000,000  25,000,000                          25,000,000  25,000,000
SARA LEE                                      11/2/95  5.80                           5,000,000   4,999,194   5,000,000   4,999,194
PEPSI                                         11/3/95  5.67                           5,000,000   4,998,425   5,000,000   4,998,425
ABBEY NATIONAL BANK                           11/7/95  5.67  10,000,000   9,990,550                          10,000,000   9,990,550
METROPOLITAN LIFE FUNDING INCORPORATED        11/8/95  5.72  10,884,000  10,871,895                          10,884,000  10,871,895
SARA LEE                                      11/8/95  5.71                           5,000,000   4,994,449   5,000,000   4,994,449
AIG FUNDING INCORPORATED                      11/9/95  5.70  10,000,000   9,987,333                          10,000,000   9,987,333
COCA-COLA COMPANY                             11/9/95  5.68  10,000,000   9,987,378                          10,000,000   9,987,378
DUPONT (E.I.DE NEMOURS) & COMPANY             11/9/95  5.67  10,000,000   9,987,400                          10,000,000   9,987,400
ASSET SECURITIZATION CO-OP CORPORATION       11/10/95  5.74  15,000,000  14,978,475                          15,000,000  14,978,475
RAYTHEON CORPORATION                         11/13/95  5.66  10,000,000   9,981,133                          10,000,000   9,981,133
MERRILL LYNCH & COMPANY                      11/15/95  5.72  10,000,000   9,977,756                          10,000,000   9,977,756

ASSET SECURITIZATION CO-OP CORPORATION       11/16/95  5.69   3,150,000   3,142,532                           3,150,000   3,142,532
GENERAL ELECTRIC CAPITAL CORPORATION         11/16/95  5.67                           4,000,000   3,990,550   4,000,000   3,990,550
AT&T CORPORATION                             11/17/95  5.65  10,000,000   9,974,889                          10,000,000   9,974,889
CAISSE DES DEPOTS EN CONSIGNATION            11/20/95  5.70  10,000,000   9,969,917                          10,000,000   9,969,917
CORPORATE ASSET FUNDING COMPANY              11/21/95  5.67  15,000,000  14,952,750                          15,000,000  14,952,750
TOYS-R-US                                    11/21/95  5.69  15,000,000  14,952,583                          15,000,000  14,952,583
CANADIAN IMPERIAL BANK OF COMMERCE           11/22/95  5.72  10,000,000   9,966,633                          10,000,000   9,966,633
HEWLETT-PACKARD COMPANY                      11/28/95  5.63  10,000,000   9,957,775                          10,000,000   9,957,775
BARCLAYS BANK OF CANADA                      11/30/95  5.67  10,000,000   9,954,325                          10,000,000   9,954,325
JC PENNY                                     11/30/95  5.71                           5,000,000   4,977,001   5,000,000   4,977,001
CAISSE DES DEPOTS EN CONSIGNATION             12/4/95  5.69  10,000,000   9,947,842                          10,000,000   9,947,842
BANC ONE FUNDING CORPORATION                  12/5/95  5.65   5,000,000   4,973,319                           5,000,000   4,973,319
DUPONT (E.I.DE NEMOURS) & COMPANY             12/5/95  5.64   5,000,000   4,973,367                           5,000,000   4,973,367
MERRILL LYNCH & COMPANY                       12/6/95  5.65   5,000,000   4,972,535                           5,000,000   4,972,535
ARCO COAL AUSTRALIA                           12/7/95  5.67   4,524,000   4,498,349                           4,524,000   4,498,349
FORD MOTOR CREDIT CORPORATION                 12/8/95  5.68  10,000,000   9,941,622                          10,000,000   9,941,622
NATIONAL AUSTRALIA FUNDING                   12/14/95  5.70  10,000,000   9,931,917                          10,000,000   9,931,917
PITNEY BOWES CREDIT CORPORATION              12/14/95  5.58  10,000,000   9,933,350                          10,000,000   9,933,350
COCA-COLA COMPANY                            12/15/95  5.68  10,000,000   9,930,578                          10,000,000   9,930,578
GENERAL ELECTRIC CAPITAL CORPORATION         12/18/95  5.68  10,900,000  10,819,170                          10,900,000  10,819,170
SWEDISH EXPORT CREDIT CORPORATION            12/18/95  5.58   5,000,000   4,963,575                           5,000,000   4,963,575
INTEL CORPORATION                            12/22/95  5.67  25,000,000  24,799,188                          25,000,000  24,799,188
SARA LEE CORPORATION                         12/27/95  5.68  10,000,000   9,911,644                          10,000,000   9,911,644
DEUTSCHE BANK FINANCIAL                        1/5/96  5.72   5,000,000   4,948,361                           5,000,000   4,948,361
ABBEY NATIONAL                                 1/8/96  5.59                           5,000,000   4,947,206   5,000,000   4,947,206
INTERNATIONAL LEASE FINANCE                    1/8/96  5.71                           5,000,000   4,946,072   5,000,000   4,946,072
PROVINCE OF QUEBEC                             1/9/96  5.62  10,000,000   9,892,283                          10,000,000   9,892,283
AMERICAN EXPRESS                              1/12/96  5.69                           5,000,000   4,943,100   5,000,000   4,943,100
PROVINCE OF ALBERTA                           1/12/96  5.55                           3,000,000   2,966,700   3,000,000   2,966,700
SCHERRING-PLOUGH CORPORATION                  1/16/96  5.55  10,000,000   9,882,833                          10,000,000   9,882,833
CIT GROUP HOLDINGS                            1/17/96  5.65  10,000,000   9,879,153                          10,000,000   9,879,153
TORONTO DOMINION                              1/17/96  5.66                           5,000,000   4,939,469   5,000,000   4,939,469
INTERNATIONAL LEASE FINANCE                   1/22/96  5.63                           5,000,000   4,935,881   5,000,000   4,935,881
ASSOCIATES CORPORATION                        1/23/96  5.70                           5,000,000   4,934,292   5,000,000   4,934,292
BRITISH GAS                                   1/24/96  5.67  10,000,000   9,867,700                          10,000,000   9,867,700
PROVINCE OF ALBERTA                           1/25/96  5.67   5,000,000   4,933,063                           5,000,000   4,933,063
AT&T CORPORATION                              1/31/96  5.67  10,000,000   9,856,675                          10,000,000   9,856,675
NATIONAL RURAL UTILITY CORPORATION             2/9/96  5.65   9,250,000   9,104,826                           9,250,000   9,104,826
GENERAL ELECTRIC CAPITAL CORPORATION          2/12/96  5.66                           5,000,000   4,919,031   5,000,000   4,919,031
PROVINCE OF BRITISH COLUMBIA                  2/12/96  5.56   6,000,000   5,904,553                           6,000,000   5,904,553
TRANSAMERICA FINANCE                          2/15/96  5.62                           5,000,000   4,917,261   5,000,000   4,917,261
GENERAL ELECTRIC CAPITAL CORPORATION          2/16/96  5.65  11,954,000  11,753,256                          11,954,000  11,753,256
ALCATEL-ALSTHOM INCORPORATED                  2/21/96  5.64  10,000,000   9,824,533                          10,000,000   9,824,533
AMERITECH CAPITAL CORPORATION                  3/5/96  5.63  16,000,000  15,687,222                          16,000,000  15,687,222
PROVINCE OF QUEBEC                             3/6/96  5.58  10,000,000   9,804,700                          10,000,000   9,804,700
GOLDMAN SACHS GROUP L.P.                      3/18/96  5.62  10,000,000   9,784,567                          10,000,000   9,784,567
TORONTO DOMINION                              3/19/96  5.49                           5,000,000   4,894,013   5,000,000   4,894,013
 BANK NOTE
FCC NATIONAL BANK                             11/1/96  5.65                           4,000,000   3,997,280   4,000,000   3,997,280
FCC NATIONAL BANK                             8/21/96  5.90                           5,000,000   4,996,151   5,000,000   4,996,151
CASH EQUIVALENTS
 TIME DEPOSITS
BANQUE PARIBAS                                11/1/95  5.88  25,000,000  25,000,000                          25,000,000  25,000,000
SUMITOMO BANK                                 11/1/95  5.88  25,000,000  25,000,000                          25,000,000  25,000,000

 MASTER NOTES
ASSOCIATES CORPORATION OF NORTH AMERICA       11/1/95  5.71       1,120       1,120                               1,120       1,120
STUDENT LOAN MARKETING ASSOCIATION            11/1/95  5.60   3,819,000   3,819,000                           3,819,000   3,819,000
 REPURCHASE AGREEMENTS
HONG KONG SHANGHAI BANK CORPORATION           11/1/95  5.85                          35,000,000  35,000,000  35,000,000  35,000,000
MERRILL LYNCH                                 11/1/95  5.85                          46,165,900  46,165,900  46,165,900  46,165,900
MORGAN STANLEY                                11/1/95  5.85                          35,000,000  35,000,000  35,000,000  35,000,000
SWISS BANK                                    11/1/95  5.95  16,834,000  16,834,000                          16,834,000  16,834,000
                                                             ----------  ----------  ----------  ----------- ----------  ----------
  TOTALS                                                     595,363,661 591,845,176 244,165,900 242,941,744 839,529,561 834,786,921
                                                             =========== =========== =========== =========== =========== ==========



                        CoreFund Treasury Reserve Fund
                    Conestoga US Treasury Securities Fund
                  Pro-Forma Combined Schedule of Investments
                               October 31, 1995
                                 (Unaudited)

                                                                 Core Fund              Conestoga           Pro-forma Combined
Security Description             Maturity        Coupon        Par       Value        Par       Value         Par         Value
U.S. GOVERNMENT SECURITIES
 U.S. TREASURY BILLS
UNITED STATES TREASURY BILL       11/9/95      5.660-5.720   5,000,000   4,993,711  10,000,000   9,987,267  15,000,000  14,980,978
UNITED STATES TREASURY BILL      11/16/95      5.715-6.620   8,000,000   7,979,819                           8,000,000   7,979,819
UNITED STATES TREASURY BILL      11/24/95            5.365   5,000,000   4,982,862                           5,000,000   4,982,862
UNITED STATES TREASURY BILL       12/7/95            5.405   5,000,000   4,972,975                           5,000,000   4,972,975
UNITED STATES TREASURY BILL      12/14/95            5.330   5,000,000   4,968,168                           5,000,000   4,968,168
UNITED STATES TREASURY BILL      12/21/95      5.400-5.415   5,000,000   4,962,397  20,000,000  19,850,000  25,000,000  24,812,397
UNITED STATES TREASURY BILL        1/4/96      5.340-5.445   5,000,000   4,951,600  25,000,000  24,762,667  30,000,000  29,714,267
UNITED STATES TREASURY BILL       1/11/96      5.310-5.830   5,000,000   4,946,257  30,000,000  29,673,598  35,000,000  34,619,855
UNITED STATES TREASURY BILL       1/18/96            5.370   5,000,000   4,941,825                           5,000,000   4,941,825
UNITED STATES TREASURY BILL        2/1/96            5.470   5,000,000   4,930,106                           5,000,000   4,930,106
UNITED STATES TREASURY BILL        2/8/96      5.290-5.780  10,000,000   9,854,319  10,000,000   9,850,950  20,000,000  19,705,269
UNITED STATES TREASURY BILL       2/15/96            5.355   5,000,000   4,921,163                           5,000,000   4,921,163
UNITED STATES TREASURY BILL       2/22/96            5.290   7,000,000   6,883,767                           7,000,000   6,883,767
UNITED STATES TREASURY BILL        3/7/96      5.300-5.340  11,000,000  10,793,360  15,000,000  14,719,542  26,000,000  25,512,902
UNITED STATES TREASURY BILL       3/14/96            5.290                          10,000,000   9,803,094  10,000,000   9,803,094
UNITED STATES TREASURY BILL       3/14/96            5.310   8,700,000   8,528,045                           8,700,000   8,528,045
UNITED STATES TREASURY BILL       3/21/96            5.310  10,000,000   9,792,025                          10,000,000   9,792,025
UNITED STATES TREASURY BILL        4/4/96      5.310-6.020  10,000,000   9,767,607  20,000,000  19,532,202  30,000,000  29,299,809
UNITED STATES TREASURY BILL       4/11/96            5.320   5,500,000   5,368,330                           5,500,000   5,368,330
UNITED STATES TREASURY BILL       4/18/96            5.300  10,000,000   9,751,194                          10,000,000   9,751,194
UNITED STATES TREASURY BILL        5/2/96      5.475-5.540   5,000,000   4,860,844  10,000,000   9,718,383  15,000,000  14,579,227
UNITED STATES TREASURY BILL       7/25/96            5.540                           5,000,000   4,794,558   5,000,000   4,794,558
 U.S. TREASURY NOTES
UNITED STATES TREASURY NOTE      11/30/95            4.250  20,000,000  19,974,139                          20,000,000  19,974,139
UNITED STATES TREASURY NOTE       2/29/96            7.500                          10,000,000  10,061,505  10,000,000  10,061,505
UNITED STATES TREASURY NOTE       4/30/96            5.500  10,000,000   9,979,648                          10,000,000   9,979,648
UNITED STATES TREASURY NOTE       4/30/96            7.625                          10,000,000  10,095,545  10,000,000  10,095,545
 U.S. TREASURY STRIPS
UNITED STATES TREASURY STRIP     11/15/95                   10,000,000   9,978,950                          10,000,000   9,978,950
UNITED STATES TREASURY STRIP      5/15/96                    5,000,000   4,852,920                           5,000,000   4,852,920
UNITED STATES TREASURY STRIP      5/15/96                    6,000,000   5,810,047                           6,000,000   5,810,047
UNITED STATES TREASURY STRIP      5/15/96                                            5,000,000   4,854,447   5,000,000   4,854,447
 REPURCHASE AGREEMENTS
AUBREY LANSTON                    11/1/95            5.850  51,000,000  51,000,000                          51,000,000  51,000,000
HONG KONG SHANGHAI BANK           11/1/95            5.850  31,000,000  31,000,000                          31,000,000  31,000,000
NATIONS BANK                      11/1/95            5.875  55,000,000  55,000,000                          55,000,000  55,000,000
SANWA BANK                        11/1/95            5.850  40,000,000  40,000,000                          40,000,000  40,000,000
SWISS BANK                        11/1/95            5.950  17,848,000  17,848,000                          17,848,000  17,848,000
REPUBLIC BANK OF NEW YORK         11/1/95            5.850  42,000,000  42,000,000                          42,000,000  42,000,000
MORGAN STANLEY                    11/1/95            5.850  39,000,000  39,000,000                          39,000,000  39,000,000
FIRST NATIONAL BANK OF CHICAGO    11/1/95            5.850  33,000,000  33,000,000                          33,000,000  33,000,000

BZW                               11/1/95            5.850                          50,000,000  50,000,000  50,000,000  50,000,000
MERRILL TRI-PARTY                 11/1/95            5.850                          49,571,400  49,571,400  49,571,400  49,571,400
MORGAN STANLEY                    11/1/95            5.850                          85,000,000  85,000,000  85,000,000  85,000,000
HSBC                              11/1/95            5.850                          85,000,000  85,000,000  85,000,000  85,000,000
                                                           ----------- ----------- ----------- ----------- ----------- -----------
  TOTALS                                                   495,048,000 492,594,075 449,571,400 447,275,157 944,619,400 939,869,233
                                                           =========== =========== =========== =========== =========== ===========


                         CoreFund Value Equity
                         Conestoga Equity Fund
                   Pro-forma Schedule of Investments
                               31-Oct-95

                                                    CoreFund                 Conestoga             Pro-forma Combined
                                                           Market                     Market                    Market
Security Description                            Shares      Value        Shares        Value       Shares        Value
COMMON STOCKS
 BUILDING AND CONSTRUCTION
OWENS CORNING FIBERGLASS CORPORATION                                     46,910    1,987,811       46,910    1,987,811
OWENS - ILLINOIS INCORPORATED                                           119,455    1,508,119      119,455    1,508,119
SHERWIN WILLIAMS COMPANY                        14,500     545,563                                 14,500      545,563
STANLEY WORKS                                   20,800     993,200                                 20,800      993,200
 CHEMICALS AND DRUGS                                                                                   --           --
AMERICAN HOME PRODUCTS                          14,000   1,240,750                                 14,000    1,240,750
CAREMARK INTERNATIONAL INCORPORATED             60,000   1,237,500       23,200      478,500       83,200    1,716,000
CARTER-WALLACE INCORPORATED                     55,300     580,650                                 55,300      580,650
COLUMBIA/HCA HEALTHCARE CORPORATION             25,000   1,228,125                                 25,000    1,228,125
CORAM HEALTHCARE CORPORATION                                            100,000      400,000      100,000      400,000
DOW CHEMICAL COMPANY                                                     25,525    1,751,653       25,525    1,751,653
ELAN CORPORATION                                35,000   1,404,375      111,100    4,457,888      146,100    5,862,263
ELI LILLY AND COMPANY                            8,000     773,000                                  8,000      773,000
FIRST ALERT INCORPORATED                                                 33,800      523,900       33,800      523,900
FMC CORPORATION                                 11,500     823,688                                 11,500      823,688
FOUNDATION HEALTH CORPORATION                                            53,704    2,275,707       53,704    2,275,707
HERCULES INCORPORATED                                                     5,100      272,213        5,100      272,213
HUMANA INCORPORATED                                                     122,300    2,583,588      122,300    2,583,588
IMC GLOBAL, INCORPORATED                                                 36,600    2,562,000       36,600    2,562,000
MERCK AND COMPANY INCORPORATED                  15,000     862,500       45,805    2,633,788       60,805    3,496,288
MONSANTO COMPANY                                                         32,500    3,404,375       32,500    3,404,375
PRAXAIR INCORPORATED                                                    155,000    4,185,000      155,000    4,185,000
UNITED STATES SURGICAL CORPORATION                                       37,557      920,147       37,557      920,147
UPJOHN COMPANY                                  15,900     806,925                                 15,900      806,925
 CONSUMER PRODUCTS                                                                                     --           --
BED BATH & BEYOND INCORPORATED                                            7,600      237,500        7,600      237,500
BURLINGTON INDUSTRIES INCORPORATED                                       49,771      553,702       49,771      553,702
CML GROUP INCORPORATED                                                  275,000    1,581,250      275,000    1,581,250
GENERAL ELECTRIC COMPANY                                                180,000   11,385,000      180,000   11,385,000
HASBRO INCORPORATED                             50,000   1,525,000                                 50,000    1,525,000
HEILIG-MEYERS COMPANY                           44,800     823,200                                 44,800      823,200
IBP INCORPORATED                                                         38,200    2,287,225       38,200    2,287,225
INTERNATIONAL PAPER COMPANY                                              50,000    1,850,000       50,000    1,850,000
KELLWOOD COMPANY                                49,800     933,750                                 49,800      933,750
KIMBERLY CLARK CORPORATION                      10,000     726,250                                 10,000      726,250
MGM GRAND INCORPORATED                                                   43,870    1,047,396       43,870    1,047,396
NEWS CORPORATION -- PREFERRED SHARES ADR                                 72,915    1,330,699       72,915    1,330,699
PHILIP MORRIS COMPANIES INCORPORATED                                    173,860   14,691,170      173,860   14,691,170
SCOTT PAPER                                      6,000     319,500                                  6,000      319,500
 DURABLE GOODS                                                                                         --           --

ALLIED SIGNAL INCORPORATED                      24,500   1,041,250       84,775    3,602,938      109,275    4,644,188
APPLE COMPUTER INCORPORATED                                              94,000    3,413,375       94,000    3,413,375
AUTOTOTE CORPORATION CLASS A                                             90,230      270,690       90,230      270,690
BEVERLY ENTERPRISES INCORPORATED                                        136,600    1,605,050      136,600    1,605,050
BOEING COMPANY                                  11,200     735,000       27,310    1,792,219       38,510    2,527,219
BOMBAY COMPANY                                  50,000     293,750                                 50,000      293,750
BRUNSWICK CORPORATION                                                    80,800    1,575,600       80,800    1,575,600
BURLINGTON NORTHERN SANTA FE                                             30,000    2,516,250       30,000    2,516,250
CASE EQUIPMENT CORPORATION                                               55,000    2,096,875       55,000    2,096,875
CATERPILLAR INCORPORATED                                                 33,700    1,891,413       33,700    1,891,413
CELLULAR COMMUNICATIONS PREFERRED                                        23,866    1,279,814       23,866    1,279,814
CELLULAR COMMUNICATIONS -- CLASS A                                       24,773    1,328,452       24,773    1,328,452
COMMUNITY PSYCHIATRIC                                                    48,400      526,350       48,400      526,350
COMPAQ COMPUTER CORPORATION                                              57,500    3,205,625       57,500    3,205,625
COMPUTER ASSOCIATES INTERNATIONAL INC                                    52,500    2,887,500       52,500    2,887,500
DARDEN RESTAURANTS INCORPORATED                                         619,000    7,041,125      619,000    7,041,125
DEERE AND COMPANY                                                        40,000    3,575,000       40,000    3,575,000
DIGITAL EQUIPMENT CORPORATION                                            84,750    4,587,094       84,750    4,587,094
FHP INTERNATIONAL CORPORATION                                            45,000    1,091,250       45,000    1,091,250
FLIGHT SAFETY INTERNATIONAL INCORPORATED        20,000     955,000                                 20,000      955,000
FORD MOTOR COMPANY                                                      205,000    5,893,750      205,000    5,893,750
FRANKLIN RESOURCES, INCORPORATED                12,000     609,000                                 12,000      609,000
GENERAL INSTRUMENT CORPORATION                  51,800     984,200                                 51,800      984,200
GOODYEAR TIRE AND RUBBER COMPANY                                        245,000    9,310,000      245,000    9,310,000
HARNISCHFEGER INDUSTRIES                        40,000   1,260,000                                 40,000    1,260,000
HEWLETT PACKARD COMPANY                                                  14,330    1,327,316       14,330    1,327,316
INTEL CORPORATION                                                        73,400    5,128,825       73,400    5,128,825
INTERNATIONAL BUSINESS MACHINES CORPORATION                              98,000    9,530,500       98,000    9,530,500
INTERNATIONAL GAME TECHNOLOGY                                           146,358    1,701,412      146,358    1,701,412
LOCKHEED MARTIN CORPORATION                                              25,401    1,730,443       25,401    1,730,443
LORAL CORPORATION                               25,000     740,625                                 25,000      740,625
LOWE'S COMPANIES INCORPORATED                                           159,200    4,298,400      159,200    4,298,400
MAGNA INTERNATIONAL, CLASS A                                             27,500    1,189,375       27,500    1,189,375
MANPOWER INCORPORATED                                                   116,000    3,146,500      116,000    3,146,500
MAYTAG CORPORATION                                                       85,800    1,630,200       85,800    1,630,200
MCDONNELL DOUGLAS CORPORATION                                            21,717    1,775,365       21,717    1,775,365
MICHAEL FOODS INCORPORATED                                                3,726       45,178        3,726       45,178
MICRON TECHNOLOGY INCORPORATED                                           24,500    1,730,313       24,500    1,730,313
MOTOROLA INCORPORATED                                                    32,175    2,111,484       32,175    2,111,484
MYLAN LABORATORIES                                                       63,100    1,198,900       63,100    1,198,900
NABISCO HOLDINGS CORP -- CLASS A                                        179,500    4,824,063      179,500    4,824,063
NATIONAL SEMICONDUCTOR CORPORATION                                       76,000    1,852,500       76,000    1,852,500
NOVELL INCORPORATED                                                      56,435      931,178       56,435      931,178
PEP BOYS -- MANNY MOE AND JACK                                          100,000    2,187,500      100,000    2,187,500
POTASH CORPORATION OF SASKATCHEWAN                                       49,400    3,439,475       49,400    3,439,475
PRESIDENT CASINOS INCORPORATED                                           31,325       95,933       31,325       95,933
PYXIS CORPORATION                                                        24,839      313,592       24,839      313,592
QUALCOMM INCORPORATED                                                    65,000    2,502,500       65,000    2,502,500
RALLY'S HAMBURGERS INCORPORATED                                          18,426       34,549       18,426       34,549
RJR NABISCO HOLDINGS CORPORATION                                        256,160    7,876,920      256,160    7,876,920
ROCKWELL INTERNATIONAL CORPORATION              18,000     801,000                                 18,000      801,000
SBC COMMUNICATIONS INC                                                   80,000    4,470,000       80,000    4,470,000
SUNDSTRAND CORPORATION                          10,300     630,875                                 10,300      630,875
TEXAS INSTRUMENTS INCOPORATED                                            13,100      894,075       13,100      894,075

TEXTRON INCOPORATED                                                      30,000    2,062,500       30,000    2,062,500
TRANSPORT HOLDINGS INC CL-A                                                 625       24,531          625       24,531
TRIPOS INCORPORATED                                  1           7                                      1            7
UNITED TECHNOLOGIES CORPORATION                                          16,500    1,464,375       16,500    1,464,375
UNIVERSAL CORPORATION -- VA                                              21,770      457,170       21,770      457,170
VICORP RESTAURANTS INCORPORATED                                          61,534      676,874       61,534      676,874
VLSI TECHNOLOGY INC.                                                     40,000      940,000       40,000      940,000
VONS COMPANY                                                             23,000      583,625       23,000      583,625
WEBB DEL E CORPORATION                                                  105,000    2,178,750      105,000    2,178,750
WESTERN ATLAS INC.                              15,300     671,288                                 15,300      671,288
WESTINGHOUSE ELECTRIC CORPORATION                                       235,000    3,319,375      235,000    3,319,375
XEROX CORPORATION                                                        13,000    1,686,750       13,000    1,686,750
 FINANCIAL                                                                                             --           --
AETNA LIFE AND CASUALTY COMPANY                                          30,000    2,111,250       30,000    2,111,250
BANK OF BOSTON CORPORATION                                               74,000    3,293,000       74,000    3,293,000
BANKAMERICA CORPORATION                                                 196,900   11,321,750      196,900   11,321,750
CHASE MANHATTAN CORPORATION                                             206,600   11,776,200      206,600   11,776,200
CHEMICAL BANKING CORPORATION                                            103,000    5,858,125      103,000    5,858,125
CIGNA CORPORATION                                                        30,000    2,973,750       30,000    2,973,750
CITICORP INCORPORATED                                                    99,000    6,422,625       99,000    6,422,625
DEAN WITTER DISCOVER & COMPANY                                           89,013    4,428,397       89,013    4,428,397
EQUITABLE COMPANIES INC.                                                195,500    4,154,375      195,500    4,154,375
FLEET FINANCIAL GROUP                                                    55,000    2,131,250       55,000    2,131,250
HOUSEHOLD INTERNATIONAL INCORPORATED                                     38,000    2,137,500       38,000    2,137,500
MBNA CORPORATION                                                         62,900    2,319,438       62,900    2,319,438
MERRILL LYNCH AND COMPANY                        8,000     444,000                                  8,000      444,000
PAINE WEBBER GROUP INCORPORATED                 35,000     770,000                                 35,000      770,000
PARK NATIONAL CORPORATION                        8,000     362,000                                  8,000      362,000
PNC BANK CORPORATION                            50,000   1,312,500                                 50,000    1,312,500
PROGRESSIVE CORPORATION OHIO                    15,000     622,500                                 15,000      622,500
THE TRAVELERS GROUP, INC                                                125,000    6,312,500      125,000    6,312,500
UNITED HEALTHCARE CORPORATION                                             9,850      523,281        9,850      523,281
 METALS AND MINING                                                                                     --           --
 COLLECTIBLES & PRECIOUS METAL                                                                         --           --
BIRMINGHAM STEEL CORPORATION                                              8,070      123,068        8,070      123,068
JAN BELL MARKETING                                                       80,480      271,620       80,480      271,620
PHELPS DODGE CORPORATION                                                 46,600    2,953,275       46,600    2,953,275
USX CORPORATION -- U.S. STEEL GROUP                                     100,100    2,990,488      100,100    2,990,488
 OIL-ENERGY                                                                                            --           --
ANADARKO PETROLEUM CORPORATION                  37,600   1,630,900                                 37,600    1,630,900
ASHLAND INCORPORATED -- NEW                                             100,000    3,162,500      100,000    3,162,500
ATLANTIC RICHFIELD COMPANY                       7,000     747,250                                  7,000      747,250
BAKER HUGHES INCORPORATED                                                90,000    1,766,250       90,000    1,766,250
BRITISH PETROLEUM PLC                                                    92,000    8,119,000       92,000    8,119,000
DIAMOND SHAMROCK INCORPORATED                                            31,750      817,563       31,750      817,563
ENRON CORPORATION                               10,000     343,750       85,000    2,921,875       95,000    3,265,625
MCDERMOTT INTERNATIONAL INCORPORATED                                     30,635      486,331       30,635      486,331
MOBIL CORPORATION                                                        78,600    7,918,950       78,600    7,918,950
REPSOL S.A.                                                             161,500    4,784,438      161,500    4,784,438
ROYAL DUTCH PETROLEUM COMPANY                                            53,550    6,579,956       53,550    6,579,956
TOSCO CORPORATION                                                        57,700    1,990,650       57,700    1,990,650
 RETAIL                                                                                                --           --
BORDER GROUP INCORPORATED                                               187,000    3,202,375      187,000    3,202,375
CIRCUIT CITY STORES                             30,900   1,031,288                                 30,900    1,031,288

FRUIT OF THE LOOM                                                        75,000    1,303,125       75,000    1,303,125
KROGER COMPANY                                                          169,505    5,657,229      169,505    5,657,229
SEARS ROEBUCK AND COMPANY                       28,200     958,800                                 28,200      958,800
WENDY'S INTERNATIONAL INCORPORATED              40,000     795,000                                 40,000      795,000
 UTILITIES
BROWNING FERRIS INDUSTRIES                                              125,000    3,640,625      125,000    3,640,625
CENTRAL AND SOUTH WEST CORPORATION                                      124,200    3,322,350      124,200    3,322,350
CONSOLIDATED EDISON COMPANY                                             142,000    4,313,250      142,000    4,313,250
MCI COMMUNICATIONS CORPORATION                                          178,475    4,450,720      178,475    4,450,720
PACIFIC GAS AND ELECTRIC COMPANY                                        120,800    3,548,500      120,800    3,548,500
PECO ENERGY COMPANY                                                     200,000    5,850,000      200,000    5,850,000
SCECORP                                                                 425,000    7,225,000      425,000    7,225,000
WORLDCOM INCORPORATED                                                   350,100   11,422,013      350,100   11,422,013
 MISCELLANEOUS                                                                                         --           --
BUENOS AIRES EMBOTELLADO-ADR                                             27,355      625,746       27,355      625,746
CONRAIL INCORPORATED                            10,000     687,500                                 10,000      687,500
CSX CORPORATION                                                          28,600    2,395,250       28,600    2,395,250
ITT CORPORATION                                                          40,000    4,900,000       40,000    4,900,000
NOVACARE CORPORATION                                                     25,964      162,275       25,964      162,275
YPF SOCIEDAD ANONIMA                                                     72,385    1,239,593       72,385    1,239,593
 AMERICAN DEPOSITORY RECEIPT                                                                           --           --
PHILIPS ELECTRONICS                                                      75,000    2,896,875       75,000    2,896,875
TEVA PHARMACEUTICAL INDUSTRIES LIMITED                                   32,672    1,282,376       32,672    1,282,376
CORPORATE BONDS                                                                                        --           --
 DOMESTIC CP                                                                                           --           --
AMERICAN EXPRESS                                                      3,336,000    3,336,000    3,336,000    3,336,000
CASH EQUIVALENTS                                                                                       --           --
 REPURCHASE AGREEMENTS                                                                                 --           --
SWISS BANK                                     355,000     355,000                                355,000      355,000
HONG KONG SHANGHAI BANK CORPORATION            355,000     355,000                                355,000      355,000
                                             ---------  ----------   ----------  -----------   ----------  -----------
  TOTALS                                     1,703,401  33,961,457   14,371,601  385,182,148   16,075,002  419,143,605
                                             =========  ==========   ==========  ===========   ==========  ===========

                        CoreFund Tax-Free Reserve Fund
                            Conestoga Tax-Free Fund
                   Pro-form Combined Schedule of Investments
                                   31-Oct-95


                                                               CoreFund             Conestoga             Pro-forma Combined
Security Description            Maturity Date Coupon Rate  Par     Market Value  Par    Market Value     Par      Market Value
ANTICIPATION NOTES
RHODE ISLAND STATE                      6/28/96  4.50  3,000,000 $3,016,679                          3,000,000      $3,016,679
TEXAS STATE                             8/30/96  4.75                         1,000,000 $1,005,577   1,000,000       1,005,577
TEXAS STATE                             8/30/96  4.75                         1,000,000  1,005,985   1,000,000       1,005,985
PRE-REFUNDED SECURITIES                                                                                      -               -
EASTERN MUNICIPAL AGENCY,
 NORTH CAROLINA*                        11/1/95  7.75                         2,000,000  2,069,515   2,000,000       2,069,515
PIEDMONT, SOUTH CAROLINA*               11/1/95  9.70    500,000    519,510                            500,000         519,510
GENERAL OBLIGATIONS                                                                                         -               -
HAWAII STATE                             2/1/96  3.85    750,000    750,265                            750,000         750,265
MASSACHUSETTS STATE*                    11/1/95  3.70    600,000    600,000                            600,000         600,000
MANCHESTER, NEW HAMSHIRE                11/1/96  5.50  1,945,000  1,976,178                          1,945,000       1,976,178
OREGON STATE*                           11/1/95  4.20    500,000    500,000                            500,000         500,000
SAN ANTONIO, TEXAS*                     11/1/04  8.00                         1,700,000  1,700,000   1,700,000       1,700,000
TAX EXEMPT COMMERCIAL PAPER                                                                                 -               -
VALDEZ, ALASKA                          1/16/96  3.80  2,000,000  2,000,000                          2,000,000       2,000,000
VALDEZ, ALASKA                          1/31/96  3.75  1,200,000  1,200,000                          1,200,000       1,200,000
MONTGOMERY, ALABAMA                     1/11/96  3.75  2,000,000  2,000,000                          2,000,000       2,000,000
ALABAMA HOUSING                         11/9/95  3.80    500,000    500,000                            500,000         500,000
ALABAMA HOUSING                         12/1/95  3.65  2,000,000  2,000,000                          2,000,000       2,000,000
MESA MUNICIPAL DEVELOPEMENT,
 ARIZONA                                12/6/95  3.80                         3,000,000  3,000,000   3,000,000       3,000,000
FLAGSTAFF, ARIZONA                      12/5/95  3.50                           250,000    250,000     250,000         250,000
SUNSHINE STATE, FLORIDA                 12/1/95  3.90  1,200,000  1,200,000                          1,200,000       1,200,000
BURKE COUNTY, GEORGIA                   12/7/95  3.75                         2,400,000  2,400,000   2,400,000       2,400,000
ST COUNTY HONOLULU HAWAII               12/5/95  3.80                         1,500,000  1,500,000   1,500,000       1,500,000
SULLIVAN, INDIANA                      12/11/95  3.75    300,000    300,000                            300,000         300,000
JASPER COUNTY, INDIANA                   1/9/96  3.80    500,000    500,000                            500,000         500,000
JASPER COUNTY, INDIANA                  1/10/96  3.80    690,000    690,000                            690,000         690,000
JASPER COUNTY, INDIANA                  1/12/95  3.80    700,000    700,000                            700,000         700,000
SULLIVAN, INDIANA                        2/9/96  3.90    600,000    600,000                            600,000         600,000
SULLIVAN, INDIANA                        2/1/96  3.85  1,000,000  1,000,000                          1,000,000       1,000,000
BURLINGTON, KANSAS                     12/13/95  3.85                         1,500,000  1,500,000   1,500,000       1,500,000
BURLINGTON, KANSAS                     11/15/95  3.75                         1,450,000  1,450,000   1,450,000       1,450,000
BURLINGTON, KANSAS                      12/6/95  3.85  2,000,000  2,000,000                          2,000,000       2,000,000
BURLINGTON, KANSAS                       2/9/96  3.90    400,000    400,000                            400,000         400,000
BURLINGTON, KANSAS                     11/28/95  3.90  1,000,000  1,000,000                          1,000,000       1,000,000
JEFFERSON COUNTY, KENTUCKY             11/20/95  3.80                         2,200,000  2,200,000   2,200,000       2,200,000
ROCHESTER, MINNESOTA                    11/9/95  3.15                         1,100,000  1,100,000   1,100,000       1,100,000
ROCHESTER MINNESOTA                     1/22/96  3.80                         1,500,000  1,500,000   1,500,000       1,500,000
INDEPENDENCE MS WASTE                   11/3/95  3.50                         2,000,000  2,000,000   2,000,000       2,000,000
DELTA COUNTY, MISSOURI                 11/21/95  3.75                         1,300,000  1,300,000   1,300,000       1,300,000
MISSOURI STATE                         11/21/95  3.85  1,500,000  1,500,000                          1,500,000       1,500,000

NORTH CAROLINA MUNICIPAL POWER          1/24/96  3.75                         2,000,000  2,000,000   2,000,000       2,000,000
OHIO STATE AIR QUALITY                  11/6/95  3.70                         3,000,000  3,000,000   3,000,000       3,000,000
DELAWARE COUNTY, PENNSYLVANIA           11/2/95  3.60                         1,500,000  1,500,000   1,500,000       1,500,000
MONTGOMERY COUNTY, PENNSYLVANIA         12/7/95  3.80    300,000    300,000                            300,000         300,000
BEAVER COUNTY, PENNSYLVANIA             1/24/96  3.75  2,000,000  2,000,000                          2,000,000       2,000,000
TEXAS A & M                             12/8/95  3.80                         1,500,000  1,500,000   1,500,000       1,500,000
DALLS/FT. WORTH, TEXAS                  11/1/95  3.60  1,900,000  1,900,000                          1,900,000       1,900,000
CHESAPEAKE, VIRGINIA                    11/6/95  3.60                         1,000,000  1,000,000   1,000,000       1,000,000
PENNINSULA PORTS, VIRGINIA              11/7/95  3.65                         1,000,000  1,000,000   1,000,000       1,000,000
SEATTLE LIGHT & POWER                   11/8/95  3.50  1,000,000  1,000,000                          1,000,000       1,000,000
SEATTLE LIGHT & POWER, WASHINGTON       11/9/95  3.65  1,000,000  1,000,000                          1,000,000       1,000,000
CONVERSE, WYOMING                       11/6/95  3.50                         1,000,000  1,000,000   1,000,000       1,000,000
GILLETTE COUNTY, WYOMING               11/17/95  3.70                         1,000,000  1,000,000   1,000,000       1,000,000
LINCOLN COUNTY, WYOMING                11/21/95  3.70                         1,400,000  1,400,000   1,400,000       1,400,000
SWEETWATER COUNTY, WYOMING              12/8/95  3.65                         2,500,000  2,500,000   2,500,000       2,500,000
 REVENUE BONDS                                                                                               -               -
ALABAMA STATE*                          11/1/95  3.85    900,000    900,000                            900,000         900,000
MCINTOSH, ALABAMA*                      11/1/95  4.00                           400,000   400,000      400,000         400,000
STEVENSON, ALABAMA*                     11/1/95  3.90    600,000    600,000                            600,000         600,000
WINFIELD, ALABAMA*                      11/1/95  3.85  1,800,000  1,800,000                          1,800,000       1,800,000
SANTA CLARA, CALIFORNIA*                11/1/95  3.70    370,000    370,000                            370,000         370,000
COLORADO STATE*                         11/2/95  3.90                         1,955,000 1,955,000    1,955,000       1,955,000
WILMINGTON, DELAWARE*                   11/1/95  3.90    100,000    100,000                            100,000         100,000
WILMINGTON, DELEWARE*                   11/1/95  3.90    100,000    100,000                            100,000         100,000
DISTRICT OF COLUMBIA*                   11/1/95  3.95                         2,835,000 2,835,000    2,835,000       2,835,000
DADE COUNTY, FLORIDA*                   11/1/95  4.15  1,200,000  1,200,000                          1,200,000       1,200,000
HILLSBOROUGH, FLORIDA*                  11/1/95  4.00                           700,000   700,000      700,000         700,000
CHICAGO, ILLINOIS*                      11/1/95  3.90                         1,200,000 1,200,000    1,200,000       1,200,000
DES MOINES, IOWA*                       11/1/95  3.90    400,000    400,000                            400,000         400,000
ILLINOIS STATE*                         11/1/95  4.00    700,000    700,000                            700,000         700,000
GARY, INDIANA*                         11/15/95  3.90  1,600,000  1,600,000                          1,600,000       1,600,000
HAMMOND, INDIANA*                       11/1/95  3.90    200,000    200,000                            200,000         200,000
WICHITA, KANSAS*                        11/1/95  4.15    100,000    100,000                            100,000         100,000
LOUISIANA STATE*                        11/1/95  3.90                         1,565,000  1,565,000   1,565,000       1,565,000
PARISH OF DESOTA, LOUISIANA*            11/1/95  3.80    700,000    700,000                            700,000         700,000
JEFFERSON PARISH, LOUISIANA*            11/1/95  3.95    800,000    800,000                            800,000         800,000
CORNELL TOWNSHIP, MICHIGAN*             11/1/95  3.80    200,000    200,000                            200,000         200,000
DELTA COUNTY, MICHIGAN*                 11/1/95  4.00  1,700,000  1,700,000                          1,700,000       1,700,000
MICHIGAN STATE*                         11/1/95  3.90    100,000    100,000                            100,000         100,000
MICHIGAN STATE*                         11/1/95  3.90                         1,500,000  1,500,000   1,500,000       1,500,000
ROBBINSDALE, MINNESOTA*                 11/1/95  4.00                         1,100,000  1,100,000   1,100,000       1,100,000
ROBINSDALE, MINNISOTA*                  11/1/95  4.00  1,200,000  1,200,000                          1,200,000       1,200,000
SAINT LOUIS PARK, MINNESOTA*            11/1/95  3.80    400,000    400,000                            400,000         400,000
MISSOURI STATE                           6/1/96  4.00    750,000    750,000                            750,000         750,000
KANSAS CITY, MISSOURI*                  11/1/95  4.00                           700,000    700,000     700,000         700,000
JACKSON COUNTY, MISSISSIPPI*            11/1/95  3.90                         1,000,000  1,000,000   1,000,000       1,000,000
PERRY COUNTY, MISSISSIPPI*              11/1/95  3.95                           800,000    800,000     800,000         800,000
JACKSON COUNTY, MISSISSIPPI*            11/1/95  3.90    300,000    300,000                            300,000         300,000
BILLINGS, MONTANA*                      11/1/95  3.95                           600,000    600,000     600,000         600,000
FORSYTH, MONTANA*                       11/1/95  3.85    600,000    600,000                            600,000         600,000
FORSYTH, MONTANA*                       11/1/95  3.85    100,000    100,000                            100,000         100,000
FORSYTH, MONTANA*                       11/1/95  3.85  1,000,000  1,000,000                          1,000,000       1,000,000
FORSYTH, MONTANA*                       11/1/95  3.85    600,000    600,000                            600,000         600,000
FORSYTH, MONTANA*                       11/1/95  3.85    200,000    200,000                            200,000         200,000

WAKE COUNTY, NORTH CAROLINA*            11/1/95  3.85    400,000    400,000                            400,000         400,000
NEVADA STATE*                           11/1/95  4.20    500,000    500,000                            500,000         500,000
NEW YORK, NEW YORK*                     11/1/95  4.00                         1,000,000  1,000,000   1,000,000       1,000,000
NEW YORK, NEW YORK*                     11/1/95  4.00                           300,000    300,000     300,000         300,000
OHIO STATE*                             11/1/95  4.00                         2,000,000  2,000,000   2,000,000       2,000,000
OHIO STATE*                             11/1/95  3.80    100,000    100,000                            100,000         100,000
PORT OF PORTLAND, OREGON*               11/1/95  3.90    200,000    200,000                            200,000         200,000
PORT OF ST. HELENS, OREGAN*             11/1/95  3.95  1,800,000  1,800,000                          1,800,000       1,800,000
PORT ST. HELENS OREGON*                 11/1/95  3.95    400,000    400,000                            400,000         400,000
UMATILLA COUNTY, OREGON*                11/1/95  3.90    100,000    100,000                            100,000         100,000
ALLEGHANY COUNTY, PENNSYLVANIA*         11/2/95  3.85    355,000    355,000                            355,000         355,000
ALLEGHENY COUNTY, PENNSYLVANIA*         11/1/95  3.85  1,150,000  1,150,000                          1,150,000       1,150,000
BEAVER COUNTY, PENNSYLVANIA*            11/1/95  3.90    100,000    100,000                            100,000         100,000
SCHUYKILL COUNTY, PENNSYLVANIA*         11/1/95  4.20    300,000    300,000                            300,000         300,000
LEHIGH COUNTY, PENNSYLVANIA*            11/1/95  3.90    300,000    300,000                            300,000         300,000
PENNSYLVANIA STATE                      11/1/96  4.25  1,560,000  1,567,551                          1,560,000       1,567,551
PENNSYLVANIA STATE*                     11/1/95  4.00  1,100,000  1,100,000                          1,100,000       1,100,000
LANGHORNE, PENNSYLVANIA*                11/1/95  3.80    100,000    100,000                            100,000         100,000
WASHINGTON COUNTY, PENNSYLVANIA*        11/1/95  4.00  2,255,000  2,255,000                          2,255,000       2,255,000
RHODE ISLAND STATE*                     11/1/95  3.95  1,000,000  1,000,000                          1,000,000       1,000,000
RICHLAND COUNTY, SOUTH CAROLINA*        11/1/95  4.30    450,000    450,000                            450,000         450,000
YORK COUNTY, SOUTH CAROLINA*            11/1/95  3.95    400,000    400,000                            400,000         400,000
RAPID CITY, SOUTH DAKOTA*               11/1/95  3.80    765,000    765,000                            765,000         765,000
SULLIVAN COUNTY, TENNESSEE*             11/1/95  3.90  1,300,000  1,300,000                          1,300,000       1,300,000
CAMP COUNTY, TEXAS*                     11/1/95  4.10    500,000    500,000                            500,000         500,000
HARRIS COUNTY, TEXAS*                   11/1/95  4.00                         1,100,000  1,100,000   1,100,000       1,100,000
TEXAS PORT DEVELOPMENT
 CORPORATION*                           11/1/95  3.85                         1,300,000  1,300,000   1,300,000       1,300,000
GRAPEVINE, TEXAS*                       11/1/95  3.90    100,000    100,000                            100,000         100,000
GRAPEVINE, TEXAS INDUSTRIAL
 DEVELOPMENT REVENUE*                   11/1/95  3.90    600,000    600,000                            600,000         600,000
GRAPEVINE TEXAS*                        11/1/95  3.90    100,000    100,000                            100,000         100,000
GRAPEVINE, TEXAS*                       11/1/95  3.70    800,000    800,000                            800,000         800,000
MONTGOMERY COUNTY, TEXAS*               11/1/95  3.95    100,000    100,000                            100,000         100,000
NUECES COUNTY, TEXAS*                   11/1/95  3.95  1,675,000  1,675,000                          1,675,000       1,675,000
PENINSULA, VIRGINIA*                    11/1/95  3.80    100,000    100,000                            100,000         100,000
VERMONT STATE*                          11/1/95  3.90  1,400,000  1,400,000                          1,400,000       1,400,000
LAC DU FLAMBEAU, WISCONSIN*             11/1/95  3.85    800,000    800,000                            800,000         800,000
WEST VIRGINIA STATE*                    11/1/95  4.15    400,000    400,000                            400,000         400,000
LINCOLN COUNTY, WYOMING*                11/1/95  4.00    200,000    200,000                            200,000         200,000
LINCOLN COUNTY, WYOMING*                11/1/95  4.00    500,000    500,000                            500,000         500,000
LINCOLN COUNTY WYOMING*                 11/1/95  3.90  1,300,000  1,300,000                          1,300,000       1,300,000
SUBLETTE COUNTY, WYOMING*               11/1/95  3.90    200,000    200,000                            200,000         200,000
UINTA COUNTY, WYOMING*                  11/1/95  3.90                         1,800,000  1,800,000   1,800,000       1,800,000
                                                      ---------- ----------  ---------- ---------- -----------  --------------
  TOTALS                                              71,215,000 71,290,183  61,655,000 61,736,077 132,870,000  133,026,260.27
                                                      ========== ==========  ========== ========== ===========  ==============


* Variable rate security. Rate shown reflects the rate that was in effect at October 31, 1995.

                        CoreFund Intermediate Bond Fund
                      Conestoga Intermediate Income Fund
                       Pro-Forma Schedule of Investments

                               October 31, 1995
                                  (Unaudited)

                                                            Core Fund               Conestoga                 Pro-forma Combined
Security Description                Maturity  Coupon     Par        Value         Par         Value            Par       Value
U.S. GOVERNMENT SECURITIES
 U.S. TREASURY NOTES
UNITED STATES TREASURY NOTE          1/31/97   7.500                            4,110,000    4,202,434      4,110,000   4,202,434
UNITED STATES TREASURY NOTE          5/15/97   6.500                            7,010,000    7,098,396      7,010,000   7,098,396
UNITED STATES TREASURY NOTE          5/15/97   8.500                              700,000      729,190        700,000     729,190
UNITED STATES TREASURY NOTE          7/15/97   8.500                            8,670,000    9,067,953      8,670,000   9,067,953
UNITED STATES TREASURY NOTE          8/15/97   6.500                            6,890,000    6,989,836      6,890,000   6,989,836
UNITED STATES TREASURY NOTE          8/31/97   6.000   6,575,000   6,617,277                                6,575,000   6,617,277
UNITED STATES TREASURY NOTE         11/15/97   7.375   4,000,000   4,130,920    2,420,000    2,499,207      6,420,000   6,630,127
UNITED STATES TREASURY NOTE          2/15/98   8.125                              145,000      152,520        145,000     152,520
UNITED STATES TREASURY NOTE          5/15/98   9.000                            4,050,000    4,363,551      4,050,000   4,363,551
UNITED STATES TREASURY NOTE          8/15/98   9.250                           10,580,000   11,531,248     10,580,000  11,531,248
UNITED STATES TREASURY NOTE          5/31/99   6.750                            2,215,000    2,284,197      2,215,000   2,284,197
UNITED STATES TREASURY NOTE          9/30/99   7.125                            7,015,000    7,335,796      7,015,000   7,335,796
UNITED STATES TREASURY NOTE         10/15/99   6.000   2,200,000   2,217,556                                2,200,000   2,217,556
UNITED STATES TREASURY NOTE         10/31/99   7.500                            6,270,000    6,645,573      6,270,000   6,645,573
UNITED STATES TREASURY NOTE         11/30/99   7.750                              230,000      246,010        230,000     246,010
UNITED STATES TREASURY NOTE          1/31/00   7.750                            3,315,000    3,552,818      3,315,000   3,552,818
UNITED STATES TREASURY NOTE          5/31/00   6.250   1,000,000   1,017,200                                1,000,000   1,017,200
UNITED STATES TREASURY NOTE          9/30/00   6.125   2,000,000   2,026,080                                2,000,000   2,026,080
UNITED STATES TREASURY NOTE         11/15/01   7.500                           14,690,000   15,882,828     14,690,000  15,882,828
UNITED STATES TREASURY NOTE          2/15/05   7.500                            2,360,000    2,602,207      2,360,000   2,602,207
UNITED STATES TREASURY NOTE          8/15/05   6.500   3,000,000   3,105,300                                3,000,000   3,105,300
CORPORATE SECURITIES
 ASSET BACKED SECURITIES
ADVANTA CMO                         10/25/09   4.900   1,675,257   1,573,871                                1,675,257   1,573,871
BANC ONE CREDIT CARD MASTER
 TRUST 1994-A                       12/15/98   7.150                            1,675,000    1,703,559      1,675,000   1,703,559
CASE EQUIPMENT LOAN TRUST            9/15/00   5.950   1,000,000   1,001,600                                1,000,000   1,001,600
DAIMLER-BENZ GRANTOR TRUST
  1993-A-A                          10/15/98   3.900     610,288     601,927                                  610,288     601,927
DISCOVER CARD MASTER TRUST I         4/16/02   6.065   2,000,000   2,000,600                                2,000,000   2,000,600
FORD CREDIT GRANTOR TRUST            5/15/99   6.350   1,255,289   1,260,511                                1,255,289   1,260,511
PREMIER AUTO TRUST                   9/15/97   6.375                               15,451       15,472         15,451      15,472
PREMIER AUTO TRUST                    2/4/98   7.850   2,000,000   2,057,200                                2,000,000   2,057,200
PREMIER AUTO TRUST                    5/2/98   6.450                            1,625,000    1,638,569      1,625,000   1,638,569
PREMIER AUTO TRUST                    9/4/98   7.850                              870,000      894,882        870,000     894,882
SEARS CREDIT ACCOUNT MASTER
 TRUST                              10/15/04   7.000   3,000,000   3,103,800                                3,000,000   3,103,800
STANDARD CREDIT CARD MASTER
 TRUST                                6/7/00   6.750   2,000,000   2,035,320                                2,000,000   2,035,320

 CORPORATE BONDS
AMERICAN EXPRESS MASTER TRUST        8/15/99   7.150   1,000,000   1,030,700                                1,000,000   1,030,700
ASSOCIATES CORPORATION NA            8/15/98   6.375   1,500,000   1,509,375                                1,500,000   1,509,375
BEAR STEARNS CO.                     10/1/05   6.875                              710,000      709,113        710,000     709,113
CARTER HOLT HARVEY LTD.              12/1/04   8.875                            1,120,000    1,276,800      1,120,000   1,276,800
CHASE MANHATTEN BANK                  8/1/05   6.500                              695,000      677,625        695,000     677,625
CHRYSLER CORPORATION                  8/1/99  10.400                            1,095,000    1,162,069      1,095,000   1,162,069
CSR AMERICA INCORPORATED             7/21/05   6.875                            1,670,000    1,692,963      1,670,000   1,692,963
DEAN WITTER DISCOVER                  3/1/98   6.000   1,250,000   1,248,438                                1,250,000   1,248,438
FIRST NATIONAL BANK OF BOSTON        9/15/04   8.000                            2,000,000    2,150,000      2,000,000   2,150,000
FORD MOTOR CREDIT CORPORATION        8/15/97   6.800   1,000,000   1,013,750                                1,000,000   1,013,750
GREAT LAKES POWER INCORPORATED       12/1/99   8.900                              990,000    1,053,113        990,000   1,053,113
JOHN DEERE CAPITAL CORPORATION        9/2/96   4.625   1,500,000   1,484,460                                1,500,000   1,484,460
LEHMAN BOTHERS INCORPORATED         10/15/00   9.875                            2,000,000    2,262,500      2,000,000   2,262,500
NORWEST FINANCIAL INCORPORATED       2/15/97   6.250   1,500,000   1,507,500                                1,500,000   1,507,500
PENN POWER AND LIGHT                  5/1/02   7.750                            1,280,000    1,358,400      1,280,000   1,358,400
PROVIDENT BANK                       6/15/96   5.000                              225,000      224,156        225,000     224,156
PROVINCE OF ONTARIO                   8/4/05   7.000   1,000,000   1,026,250                                1,000,000   1,026,250
SYSTEM ENERGY RESOURCES               9/1/96  10.500                              725,000      751,281        725,000     751,281
TRANSCONT GAS                        1/15/97   8.125                            1,055,000    1,076,100      1,055,000   1,076,100
 CORPORATE NOTES
CAPITAL ONE BANK                     2/27/98   8.125                              800,000      833,000        800,000     833,000
COLONIAL NATIONAL BANK                8/1/03   7.000                            1,595,000    1,608,956      1,595,000   1,608,956
SANTANDER FINANCE                    4/15/05   7.875                            1,625,000    1,734,688      1,625,000   1,734,688
TELE-COMMUN INCORPORATED             1/15/03   8.250                            1,600,000    1,672,000      1,600,000   1,672,000
 DOMESTIC CP
AMERICAN EXPRESS                     11/1/95   5.750                            1,567,000    1,567,000      1,567,000   1,567,000
 MEDIUM TERM NOTES
ASSOCIATES CORPORATION                5/6/96   4.730   1,000,000     994,900                                1,000,000     994,900
BHP FINANCIAL LIMITED                11/1/00   5.625                            1,730,000    1,660,800      1,730,000   1,660,800
FIRST USA BANK                       9/12/96   6.880                              655,000      660,731        655,000     660,731
FLEET FINANCIAL GROUP                 7/9/97   7.180                              160,000      162,800        160,000     162,800
INTERNATIONAL LEASE CORPORATION     11/14/96   7.830                            1,345,000    1,370,528      1,345,000   1,370,528
KN ENERGY INCORPORATED                2/1/96   9.940                              300,000      302,625        300,000     302,625
PAINE WEBBER                         1/20/04   6.730                              750,000      731,250        750,000     731,250
PAINE WEBBER GROUP                   9/17/97   6.630                              160,000      160,800        160,000     160,800
PHILLIP MORRIS                      12/12/95   6.500                              250,000      250,000        250,000     250,000
UNITED AIR LINES                     12/1/97   6.750                            2,435,000    2,425,869      2,435,000   2,425,869
 YANKEE BONDS
KOREA DEVELOPMENT BANK                5/1/00   6.250                            1,000,000      993,750      1,000,000     993,750
LAIDLAW INCORPORATED                 4/15/05   7.875                            1,490,000    1,584,988      1,490,000   1,584,988
NORANDA INCORPORATED                  6/1/03   8.000                              775,000      829,250        775,000     829,250
 CMO'S & REMICS
FHLMC                                5/15/05   6.500                            1,755,000    1,689,082      1,755,000   1,689,082
FHLMC                                3/15/07   6.750                            1,755,000    1,780,325      1,755,000   1,780,325
FHLMC REMIC                         10/15/00   6.500                            1,233,257    1,216,460      1,233,257   1,216,460
FHLMC REMIC                         11/15/08   6.250                              757,299      756,882        757,299     756,882
FHLMC REMIC                          2/15/16   6.000                            1,725,000    1,712,718      1,725,000   1,712,718
FHLMC REMIC                          4/15/18   7.250                              205,000      205,482        205,000     205,482
FNMA REMIC                          10/25/98   5.500                            1,900,000    1,849,479      1,900,000   1,849,479
FNMA REMIC                           2/25/03   5.750                            1,140,000    1,123,037      1,140,000   1,123,037
FNMA REMIC                           1/25/18   7.000                              300,000      301,881        300,000     301,881
FNMA REMIC                          11/25/20   6.500                              947,061      943,168        947,061     943,168
 FHLMC MORTGAGES

FHLMC                                11/1/08   5.500   2,228,485   2,137,942                                2,228,485   2,137,942
 FNMA MORTGAGES
FNMA                                12/22/97   6.260   3,000,000   3,014,550                                3,000,000   3,014,550
FNMA                                  4/1/07   8.000     506,034     521,215                                  506,034     521,215
FNMA                                  7/1/10   6.500                            1,808,932    1,794,786      1,808,932   1,794,786
FNMA                                 10/1/10   6.500                            1,360,000    1,349,365      1,360,000   1,349,365
 GNMA MORTGAGES
GNMA                                 9/15/16   9.500      86,079      91,997                                   86,079      91,997
GNMA                                12/15/16   9.500      61,186      65,393                                   61,186      65,393
GNMA                                 6/15/20   9.500      77,287      82,601                                   77,287      82,601
GNMA                                 7/15/22   8.000     608,706     626,967                                  608,706     626,967
GNMA                                 8/15/24   8.500   3,376,150   3,516,463                                3,376,150   3,516,463
GNMA                                 5/15/25   8.000     968,532     997,588                                  968,532     997,588
REPURCHASE AGREEMENTS
SANWA BANK                           11/1/95   5.850   3,427,000   3,427,000                                3,427,000   3,427,000
                                                      ----------  ----------  -----------  -----------    ----------- -----------
  TOTALS                                              56,405,293  57,046,248  131,543,999  137,102,062    187,949,292 194,148,310
                                                      ==========  ==========  ===========  ===========    =========== ===========

                       CoreFund PA Municipal Bond Fund
                       Conestoga PA Tax-Free Bond Fund
                  Pro-Forma Combined Schedule of Investments
                               October 31, 1995
                                 (Unaudited)


                                                                 Core Fund           Conestoga        Pro-forma Combined
Security Description                     Maturity  Coupon      Par       Value      Par      Value      Par      Value
MUNICIPAL BONDS
 GENERAL OBLIGATIONS
ABINGTON, PENNSYLVANIA                    5/15/20   5.625     100,000     98,000                       100,000    98,000
ALLEGHENY COUNTY, PENNSYLVANIA            9/15/10   5.875      60,000     62,175                        60,000    62,175
ALLEGHENY COUNTY, PENNSYLVANIA            9/15/13   5.875     100,000    102,375                       100,000   102,375
BEDFORD, PENNSYLVANIA                     4/15/24   6.200      25,000     25,688                        25,000    25,688
CENTRAL BUCKS, PA.                         2/1/03   6.600                          175,000   190,750   175,000   190,750
CHESTER COUNTY, PENNSYLVANIA             11/15/16   5.625     100,000     98,750                       100,000    98,750
CRAWFORD, PENNSYLVANIA                    2/15/05   7.000     100,000    115,625                       100,000   115,625
DAUPHIN COUNTY, PENNSYLVANIA               8/1/07   5.450                          200,000   204,000   200,000   204,000
DELAWARE COUNTY, PENNSYLVANIA             12/1/98   7.100                          170,000   175,569   170,000   175,569
DELAWARE COUNTY, PENNSYLVANIA             10/1/15   5.500      75,000     74,063                        75,000    74,063
HAMPDEN TOWNSHIP, PENNSYLVANIA             4/1/03   5.350                          140,000   145,250   140,000   145,250
HEMPFIELD, PENNSYLVANIA                  10/15/14   5.300                          250,000   240,625   250,000   240,625
KEYSTONE, PENNSYLVANIA                     9/1/06   4.750                          240,000   230,700   240,000   230,700
LOWER MERION TOWNSHIP, PENNSYLVANIA        8/1/05   5.625     100,000    104,625                       100,000   104,625
MANHEIM, PENNSYLVANIA                     5/15/14   6.100     100,000    102,750                       100,000   102,750
MONTGOMERY COUNTY, PENNSYLVANIA          10/15/11   5.750                          175,000   178,719   175,000   178,719
NAZARETH,  PENNSYLVANIA                  11/15/12   5.500                          200,000   197,822   200,000   197,822
PENNSYLVANIA STATE                         9/1/00   6.250                          150,000   153,896   150,000   153,896
PENNSYLVANIA STATE                         7/1/05   6.000      25,000     26,875                        25,000    26,875
PENNSYLVANIA STATE                         7/1/11   6.250      60,000     64,650                        60,000    64,650
PITTSBURGH, PENNSYLVANIA                   9/1/17   6.125      25,000     25,781                        25,000    25,781
ROSE TREE/MEDIA, PENNSYLVANIA             2/15/10   5.350                          150,000   149,625   150,000   149,625
SENECA VALLEY, PENNSYLVANIA               2/15/15   5.850     105,000    105,919                       105,000   105,919
YORK, PENNSYLVANIA                         3/1/07   5.600      75,000     76,688                        75,000    76,688
 REVENUE BONDS
ALLEGHENY COUNTY, PENNSYLVANIA             4/1/01   6.450                          200,000   219,000   200,000   219,000
ALLEGHENY COUNTY, PENNSYLVANIA            10/1/03   5.800                          140,000   146,300   140,000   146,300
ALLEGHENY COUNTY, PENNSYLVANIA             2/1/07   5.700      15,000     14,925                        15,000    14,925
ALLEGHENY COUNTY, PENNSYLVANIA            12/1/09   7.450     130,000    143,163                       130,000   143,163
ALLEGHENY COUNTY, PENNSYLVANIA            11/1/12   6.000      25,000     25,688                        25,000    25,688
ALLENTOWN, PENNSYLVANIA                   7/15/96   5.650                          100,000   101,148   100,000   101,148
BERKS COUNTY, PENNSYLVANIA                10/1/06   5.600      65,000     67,438                        65,000    67,438
CENTER CITY DISTRICT, PENNSYLVANIA        12/1/08   5.600      60,000     61,800                        60,000    61,800
DELAWARE COUNTY, PENNSYLVANIA              8/1/08   5.400                          200,000   202,750   200,000   202,750
DOVER TOWNSHIP, PENNSYLVANIA               5/1/12   6.250      20,000     21,250                        20,000    21,250
ERIE COUNTY, PENNSYLVANIA                 11/1/96   5.850                          100,000   101,981   100,000   101,981
GETTYSBURG, PENNSYLVANIA                  11/1/95   3.950                          100,000   100,000   100,000   100,000
GETTYSBURG, PENNSYLVANIA                  2/15/97   5.300                          250,000   253,750   250,000   253,750
HARRISBURG, PENNSYLVANIA                   9/1/13   5.875                          200,000   201,250   200,000   201,250
LEHIGH COUNTY, PENNSYLVANIA               11/1/95   3.850                          200,000   200,000   200,000   200,000

LEHIGH COUNTY, PENNSYLVANIA               11/1/21   6.400      25,000     26,344                        25,000    26,344
LOWER BURRELL, PENNSYLVANIA                2/1/16   5.125                          250,000   233,750   250,000   233,750
LOWER SALFORD TOWNSHIP, PENNSYLVANIA     11/15/20   5.500     100,000     95,750                       100,000    95,750
MILLCREEK TOWNSHIP, PENNSYLVANIA          11/1/06   6.000                          150,000   159,000   150,000   159,000
MONTGOMERY COUNTY, PENNSYLVANIA            6/1/14   5.125                          250,000   231,563   250,000   231,563
NORTH PENN, PENNSYLVANIA                  11/1/05   5.800      90,000     94,613                        90,000    94,613
NORTH PENN, PENNSYLVANIA                  11/1/22   6.200      25,000     25,719                        25,000    25,719
NORTH WALES, PENNSYLVANIA                 11/1/10   6.750     100,000    114,875                       100,000   114,875
NORTH WALES, PENNSYLVANIA                 11/1/20   5.600      20,000     19,575                        20,000    19,575
NORTHAMPTON COUNTY, PENNSYLVANIA         11/15/18   5.750                          150,000   150,375   150,000   150,375
PENNSYLVANIA STATE                         9/1/97   6.300                          200,000   206,500   200,000   206,500
PENNSYLVANIA STATE                        12/1/99   5.100                          250,000   257,188   250,000   257,188
PENNSYLVANIA STATE                        12/1/01   5.350                          250,000   260,313   250,000   260,313
PENNSYLVANIA STATE                         1/1/05   6.000      25,000     27,063                        25,000    27,063
PENNSYLVANIA STATE                         3/1/05   6.150                          145,000   156,781   145,000   156,781
PENNSYLVANIA STATE                         3/1/05   6.150      40,000     43,250                        40,000    43,250
PENNSYLVANIA STATE                        12/1/06   5.800      75,000     79,594                        75,000    79,594
PENNSYLVANIA STATE                        12/1/08   5.900     125,000    130,781                       125,000   130,781
PENNSYLVANIA STATE                         7/1/09   5.800                          250,000   260,625   250,000   260,625
PENNSYLVANIA STATE                       12/15/09   6.000                          225,000   232,313   225,000   232,313
PENNSYLVANIA STATE                         1/1/10   6.000     100,000    104,125                       100,000   104,125
PENNSYLVANIA STATE                         1/1/12   6.000     100,000    102,875                       100,000   102,875
PENNSYLVANIA STATE                         7/1/12   6.400     300,000    305,250                       300,000   305,250
PENNSYLVANIA STATE                         9/1/13   5.850     100,000    102,250                       100,000   102,250
PENNSYLVANIA STATE                         9/1/16   6.700      75,000     84,938                        75,000    84,938
PENNSYLVANIA STATE                        10/1/17   5.450                          200,000   182,500   200,000   182,500
PENNSYLVANIA STATE HIGHER EDUCATION        7/1/19   6.000     150,000    151,313                       150,000   151,313
PHILADELPHIA, PENNSYLVANIA                 8/1/03   4.600                          250,000   246,563   250,000   246,563
PHILADELPHIA, PENNSYLVANIA                2/15/14   5.250                          250,000   235,625   250,000   235,625
PITTSBURGH, PENNSYLVANIA                   6/1/21   6.125     115,000    118,738                       115,000   118,738
QUAKERTOWN, PENNSYLVANIA                  11/1/95   3.750                          100,000   100,000   100,000   100,000
SCRANTON-LACKAWANNA, PENNSYLVANIA          3/1/03   6.150                          150,000   159,563   150,000   159,563
VENANGO, PENNSYLVANIA                     11/1/95   4.600                          200,000   200,000   200,000   200,000
WAYNE COUNTY, PENNSYLVANIA                10/1/07   5.350                          190,000   185,963   190,000   185,963
                                                            ---------  --------- --------- --------- --------- ---------
  TOTALS                                                    2,930,000  3,045,275 6,800,000 6,851,753 9,730,000 9,897,028
                                                            =========  ========= ========= ========= ========= =========

                            CoreFund Balanced Fund
                           Conestoga Balanced Fund
                  Pro-Forma Combined Schedule of Investments
                               October 31, 1995
                                 (Unaudited)

                                                                   CoreFunds           Conestoga         Pro-Forma Combined
Security Description                          Maturity  Coupon   Shares/Par  Value   Shares/Par  Value     Shares/Par  Value
COMMON STOCK
AETNA LIFE AND CASUALTY COMPANY                                                          1,200     84,450      1,200      84,450
ALLIED SIGNAL INCORPORATED                                                               3,800    161,500      3,800     161,500
ALLSTATE CORPORATION                                                                       462     16,979        462      16,979
ALLTEL CORPORATION                                                15,000    459,375                           15,000     459,375
AMERICAN ELECTRIC POWER INC                                                              1,800     68,625      1,800      68,625
AMERICAN EXPRESS COMPANY                                          20,000    812,500                           20,000     812,500
AMERICAN HOME PRODUCTS                                            10,000    886,250                           10,000     886,250
AMERICAN INTERNATIONAL GROUP INC                                   6,000    506,250                            6,000     506,250
AMGEN INCORPORATED                                                13,600    652,800                           13,600     652,800
AMOCO CORPORATION                                                  7,500    479,063                            7,500     479,063
AMPHENOL CORPORATION - CLASS A                                    30,000    648,750                           30,000     648,750
AMSOUTH BANCORP                                                   20,000    797,500                           20,000     797,500
APPLE COMPUTER INCORPORATED                                                              3,600    130,725      3,600     130,725
ASHLAND INCORPORATED-NEW                                                                 3,500    110,688      3,500     110,688
ATLANTIC RICHFIELD COMPANY                                         5,875    627,156                            5,875     627,156
BAKER HUGHES INCORPORATED                                         24,000    471,000      3,000     58,875     27,000     529,875
BANK OF BOSTON CORPORATION                                                               2,600    115,700      2,600     115,700
BANKAMERICA CORPORATION                                                                  8,300    477,250      8,300     477,250
BARNETT BANKS INCORPORATED                                        11,000    607,750                           11,000     607,750
BELLSOUTH CORPORATION                                              8,000    612,000                            8,000     612,000
BEVERLY ENTERPRISES INCORPORATED                                                         5,100     59,925      5,100      59,925
BIRMINGHAM STEEL CORPORATION                                                               300      4,575        300       4,575
BOEING COMPANY                                                                           1,500     98,438      1,500      98,438
BORDER GROUP INCORPORATED                                                                1,000     17,125      1,000      17,125
BRITISH PETROLEUM PLC                                                                    4,000    353,000      4,000     353,000
BROWNING FERRIS INDUSTRIES                                                               4,500    131,063      4,500     131,063
BURLINGTON INDUSTRIES INCORPORATED                                                       1,900     21,138      1,900      21,138
BURLINGTON NORTHERN SANTA FE                                                             1,100     92,263      1,100      92,263
BURLINGTON RESOURCES INCORPORATED                                 12,500    450,000                           12,500     450,000
CAREMARK INTERNATIONAL INCORPORATED                                                        900     18,563        900      18,563
CASE EQUIPMENT CORPORATION                                                               2,500     95,313      2,500      95,313
CATERPILLAR INCORPORATED                                                                 1,200     67,350      1,200      67,350
CCB FINANCIAL CORP.                                               12,000    594,000                           12,000     594,000
CELLULAR COMMUNICATIONS-CLASS A                                                          2,000    107,250      2,000     107,250
CENTRAL AND SOUTH WEST CORPORATION                                                       4,100    109,675      4,100     109,675
CHASE MANHATTAN CORPORATION                                                              7,800    444,600      7,800     444,600
CHEMICAL BANKING CORPORATION                                                             4,400    250,250      4,400     250,250
CHEVRON CORPORATION                                               10,000    467,500                           10,000     467,500
CHIRON CORPORATION                                                 3,767    342,797                            3,767     342,797
CHUBB CORPORATION                                                 10,000    898,750                           10,000     898,750
CIGNA CORPORATION                                                                        1,200    118,950      1,200     118,950
CISCO SYSTEMS INCORPORATED                                         9,100    705,250                            9,100     705,250

CITICORP INCORPORATED                                                                    3,500    227,063      3,500     227,063
CML GROUP INCORPORATED                                                                   9,000     51,750      9,000      51,750
COCA COLA COMPANY                                                  7,600    546,250                            7,600     546,250
COMCAST CORPORATION                                               42,522    760,081                           42,522     760,081
COMMUNITY PSYCHIATRIC                                                                    1,500     16,313      1,500      16,313
COMPAQ COMPUTER CORPORATION                                                              2,000    111,500      2,000     111,500
COMPUTER ASSOCIATES INTERNATIONAL INC                                                    2,400    132,000      2,400     132,000
CONAGRA INCORPORATED                                              12,000    463,500                           12,000     463,500
CONRAIL INCORPORATED                                               8,300    570,625                            8,300     570,625
CON EDISON COMPANY NEW YORK INC                                                          5,400    164,025      5,400     164,025
CSX CORPORATION                                                                          1,200    100,500      1,200     100,500
DARDEN RESTAURANTS INCORPORATED                                                         17,300    196,788     17,300     196,788
DEAN WITTER DISCOVER & COMPANY                                                           3,700    184,075      3,700     184,075
DEERE AND COMPANY                                                                        1,800    160,875      1,800     160,875
DIAMOND SHAMROCK INCORPORATED                                                            1,400     36,050      1,400      36,050
DIGITAL EQUIPMENT CORPORATION                                                            3,500    189,438      3,500     189,438
DOW CHEMICAL COMPANY                                                                       900     61,763        900      61,763
ELAN CORPORATION                                                                         3,900    156,488      3,900     156,488
EMERSON ELECTRIC COMPANY                                           5,750    409,688                            5,750     409,688
ENRON CORPORATION                                                                        3,500    120,313      3,500     120,313
EQUITABLE COMPANIES INC.                                                                 7,300    155,125      7,300     155,125
EXXON CORPORATION                                                 10,300    786,663                           10,300     786,663
FEDERAL NATIONAL MORTGAGE ASSOCIATION                              7,200    755,100                            7,200     755,100
FHP INTERNATIONAL CORPORATION                                                            1,500     36,375      1,500      36,375
FIRST ALERT INCORPORATED                                                                 1,200     18,600      1,200      18,600
FIRST DATA CORPORATION                                             7,000    462,875                            7,000     462,875
FIRST VIRGINIA BANKS INC.                                         10,000    408,750                           10,000     408,750
FLEET FINANCIAL GROUP                                                                    2,000     77,500      2,000      77,500
FORD MOTOR COMPANY                                                                       7,700    221,375      7,700     221,375
FOUNDATION HEALTH CORPORATION                                                            1,600     67,800      1,600      67,800
FRONTIER CORPORATION                                              30,000    810,000                           30,000     810,000
FRUIT OF THE LOOM                                                                        3,000     52,125      3,000      52,125
GENERAL ELECTRIC COMPANY                                          10,000    632,500      7,200    455,400     17,200   1,087,900
GENERAL MOTORS CORPORATION, CLASS E                               10,000    471,250                           10,000     471,250
GENERAL RE CORPORATION                                             5,000    724,375                            5,000     724,375
GILLETTE COMPANY                                                  10,600    512,775                           10,600     512,775
GLAXO PLC                                                         30,400    824,600                           30,400     824,600
GLENAYRE TECHNOLOGIES INCORPORATED                                16,350  1,050,485                           16,350   1,050,485
GOODYEAR TIRE AND RUBBER COMPANY                                                         9,700    368,600      9,700     368,600
HEALTH MANAGEMENT ASSOCIATION - CL A                              19,575    420,863                           19,575     420,863
HEALTH SYSTEMS INTERNATIONAL INC., CLASS A                                                 700     21,263        700      21,263
HERCULES INCORPORATED                                                                    1,900    101,413      1,900     101,413
HEWLETT PACKARD COMPANY                                            7,400    685,425        800     74,100      8,200     759,525
HONEYWELL INCORPORATED                                            17,000    714,000                           17,000     714,000
HOUSEHOLD INTERNATIONAL INCORPORATED                                                     1,400     78,750      1,400      78,750
HUBBELL INCORPORATED                                              10,000    602,500                           10,000     602,500
HUMANA INCORPORATED                                                                      1,500     31,688      1,500      31,688
IBP INCORPORATED                                                                         1,900    113,763      1,900     113,763
IMC GLOBAL, INCORPORATED                                                                 1,700    119,000      1,700     119,000
INTEL CORPORATION                                                                        3,100    216,613      3,100     216,613
INTERNATIONAL BUSINESS MACHINES CORPORATION                                              4,000    389,000      4,000     389,000
INTERNATIONAL GAME TECHNOLOGY                                                            5,400     62,775      5,400      62,775
INTERNATIONAL PAPER COMPANY                                                              1,800     66,600      1,800      66,600
INTUIT INCORPORATION                                              10,000    720,000                           10,000     720,000

ITT CORPORATION                                                                          1,500    183,750      1,500     183,750
J P MORGAN AND COMPANY INCORPORATED                               10,000    771,250                           10,000     771,250
JOHNSON AND JOHNSON                                                6,600    537,900                            6,600     537,900
KROGER COMPANY                                                                           7,200    240,300      7,200     240,300
LCI INTERNATIONAL INCORPORATED                                    40,000    720,000                           40,000     720,000
LINEAR TECHNOLOGY CORPORATION                                     20,000    875,000                           20,000     875,000
LORAL CORPORATION                                                 24,000    711,000                           24,000     711,000
LOWE'S COMPANIES INCORPORATED                                                            6,500    175,500      6,500     175,500
MAGNA INTERNATIONAL, CLASS A                                                             1,000     43,250      1,000      43,250
MALLINCKRODT GROUP INCORPORATED                                   15,000    521,250                           15,000     521,250
MANPOWER INCORPORATED                                                                    4,000    108,500      4,000     108,500
MAYTAG CORPORATION                                                                       2,700     51,300      2,700      51,300
MBNA CORPORATION                                                                         2,500     92,188      2,500      92,188
MCDERMOTT INTERNATIONAL INCORPORATED                                                     1,300     20,638      1,300      20,638
MCDONNELL DOUGLAS CORPORATION                                                              900     73,575        900      73,575
MCI COMMUNICATIONS CORPORATION                                                           6,500    162,094      6,500     162,094
MERCK AND COMPANY INCORPORATED                                    11,600    667,000      1,600     92,000     13,200     759,000
MGM GRAND INCORPORATED                                                                   1,800     42,975      1,800      42,975
MICRON TECHNOLOGY INCORPORATED                                                             900     63,563        900      63,563
MIRAGE RESORTS, INCORPORATED                                      20,000    655,000                           20,000     655,000
MOBIL CORPORATION                                                  5,100    513,825      3,200    322,400      8,300     836,225
MONSANTO COMPANY                                                                         1,200    125,700      1,200     125,700
MOTOROLA INCORPORATED                                             11,600    761,250      1,300     85,313     12,900     846,563
MYLAN LABORATORIES                                                                       2,500     47,500      2,500      47,500
NABISCO HOLDINGS CORP-CLASS A                                                            8,000    215,000      8,000     215,000
NATIONAL SEMICONDUCTOR CORPORATION                                                       3,200     78,000      3,200      78,000
NEWS CORPORATION- PREFERRED SHARES ADR                                                   3,200     58,400      3,200      58,400
NOVACARE CORPORATION                                                                     2,300     14,375      2,300      14,375
NOVELL INCORPORATED                                                                      2,252     37,158      2,252      37,158
ORACLE SYSTEMS CORPORATION                                        15,300    667,463                           15,300     667,463
OWENS CORNING FIBERGLASS CORPORATION                                                     1,200     50,850      1,200      50,850
OWENS-ILLINOIS INCORPORATED                                                              5,300     66,913      5,300      66,913
PACIFIC GAS AND ELECTRIC COMPANY                                                         4,200    123,375      4,200     123,375
PAYCHEX INCORPORATED                                              15,000    650,625                           15,000     650,625
PECO ENERGY COMPANY                                                                      8,500    248,625      8,500     248,625
PEOPLESOFT INCORPORATED                                            5,000    430,000                            5,000     430,000
PEP BOYS-MANNY MOE AND JACK                                                              3,500     76,563      3,500      76,563
PEPSICO INCORPORATED                                               8,000    422,000                            8,000     422,000
PHELPS DODGE CORPORATION                                                                 1,900    120,413      1,900     120,413
PHILIP MORRIS COMPANIES INCORPORATED                                                     6,700    566,150      6,700     566,150
PHILIPS ELECTRONICS                                                                      2,700    104,288      2,700     104,288
POTASH CORPORATION OF SASKATCHEWAN                                                       1,700    118,363      1,700     118,363
PRAXAIR INCORPORATED                                                                     6,500    175,500      6,500     175,500
PROCTER AND GAMBLE COMPANY                                         5,275    427,275                            5,275     427,275
PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED                      26,900    790,188                           26,900     790,188
PYXIS CORPORATION                                                                        1,000     12,625      1,000      12,625
QUALCOMM INCORPORATED                                             10,000    385,000      2,500     96,250     12,500     481,250
REPSOL S.A.                                                                              7,100    210,338      7,100     210,338
RJR NABISCO HOLDINGS CORPORATION                                                        10,300    316,725     10,300     316,725
ROYAL DUTCH PETROLEUM COMPANY                                                            2,200    270,325      2,200     270,325
SARA LEE CORPORATION                                              13,300    390,688                           13,300     390,688
SBC COMMUNICATIONS INC                                                                   3,000    167,625      3,000     167,625
SBC TELECOMMUNICATIONS INCORPORATED                               10,000    558,750                           10,000     558,750
SCECORP                                                                                 14,300    243,100     14,300     243,100

SCHERING PLOUGH CORPORATION                                       17,000    911,625                           17,000     911,625
SCOTT PAPER                                                       11,800    628,350                           11,800     628,350
SMITH KLINE BEECHAM PUBLIC LIMITED COMPANY                        16,000    830,000                           16,000     830,000
TEVA PHARMACEUTICAL INDUSTRIES LIMITED                                                   1,400     54,950      1,400      54,950
TEXAS INSTRUMENTS INCOPORATED                                                            1,800    122,850      1,800     122,850
TEXTRON INCOPORATED                                                                      1,000     68,750      1,000      68,750
THE TRAVELERS GROUP, INC                                                                 5,000    252,500      5,000     252,500
TOSCO CORPORATION                                                                        2,300     79,350      2,300      79,350
TRANSPORT HOLDINGS INC CL-A                                                                 25        981         25         981
U.S. ROBOTICS INCORPORATED                                         9,200    851,000                            9,200     851,000
UNITED HEALTHCARE CORPORATION                                                              500     26,563        500      26,563
UNITED STATES SURGICAL CORPORATION                                                       1,700     41,650      1,700      41,650
UNITED TECHNOLOGIES CORPORATION                                                            900     79,875        900      79,875
UNIVERSAL CORPORATION- VA                                                                  900     18,900        900      18,900
USX CORPORATION - U.S. STEEL GROUP                                                       3,900    116,513      3,900     116,513
VICORP RESTAURANTS INCORPORATED                                                          2,200     24,200      2,200      24,200
VLSI TECHNOLOGY INC.                                                                     1,500     35,250      1,500      35,250
VONS COMPANY                                                                             1,500     38,063      1,500      38,063
WARNER LAMBERT COMPANY                                            10,000    851,250                           10,000     851,250
WEBB DEL E CORPORATION                                                                   5,400    112,050      5,400     112,050
WELLS FARGO AND COMPANY                                            2,000    420,250                            2,000     420,250
WESTINGHOUSE ELECTRIC CORPORATION                                                        7,500    105,938      7,500     105,938
WORLDCOM INCORPORATED                                             15,000    489,375     14,300    466,538     29,300     955,913
XEROX CORPORATION                                                                          500     64,875        500      64,875
YPF SOCIEDAD ANONIMA                                                                     2,700     46,238      2,700      46,238
PREFERRED STOCKS
GENERAL MOTORS CORPORATION, SERIES C  PFD-CV                       6,500    435,500                            6,500     435,500

 U.S. TREASURY BONDS
UNITED STATES TREASURY BOND                   5/15/16   7.25     500,000    547,855                          500,000     547,855
UNITED STATES TREASURY BOND                   5/15/17   8.75                         1,040,000  1,319,947  1,040,000   1,319,947
UNITED STATES TREASURY BOND                   2/15/23   7.13     500,000    544,725                          500,000     544,725
UNITED STATES TREASURY BOND                   2/15/23   7.63                            80,000     92,831     80,000      92,831
UNITED STATES TREASURY BOND                   8/15/23   6.25     500,000    488,675                          500,000     488,675
 U.S. TREASURY NOTES
UNITED STATES TREASURY NOTE                   1/31/96   4.00   1,000,000    996,220                        1,000,000     996,220
UNITED STATES TREASURY NOTE                   5/15/96   7.38                           700,000    706,587    700,000     706,587
UNITED STATES TREASURY NOTE                   5/31/96   5.88   2,000,000  2,003,320                        2,000,000   2,003,320
UNITED STATES TREASURY NOTE                   8/31/96   7.25     500,000    506,525                          500,000     506,525
UNITED STATES TREASURY NOTE                   9/30/96   6.50   2,500,000  2,519,575                        2,500,000   2,519,575
UNITED STATES TREASURY NOTE                   1/31/97   7.50                           950,000    971,366    950,000     971,366
UNITED STATES TREASURY NOTE                   5/15/97   8.50                            85,000     88,545     85,000      88,545
UNITED STATES TREASURY NOTE                   5/15/97   6.50                           645,000    653,133    645,000     653,133
UNITED STATES TREASURY NOTE                  11/15/97   7.38                         1,645,000  1,698,819  1,645,000   1,698,819
UNITED STATES TREASURY NOTE                  12/31/97   6.00     500,000    503,770                          500,000     503,770
UNITED STATES TREASURY NOTE                   2/15/98   8.13                           355,000    373,410    355,000     373,410
UNITED STATES TREASURY NOTE                   3/31/98   5.13     500,000    493,895                          500,000     493,895
UNITED STATES TREASURY NOTE                   5/15/98   9.00                           815,000    878,097    815,000     878,097
UNITED STATES TREASURY NOTE                   8/15/98   9.25                           430,000    468,661    430,000     468,661
UNITED STATES TREASURY NOTE                  11/15/98   8.88                         1,105,000  1,201,257  1,105,000   1,201,257
UNITED STATES TREASURY NOTE                   5/31/99   6.75                         1,215,000  1,252,957  1,215,000   1,252,957
UNITED STATES TREASURY NOTE                   9/30/99   7.13                           600,000    627,438    600,000     627,438
UNITED STATES TREASURY NOTE                  10/15/99   6.00     500,000    503,990                          500,000     503,990
UNITED STATES TREASURY NOTE                  10/31/99   7.50                           970,000  1,028,103    970,000   1,028,103

UNITED STATES TREASURY NOTE                   1/15/00   6.38     500,000    510,590                          500,000     510,590
UNITED STATES TREASURY NOTE                  11/15/01   7.50                         1,275,000  1,378,530  1,275,000   1,378,530
UNITED STATES TREASURY NOTE                   8/15/05   6.50     500,000    517,550                          500,000     517,550
UNITED STATES TREASURY NOTE                   2/15/16   9.25                           510,000    673,430    510,000     673,430
 U.S. TREASURY BILLS
UNITED STATES TREASURY BILL                  12/14/95   7.14   1,000,000    993,650                        1,000,000     993,650
 GNMA MORTGAGES
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION     10/15/19   9.00     233,908    245,821                          233,908     245,821
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION     12/15/22   7.50     750,858    761,415                          750,858     761,415
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION      7/15/23   7.00                           386,093    383,799    386,093     383,799
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION      7/15/25   7.50                           714,832    727,563    714,832     727,563
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION      8/15/25   7.00     499,580    496,612                          499,580     496,612
 FHLMC MORTGAGES
FEDERAL HOME LOAN MORTGAGE CORPORATION        1/28/00   6.44     500,000    508,750                          500,000     508,750
FEDERAL HOME LOAN MORTGAGE CORPORATION        11/1/08   5.50     853,310    818,640                          853,310     818,640
FEDERAL HOME LOAN MORTGAGE CORPORATION        11/1/08   5.50      35,831     34,375                           35,831      34,375
FEDERAL HOME LOAN MORTGAGE CORPORATION         9/1/25   7.00                           350,000    347,484    350,000     347,484
 FNMA MORTGAGES
FEDERAL NATIONAL MORTGAGE ASSOCIATION          7/1/10   6.50                           288,056    285,804    288,056     285,804
FEDERAL NATIONAL MORTGAGE ASSOCIATION          2/1/23   8.00                           175,892    180,399    175,892     180,399
FEDERAL NATIONAL MORTGAGE ASSOCIATION          5/1/25   7.50                           159,134    160,873    159,134     160,873
FEDERAL NATIONAL MORTGAGE ASSOCIATION          7/1/25   7.50                           174,544    176,452    174,544     176,452
 CMO'S & REMICS
FEDERAL HOME LOAN MORTGAGE CORPORATION         5/1/08   6.00     837,340    817,972                          837,340     817,972
FEDERAL HOME LOAN MORTGAGE CORPORATION         8/1/10   7.00                           138,629    139,797    138,629     139,797
 CORPORATE BONDS
BEAR STEARNS CO.                              10/1/05   6.88                           175,000    174,781    175,000     174,781
BELLSOUTH CORPORATION                          2/1/05   7.00     500,000    518,750                          500,000     518,750
CARTER HOLT HARVEY LTD.                       4/15/15   8.38                            85,000     94,456     85,000      94,456
CHASE MANHATTEN BANK                           8/1/05   6.50                           100,000     97,500    100,000      97,500
COCA-COLA COMPANY                             7/15/03   6.00   1,000,000    976,250                        1,000,000     976,250
DAYTON HUDSON CORPORATION                     12/1/22   8.50     500,000    525,000                          500,000     525,000
FIRST BANK SYSTEM                             9/15/07   6.88     500,000    500,625                          500,000     500,625
FIRST NATIONWIDE                              10/1/06  10.00                            50,000     58,938     50,000      58,938
FORD MOTOR CREDIT CORPORATION                 4/15/00   6.38     500,000    500,625                          500,000     500,625
FORD MOTOR CREDIT CORPORATION                 1/15/03   7.50   1,000,000  1,048,750                        1,000,000   1,048,750
FORD MOTOR CREDIT CORPORATION                 11/8/00   6.25     500,000    497,500                          500,000     497,500
MANUFACTURERS & TRADERS                        7/1/05   7.00                           165,000    165,000    165,000     165,000
MERRILL LYNCH AND COMPANY                     4/27/08   7.00     250,000    252,500                          250,000     252,500
NIAGARA MHWK POWER                             4/1/22   8.75                            80,000     75,600     80,000      75,600
PROVIDENT BANK                                1/15/04   6.38                           160,000    156,400    160,000     156,400
TORONTO-DOMNION BANK-NY                      10/15/08   6.15                           140,000    131,250    140,000     131,250
U.S. BANCORP                                 10/15/05   6.75     500,000    497,500                          500,000     497,500
 CONVERTIBLE BONDS
AAB-GLOBAL BD                                 5/31/05   7.25                           250,000    259,688    250,000     259,688
BROWNING-FERRIS  CV                           8/15/12   6.25     425,000    420,750                          425,000     420,750
ORYX ENERGY COMPANY CV                        5/15/14   7.50     400,000    345,000                          400,000     345,000
TIME WARNER INCORPORATED                      1/10/15   8.75     216,800    224,659                          216,800     224,659
 CORPORATE NOTES
AHMANSON H. F.                                 9/1/04   7.88                           185,000    196,563    185,000     196,563
CAPITAL ONE BANK                              2/27/98   8.13                            90,000     93,713     90,000      93,713
CHEMICAL BANK                                 11/1/08   6.13                           230,000    213,613    230,000     213,613
LEHMAN BROTHERS HOLDINGS                      9/15/03   7.13                           175,000    176,094    175,000     176,094
SANTANDER FINANCE                             4/15/05   7.88                           100,000    106,750    100,000     106,750

TCI COMMUNICATIONS INCORPORATED                8/1/15   8.75                            90,000     95,963     90,000      95,963
TELE-COMMUN INCORPORATED                      1/15/03   8.25                           100,000    104,500    100,000     104,500
UNITED AIR LINES                               5/1/04  10.67                           320,000    377,200    320,000     377,200
 ASSET BACKED SECURITIES
PREMIER AUTO TRUST                             9/4/98   7.85                           110,000    113,146    110,000     113,146
 CORPORATE CMO'S
PRUDENTIAL HOME MORTGAGE SECURITIES          10/25/24   7.00                           235,000    229,717    235,000     229,717
 YANKEE BONDS
CSR FINANCE LTD                               7/21/25   7.70                           200,000    207,750    200,000     207,750
LAIDLAW INCORPORATED                          4/15/25   8.75                            75,000     86,344     75,000      86,344
NORANDA INCORPORATED                           6/1/03   8.00                           100,000    107,000    100,000     107,000
QUEBEC PROVINCE                               7/15/23   7.50                           280,000    280,700    280,000     280,700
 DOMESTIC CP                                                                                                       -           -
AMERICAN EXPRESS                              11/1/95   5.75                         4,030,000  4,030,000  4,030,000   4,030,000
 MEDIUM TERM NOTES                                                                                                 -           -
BELL ATLANTIC CORPORATION                     4/27/98   5.47     500,000    492,500                          500,000     492,500
 REPURCHASE AGREEMENTS
AUBREY LANSTON                                11/1/95   5.85   1,337,000  1,337,000                        1,337,000   1,337,000
HONG KONG SHANGHAI BANK                       11/1/95   5.85   1,336,000  1,336,000                        1,336,000   1,336,000
SANWA BANK                                    11/1/95   5.88   1,336,000  1,336,000                        1,336,000   1,336,000
NATIONS BANK                                  11/1/95   5.85   1,336,000  1,336,000                        1,336,000   1,336,000
                                                              ---------- ---------- ---------- ---------- ---------- -----------
  TOTALS                                                      27,723,141 68,183,144 22,733,519 38,356,565 50,456,660 106,539,709
                                                              ========== ========== ========== ========== ========== ===========


                      CoreFund International Growth Fund
                     Conestoga International Equity Fund
                  Pro-forma Combined Schedule of Investments
                                  31-Oct-95

                                                    CoreFund                  Conestoga Fund         Pro-forma Combined
Security Description                       Shares       Market Value     Shares      Market Value  Shares      Market Value
ARGENTINA
BANCO FRANCES DEL RIO                                                    2,200.00     48,125.00      2,200.00      48,125.00
BUENOS AIRES EMBOTELLADORA                   5,200.00     118,950.00                                 5,200.00     118,950.00
CAPEX - GDS                                 12,500.00     153,125.00                                12,500.00     153,125.00
COMMERCIAL DEL PLATA SA                                                 19,000.00     38,380.00     19,000.00      38,380.00
COMPANIA NAVIERA PEREZ                      36,700.00     161,847.00                                36,700.00     161,847.00
CORP CEMENTERA ARGENTINA                                                 6,500.00     27,950.00      6,500.00      27,950.00
IRSA GDR                                                                 1,400.00     29,400.00      1,400.00      29,400.00
YPF SOCIEDAD ANONIMA ADS                     5,400.00      92,475.00                                 5,400.00      92,475.00
AUSTRALIA
BROKEN HILL PROPRIETARY                    121,770.00   1,648,698.29                               121,770.00   1,648,698.29
NEWSCORP                                                                21,000.00    105,863.54     21,000.00     105,863.54
QANTAS AIRWAYS                             313,000.00     552,969.84                               313,000.00     552,969.84
AUSTRIA
OEST ELEKTRIZATSWITS 'A'                     5,047.00     308,458.94                                 5,047.00     308,458.94
VIENNA INTERNATIONAL AIRPORT                 9,500.00     610,364.68                                 9,500.00     610,364.68
BELGIUM
KREDIETBANK                                  2,600.00     652,471.48                                 2,600.00     652,471.48
BRAZIL
CEMIG - ADR                                 12,100.00     263,780.00                                12,100.00     263,780.00
COMPANIA VALE RIO DOCE ADR                  11,200.00     453,712.00                                11,200.00     453,712.00
ELETROBRAS - ADR                            23,500.00     331,937.50                                23,500.00     331,937.50
RHODIA-STER - GDR                           20,097.00     261,461.97                                20,097.00     261,461.97
TELEBRAS ADR                                13,450.00     541,894.66                                13,450.00     541,894.66
USIMINAS - ADR                              18,600.00     172,050.00                                18,600.00     172,050.00
CHILE
MADECO ADR                                   9,630.00     239,546.25                                 9,630.00     239,546.25
MADERAS Y SINTECTICOS SOCIEDAD ADR          12,500.00     223,437.50                                12,500.00     223,437.50
SANTA ISABEL ADR                                                         1,100.00     24,887.50      1,100.00      24,887.50
SOCIEDAD QUIMICA Y MINERA ADR                4,861.00     210,845.88                                 4,861.00     210,845.88
COLOMBIA
CEMENTOS DIAMANTE - GDS                     18,800.00     319,600.00                                18,800.00     319,600.00
ECUADOR
LA CEMENTO NACIONAL-GDR                        832.00     174,720.00                                   832.00     174,720.00
FINLAND
NOKIA AB 'A'                                                             8,400.00    481,040.70      8,400.00     481,040.70
FRANCE
AXA                                         18,500.00   1,027,840.85       800.00     44,447.17     19,300.00   1,072,288.02
BANCAIRE                                                                   350.00     36,299.48        350.00      36,299.48
BUSINESS OBJECTS                                                         1,300.00     56,225.00      1,300.00      56,225.00
CASTORAMA                                                                  165.00     26,765.88        165.00      26,765.88
CIE DE SAINT GOBAIN                             87.00      10,375.58                                    87.00      10,375.58
ELF AQUITAINE                               10,466.00     712,934.03                                10,466.00     712,934.03
IMETAL SA                                    3,887.00     457,995.70                                 3,887.00     457,995.70

L'OREAL                                      4,800.00   1,173,366.06                                 4,800.00   1,173,366.06
PEUGEOT                                      7,500.00     977,293.65                                 7,500.00     977,293.65
SCHNEIDER (SPIE BATIGN)                     25,600.00     987,656.75                                25,600.00     987,656.75
SEITA                                       22,000.00     765,060.86                                22,000.00     765,060.86
SGS-THOMSON ADR                                                          1,500.00     67,875.00      1,500.00      67,875.00
GERMANY
HOECHST                                      2,198.00     573,323.38                                 2,198.00     573,323.38
MANNESMANN                                   4,300.00   1,411,940.30                                 4,300.00   1,411,940.30
SAP PFD                                                                  1,250.00    191,453.45      1,250.00     191,453.45
VEBA                                        40,000.00   1,638,379.53     2,250.00     92,158.85     42,250.00   1,730,538.38
HONG KONG
AMOY PROPERTIES                          1,062,000.00   1,023,372.83                             1,062,000.00   1,023,372.83
CHEUNG KONG                                                             11,000.00     62,034.35     11,000.00      62,034.35
CHINA LIGHT & POWER                        200,000.00   1,065,811.26                               200,000.00   1,065,811.26
CITIC PACIFIC                              230,000.00     718,452.50    20,800.00     64,973.10    250,800.00     783,425.60
FIRST PACIFIC                                                          266,000.00    306,213.78    266,000.00     306,213.78
HSBC HOLDINGS                              151,501.00   2,204,555.89    15,200.00    221,181.71    166,701.00   2,425,737.60
HUTCHISON WHAMPOA                          265,000.00   1,460,187.29    12,000.00     66,121.69    277,000.00   1,526,308.98
SUN HUNG KAI PROPERTIES                                                  8,000.00     63,896.94      8,000.00      63,896.94
SWIRE PACIFIC 'A'                          207,000.00   1,552,928.39                               207,000.00   1,552,928.39
INDIA
EAST INDIA HOTELS GDS                                                    1,400.00     24,150.00      1,400.00      24,150.00
I.T.C. LIMITED ADR                                                       4,100.00     35,875.00      4,100.00      35,875.00
RANBAXY LABORATORIES GDR                                                 1,000.00     22,370.00      1,000.00      22,370.00
INDONESIA
INDOSAT ADR                                                              4,000.00    132,500.00      4,000.00     132,500.00
IRELAND
ELAN                                                                     1,300.00     52,162.50      1,300.00      52,162.50
ISRAEL
ECI TELECOM                                                              1,800.00     34,200.00      1,800.00      34,200.00
ITALY
ASSICURAZIONI GENERALI                                                   2,200.00     51,305.71      2,200.00      51,305.71
FALCK                                                                   12,200.00     27,961.21     12,200.00      27,961.21
GUCCI GROUP ADR                                                          3,100.00     93,000.00      3,100.00      93,000.00
GUCCI GROUP ADR                                                            900.00     38,812.50        900.00      38,812.50
MEDIOBANCA                                                               4,000.00     26,742.00      4,000.00      26,742.00
RINASCENTE                                 162,000.00     961,016.95                               162,000.00     961,016.95
TELECOM ITALIA MOBILE SPA                  635,000.00   1,066,305.71    71,500.00    120,064.34    706,500.00   1,186,370.05
JAPAN
ADVANTEST                                                                4,000.00    226,828.31      4,000.00     226,828.31
ALPINE ELECTRONICS                                                       4,000.00     55,533.83      4,000.00      55,533.83
AMANO CORPORATION  (6436.T)                 47,000.00     569,808.37                                47,000.00     569,808.37
ASAHI CHEMICAL INDUSTRIES                  198,000.00   1,389,949.16                               198,000.00   1,389,949.16
ASAHI DIAMOND INDUSTRIAL                    43,000.00     550,743.06                                43,000.00     550,743.06
BEST DENKI                                                               2,000.00     28,744.62      2,000.00      28,744.62
BRIDGESTONE                                                              3,000.00     41,650.37      3,000.00      41,650.37
CANON                                       93,000.00   1,591,220.18     6,000.00    102,659.37     99,000.00   1,693,879.55
CANON SALES                                                              1,000.00     23,660.54      1,000.00      23,660.54
DAIFUKU CO. LTD.                            43,000.00     512,905.75                                43,000.00     512,905.75
DAIWA SECURITIES                                                         7,000.00     82,127.49      7,000.00      82,127.49
DDI                                            147.00   1,191,464.61        32.00    259,366.45        179.00   1,450,831.06
EIDEN SAKAKIYA                              27,000.00     314,137.66                                27,000.00     314,137.66
FANUC                                                                    2,000.00     86,624.95      2,000.00      86,624.95
HIROSE ELECTRIC                                                          1,050.00     67,036.57      1,050.00      67,036.57

HITACHI                                    163,000.00   1,673,347.67                               163,000.00   1,673,347.67
HITACHI METALS                             112,000.00   1,379,741.89                               112,000.00   1,379,741.89
ITO YOKADO                                  22,000.00   1,202,385.61     3,000.00    163,961.67     25,000.00   1,366,347.28
ITOCHU                                     236,000.00   1,398,279.23                               236,000.00   1,398,279.23
KAMIGUMI COMPANY                           102,000.00     922,467.74                               102,000.00     922,467.74
KEYENCE                                                                    500.00     61,595.62        500.00      61,595.62
KIRIN BEVERAGE                              35,000.00     530,406.73                                35,000.00     530,406.73
KOA                                                                      5,000.00     81,149.78      5,000.00      81,149.78
KOKUSAI ELECTRIC                                                         5,000.00    113,903.01      5,000.00     113,903.01
KOMATSU                                                                  6,000.00     46,930.00      6,000.00      46,930.00
KUBOTA                                                                   6,000.00     37,192.02      6,000.00      37,192.02
KURARAY NO. 4 WARRANTS 1/13/98                 360.00     112,500.00                                   360.00     112,500.00
KURITA WATER                                                             1,000.00     27,864.69      1,000.00      27,864.69
KYOCERA                                     21,000.00   1,720,570.98     4,000.00    327,727.81     25,000.00   2,048,298.79
MABUCHI MOTOR                                9,000.00     544,681.27                                 9,000.00     544,681.27
MAKITA                                                                   2,000.00     31,091.12      2,000.00      31,091.12
MARUI COMPANY                               44,000.00     761,439.19     2,000.00     34,610.87     46,000.00     796,050.06
MASPRO DENKOH (6749.T)                      14,400.00     204,145.48                                14,400.00     204,145.48
MATSUSHITA ELECTRIC                                                      3,000.00     42,530.31      3,000.00      42,530.31
MITS BNK(CNV) 3%,11/30/02                1,100,000.00   1,145,375.00                             1,100,000.00   1,145,375.00
MITSUBISHI ELECTRIC                                                      5,000.00     37,348.46      5,000.00      37,348.46
MITSUBISHI ESTATE                                                        7,000.00     74,599.14      7,000.00      74,599.14
MITSUBISHI HEAVY INDUSTRIES                254,000.00   1,959,386.00                               254,000.00   1,959,386.00
MITSUBISHI TRUST & BANKING                                               2,000.00     27,962.46      2,000.00      27,962.46
MITSUI FUDOSAN                             101,000.00   1,155,357.84     5,000.00     57,195.93    106,000.00   1,212,553.77
MURATA                                                                   4,000.00    140,398.90      4,000.00     140,398.90
NEC                                                                     20,000.00    263,981.23     20,000.00     263,981.23
NIKON                                                                   10,000.00    142,745.40     10,000.00     142,745.40
NIPPON EXPRESS                             154,000.00   1,249,706.69                               154,000.00   1,249,706.69
NIPPON SYSTEM DEVELOPMENT  (9759.OS)        17,000.00     207,763.00                                17,000.00     207,763.00
NIPPON TELEGRAPH & TELEPHONE                                                 4.00     32,811.89          4.00      32,811.89
NISSAN MOTORS                                                            7,000.00     47,223.31      7,000.00      47,223.31
NOMURA SECURITIES                           77,000.00   1,407,802.11     6,000.00    109,698.87     83,000.00   1,517,500.98
NTT DATA COMMUNICATIONS                                                      3.00     75,087.99          3.00      75,087.99
ORGANO CO. LTD.                             40,000.00     410,637.47                                40,000.00     410,637.47
RISO KAGAKU CORPORATION                      6,100.00     491,435.28                                 6,100.00     491,435.28
ROHM COMPANY                                32,000.00   1,942,901.84                                32,000.00   1,942,901.84
SANKYO                                      61,000.00   1,341,904.58     1,000.00     21,998.44     62,000.00   1,363,903.02
SANWA BANK                                                               3,000.00     51,036.37      3,000.00      51,036.37
SEKISUI WARRANTS                               155.00     205,375.00                                   155.00     205,375.00
SHARP                                                                    7,000.00     97,184.20      7,000.00      97,184.20
SHIMACHU                                    17,000.00     448,768.09                                17,000.00     448,768.09
SHIN ETSU CHEMICAL                          66,000.00   1,348,650.76                                66,000.00   1,348,650.76
SONY                                        24,000.00   1,079,389.91     1,000.00     44,974.58     25,000.00   1,124,364.49
SUMITOMO BANK                                                            3,000.00     53,089.56      3,000.00      53,089.56
SUMITOMO ELECTRIC                          109,000.00   1,257,528.35                               109,000.00   1,257,528.35
SUMITOMO FORESTRY                           88,000.00   1,238,951.90                                88,000.00   1,238,951.90
SUMITOMO TRUST & BANKING                   110,000.00   1,269,065.31     4,000.00     46,147.83    114,000.00   1,315,213.14
TAISHO PHARMACEUTICAL                       21,000.00     379,839.66                                21,000.00     379,839.66
TAKEDA CHEMICAL INDUSTRIES                                               2,000.00     28,158.00      2,000.00      28,158.00
TDK                                                                      1,000.00     51,525.22      1,000.00      51,525.22
TOCHIGI FUJI INDUSTRIAL                     41,000.00     284,610.87                                41,000.00     284,610.87
TOKIO MARINE & FIRE INSURANCE              123,000.00   1,262,710.21                               123,000.00   1,262,710.21
TOKYO ELECTRONICS                                                        4,000.00    173,640.99      4,000.00     173,640.99

TORAY                                                                    6,000.00     37,485.33      6,000.00      37,485.33
TOYOTA MOTOR                                                             4,000.00     74,305.83      4,000.00      74,305.83
USHIO                                                                    2,000.00     22,682.83      2,000.00      22,682.83
YAMANOUCHI PHARMACEUTICAL                                                3,000.00     66,875.24      3,000.00      66,875.24
LUXEMBOURG
MILLICOM INTERNATIONAL                       6,800.00     224,400.00       500.00     16,500.00      7,300.00     240,900.00
MALAYSIA
ARAB-MALAYSIAN MERCHANT BANK               106,000.00   1,314,308.21    12,000.00    148,789.61    118,000.00   1,463,097.82
EDARAN OTOMOBIL                             80,000.00     629,797.28                                80,000.00     629,797.28
GENTING BERHAD                             157,000.00   1,353,395.00                               157,000.00   1,353,395.00
MALAYAN BANKING                                                         10,000.00     80,692.78     10,000.00      80,692.78
NEW STRAITS TIMES PRESS                                                 20,000.00     62,979.73     20,000.00      62,979.73
RESORTS WORLD BERHAD                        88,000.00     429,521.75                                88,000.00     429,521.75
SIME DARBY MALAYSIA                                                     20,000.00     49,990.16     20,000.00      49,990.16
TECHNOLOGY RESOURCES                                                    44,000.00    111,710.29     44,000.00     111,710.29
UNITED ENGINEERS                           150,000.00     932,887.23     9,000.00     55,973.23    159,000.00     988,860.46
MEXICO
BUFETE INDUSTRIAL ADR                                                    1,600.00     21,400.00      1,600.00      21,400.00
CEMEX SA DE CV A""                                                       5,300.00     16,440.51      5,300.00      16,440.51
CIFRA, S.A. (CFRAY.OB)                                                  35,000.00     37,449.99     35,000.00      37,449.99
EMPRESAS ICA SOCIEDAD CONTROLADORA ADR      16,000.00     152,000.00                                16,000.00     152,000.00
GRUPO CARSO SA ADR                          15,500.00     151,125.00     2,500.00     24,375.00     18,000.00     175,500.00
GRUPO FINANCIERO BANAMEX, SERIES B          75,000.00     129,603.40                                75,000.00     129,603.40
GRUPO FINANCIERO BANAMEX, SERIES B                                      11,000.00     19,008.50     11,000.00      19,008.50
GRUPO FINANCIERO BANAMEX, SERIES L                                         550.00        906.80        550.00         906.80
GRUPO FINANCIERO INBURSA B""                                            20,000.00     54,674.22     20,000.00      54,674.22
GRUPO IND ALFA SERIES A" NPV (CPO)"         13,000.00     152,832.86                                13,000.00     152,832.86
GRUPO IUSACELL,                                                          1,400.00     16,625.00      1,400.00      16,625.00
GRUPO MODELO SA SERIES C""                                               5,000.00     19,192.63      5,000.00      19,192.63
GRUPO POSADAS                                                           52,300.00     16,667.85     52,300.00      16,667.85
GRUPO SYNKRO, CL B                                                      80,000.00     19,600.00     80,000.00      19,600.00
KIMBERLY CLARK, SERIES A                                                 1,700.00     22,369.69      1,700.00      22,369.69
KIMBERLY CLARKE - ADR                        5,500.00     144,375.00                                 5,500.00     144,375.00
NETHERLANDS
ADV SEMICONDUCTOR ENG ADR                                                  700.00     32,812.50        700.00      32,812.50
ASM LITHO HOLDINGS                                                       2,000.00     99,250.00      2,000.00      99,250.00
BAAN                                                                     2,300.00     97,750.00      2,300.00      97,750.00
ELSEVIER NV                                131,750.00   1,703,231.94     4,500.00     58,174.90    136,250.00   1,761,406.84
GETRONICS                                                                1,000.00     47,718.63      1,000.00      47,718.63
INTERNATIONAL NEDERLANDEN                   23,182.00   1,382,399.37       500.00     29,816.22     23,682.00   1,412,215.59
KPN                                         17,000.00     597,908.75                                17,000.00     597,908.75
MADGE NETWORKS                                                           1,900.00     79,562.50      1,900.00      79,562.50
PHILIPS ELECTRONICS                                                      1,800.00     69,581.75      1,800.00      69,581.75
POLYGRAM                                    14,500.00     905,101.39     1,100.00     68,662.86     15,600.00     973,764.25
WOLTERS KLUWER                                                             500.00     45,500.63        500.00      45,500.63
NEW ZEALAND
TELECOM CORP NEW ZEALAND                                                 1,015.00     67,370.63      1,015.00      67,370.63
NORWAY
HAFSLUND NYCOMED 'B'                                                     1,200.00     33,536.78      1,200.00      33,536.78
PETROLEUM GEO-SERVICES ADR                                               6,200.00    120,125.00      6,200.00     120,125.00
PERU
BANCO WIESE                                                              6,900.00     45,712.50      6,900.00      45,712.50
PHILIPPINES
SAN MIGUEL, CL B                                                        20,000.00     66,204.77     20,000.00      66,204.77

SINGAPORE
CITY DEVELOPMENTS                                                        7,000.00     43,362.83      7,000.00      43,362.83
CREATIVE TECHNOLOGY                                                      1,100.00     12,787.50      1,100.00      12,787.50
DEVELOPMENT BANK OF SINGAPORE              106,000.00   1,215,716.81                               106,000.00   1,215,716.81
FIRST CAPITAL CORPORATION                  227,000.00     613,904.42                               227,000.00     613,904.42
FLEXTRONICS                                                              1,000.00     23,250.00      1,000.00      23,250.00
JARDINE MATHESON HOLDINGS                  156,800.00     956,480.00                               156,800.00     956,480.00
SINGAPORE PRESS HOLDINGS F""                98,400.00   1,539,568.14     2,400.00     37,550.44    100,800.00   1,577,118.58
STRAITS STEAMSHIP LAND                                                  14,000.00     39,249.56     14,000.00      39,249.56
UNITED OVERSEAS BANK                                                    10,600.00     93,054.87     10,600.00      93,054.87
SOUTH AFRICA
ISCOR                                      140,100.00     142,155.49                               140,100.00     142,155.49
MALBAK                                      50,000.00     332,510.63                                50,000.00     332,510.63
MURRAY & ROBERTS                            34,500.00     241,258.74                                34,500.00     241,258.74
POLIFIN LIMITED                              5,250.00      11,301.93                                 5,250.00      11,301.93
SAFMARINE & RENNIE HOLDING LIMITED          80,000.00     279,720.28                                80,000.00     279,720.28
SASOL                                       35,000.00     302,344.71                                35,000.00     302,344.71
SOUTH AFRICAN BREWERY                        7,400.00     243,013.85                                 7,400.00     243,013.85
SOUTH KOREA
KOREA FUND                                                               3,000.00     64,875.00      3,000.00      64,875.00
KOREA MOBILE TELECOM GDR                                                 2,500.00     92,500.00      2,500.00      92,500.00
SAMSUNG ELECTRONICS GDS                                                  4,000.00    256,000.00      4,000.00     256,000.00
SAMSUNG ELECTRONICS GDS NEW                                                 22.00      2,332.00         22.00       2,332.00
SEOUL EXCEL TRUST - IDR                         18.00     202,680.00                                    18.00     202,680.00
SPAIN
BANCO DE SANTANDER                          23,000.00   1,003,279.76                                23,000.00   1,003,279.76
FCC                                          5,000.00     353,394.56                                 5,000.00     353,394.56
REPSOL                                      19,220.00     574,425.22                                19,220.00     574,425.22
SWEDEN
ALLGAN SERIES B                                                          1,600.00     24,224.89      1,600.00      24,224.89
ASEA AB B-F                                                              1,400.00    138,148.18      1,400.00     138,148.18
ASTRA 'B'                                                                5,200.00    188,014.10      5,200.00     188,014.10
AUTOLIV AB                                                               2,200.00    126,276.78      2,200.00     126,276.78
ERICSSON LM TELEPHONE                       29,000.00     616,017.36    23,400.00    499,809.38     52,400.00   1,115,826.74
PHARMACIA B                                                                500.00     17,475.67        500.00      17,475.67
STORA KOPPARBERGS 'A'                       61,000.00     739,778.24                                61,000.00     739,778.24
SWITZERLAND
BBC BROWN BOVERI                                                            65.00     75,422.91         65.00      75,422.91
CIBA GEIGY                                                                 125.00    108,259.91        125.00     108,259.91
NESTLE SA REGISTERED                         1,470.00   1,541,233.48                                 1,470.00   1,541,233.48
ROCHE HOLDING                                                               35.00    254,405.29         35.00     254,405.29
ROCHE HOLDING                                  210.00   1,526,431.72                                   210.00   1,526,431.72
SANDOZ PHARMACEUTICAL                                                      260.00    214,643.17        260.00     214,643.17
ZURICH VERSICHERUNG                          3,150.00     901,982.38                                 3,150.00     901,982.38
THAILAND
ADVANCED INFO SERVICE                                                    9,000.00    148,807.63      9,000.00     148,807.63
LAND AND HOUSE F""                                                       2,000.00     32,273.45      2,000.00      32,273.45
THAI MILITARY BANK                         335,000.00   1,318,163.75                               335,000.00   1,318,163.75
TOTAL ACCESS COMMUNICATIONS ADR                                         11,000.00     66,550.00     11,000.00      66,550.00
UNITED COMMUNICATIONS                                                    5,000.00     62,798.09      5,000.00      62,798.09
UNITED KINGDOM
ARGYLL GROUP                               170,000.00     865,180.97                               170,000.00     865,180.97
BARCLAYS BANK                                                            5,200.00     61,065.28      5,200.00      61,065.28
BARRATT DEVELOPMENT                        319,000.00     978,125.49                               319,000.00     978,125.49

BAT                                                                      4,200.00     34,452.35      4,200.00      34,452.35
BRITISH AIRWAYS                            109,000.00     783,862.81                               109,000.00     783,862.81
BRITISH SKY BROADCASTING ADR                                             5,500.00    196,625.00      5,500.00     196,625.00
BRITISH TELECOMMUNICATIONS                 138,000.00     821,194.88                               138,000.00     821,194.88
BTR WARRANTS                               265,000.00     314,129.92                               265,000.00     314,129.92
COMMERCIAL UNION                                                         5,300.00     51,349.77      5,300.00      51,349.77
DIXONS GROUP                               164,000.00     992,761.18                               164,000.00     992,761.18
EAST MIDLANDS ELECTRICITY                   76,532.00   1,050,545.95                                76,532.00   1,050,545.95
GKN                                         86,000.00   1,096,917.97                                86,000.00   1,096,917.97
GLAXO WELLCOME                             106,000.00   1,429,919.39     7,200.00     97,126.60    113,200.00   1,527,045.99
GRANADA GROUP                               96,000.00   1,025,699.38                                96,000.00   1,025,699.38
LADBROKE ORD     10 P                      353,000.00     926,157.74                               353,000.00     926,157.74
LEX SERVICE                                101,833.00     531,134.66                               101,833.00     531,134.66
LOGICA                                                                   6,100.00     46,181.44      6,100.00      46,181.44
MCKENCHIE                                   84,000.00     578,852.54                                84,000.00     578,852.54
NEXT                                                                    12,000.00     77,761.97     12,000.00      77,761.97
NFC                                        362,000.00     892,555.71                               362,000.00     892,555.71
RECKITT & COLEMAN                          118,000.00   1,255,160.42                               118,000.00   1,255,160.42
REUTERS HOLDINGS                                                        16,200.00    150,554.77     16,200.00     150,554.77
SMITHKLINE BEECHAM                                                      20,500.00    209,957.33     20,500.00     209,957.33
TAKARE                                                                   6,000.00     19,440.49      6,000.00      19,440.49
TELE-COMMUNICATIONS - A                                                  7,500.00    169,687.50      7,500.00     169,687.50
TOMKINS                                    323,000.00   1,273,723.72                               323,000.00   1,273,723.72
TSB GROUP                                  208,000.00   1,226,236.76                               208,000.00   1,226,236.76
UNILEVER                                    64,000.00   1,243,180.02                                64,000.00   1,243,180.02
VODAFONE GROUP                                                          26,200.00    108,079.66     26,200.00     108,079.66
WASSALL                                    168,750.00     725,462.30                               168,750.00     725,462.30
WOLSELEY                                   196,000.00   1,214,351.19                               196,000.00   1,214,351.19
WPP GROUP                                                               11,600.00     28,234.55     11,600.00      28,234.55
ZENECA GROUP                                                             8,000.00    149,012.17      8,000.00     149,012.17
UNITED STATES
BARCLAY'S T/D, 4.75&                       763,000.00     763,000.00                               763,000.00     763,000.00
CLYDESDALE T/D, 5.00%                      201,511.21     201,511.21                               201,511.21     201,511.21
HIMILAYAN FUND WARRANTS                      7,243.00       3,621.50                                 7,243.00       3,621.50
HIMILAYAN MUTUAL FUND                       77,718.00     990,904.50                                77,718.00     990,904.50
INDIAN OPPORTUNITIES FND                    41,982.73     425,704.88                                41,982.73     425,704.88
KOREA PREF SHARE FUND                       41,000.00     467,400.00                                41,000.00     467,400.00
NEAR EAST OPPORTUNITIES FUND                59,000.00     636,020.00                                59,000.00     636,020.00
QUILMES INDUSTRIAL (REG)                                                 2,200.00     38,720.00      2,200.00      38,720.00
TAIWAN OPPORTUNITIES FUND                  204,500.00   1,623,730.00                               204,500.00   1,623,730.00
USD TIME DEPOSIT 12/11/95                                            1,028,558.00  1,028,558.00  1,028,558.00   1,028,558.00
                                        ------------- -------------- ------------ ------------- ------------- --------------
  TOTALS                                14,581,107.94 113,133,791.69 2,345,434.00 13,281,387.99 16,926,541.94 126,415,179.68
                                        ============= ============== ============ ============= ============= ==============


                        CoreFund Treasury Reserve Fund
                     Conestoga US Treasury Securities Fund
            Pro-Forma Combined Statement of Assets and Liabilities
                               October 31, 1995
                                  (Unaudited)

                                        CoreFund       Conestoga
                                        Treasury      US Treasury
                                        Reserve        Securities     Pro-Forma
                                          Fund           Fund          Combined
ASSETS
Investments, @ value (Cost
   $492,594,075 and $447,275,157
  respectively)                       $492,594,075   $447,275,157   $939,869,232
Cash                                           979             93          1,072
Dividends and Interest receivable          409,437        173,647        583,084
Prepaid expenses                            20,516         51,788         72,304
                                      ------------   ------------   ------------
                   Total Assets        493,025,007    447,500,685    940,525,692
                                      ------------   ------------   ------------
LIABILITIES
Dividends payable                        2,148,866      1,917,532      4,066,398
Accrued expenses payable                   315,438        324,215        639,653
                                      ------------   ------------   ------------
          Total Liabilities              2,464,304      2,241,747      4,706,051
                                      ------------   ------------   ------------
TOTAL NET ASSETS                      $490,560,703   $445,258,938   $935,819,641
                                      ============   ============   ============
Total Net Assets by Class of Shares

Institutional Class                   $474,243,922    444,528,715   $918,772,637
Retail Class                          $ 16,316,781        730,223   $ 17,047,004
                                      ------------   ------------   ------------
                                      $490,560,703   $445,258,938   $935,819,641
                                      ============   ============   ============
Shares Outstanding

Institutional Class
 Pre-combination                       474,228,668    444,422,563            N/A
 Post-combination                      918,651,231              0    918,651,231


Retail Class
 Pre-combination                        16,316,145        729,856            N/A
 Post-combination                       17,046,001              0     17,046,001

Net Asset Value, Offering and
 Redemption Price Per Share

Institutional Class                   $       1.00   $       1.00   $       1.00


Retail Class                          $       1.00   $       1.00   $       1.00


                          CoreFund Cash Reserve Fund
                        Conestoga Cash Management Fund
            Pro-Forma Combined Statement of Assets and Liabilities
                               October 31, 1995
                                 (Unaudited)

                                                           Conestoga
                                          Corefund           Cash
                                         Cash Reserve      Management     Pro-Forma
                                              Fund           Fund          Combined
ASSETS
Investments, @ value (Cost
   $591,845,176 and $242,941,744
  respectively)                            $591,845,176   $242,941,744   $834,786,920
Cash                                                  0             73             73
Dividends and Interest receivable               357,937        118,748        476,685
Prepaid expenses                                      0         32,022         32,022
                                           ------------   ------------   ------------
          Total Assets                      592,203,113    243,092,587    835,295,700
                                           ------------   ------------   ------------
LIABILITIES
Investment Securities Purchased                       0      3,997,280      3,997,280
Dividends payable                             2,648,761      1,027,217      3,675,978
Accrued expenses payable                        409,070        189,734        598,804
                                           ------------   ------------   ------------
          Total Liabilities                   3,057,831      5,214,231      8,272,062
                                           ------------   ------------   ------------
TOTAL NET ASSETS                           $589,145,282   $237,878,356   $827,023,638
                                           ============   ============   ============
Total Net Assets by Class of Shares
Institutional Class                        $570,032,471   $234,519,918   $804,552,389
Retail Class                                 19,112,811      3,358,438     22,471,249
                                           ------------   ------------   ------------
                                           $589,145,282   $237,878,356   $827,023,638
                                           ============   ============   ============
Shares Outstanding

Institutional Class
  Pre-combination                           570,037,873    234,652,830            N/A
  Post-combination                          804,690,703              0    804,690,703

Retail Class
 Pre-combination                             19,113,426      3,361,129            N/A
 Post-combination                            22,474,555              0     22,474,555

Net Asset Value, Offering and Redemption
 Price Per Share
Institutional Class                        $       1.00   $       1.00   $       1.00
Retail Class                               $       1.00   $       1.00   $       1.00

                        CoreFund Tax-Free Reserve Fund
                            Conestoga Tax-Free Fund
            Pro-Forma Combined Statement of Assets and Liabilities
                               October 31, 1995
                                  (Unaudited)


                                                             CoreFund
                                                             Tax-Free        Conestoga
                                                              Reserve        Tax-Free          Pro-Forma
                                                                Fund           Fund             Combined
                                                              --------      ----------        ----------
ASSETS
Investments, @ value (Cost
   $71,290,183 and $61,736,077
  respectively)                                            $  71,290,183   $  61,736,077    $ 133,026,260
Dividends and Interest receivable                                310,510         343,207          653,717
Prepaid Expenses                                                   2,141          11,206           13,347
                                                           -------------   -------------    -------------
          Total Assets                                        71,602,834      62,090,490      133,693,324
                                                           -------------   -------------    -------------
LIABILITIES
Cash/Cash Overdraft                                              (54,143)        (67,747)         (13,604)
Dividends payable                                                179,278         175,826          355,104
Accrued expenses payable                                          60,170          55,775          115,945
Investment Securities Purchased                                1,976,178               0        1,976,178
                                                           -------------   -------------    -------------
          Total Liabilities                                    2,161,483         299,348        2,460,831
                                                           -------------   -------------    -------------
TOTAL NET ASSETS                                           $  69,441,351   $  61,791,142    $ 131,232,493
                                                           =============   =============    =============
Total Net Assets by Class of Shares

Institutional Class                                        $  67,947,223   $  60,508,879    $ 128,456,102
Retail Class                                                   1,494,128       1,282,263        2,776,391
                                                           -------------   -------------    -------------
                                                           $  69,441,351   $  61,791,142    $ 131,232,493
                                                           =============   =============    =============

Shares Outstanding

Institutional Class
     Pre-combination                                          67,995,424      60,491,930              N/A
     Post-combination                                        128,504,303               0      128,504,303

Retail Class
     Pre-combination                                           1,495,186       1,281,648              N/A
     Post-combination                                          2,776,834               0        2,776,834

Net Asset Value, Offering and Redemption Price Per Share


Institutional Class                                                 1.00            1.00             1.00

Retail Class                                                        1.00            1.00             1.00

                       CoreFund Intermediate Bond Fund
                      Conestoga Intermediate Income Fund
            Pro-Forma Combined Statement of Assets and Liabilities
                               October 31, 1995
                                 (Unaudited)

                                           CoreFund        Conestoga
                                         Intermediate     Intermediate       Pro-Forma
                                          Bond Fund        Income Fund       Combined
ASSETS
Investments, @ value (Cost
   $56,462,364 and $135,703,358
  respectively)                            $ 57,046,248    $137,102,062    $194,148,310
Cash                                                589           4,152           4,741
Dividends and Interest receivable               635,404       2,510,392       3,145,796
Investment securities sold                            0         613,081         613,081
Capital shares sold receivable                        0         241,195         241,195
Prepaid Expenses                                      0          78,239          78,239
                                           ------------    ------------    ------------
          Total Assets                       57,682,241     140,549,121     198,231,362
                                           ------------    ------------    ------------

LIABILITIES
Investment securities purchased                       0         830,408         830,408
Dividends payable                               272,457               0         272,457
Other Payables                                        0          44,793          44,793
Accrued expenses payable                         19,793         220,924         220,717
                                           ------------    ------------    ------------
          Total Liabilities                     292,250       1,076,125       1,368,375
                                           ------------    ------------    ------------
TOTAL NET ASSETS                           $ 57,389,991    $139,472,996    $196,862,987
                                           ============    ============    ============

Total Net Assets by Class of Shares

Institutional Class                        $ 55,364,689    $138,243,515    $193,608,204
  Retail Class                                2,025,303       1,229,481       3,254,784
                                           ------------    ------------    ------------
                                           $ 57,389,992    $139,472,996    $196,862,988
                                           ============    ============    ============

Shares Outstanding

Institutional Class
     Pre-combination                       $  5,602,290    $ 12,909,945             N/A
     Post-combination                      $ 19,590,994    $          0    $ 19,590,994

Retail Class
     Pre-combination                            204,958         114,722             N/A
     Post-combination                           329,380               0         329,380



Net Asset Value, Offering and Redemption
 Price Per Share

Institutional Class                        $       9.88    $      10.71    $       9.88

Retail Class                               $       9.88    $      10.72    $       9.88

Maximum offering price per retail class    $      10.21    $      10.94    $      10.21

Maximum sales load imposed on purchases
  of retail class of shares                        3.25%           2.00%           3.25%

                       CoreFund PA Municipal Bond Fund
                       Conestoga PA Tax-Free Bond Fund
            Pro-Forma Combined Statement of Assets and Liabilities
                               October 31, 1995
                                 (Unaudited)

                                         CoreFund         Conestoga
                                            PA               PA
                                       Municipal Bond   Tax-Free Bond      Pro-Forma
                                           Fund             Fund           Combined
ASSETS
Investments, @ value (Cost
   $2,917,497 and $6,839,773
   respectively)                          $ 3,045,275    $ 6,851,753    $ 9,897,028
Cash                                            6,789        103,030        109,819
Dividends and Interest receivable              54,368         86,922        141,290
Capital shares sold receivable                      0         39,195         39,195
Prepaid expenses                               10,584          2,887         13,471
                                          -----------    -----------    -----------
          Total Assets                      3,117,016      7,083,787     10,200,803
                                          -----------    -----------    -----------
LIABILITIES
Capital shares redeemed payable                     0        279,486        279,486
Dividends payable                              13,272              0         13,272
Accrued expenses payable                        7,951          7,974         15,925
                                          -----------    -----------    -----------
          Total Liabilities                    21,223        287,460        308,683
                                          -----------    -----------    -----------
TOTAL NET ASSETS                          $ 3,095,793    $ 6,796,327    $ 9,892,120
                                          ===========    ===========    ===========
Total Net Assets by Class of Shares

Institutional Class                       $ 2,789,277    $ 5,976,630    $ 8,765,907
Retail Class                                  306,516        819,697      1,126,213
                                          -----------    -----------    -----------
                                          $ 3,095,793    $ 6,796,327    $ 9,892,120
                                          ===========    ===========    ===========
Shares Outstanding

Institutional Class
     Pre-combination                          267,691        584,020            N/A
     Post-combination                         841,264              0        841,264
Retail Class
     Pre-combination                           29,416         80,106            N/A
     Post-combination                         108,082              0        108,082

Net Asset Value, Offering and
Redemption Price Per Share

Institutional Class                       $     10.42    $     10.23    $     10.42


Retail Class                              $     10.42    $     10.23    $     10.42

Maximum offering price per retail class   $     10.77    $     10.44    $     10.77

Maximum sales load imposed on purchases
  of retail class of shares                      3.25%          2.00%          3.25%

                            CoreFund Balanced Fund
                            Conestoga Balanced Fund
            Pro-Forma Combined Statement of Assets and Liabilities
                               October 31, 1995
                                  (Unaudited)

                                             CoreFund       Conestoga
                                             Balanced       Balanced       Pro-Forma
                                              Fund            Fund          Combined
ASSETS
Investments, @ value (Cost
   $60,380,939 and $37,497,969
  respectively)                              68,183,144      38,356,565     106,539,709
Cash                                                250           1,366           1,616
Dividends and Interest receivable               335,296         447,299         782,595
Investment securities sold                            0         185,422         185,422
Capital shares sold receivable                        0           3,574           3,574
Prepaid expenses                                 86,812          23,692         110,504
                                           ------------    ------------    ------------
          Total Assets                       68,605,502      39,017,918     107,623,420
                                           ------------    ------------    ------------

LIABILITIES
Capital shares redeemed payable                       0             699             699
Accrued expenses payable                        133,585          39,995         173,580
Other payables                                        0           2,570           2,570
Investment Securities Purchased                 498,350         410,694         909,044
                                           ------------    ------------    ------------
          Total Liabilities                     631,935         453,958       1,085,893
                                           ------------    ------------    ------------
TOTAL NET ASSETS                           $ 67,973,567    $ 38,563,960    $106,537,527
                                           ------------    ------------    ------------
Total Net Assets by Class of Shares

Institutional Class                        $ 65,434,187    $ 38,494,620    $103,928,807
Retail Class                                  2,539,380          69,340       2,608,720
                                           ------------    ------------    ------------
                                           $ 67,973,567    $ 38,563,960    $106,537,527
                                           ============    ============    ============
Shares Outstanding

Institutional Class
     Pre-combination                          5,569,819       3,707,254             N/A
     Post-combination                         8,845,957               0       8,845,957

Retail Class
     Pre-combination                            216,129           6,676             N/A
     Post-combination                           222,030               0         222,030

Net Asset Value, Offering and Redemption

    Price Per Share

Institutional Class                        $      11.75    $      10.38    $      11.75

Retail Class                               $      11.75    $      10.39    $      11.75

Maximum offering price per retail class    $      12.14    $      10.60    $      12.14

Maximum sales load imposed on purchases
  of retail class of shares                        3.25%           2.00%           3.25%

                      CoreFund International Growth Fund
                     Conestoga International Equity Fund
            Pro-Forma Combined Statement of Assets and Liabilities
                               October 31, 1995
                                 (Unaudited)


                                                 CoreFund         Conestoga
                                               International     International      Pro-Forma
                                                Growth Fund       Equity Fund        Combined
ASSETS
Investments, @ value (Cost
   $105,859,974 and $12,574,795
  respectively)                                 $ 113,133,792    $  13,281,388     $ 126,415,180
Cash                                                        0            1,410             1,410
Dividends and Interest receivable                     456,013           13,377           469,390
Capital shares sold receivable                              0            1,482             1,482
Prepaid expenses                                            0           16,604            16,604
Investment  Securities Sold                           198,414          242,408           440,822
Income Receivable                                           0              108               108
Reclaim Receivable                                          0              723               723
                                                -------------    -------------     -------------
          Total Assets                            113,788,219       13,557,500       127,345,719
                                                -------------    -------------     -------------

LIABILITIES
Cash overdraft                                         41,780                0            41,780
Capital shares redeemed payable                             0              470               470
Accrued expenses payable                              202,495           35,452           237,947
Investment Securities Purchased                     1,138,928          187,000         1,325,928
Unrealized gain (loss) on
         currency contracts                               138          (46,268)          (46,130)
                                                -------------    -------------     -------------
          Total Liabilities                         1,383,341          176,654         1,559,995
                                                -------------    -------------     -------------
TOTAL NET ASSETS                                $ 112,404,878    $  13,380,846     $ 125,785,724
                                                =============    =============     =============

Total Net Assets by Class of Shares

Institutional Class                             $ 110,471,955    $  13,372,041     $ 123,843,996
Retail Class                                        1,932,923            8,805         1,941,728
                                                -------------    -------------     -------------
                                                $ 112,404,878    $  13,380,846     $ 125,785,724
                                                =============    =============     =============
Shares Outstanding

Institutional Class
     Pre-combination                                8,680,307        1,214,983               N/A
     Post-combination                               9,730,742                0         9,730,742
Retail Class

     Pre-combination                                  152,205              758               N/A
     Post-combination                                 152,898                0           152,898

Net Asset Value, Offering and Redemption
 Price Per Share

Institutional Class                             $       12.73    $       11.01     $       12.73

Retail Class                                    $       12.70    $       11.62     $       12.70

Maximum offering price per retail class         $       13.13    $       11.85     $       13.13

Maximum sales load imposed on purchases
  of retail class of shares                              3.25%            2.00%             3.25%


                          CoreFund Value Equity Fund
                            Conestoga Equity Fund
            Pro-Forma Combined Statement of Assets and Liabilities
                         Investment  Securities Sold
                                 (Unaudited)


                                             CoreFund
                                               Value         Conestoga
                                              Equity          Equity        Pro-Forma
                                               Fund            Fund          Combined
ASSETS
Investments, @ value (Cost
  $33,122,312 and $368,840,462
  respectively)                            $ 33,961,457    $385,182,148    $419,143,605
Cash                                                746               0             746
Dividends and Interest receivable                 9,548         374,662         384,210
Capital shares sold receivable                   40,000         837,388         877,388
Investment Securities Sold                            0       7,099,622       7,099,622
Prepaid expenses                                 42,517          31,456          73,973
                                           ------------    ------------    ------------
          Total Assets                       34,054,268     393,525,276     427,579,544
                                           ------------    ------------    ------------
LIABILITIES
Cash overdraft                                        0           4,739           4,739
Capital shares redeemed payable                  85,680         175,502         261,182
Accrued expenses payable                              0         507,498         507,498
Investment Securities Purchased                 835,881       7,894,617       8,730,498
                                           ------------    ------------    ------------
          Total Liabilities                     921,561       8,582,356       9,503,917
                                           ------------    ------------    ------------

TOTAL NET ASSETS                           $ 33,132,707    $384,942,920    $418,075,627
                                           ============    ============    ============
Total Net Assets by Class of Shares

Institutional Class                        $ 29,688,256    $378,352,322    $408,040,578
Retail Class                                  3,444,452       6,590,598      10,035,050
                                           ------------    ------------    ------------
                                           $ 33,132,708    $384,942,920    $418,075,628
                                           ============    ============    ============
Shares Outstanding

Institutional Class
     Pre-combination                          2,131,045      22,159,807             N/A
     Post-combination (1)                    23,898,626               0      23,898,626
Retail Class
     Pre-combination                            246,805         385,955             N/A
     Post-combination (2)                       587,667               0         587,667

Net Asset Value, Offering and
 Redemption Price Per Share


Institutional Class                        $      13.93    $      17.07    $      17.07

Retail Class                               $      13.96    $      17.08    $      17.08

Maximum offering price per retail class    $      14.42    $      17.42    $      17.65

Maximum sales load imposed on purchases
  of retail class of shares                       3.25%           2.00%           3.25%

(1)  Reduction in shares due to a 81.59% reverse stock split

(2)  Reduction in shares due to a 81.73% reverse stock split

                        CoreFund Treasury Reserve Fund
                    Conestoga US Treasury Securities Fund
                  Pro-Forma Combined Statement of Operations
                 For the Twelve Months Ended October 31, 1995
                                 (Unaudited)

                                                            Conestoga
                                        CoreFund          US Treasury
                                     Treasury Reserve      Securities         Pro-Forma      Pro-Forma
                                          Fund                Fund           Adjustments     Combined
Investment Income

     Interest                           $28,278,700        $21,000,859               0      $49,279,559
     Dividends                                    0                  0               0                0
                                        -----------        -----------        --------      -----------
       Total Investment Income           28,278,700         21,000,859               0       49,279,559
                                        -----------        -----------        --------      -----------
Expenses

     Investment Advisory Fees             2,442,549          1,457,258        (487,180) (1)   3,412,627
     Administration Fees                  1,221,251            670,514         241,127  (1)   2,132,892
     Custodian Fees                               0             99,751         (99,751) (1)           0
     Transfer Agent Fees                    166,066             61,098         (56,533) (1)     170,631
     Service Fees                                 0            160,346        (160,346) (1)           0
     Distribution Fees                       36,652            136,344        (108,012) (1)      64,984
     Legal  and Audit                        85,224            115,539         (81,301) (2)     119,462
     Printing                                61,344             42,977         (18,043) (2)      86,278
     Registration Fees                       54,838             62,924               0          117,762
     Trustees' Fees and Officers'
      Salaries                               25,524             24,019         (16,359) (2)      33,184
     Organization and Other                 109,928             44,923         (92,088) (2)      62,763
                                        -----------        -----------        --------      -----------
                                          4,203,376          2,875,693        (878,486)       6,200,583
     Less: Fees waived & Expenses
           Reimbursed                    (1,807,526)          (608,930)        631,956  (3)  (1,784,500)
                                        -----------        -----------        --------      -----------
       Total Expenses                     2,395,850          2,266,763        (246,530)       4,416,083
                                        -----------        -----------        --------      -----------
NET INVESTMENT INCOME                    25,882,850         18,734,096         246,530       44,863,476
                                        -----------        -----------        --------      -----------
Realized and Unrealized Gain (Loss) on
  Investments Transactions

     Net realized gain (loss) on investment
     transactions                           15,303              41,347               0           56,650

     Change in unrealized appreciation
     (depreciation)                               0                  0               0                0

Net Realized and Unrealized

Gain (Loss) on Investment Transactions       15,303             41,347               0           56,650
                                        -----------        -----------        --------      -----------
Net Increase (Decrease) in Net Assets
Resulting from Operations               $25,898,153        $18,775,443        $246,530      $44,920,126
                                        ===========        ===========        ========      ===========

-----------------------------------------

(1) Based on the fee structure of the registrant and the assets of the combined fund.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects pro-forma voluntary waiver of advisory and administration fees.

                          CoreFund Cash Reserve Fund
                        Conestoga Cash Management Fund
                  Pro-Forma Combined Statement of Operations
                 For the Twelve Months Ended October 31, 1995
                                  (Unaudited)

                                                               Conestoga
                                             CoreFund            Cash
                                           Cash Reserve       Management          Pro-Forma       Pro-Forma
                                               Fund              Fund            Adjustments      Combined
Investment Income

  Interest                                 $33,026,315       $11,680,234               0        $44,706,549
  Dividends                                          0                 0               0                  0
                                           -----------       -----------        --------        -----------
    Total Investment Income                 33,026,315        11,680,234               0         44,706,549
                                           -----------       -----------        --------        -----------
Expenses

  Investment Advisory Fees                   2,792,661           793,531         (557,493) (1)    3,028,699
  Administration Fees                        1,396,330           365,560          131,047  (1)    1,892,937
  Custodian Fees                                     4            64,305          (64,309) (1)            0
  Transfer Agent Fees                          193,594            44,325          (86,484) (1)      151,435
  Service Fees                                       0           145,040         (145,040) (1)            0
  Distribution Fees                             42,711             7,182            1,893  (1)       51,786
  Legal and Audit                              103,576            64,656          (62,210) (2)      106,022
  Printing                                      73,090            19,867          (16,386) (2)       76,571
  Registration Fees                             70,060            50,127                0           120,187
  Trustees' Fees                                31,432            10,790          (12,771) (2)       29,451
  Organization and Other                       127,376            18,962         (108,484) (2)       37,854
                                           -----------       -----------         --------       -----------
                                             4,830,834         1,584,345         (920,237)        5,494,942
  Less: Fees waived & Expenses Reimbursed   (2,066,500)         (459,548)         944,483  (3)   (1,581,565)
                                           -----------       -----------         --------       -----------
    Total Expenses                           2,764,334         1,124,797           24,246         3,913,377
                                           -----------       -----------         --------       -----------

NET INVESTMENT INCOME                       30,261,981        10,555,437          (24,246)       40,793,172
                                           -----------       -----------         --------       -----------

Realized and Unrealized Gain (Loss) on
  Investments Transactions

   Net realized gain (loss) on investment
     transactions                               (9,022)             2,310               0           (6,712)

   Change in unrealized appreciation
     (depreciation)                                  0                 0                0                0

Net Realized and Unrealized
Gain (Loss) on Investment Transactions          (9,022)             2,310               0           (6,712)

                                           -----------        -----------        --------       -----------

Net Increase (Decrease) in Net Assets
Resulting from Operations                  $30,252,959        $10,557,747        ($24,246)      $40,786,460
                                           ===========        ===========        ========       ===========


-----------------------------------

(1) Based on the fee structure of the registrant and the assets of the combined fund.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects pro-forma voluntary waiver of advisory and administration fees.

                        CoreFund Tax-Free Reserve Fund
                            Conestoga Tax-Free Fund
                  Pro-Forma Combined Statement of Operations
                 For the Twelve Months Ended October 31, 1995
                                  (Unaudited)

                                                CoreFund
                                                Tax-Free    Conestoga
                                                 Reserve    Tax-Free     Pro-Forma     Pro-Forma
                                                  Fund        Fund      Adjustments     Combined
Investment Income

     Interest                                  $2,858,151  $2,483,931           0      $5,342,082
     Dividends                                          0           0           0               0
                                               ----------   ----------    --------     ----------
       Total Investment Income                  2,858,151   2,483,931           0       5,342,082
                                               ----------   ----------    --------     ----------
Expenses

     Investment Advisory Fees                     374,654     259,383     (74,989) (1)    559,048
     Administration Fees                          187,327     120,127      41,951) (1)    349,405
     Custodian Fees                                     0      26,780     (26,780) (1)          0
     Transfer Agent Fees                           25,277      22,836     (20,161) (1)     27,952
     Service Fees                                       0      53,220     (53,220) (1)          0
     Distribution Fees                              4,849       3,238       1,714  (1)      9,801
     Legal and Audit                               13,130      17,889     (11,449) (2)     19,570
     Printing                                       8,993       9,231      (4,090) (2)     14,134
     Registration Fees                              8,180      20,521           0          28,701
     Trustees' Fees                                 3,684       4,340      (2,588) (2)      5,436
     Organization and Other                        15,184       6,672     (11,059) (2)     10,797
                                               ----------   ----------    --------     ----------
                                                  641,278     544,237    (160,671)      1,024,844
     Less: Fees waived & Expenses Reimbursed     (277,267)   (248,289)    223,299  (3)   (302,257)
                                               ----------   ----------    --------     ----------
       Total Expenses                             364,011     295,948      62,628         722,587
                                               ----------   ----------    --------     ----------
NET INVESTMENT INCOME                           2,494,140   2,187,983     (62,628)      4,619,495
                                               ----------   ----------    --------     ----------
Realized and Unrealized Gain (Loss) on
  Investments Transactions

     Net realized gain (loss) on investment
     transactions                                  (2,150)      (3,824)          0         (5,974)

     Change in unrealized appreciation
     (depreciation)                                     0           0            0              0

Net Realized and Unrealized
Gain (Loss) on Investment Transactions             (2,150)      (3,824)          0         (5,974)
                                               ----------   ----------    --------     ----------
Net increase (Decrease) in Net Assets

Resulting from Operations                      $2,491,990   $2,184,159    ($62,628)     $4,613,521
                                               ==========   ==========    ========      ==========

--------------

(1) Based on the fee structure of the registrant and the assets of the combined fund.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects pro-forma voluntary waiver of advisory and administration fees.

                       CoreFund Intermediate Bond Fund
                      Conestoga Intermediate Income Fund
                  Pro-Forma Combined Statement of Operations
                 For the Twelve Months Ended October 31, 1995
                                 (Unaudited)

                                       Corefund        Conestoga
                                     Intermediate     Intermediate
                                         Bond            Income          Pro-Forma         Pro-Forma
                                         Fund             Fund          Adjustments        Combined
Investment Income

     Interest                         $  3,771,682    $  4,760,160               0       $  8,531,842
     Dividends                                   0               0               0                  0
                                      ------------    ------------       ---------       ------------
       Total Investment Income           3,771,682       4,760,160                          8,531,842
                                      ------------    ------------       ---------       ------------
Expenses

     Investment Advisory Fees              285,898         551,495        (177,242)(1)        660,151
     Administration Fees                   142,949         129,365          57,761 (1)        330,075
     Custodian Fees                              4          38,342         (38,346)(1)              0
     Transfer Agent Fees                    18,718          36,212         (28,524)(1)         26,406
     Service Fees                                0          14,092         (14,092)(1)              0
     Distribution Fees                       9,397           3,608            (181)(1)         12,824
     Legal  and Audit                        9,722          25,720         (16,955)(2)         18,487
     Printing                                5,680           8,926          (1,254)(2)         13,352
     Registration Fees                       2,592          47,046               0             49,638
     Trustees' Fees                          3,241           4,277          (2,383)(2)          5,135
     Organization and Other                 15,561          11,728         (10,762)(2)         16,527
                                      ------------    ------------       ---------       ------------
                                           493,762         870,811        (231,978)         1,132,595
     Less: Fees waived & Expenses
           Reimbursed                     (137,211)       (386,232)         77,025 (3)       (446,418)
                                      ------------    ------------       ---------       ------------
       Total Expenses                      356,551         484,579        (154,953)           686,177
                                      ------------    ------------       ---------       ------------
NET INVESTMENT INCOME                    3,415,131       4,275,581         154,953          7,845,665
                                      ------------    ------------       ---------       ------------
Realized and Unrealized Gain (Loss)
  on Investments Transactions

     Net realized gain (loss) on
     investment transactions              (140,711)      1,152,428               0          1,011,717

     Change in unrealized
     appreciation (depreciation)         1,945,357       1,825,062               0          3,770,419

Net Realized and Unrealized
Gain (Loss) on Investment

Transactions                             1,804,646       2,977,490               0          4,782,136
                                      ------------    ------------       ---------       ------------
Net Increase (Decrease) in Net
Assets Resulting from Operations      $  5,219,777    $  7,253,070      $  154,953       $ 12,627,801
                                       ============    ============       ========       ============

-------------------------------------

(1) Based on the fee structure of the registrant and the assets of the combined fund.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects pro-forma voluntary waiver of advisory and administration fees.

                          CoreFund PA Municipal Fund
                        Conestoga PA Tax-Free Bond Fund
                  Pro-Forma Combined Statement of Operations
                 For the Twelve Months Ended October 31, 1995
                                  (Unaudited)

                                     CoreFund         Conestoga
                                    PA Municipal     PA Tax-Free     Pro-Forma        Pro-Forma
                                       Fund           Bond Fund     Adjustments        Combined
Investment Income

     Interest                         $   148,872    $   323,038              0       $   471,910
     Dividends                                  0              0              0                 0
                                      -----------    -----------    -----------       -----------
       Total Investment Income            148,872        323,038              0           471,910
                                      -----------    -----------    -----------       -----------
Expenses

     Investment Advisory Fees              12,760         46,358        (15,017)(1)        44,101
     Administration Fees                    6,380         11,558          4,112            22,050
     Custodian Fees                             0         21,079        (21,079)(1)             0
     Transfer Agent Fees                    1,659         10,885        (10,780)(1)         1,764
     Service Fees                               0          5,239         (5,239)(1)             0
     Distribution Fees                        632          1,552            277             2,461
     Legal and Audit                          893          3,384         (3,042)(2)         1,235
     Printing                                 510          1,728         (1,346)(2)           892
     Registration Fees                      2,296            699              0             2,995
     Trustees' Fees                           255            439           (351)(2)           343
     Organization and Other                 4,177          1,739           (489)(2)         5,427
                                      -----------    -----------    -----------       -----------
                                           29,562        104,660        (52,954)           81,268
     Less: Fees waived &
       Expenses Reimbursed                (19,140)       (72,626)        25,615           (66,151)
                                      -----------    -----------    -----------       -----------
       Total Expenses                      10,422         32,034        (27,339)           15,117
                                      -----------    -----------    -----------       -----------

NET INVESTMENT INCOME                     138,450        291,004         27,339           456,793
                                      -----------    -----------    -----------       -----------

Realized and Unrealized Gain (Loss)
  on Investments Transactions

     Net realized gain (loss) on
     investment transactions               (8,784)       (68,029)             0           (76,813)

     Change in unrealized
     appreciation (depreciation)          215,516        501,514              0           717,030

Net Realized and Unrealized
  Gain (Loss) on Investment

  Transactions                            206,732        433,485              0           640,217
                                      -----------    -----------    -----------       -----------
Net Increase (Decrease) in Net
  Assets Resulting from Operations    $   345,182    $   724,489    $    27,339       $ 1,097,010
                                      ===========    ===========    ===========       ===========

----------------

(1) Based on the fee structure of the registrant and the assets of the combined fund.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects pro-forma voluntary waiver of advisory and administration fees.

                            CoreFund Balanced Fund
                            Conestoga Balanced Fund
                  Pro-Forma Combined Statement of Operations
                 For the Twelve Months Ended October 31, 1995
                                  (Unaudited)

                                     CoreFund       Conestoga
                                     Balanced        Balanced       Pro-Forma                   Pro-Forma
                                       Fund            Fund         Adjustments                  Combined
Investment Income

     Interest                       $  1,614,474    $    426,640               0                $  2,041,114
     Dividends                           740,800         104,596               0                     845,396
                                    ------------    ------------    ------------                ------------
       Total Investment Income         2,355,274         531,236               0                   2,886,510
                                    ------------    ------------    ------------                ------------
Expenses

     Investment Advisory Fees            413,868          89,444          (4,256)(1)                 499,056
     Administration Fees                 147,810          20,274          10,150 (1)                 178,234
     Custodian Fees                            0           2,028          (2,028)(1)                       0
     Transfer Agent Fees                  18,528           3,503          (7,772)(1)                  14,259
     Service Fees                              0               0            0 (1)                          0
     Distribution Fees                     5,767              76             (27)(1)                   5,816
     Legal  and Audit                      9,806           4,240          (4,063)(2)                   9,983
     Printing                              5,913           1,289            8 (2)                      7,210
     Registration Fees                     8,180           4,254               0                      12,434
     Trustees' Fees                        3,153             954          (1,334)(2)                   2,773
     Organization and Other               23,349           1,864         (12,320)(2)                  12,893
                                    ------------    ------------    ------------                ------------
                                         636,374         127,926         (21,642)                    742,658
     Less: Fees waived & Expenses
           Reimbursed                   (201,060)        (30,666)        (65,234)(3)                (166,492)
                                    ------------    ------------    ------------                ------------
       Total Expenses                    435,314          97,260          43,592                     576,166
                                    ------------    ------------    ------------                ------------
NET INVESTMENT INCOME                  1,919,960         433,976         (43,592)                  2,310,344
                                    ------------    ------------    ------------                ------------

Realized and Unrealized Gain
  (Loss) on Investments
  Transactions

     Net realized gain (loss) on
     investment transactions           1,059,484         285,600               0                   1,345,084

     Change in unrealized
     appreciation (depreciation)       8,452,088         858,609               0                   9,310,697

Net Realized and Unrealized
Gain (Loss) on Investment

Transactions                           9,511,572       1,144,209               0                  10,655,781
                                    ------------    ------------    ------------                ------------
Net Increase (Decrease) in Net
Assets Resulting from
Operations                          $ 11,431,532    $  1,578,185    ($    43,592)               $ 12,966,125
                                    ============    ============    ============                ============

---------------

(1) Based on the fee structure of the registrant and the assets of the combined fund.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects pro-forma voluntary waiver of advisory and administration fees.

                      CoreFund International Growth Fund
                      Conestoga International Equity Fund
                  Pro-Forma Combined Statement of Operations
                 For the Twelve Months Ended October 31, 1995
                                  (Unaudited)

                                               CoreFund       Conestoga
                                             International   International
                                                Growth         Equity       Pro-Forma        Pro-Forma
                                                 Fund          Fund        Adjustments        Combined
                                             -------------   -----------   -----------       ----------
Investment Income

  Interest                                  $   342,672    $    48,019              0       $   390,691
  Dividends                                   2,336,765         50,501              0         2,387,266
  Net Foreign Tax Withholding                  (226,079)        (6,450)             0          (232,529)
                                            -----------    -----------    -----------       -----------
    Total Investment Income                   2,453,358         92,070              0         2,545,428
                                            -----------    -----------    -----------       -----------
Expenses

  Investment Advisory Fees                      910,487         51,367        (10,277)(1)       951,577
  Administration Fees                           284,527          8,726          4,115           297,368
  Custodian Fees                                 96,294         16,942              0 (1)       113,236
  Transfer Agent Fees                            47,866          1,439        (25,516)(1)        23,789
  Distribution Fees                               4,957              6            (53)(1)         4,910
  Legal and Audit                                15,247          1,482            (74)(2)        16,655
  Printing                                       13,516            549         (2,036)(2)        12,029
  Registration Fees                              14,058          5,456              0            19,514
  Trustees' Fees                                  3,998            315            313             4,626
  Organization and Other                         37,349         11,085        (21,417)(2)        27,017
                                            -----------    -----------    -----------       -----------
                                              1,428,299         97,367        (54,945)        1,470,721
  Less: Fees waived & Expenses Reimbursed      (159,337)            (2)        49,525          (109,814)
                                            -----------    -----------    -----------       -----------
    Total Expenses                            1,268,962         97,365         (5,420)        1,360,907
                                            -----------    -----------    -----------       -----------

NET INVESTMENT INCOME                         1,184,396         (5,295)         5,420         1,184,521

Realized and Unrealized Gain (Loss) from
  Investments and Foreign Currency

   Net realized gain (loss) from:
     Investments                              1,163,510        (33,090)             0         1,130,420
     Foreign Currency Transactions            1,065,899        233,706              0         1,299,605

   Net Increase (Decrease) in unrealized
   appreciation  or (Depreciation) on:
     Investments                             (6,459,978)       706,593              0        (5,753,385)

     Translations of assets and
       Liabilities in Foreign Currencies       (110,493)        45,762              0           (64,731)



Net Realized and Unrealized Gain (Loss)
from Investments and Foreign Currency        (4,341,062)       952,971     (3,388,091)
                                            -----------    -----------    -----------       -----------
Net Increase (Decrease) in Net Assets
Resulting from Operations                   $(3,156,666)   $   947,676    $     5,420       $(2,203,570)
                                            ===========    ===========    ===========       ===========



-----------------------------

(1) Based on the fee structure of the registrant and the assets of the combined fund.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects pro-forma voluntary waiver of advisory and administration fees.

                          CoreFund Value Equity Fund
                             Conestoga Equity Fund
                  Pro-Forma Combined Statement of Operations
                 For the Twelve Months Ended October 31, 1995
                                  (Unaudited)

                                                 CoreFund        Conestoga
                                                Value Equity       Equity       Pro-Forma         Pro-Forma
                                                   Fund            Fund        Adjustments         Combined
Investment Income

     Interest                                  $     36,914    $    582,013               0       $    618,927
     Dividends                                      585,927       4,506,937               0          5,092,864
                                               ------------    ------------    ------------       ------------
       Total Investment Income                      622,841       5,088,950               0          5,711,791
                                               ------------    ------------    ------------       ------------
Expenses

     Investment Advisory Fees                       256,410       1,503,062           3,456 (1)      1,762,928
     Administration Fees                             85,470         352,407         157,707 (1)        595,584
     Custodian Fees                                       4          71,199         (71,203)(1)              0
     Transfer Agent Fees                             11,333          85,642         (49,328)(1)         47,647
     Service Fees                                         0          37,965         (37,965)(1)              0
     Distribution Fees                               10,964          17,151          (2,040)(1)         26,075
     Legal  and Audit                                 5,778          48,342         (20,762)(2)         33,358
     Printing                                         3,761          24,590          (4,259)(2)         24,092
     Registration Fees                                4,257         113,778               0            118,035
     Trustees' Fees                                   1,778          11,514          (4,026)(2)          9,266
     Organization and Other                           7,277           5,978          (6,574)(2)          6,681
                                               ------------    ------------    ------------       ------------
                                                    387,032       2,271,628         (34,994)         2,623,666
     Less: Fees waived & Expenses Reimbursed        (82,024)       (107,015)        (26,216)(3)       (215,255)
                                               ------------    ------------    ------------       ------------
       Total Expenses                               305,008       2,164,613         (61,210)         2,408,411
                                               ------------    ------------    ------------       ------------

NET INVESTMENT INCOME                               317,833       2,924,337          61,210          3,303,380
                                               ------------    ------------    ------------       ------------

Realized and Unrealized Gain (Loss) on
  Investments Transactions

     Net realized gain (loss) on investment
     transactions                                 4,590,958      28,978,833               0         33,569,791

     Change in unrealized appreciation
     (depreciation)                              (2,442,005)     12,893,781               0         10,451,776

Net Realized and Unrealized
Gain (Loss) on Investment Transactions            2,148,953      41,872,614               0         44,021,567
                                               ------------    ------------    ------------       ------------

Net Increase (Decrease) in Net Assets
Resulting from Operations                      $  2,466,786    $ 44,796,951    $     61,210       $ 47,324,947
                                               ============    ============    ============       ============

---------------------------------

(1) Based on the fee structure of the registrant and the assets of the combined fund.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects pro-forma voluntary waiver of advisory and administration fees.

       Notes to Pro Forma Financial Statements of CoreFunds, Inc.  and
                        The Conestoga Family of Funds
                               October 31, 1995
                                 (Unaudited)


1. Basis of Combination

The pro forma combined portfolios of investments and pro forma combined statements of assets and liabilities reflect the accounts of CoreFunds, Inc. ("CoreFunds") and The Conestoga Family of Funds ("Conestoga Fund") at October 31, 1995. The pro forma combined statements of operations reflect the accounts of CoreFunds and the Conestoga Fund for the twelve months ended October 31 1995. These combined pro forma financial statements have been derived from the annual financial statements of Conestoga Fund as of October 31, 1995, and from the books and records of CoreFunds utilized in calculating daily net asset values for the twelve months ended October 31, 1995.

The pro forma combined financial statements give effect to the proposed transfer of the assets and liabilities of Conestoga Fund in exchange for shares of CoreFunds. The historical cost of investment securities will be carried forward to the surviving portfolios and the results of operations of the surviving portfolios for pre-combining periods will not be restated.
The pro forma statements do not reflect the expenses of CoreFunds and Conestoga Fund in carrying out their obligations under the Agreement and Plan of Reorganization as these expenses are immaterial to the pro forma financial statements.

The accompanying pro forma financial statements should be read in conjunction with the historical financial statements of the CoreFunds and the Conestoga Fund included or incorporated by reference in the Statement of Additional Information.

The portfolios affected by the proposed merger are as follows:


CoreFunds Portfolio                     Conestoga Fund Portfolio

CoreFunds Treasury Reserve              Conestoga U.S. Treasury Securities

CoreFunds Cash Reserve                  Conestoga Cash Management

CoreFunds Tax-Free Reserve              Conestoga Tax-Free Income

CoreFunds Intermediate Bond             Conestoga Intermediate Income

CoreFunds Pennsylvania Municipal Bond   Conestoga Pennsylvania Tax-Free Bond

CoreFunds Balanced                      Conestoga Balanced

CoreFunds International Growth          Conestoga International Equity

CoreFunds Value Equity                  Conestoga Equity


CoreFunds Bond                          Conestoga Bond                        1

CoreFunds Special Equity                Conestoga Special Equity              1

CoreFunds Short-Term Income             Conestoga Short Term Income           1


1. Pro forma financial statements not presented because acquired fund is being merged into an inactive portfolio of the registrant.

        Notes to Pro Forma Financial Statements of CoreFunds, Inc.  and
                         The Conestoga Family of Funds
                               October  31, 1995
                                  (Unaudited)


2. Shares of Beneficial Interest

The pro forma net asset value per share assumes the issuance on October 31, 1995 of additional shares of CoreFunds to the holders of the Conestoga Funds in conjunction with the proposed transactions.

3. Pro Forma Operations

The pro forma combined statements of operation assume historical rates of gross investment income for the investments of each of the CoreFunds and each of the Conestoga Funds. Accordingly, the combined gross investment income is equal to the sum of each such funds gross investment income.Certain expenses have been adjusted to reflect the expected expenses of the combined fund. Pro forma operating expenses include the actual expenses of each of the CoreFunds and each of the Conestoga Funds and of the pro forma combined fund adjusted for certain items.

4. Surviving Entity

The CoreFunds Treasury Reserve Portfolio, Corefunds Cash Reserve Portfolio, CoreFunds Tax Free Reserve Portfolio, CoreFunds Intermediate Bond Portfolio, CoreFunds Pennsylvania Municipal Bond Portfolio, CoreFunds Balanced Portfolio, CoreFunds International Growth Portfolio, will be the surviving entities for accounting purposes. This determination was based on the following:

     o The investment objectives, policies and restrictions of the above CoreFunds portfolios will be the investment objectives, policies and restrictions of the surviving portfolios.
     o The composition of the surviving portfolio will more closely resemble the composition of the above CoreFunds portfolios.

The Conestoga Equity Portfolio will be the surviving entity based on the following:

     o The investment objectives, policies and restrictions of the Conestoga Equity Portfolio will be the investment objectives, policies and restrictions of the surviving portfolio.
     o The composition of the surviving portfolio will more closely resemble the composition of the Conestoga Equity Portfolio.
     o The CoreFunds Value Equity Portfolio is significantly smaller than Conestoga Equity Portfolio.

STATEMENT OF NET ASSETS
--------------------------------------------------------------------------------
The Conestoga Funds--October 31, 1995

Equity Fund

   ----------------------------------------------------------
                                                        Market
           Description                  Shares        Value (000)
   ----------------------------------------------------------
COMMON STOCK -- 98.5%
AEROSPACE & DEFENSE -- 0.9%
  Lockheed Martin                         25,401       $   1,730
  McDonnell Douglas                       21,717           1,776
                                                          ------
Total Aerospace & Defense                                  3,506
                                                          ------
AIRCRAFT -- 2.3%
  Allied Signal                           84,775           3,603
  Boeing                                  27,310           1,792
  Textron                                 30,000           2,063
  United Technologies                     16,500           1,464
                                                          ------
Total Aircraft                                             8,922
                                                          ------
APPAREL/TEXTILES -- 0.5%
  Burlington Industries*                  49,771             554
  Fruit Of The Loom*                      75,000           1,303
                                                          ------
Total Apparel/Textiles                                     1,857
                                                          ------
AUTOMOTIVE -- 1.8%
  Ford Motor                             205,000           5,894
  Magna International, Class A            27,500           1,189
                                                          ------
Total Automotive                                           7,083
                                                          ------
BANKS -- 10.0%
  Bank Of Boston                          74,000           3,293
  BankAmerica                            196,900          11,322
  Chase Manhattan                        206,600          11,774
  Chemical Banking                       103,000           5,858
  Citicorp                                99,000           6,423
                                                          ------
Total Banks                                               38,670
                                                          ------
BUILDING & CONSTRUCTION -- 0.6%
  Webb (Dell E.)                         105,000           2,179
                                                          ------
Total Building & Construction                              2,179
                                                          ------
CHEMICALS -- 3.2%
  Dow Chemical                            25,525           1,752
  Hercules                                 5,100             272
  IMC Global                              36,600           2,562
  Monsanto                                32,500           3,404
  Praxair                                155,000           4,185
                                                          ------
Total Chemicals                                           12,175
                                                          ------
COMMUNICATIONS EQUIPMENT -- 1.4%
  First Alert*                            33,800             524
  Motorola                                32,175           2,111
  Qualcomm*                               65,000           2,503
                                                          ------
Total Communications Equipment                             5,138
                                                          ------
COMPUTER SOFTWARE -- 1.4%
  Autotote -- Class A*                    90,230             271
  Computer Associates
    International                         52,500           2,887
  International Game Technology          146,358           1,701
  Pyxis*                                  24,839             314
                                                          ------
Total Computer Software                                    5,173
                                                          ------
COMPUTER AND OFFICE EQUIPMENT -- 3.1%
  Hewlett Packard                         14,330           1,327
  IBM                                     98,000           9,531
  Novell*                                 56,435             931
                                                          ------
Total Computer and Office Equipment                       11,789
                                                          ------

   ----------------------------------------------------------
                                                        Market
           Description                  Shares        Value (000)
   ----------------------------------------------------------
COMPUTERS & SERVICES -- 2.9%
  Apple Computer                          94,000       $   3,413
  Compaq Computer*                        57,500           3,206
  Digital Equipment*                      84,750           4,587
                                                          ------
Total Computers & Services                                11,206
                                                          ------
CONCRETE & MINERAL PRODUCTS -- 0.5%
  Owens Corning Fiberglass*               46,910           1,988
                                                          ------
Total Concrete & Mineral Products                          1,988
                                                          ------
CONTAINERS & PACKAGING -- 0.4%
  Owens-Illinois*                        119,455           1,508
                                                          ------
Total Containers & Packaging                               1,508
                                                          ------
ELECTRICAL SERVICES -- 6.3%
  Central & South West                   124,200           3,322
  Consolidated Edison New York           142,000           4,313
  Pacific Gas & Electric                 120,800           3,549
  Peco Energy                            200,000           5,850
  SCE                                    425,000           7,225
                                                          ------
Total Electrical Services                                 24,259
                                                          ------
ELECTRONIC AND OTHER ELECTRICAL EQUIPMENT -- 3.9%
  General Electric                       180,000          11,385
  Philips Electronics ADR                 75,000           2,897
  Texas Instruments                       13,100             894
                                                          ------
Total Electronic and Other
  Electrical Equipment                                    15,176
                                                          ------
ENTERTAINMENT -- 0.3%
  MGM Grand*                              43,870           1,047
  President Casinos*                      31,325              96
                                                          ------
Total Entertainment                                        1,143
                                                          ------
ENVIRONMENTAL SERVICES -- 1.0%
  Browning Ferris Industries             125,000           3,641
                                                          ------
Total Environmental Services                               3,641
                                                          ------
FINANCIAL SERVICES -- 4.1%
  Dean Witter Discover                    89,013           4,428
  Fleet Financial Group                   55,000           2,131
  Household International                 38,000           2,138
  ITT                                     40,000           4,901
  MBNA                                    62,900           2,319
                                                          ------
Total Financial Services                                  15,917
                                                          ------
FOOD, BEVERAGE & TOBACCO -- 7.9%
  Buenos Aires Embotellado-ADR            27,355             626
  IBP                                     38,200           2,287
  Nabisco Holdings -- Class A            179,500           4,824
  Philip Morris Companies                173,860          14,691
  RJR Nabisco Holdings                   256,160           7,877
                                                          ------
Total Food, Beverage & Tobacco                            30,305
                                                          ------

-------------------------------------------------------------

   ----------------------------------------------------------
                                                        Market
           Description                  Shares        Value (000)
   ----------------------------------------------------------
HOUSEHOLD PRODUCTS -- 0.4%
  Maytag                                  85,800      $    1,630
                                                          ------
Total Household Products                                   1,630
                                                          ------
INSURANCE -- 4.0%
  Aetna Life & Casualty                   30,000           2,111
  Cigna                                   30,000           2,974
  Equitable Companies                    195,500           4,154
  The Travelers Group                    125,000           6,312
  Transport Holdings -- Class A*             625              25
                                                          ------
Total Insurance                                           15,576
                                                          ------
MACHINERY -- 3.0%
  Baker Hughes                            90,000           1,766
  Brunswick                               80,800           1,576
  Case Equipment                          55,000           2,097
  Caterpillar                             33,700           1,891
  Deere                                   40,000           3,575
  McDermott International                 30,635             486
                                                          ------
Total Machinery                                           11,391
                                                          ------
MEDICAL PRODUCTS & SERVICES -- 2.6%
  Beverly Enterprises*                   136,600           1,605
  Community Psychiatric*                  48,400             526
  Coram Healthcare*                      100,000             400
  FHP International*                      45,000           1,091
  Foundation Health*                      53,704           2,276
  Humana*                                122,300           2,585
  Novacare*                               25,964             162
  United Healthcare                        9,850             523
  United States Surgical                  37,557             920
                                                          ------
Total Medical Products & Services                         10,088
                                                          ------
METALS & MINING -- 0.9%
  Potash of Saskatchewan                  49,400           3,439
                                                          ------
Total Metals & Mining                                      3,439
                                                          ------
OIL AND GAS FIELD EXPLORATION SERVICES -- 9.7%
  Ashland                                100,000           3,163
  British Petroleum Plc ADR               92,000           8,118
  Diamond Shamrock                        31,750             818
  Enron                                   85,000           2,922
  Mobil                                   78,600           7,919
  Repsol S.A. ADR                        161,500           4,784
  Royal Dutch Petroleum                   53,550           6,580
  Tosco                                   57,700           1,991
  YPF Sociedad Anonima ADR                72,385           1,240
                                                          ------
Total Oil and Gas Field
  Exploration Services                                    37,535
                                                          ------
PAPER & PAPER PRODUCTS -- 0.5%
  International Paper                     50,000           1,850
                                                          ------
Total Paper & Paper Products                               1,850
                                                          ------
PHARMACEUTICALS -- 2.6%
  Caremark International                  23,200             479
  Elan Public*                           111,100           4,457
  Merck                                   45,805           2,634
  Mylan Laboratories                      63,100           1,199
  Teva Pharmaceutical Industries
    ADR                                   32,672           1,282
                                                          ------
Total Pharmaceuticals                                     10,051
                                                          ------

   ----------------------------------------------------------
                                                        Market
           Description                  Shares        Value (000)
   ----------------------------------------------------------
PHOTOGRAPHIC EQUIPMENT & SUPPLIES -- 0.4%
  Xerox                                   13,000       $   1,687
                                                          ------
Total Photographic Equipment & Supplies                    1,687
                                                          ------
RAILROADS -- 1.3%
  Burlington Northern Santa Fe            30,000           2,517
  CSX                                     28,600           2,395
                                                          ------
Total Railroads                                            4,912
                                                          ------
RESTAURANTS -- 2.0%
  Darden Restaurants*                    619,000           7,041
  Rally's Hamburgers*                     18,426              35
  Vicorp Restaurants*                     61,534             677
                                                          ------
Total Restaurants                                          7,753
                                                          ------
RETAIL -- 4.6%
  Bed, Bath & Beyond*                      7,600             238
  Borders Group*                         187,000           3,202
  CML Group                              275,000           1,581
  Kroger*                                169,505           5,657
  Lowe's                                 159,200           4,298
  Pep Boys                               100,000           2,188
  Vons*                                   23,000             584
                                                          ------
Total Retail                                              17,748
                                                          ------
RUBBER & PLASTIC -- 2.4%
  Goodyear Tire & Rubber                 245,000           9,310
                                                          ------
Total Rubber & Plastic                                     9,310
                                                          ------
SEMI-CONDUCTORS/INSTRUMENTS -- 2.5%
  Intel                                   73,400           5,129
  Micron Technology                       24,500           1,730
  National Semiconductor*                 76,000           1,853
  VLSI Technology                         40,000             940
                                                          ------
Total Semi-Conductors/Instruments                          9,652
                                                          ------
SERVICES-EMPLOYMENT AGENCIES -- 0.8%
  Manpower                               116,000           3,147
                                                          ------
Total Services-Employment Agencies                         3,147
                                                          ------
SPECIALTY MACHINERY -- 0.9%
  Westinghouse Electric                  235,000           3,319
                                                          ------
Total Specialty Machinery                                  3,319
                                                          ------
STEEL & STEEL WORKS -- 1.6%
  Birmingham Steel                         8,070             123
  Phelps Dodge                            46,600           2,953
  USX -- U.S. Steel Group                100,100           2,991
                                                          ------
Total Steel & Steel Works                                  6,067
                                                          ------

STATEMENT OF NET ASSETS
--------------------------------------------------------------------------------
The Conestoga Funds--October 31, 1995

Equity Fund -- continued

   ----------------------------------------------------------
                                      Shares/Face       Market
           Description               Amount (000)     Value (000)
   ----------------------------------------------------------
TELEPHONES & TELECOMMUNICATION -- 5.6%
  Cellular Communications -- Class
    A*                                    24,773       $   1,328
  MCI Communications                     178,475           4,451
  SBC Communications                      80,000           4,470
  Worldcom*                              350,100          11,422
                                                          ------
Total Telephones & Telecommunication                      21,671
                                                          ------
WHOLESALE -- 0.2%
  Jan Bell Marketing*                     80,480             272
  Michael Foods                            3,726              45
  Universal -- Va                         21,770             457
                                                          ------
Total Wholesale                                              774
                                                          ------
Total Common Stock
  (Cost $362,939,414)                                    379,235
                                                          ------
PREFERRED STOCKS -- 0.7%
PRINTING & PUBLISHING -- 0.4%
  News -- Preferred Shares ADR            72,915           1,331
                                                          ------
Total Printing & Publishing                                1,331
                                                          ------
TELEPHONES & TELECOMMUNICATION -- 0.3%
  Cellular Communications
    Preferred*                            23,866           1,280
                                                          ------
Total Telephones & Telecommunication                       1,280
                                                          ------
Total Preferred Stocks
  (Cost $2,565,048)                                        2,611
                                                          ------
COMMERCIAL PAPER -- 0.9%
  American Express
    5.750%, 11/01/95                   $   3,336           3,336
                                                          ------
Total Commercial Paper
  (Cost $3,336,000)                                        3,336
                                                          ------
Total Investments -- 100.1%
  (Cost $368,840,462)                                    385,182
                                                          ------
OTHER ASSETS AND LIABILITIES -- (0.1%)
  Other Assets and Liabilities,
    Net                                                     (239)
                                                          ------
Total Other Assets and Liabilities                          (239)
                                                          ------
NET ASSETS:
  Portfolio shares of the
    Institutional Class (unlimited
    authorization -- $0.001 par
    value) based on 22,159,807
    outstanding shares of
    beneficial interest                                  334,512
  Portfolio shares of the Retail
    Class (unlimited
    authorization -- $0.001 par
    value) based on 385,955
    outstanding shares of
    beneficial interest                                    5,056
  Undistributed net investment
    income                                                   101
  Undistributed net realized gain
    on investments                                        28,932
  Unrealized appreciation on
    investments                                           16,342
                                                          ------
Total Net Assets -- 100.0%                             $ 384,943
                                                          ======

   ----------------------------------------------------------
                                                        Market
           Description                  Shares        Value (000)
   ----------------------------------------------------------
Net Asset Value, Offering Price
  and Redemption Price Per
  Share -- Institutional Class                         $   17.07
                                                          ======
Net Asset Value and Redemption
  Price Per Share -- Retail Class                      $   17.08
                                                          ======
Maximum Offering Price Per
  Share -- Retail Class
  ($17.08 / 98.0%)                                     $   17.43
                                                          ======
*      Non-income producing security
ADR   American Depository Receipt


SPECIAL EQUITY FUND


COMMON STOCK -- 96.1%
AEROSPACE & DEFENSE -- 1.0%
  McDonnell Douglas                        7,500       $     613
                                                          ------
Total Aerospace & Defense                                    613
                                                          ------
AGRICULTURE PRODUCTS -- 0.8%
  Terra Industries                        35,000             442
                                                          ------
Total Agriculture Products                                   442
                                                          ------
APPAREL/TEXTILES -- 3.7%
  Burlington Industries*                   5,117              57
  Cyrk International*                     20,100             221
  Fieldcrest Cannon*                      17,400             335
  Gadzooks*                                1,000              19
  Gucci Group*                             2,700              81
  Haggar                                  20,000             330
  Oneita Industries*                      55,000             371
  Oxford Industries                       20,000             325
  Quaker Fabric*                          11,900             107
  Supreme International*                  18,400             294
                                                          ------
Total Apparel/Textiles                                     2,140
                                                          ------
AUTOMOTIVE -- 1.2%
  Ford                                    13,000             373
  Magna International -- Class A           6,500             281
  Walbro                                   3,000              59
                                                          ------
Total Automotive                                             713
                                                          ------
BANKS -- 5.4%
  Bank of Boston                          14,500             645
  BankAmerica                             13,900             799
  Barnett Banks                            7,000             387
  Chase Manhattan                         12,000             684
  Chemical Banking                         9,100             518
  MBNA                                     2,200              81
                                                          ------
Total Banks                                                3,114
                                                          ------
BROADCASTING, NEWSPAPERS & ADVERTISING -- 0.1%
  Argyle Television*                       2,000              34
                                                          ------
Total Broadcasting, Newspapers & Advertising                  34
                                                          ------

--------------------------------------------------------------------------------

   ----------------------------------------------------------
                                                        Market
           Description                  Shares        Value (000)
   ----------------------------------------------------------
BUILDING & CONSTRUCTION -- 1.4%
  Empresas ICA S.A.-ADS                    7,500      $       71
  Webb (Del. E.)                          35,000             727
                                                          ------
Total Building & Construction                                798
                                                          ------
CHEMICALS -- 0.4%
  Kinark*                                 65,000             195
                                                          ------
Total Chemicals                                              195
                                                          ------
COMMUNICATIONS EQUIPMENT -- 1.0%
  ECI Telecommunications*                  9,000             171
  First Alert*                            22,000             341
  Qualcomm*                                1,500              58
                                                          ------
Total Communications Equipment                               570
                                                          ------
COMPUTER SOFTWARE -- 4.7%
  Autotote -- Class A*                    35,000             105
  Checkfree*                               3,600              76
  Computer Associates
    International                          8,500             468
  Computervision*                         72,500             850
  Control Data Systems*                   60,000             795
  Gametek*                                10,000              18
  Pyxis*                                  16,947             214
  Simware*                                18,400             173
                                                          ------
Total Computer Software                                    2,699
                                                          ------
COMPUTERS & SERVICES -- 2.4%
  IBM                                      8,500             826
  International Game Technology           21,514             250
  Landmark Graphics*                       7,200             157
  Mizar*                                  18,200             155
                                                          ------
Total Computers & Services                                 1,388
                                                          ------
CONCRETE & MINERAL PRODUCTS -- 1.3%
  Owens Corning Fiberglass*               17,500             742
                                                          ------
Total Concrete & Mineral Products                            742
                                                          ------
CONTAINERS & PACKAGING -- 0.6%
  Owens-Illinois*                         25,700             324
                                                          ------
Total Containers & Packaging                                 324
                                                          ------
ELECTRICAL SERVICES -- 1.0%
  SCE                                     35,000             595
                                                          ------
Total Electrical Services                                    595
                                                          ------
ELECTRONIC GAMING DEVICES -- 1.1%
  Mikohn Gaming*                         110,000             495
  Video Lottery Technologies*             34,200             162
                                                          ------
Total Electronic Gaming Devices                              657
                                                          ------
ELECTRONIC AND OTHER ELECTRICAL EQUIPMENT -- 1.9%
  Cincinnati Microwave*                   27,300             157
  Philips Electronics ADR*                18,300             707
  Rexel*                                  18,800             216
  Smartflex Systems*                       2,300              34
                                                          ------
Total Electronic and Other Electrical Equipment            1,114
                                                          ------

   ----------------------------------------------------------
                                                        Market
           Description                  Shares        Value (000)
   ----------------------------------------------------------
ENERGY & POWER -- 1.3%
  Zurn Industries                         30,000       $     750
                                                          ------
Total Energy & Power                                         750
                                                          ------
ENGINEERING CONSULTING -- 0.1%
  Corrpro Companies*                       9,700              55
                                                          ------
Total Engineering Consulting                                  55
                                                          ------
ENTERTAINMENT -- 1.0%
  Boomtown*                               17,000             125
  Cinergi Pictures Entertainment*         14,300              55
  Hollywood Park*                         20,000             194
  President Casinos*                      17,226              53
  Sports Club*                            38,000             162
                                                          ------
Total Entertainment                                          589
                                                          ------
ENVIRONMENTAL CONSULTING -- 0.5%
  Harding Associates*                     40,300             277
                                                          ------
Total Environmental Consulting                               277
                                                          ------
ENVIRONMENTAL SERVICES -- 1.3%
  Browning Ferris Industries              25,000             728
                                                          ------
Total Environmental Services                                 728
                                                          ------
FINANCIAL SERVICES -- 3.7%
  Donaldson, Luftkin, & Jenrette*          4,800             143
  Household International                  5,600             315
  ITT                                      5,000             613
  Jayhawk Acceptance*                     27,400             329
  WFS Financial*                          45,000             747
                                                          ------
Total Financial Services                                   2,147
                                                          ------
FOOD, BEVERAGE & TOBACCO -- 5.6%
  Cott                                    19,000             157
  Michael Foods                           51,476             624
  Pepsi-Cola Puerto Rico Bottling*        69,200             944
  Philip Morris Companies                  8,500             718
  RJR Nabisco Holdings                    19,200             590
  Rymer Foods*                           178,600             223
                                                          ------
Total Food, Beverage & Tobacco                             3,256
                                                          ------
HOME BUILDERS -- 0.4%
  Belmont Homes*                           4,100              72
  Cavalier Homes                          10,925             185
                                                          ------
Total Home Builders                                          257
                                                          ------
HOTELS & LODGING -- 1.3%
  John Q. Hammons Hotels*                  9,600             113
  Prime Hospitality*                      64,500             637
                                                          ------
Total Hotels & Lodging                                       750
                                                          ------
HOUSEHOLD FURNITURE & FIXTURES -- 0.7%
  Ameriwood Industries
    International*                        20,900             105
  Winsleow Furniture*                     44,180             287
                                                          ------
Total Household Furniture & Fixtures                         392
                                                          ------

STATEMENT OF NET ASSETS
--------------------------------------------------------------------------------
The Conestoga Funds--October 31, 1995

Special Equity Fund -- continued

   ----------------------------------------------------------
                                                        Market
           Description                  Shares        Value (000)
   ----------------------------------------------------------
INSURANCE -- 3.5%
  Allstate                                   740       $      27
  Gryphon Holdings*                       36,700             573
  Pac Rim Holding*                        87,700             252
  Prudential Reinsurance Holdings*        32,700             667
  St. Paul Companies                       3,840             195
  The Travelers Group                      6,500             328
  Transport Holdings*                         33               1
                                                          ------
Total Insurance                                            2,043
                                                          ------
LABORATORY ANALYTICAL INSTRUMENTS -- 0.4%
  Molecular Dynamics*                      1,400               8
  Perseptive Biosystems*                  21,000             224
                                                          ------
Total Laboratory Analytical Instruments                      232
                                                          ------
MACHINERY -- 3.9%
  Agco                                     8,950             401
  Caterpillar                             11,500             645
  Deere                                    7,500             670
  Kuhlman                                 50,000             575
                                                          ------
Total Machinery                                            2,291
                                                          ------
MEDICAL PRODUCTS & SERVICES -- 6.0%
  Acme United*                           129,200             388
  Aequitron Medical*                       9,000              71
  Community Psychiatric*                  12,400             135
  Cooper Companies*                       50,000             294
  Keravision*                             34,500             427
  Metra Biosystems*                        6,800             126
  Pace Health Management Systems*         43,500             201
  Possis Medical*                         22,600             319
  Resound*                                47,400             373
  Scios Nova*                            218,200             789
  Sterling House*                         18,000             223
  United Healthcare                        1,366              73
  Value Health*                            5,400             124
                                                          ------
Total Medical Products & Services                          3,543
                                                          ------
METALS & MINING -- 0.9%
  Potash of Saskatchewan                   7,800             543
                                                          ------
Total Metals & Mining                                        543
                                                          ------
OIL AND GAS FIELD EXPLORATION SERVICES -- 1.9%
  Enron                                   10,000             344
  Repsol S.A. ADR                         25,000             740
                                                          ------
Total Oil and Gas Field
  Exploration Services                                     1,084
                                                          ------
PAPER & PAPER PRODUCTS -- 1.1%
  International Paper                     17,000             629
                                                          ------
Total Paper & Paper Products                                 629
                                                          ------
PETROLEUM & FUEL PRODUCTS -- 0.1%
  Kelley Oil & Gas*                       15,000              38
                                                          ------
Total Petroleum & Fuel Products                               38
                                                          ------

   ----------------------------------------------------------
                                                        Market
           Description                  Shares        Value (000)
   ----------------------------------------------------------
PHARMACEUTICALS -- 7.1%
  Alpharma                                18,700       $     449
  Anesta*                                 45,200             480
  Aphton*                                 24,300             231
  Elan*                                   17,000             682
  Guilford Pharmaceuticals*               22,600             373
  ISIP Pharmaceuticals*                   27,300             276
  NBTY*                                   26,500             133
  Pharmaceutical Resources*               91,300             753
  Roberts Pharmaceutical*                 12,500             242
  Teva Pharmaceutical Industries
    ADR                                   14,000             550
                                                          ------
Total Pharmaceuticals                                      4,169
                                                          ------
RAILROADS -- 1.0%
  CSX                                      7,200             603
                                                          ------
Total Railroads                                              603
                                                          ------
REAL ESTATE -- 0.2%
  Agree Realty                             9,400             139
                                                          ------
Total Real Estate                                            139
                                                          ------
REPAIR SERVICES -- 0.1%
  Earl Scheib*                             4,900              29
                                                          ------
Total Repair Services                                         29
                                                          ------
RESTAURANTS -- 4.0%
  Darden Restaurants*                     81,500             927
  Hometown Buffet*                        44,800             588
  Rally's Hamburgers*                      5,815              11
  Uno Restaurant*                         90,000             686
  Vicorp Restaurants*                      5,000              55
  Vie De France*                          21,000              66
                                                          ------
Total Restaurants                                          2,333
                                                          ------
RETAIL -- 6.4%
  Bed Bath & Beyond*                       3,500             109
  Bon-Ton Stores*                         51,000             332
  Border Group*                           54,000             926
  Chico's Fas*                             8,300              37
  CML Group                               92,200             530
  De Rigo S.P.A. ADR*                        200               4
  Drug Emporium*                          92,100             374
  Intimate Brands*                         5,400              90
  Kroger*                                 16,000             534
  Pacific Sunwear of California*          74,900             543
  Sportmart Class A*                      14,400              68
  Sportmart*                              14,400             110
  Strouds*                                19,000              88
                                                          ------
Total Retail                                               3,745
                                                          ------
RUBBER & PLASTIC -- 1.7%
  Goodyear Tire And Rubber                13,000             494
  O'Sullivan                              45,000             495
                                                          ------
Total Rubber & Plastic                                       989
                                                          ------

--------------------------------------------------------------------------------

   ----------------------------------------------------------
                                      Shares/Face       Market
           Description               Amount (000)     Value (000)
   ----------------------------------------------------------
SEMI-CONDUCTORS -- 3.8%
  ESS Technology*                          9,100      $      273
  Intel                                    7,400             517
  Lam Research*                            7,500             457
  Micron Technology                        7,800             550
  National Semiconductor*                 17,300             422
                                                          ------
Total Semi-Conductors                                      2,219
                                                          ------
SERVICES-EMPLOYMENT AGENCIES -- 0.9%
  Manpower                                20,000             543
                                                          ------
Total Services-Employment Agencies                           543
                                                          ------
SPORTING AND ATHLETIC GOODS -- 1.2%
  Callaway Golf                           36,500             597
  Meridian Sports*                        17,300             104
                                                          ------
Total Sporting and Athletic Goods                            701
                                                          ------
STEEL & STEEL WORKS -- 2.5%
  Ak Steel Holding                        22,000             682
  Cold Metal Products*                    42,800             246
  USX                                     17,500             523
                                                          ------
Total Steel & Steel Works                                  1,451
                                                          ------
TELEPHONES & TELECOMMUNICATION -- 2.3%
  Cellular Communications -- Class
    A*                                     5,439             292
  Executone Information Systems*          55,900             143
  Intermedia Communications of
    Florida*                              40,500             511
  Nextel Communications*                  15,000             208
  Peoples Telephone*                      14,300              37
  Telefonica De Espana ADR                 4,000             151
                                                          ------
Total Telephones & Telecommunication                       1,342
                                                          ------
TRUCKING -- 1.6%
  Expeditors International of
    Washington                            25,000             656
  PST Vans*                               45,900             258
                                                          ------
Total Trucking                                               914
                                                          ------
VIDEO TECHNOLOGY -- 1.3%
  Videonics*                              55,000             770
                                                          ------
Total Video Technology                                       770
                                                          ------
WHOLESALE -- 0.3%
  Government Technology Services*         33,500             188
                                                          ------
Total Wholesale                                              188
                                                          ------
Total Common Stock
  (Cost $55,333,061)                                      55,877
                                                          ------
COMMERCIAL PAPER -- 4.4%
  American Express
    5.750%, 11/01/95                   $   2,540           2,540
                                                          ------
Total Commercial Paper
  (Cost $2,540,000)                                        2,540
                                                          ------
Total Investments -- 100.5%
  (Cost $57,873,061)                                      58,417
                                                          ------
OTHER ASSETS AND LIABILITIES -- (0.5%)
  Other Assets and Liabilities,
    Net                                                     (287)
                                                          ------
Total Other Assets and Liabilities                          (287)
                                                          ------

   ----------------------------------------------------------
                                                        Market
           Description                  Shares        Value (000)
   ----------------------------------------------------------
NET ASSETS:
  Portfolio shares of the
    Institutional Class (unlimited
    authorization -- $0.001 par
    value) based on 5,027,349
    outstanding shares of
    beneficial interest                                $  48,443
  Portfolio shares of the Retail
    Class (unlimited
    authorization -- $0.001 par
    value) based on 64,279
    outstanding shares of
    beneficial interest                                      643
  Undistributed net investment
    income                                                    16
  Undistributed net realized gain
    on investments                                         8,483
  Unrealized appreciation on
    investments                                              545
                                                          ------
Total Net Assets: -- 100.0%                            $  58,130
                                                          ======
Net Asset Value, Offering Price
  and Redemption Price Per
  Share -- Institutional Class                         $   11.42
                                                          ======
Net Asset Value and Redemption
  Price Per Share -- Retail Class                      $   11.42
                                                          ======
Maximum Offering Price Per
  Share -- Retail Class
  ($11.42 / 98.0%)                                     $   11.65
                                                          ======
*      Non-income producing security
ADR   American Depository Receipt


INTERNATIONAL EQUITY FUND


FOREIGN COMMON STOCKS 90.2%
ARGENTINA 1.4%
  Banco Frances Rio Plata ADR              2,200       $      49
  Cementera Argentina*                     6,500              28
  Commercial del Plata*                   19,000              38
  Irsa GDR*                                1,400              29
  Quilmes Industrial                       2,200              39
                                                          ------
Total Argentina                                              183
                                                          ------
AUSTRALIA 0.8%
  Newscorp                                21,000             106
                                                          ------
Total Australia                                              106
                                                          ------
CHILE 0.2%
  Santa Isabel ADR*                        1,100              25
                                                          ------
Total Chile                                                   25
                                                          ------
FINLAND 3.6%
  Nokia, Cl A                              8,400             481
                                                          ------
Total Finland                                                481
                                                          ------

STATEMENT OF NET ASSETS
--------------------------------------------------------------------------------
The Conestoga Funds--October 31, 1995

International Equity Fund -- continued

   ----------------------------------------------------------
                                                        Market
           Description                  Shares        Value (000)
   ----------------------------------------------------------
FRANCE 1.7%
  Axa                                        800       $      44
  Business Objects ADR*                    1,300              56
  Castorama                                  165              27
  Cie Bancaire                               350              36
  SGS-Thomson ADR*                         1,500              68
                                                          ------
Total France                                                 231
                                                          ------
GERMANY 0.7%
  Veba                                     2,250              92
                                                          ------
Total Germany                                                 92
                                                          ------
HONG KONG 5.9%
  Cheung Kong Holdings                    11,000              62
  Citic Pacific                           20,800              65
  First Pacific                          266,000             306
  HSBC Holdings                           15,200             221
  Hutchison Whampoa                       12,000              66
  Sun Hung Kai Properties                  8,000              64
                                                          ------
Total Hong Kong                                              784
                                                          ------
INDIA 0.6%
  East India Hotels GDR*                   1,400              24
  I.T.C. ADR*                              4,100              36
  Ranbaxy Laboratories GDR                 1,000              22
                                                          ------
Total India                                                   82
                                                          ------
INDONESIA 1.0%
  Indonesian Satellite ADR                 4,000             133
                                                          ------
Total Indonesia                                              133
                                                          ------
IRELAND 0.4%
  Elan ADR*                                1,300              52
                                                          ------
Total Ireland                                                 52
                                                          ------
ISRAEL 0.3%
  ECI Telecommunications                   1,800              34
                                                          ------
Total Israel                                                  34
                                                          ------
ITALY 2.7%
  Assicurazioni Generali                   2,200              51
  Falck*                                  12,200              28
  Fila Holdings ADR                          900              39
  Gucci Group ADR*                         3,100              93
  Mediobanca                               4,000              27
  Telecom Italia                          71,500             120
                                                          ------
Total Italy                                                  358
                                                          ------
JAPAN 27.7%
  Advantest                                4,000             227
  Alpine Electronics                       4,000              56
  Best Denski                              2,000              29
  Bridgestone                              3,000              42
  Canon                                    6,000             103
  Canon Sales                              1,000              24
  Daini Denden                                32             259
  Daiwa Securities                         7,000              82
  Fanuc                                    2,000              87

   ----------------------------------------------------------
                                                        Market
           Description                  Shares        Value (000)
   ----------------------------------------------------------
  Hirose Electric                          1,050       $      67
  Ito Yokado                               3,000             164
  Keyence                                    500              62
  Koa                                      5,000              81
  Kokusai Electric                         5,000             114
  Komatsu                                  6,000              47
  Kubota                                   6,000              37
  Kurita Water Industries                  1,000              28
  Kyocera                                  4,000             328
  Makita                                   2,000              31
  Marui                                    2,000              35
  Matsushita Electric                      3,000              43
  Mitsubishi Electric                      5,000              37
  Mitsubishi Estate                        7,000              75
  Mitsubishi Trust & Banking               2,000              28
  Mitsui Fudosan                           5,000              57
  Murata                                   4,000             140
  NEC                                     20,000             264
  Nikon                                   10,000             143
  Nippon Telegraph & Telephone                 4              33
  Nissan Motors                            7,000              47
  Nomura Securities                        6,000             110
  NTT Data Communications                      3              75
  Sankyo                                   1,000              22
  Sanwa Bank                               3,000              51
  Sharp                                    7,000              97
  Sony                                     1,000              45
  Sumitomo Bank                            3,000              53
  Sumitomo Trust & Banking                 4,000              46
  Takeda Chemical Industries               2,000              28
  TDK                                      1,000              52
  Tokyo Electronics                        4,000             174
  Toray                                    6,000              37
  Toyota Motor                             4,000              74
  Ushio                                    2,000              23
  Yamanouchi Pharmaceutical                3,000              67
                                                          ------
Total Japan                                                3,724
                                                          ------
LUXEMBOURG 0.1%
  Millicom International*                    500              17
                                                          ------
Total Luxembourg                                              17
                                                          ------
MALAYSIA 3.8%
  Arab-Malaysian Merchant Bank            12,000             148
  Malayan Banking                         10,000              81
  New Straits Times Press                 20,000              63
  Sime Darby Malaysia                     20,000              50
  Technology Resources*                   44,000             112
  United Engineers                         9,000              56
                                                          ------
Total Malaysia                                               510
                                                          ------

--------------------------------------------------------------------------------

   ----------------------------------------------------------
                                                        Market
           Description                  Shares        Value (000)
   ----------------------------------------------------------
MEXICO 2.0%
  Bufete Industrial ADR*                   1,600       $      21
  Cemex, Cl A                              5,300              16
  Cifra*                                  35,000              37
  Grupo Carso ADR*                         2,500              24
  Grupo Financiero Banamex, Cl B          11,000              19
  Grupo Financiero Banamex, Cl L             550               1
  Grupo Financiero Inbursa, Cl C          20,000              55
  Grupo Iusacell ADS*                      1,400              17
  Grupo Modelo, Cl C                       5,000              19
  Grupo Posadas, Cl A*                    52,300              17
  Grupo Synkro ADR, Cl B*                 80,000              20
  Kimberly Clark, Cl A                     1,700              22
                                                          ------
Total Mexico                                                 268
                                                          ------
NETHERLANDS 4.7%
  Advanced Semi-Conductor ADR*               700              33
  ASM Litho Holdings ADR*                  2,000              97
  Baan ADR*                                2,300              98
  Elsevier                                 4,500              58
  Getronics                                1,000              48
  International Nederlanden                  500              30
  Madge Networks ADR*                      1,900              80
  Philips Electronics                      1,800              70
  Polygram                                 1,100              69
  Wolters Kluwer                             500              46
                                                          ------
Total Netherlands                                            629
                                                          ------
NEW ZEALAND 0.5%
  Telecom New Zealand ADR                  1,015              67
                                                          ------
Total New Zealand                                             67
                                                          ------
NORWAY 1.2%
  Hafslund Nycomed, Cl B                   1,200              34
  Petroleum Geo-Services ADR*              6,200             120
                                                          ------
Total Norway                                                 154
                                                          ------
PERU 0.3%
  Banco Wiese ADR                          6,900              46
                                                          ------
Total Peru                                                    46
                                                          ------
PHILIPPINES 0.5%
  San Miguel, Cl B                        20,000              66
                                                          ------
Total Philippines                                             66
                                                          ------
SINGAPORE 1.9%
  City Development                         7,000              43
  Creative Technology ADR*                 1,100              13
  Flextronics ADR*                         1,000              23
  Singapore Press, F                       2,400              38
  Straits Steamship Land                  14,000              39
  United Overseas Bank, F                 10,600              93
                                                          ------
Total Singapore                                              249
                                                          ------
SOUTH KOREA 3.1%
  Korea Fund                               3,000              65
  Korea Mobile Telecom GDR*                2,500              93
  Samsung Electric Non-Voting
    GDS New*                               4,000             256
  Samsung Electric Voting GDR*                22               2
                                                          ------
Total South Korea                                            416
                                                          ------

   ----------------------------------------------------------
                                                        Market
           Description                  Shares        Value (000)
   ----------------------------------------------------------
SWEDEN 7.4%
  Allgan, Cl B                             1,600       $      24
  Asea, Cl B                               1,400             138
  Astra, Cl B                              5,200             188
  Autoliv                                  2,200             126
  Ericsson Telephone ADR                  23,400             500
  Pharmacia, Cl B                            500              17
                                                          ------
Total Sweden                                                 993
                                                          ------
SWITZERLAND 4.9%
  Brown Boveri & Cie Bearer                   65              75
  Ciba Geigy                                 125             108
  Roche Holdings                              35             255
  Sandoz Pharmaceutical                      260             215
                                                          ------
Total Switzerland                                            653
                                                          ------
THAILAND 2.3%
  Advanced Info Service, F                 9,000             148
  Land and House, F                        2,000              32
  Total Access Communications ADR         11,000              67
  United Communications                    5,000              63
                                                          ------
Total Thailand                                               310
                                                          ------
UNITED KINGDOM 10.5%
  Barclays Bank                            5,200              61
  BAT                                      4,200              34
  British Sky Broadcasting ADR             5,500             197
  Commercial Union                         5,300              51
  Glaxo Wellcome                           7,200              97
  Logica                                   6,100              46
  Next                                    12,000              78
  Reuters                                 16,200             151
  Smithkline Beecham                      20,500             210
  Takare                                   6,000              19
  Tele-Communications ADR, Cl A*           7,500             170
  Vodafone Group                          26,200             108
  WPP Group                               11,600              28
  Zeneca Group                             8,000             149
                                                          ------
Total United Kingdom                                       1,399
                                                          ------
Total Foreign Common Stocks
  (Cost $11,387,561)                                      12,062
                                                          ------
FOREIGN PREFERRED STOCKS 1.4%
GERMANY 1.4%
  SAP                                      1,250             191
                                                          ------
Total Germany                                                191
                                                          ------
Total Foreign Preferred Stocks
  (Cost $158,684)                                            191
                                                          ------

STATEMENT OF NET ASSETS
--------------------------------------------------------------------------------
The Conestoga Funds--October 31, 1995

International Equity Fund -- continued

   ----------------------------------------------------------
                                         Face           Market
           Description               Amount (000)     Value (000)
   ----------------------------------------------------------
TIME DEPOSIT 7.7%
  Bank of New York -- Cayman
    Time Deposit
    5.563%, 11/01/95                   $   1,029       $   1,029
                                                          ------
Total Time Deposit
  (Cost $1,028,558)                                        1,029
                                                          ------
Total Investments (99.3% of Net Assets)
  (Cost $12,574,803)                                      13,282
                                                          ------
OTHER ASSETS AND LIABILITIES 0.7%
  Other Assets and Liabilities, Net                           99
                                                          ------
Total Other Assets and Liabilities                            99
                                                          ------
NET ASSETS:
  Portfolio shares of
    Institutional
    Class (unlimited
    authorization -- $0.001 par
    value) -- based on
    1,214,982 outstanding shares                          12,425
  Portfolio shares of Retail
    Class (unlimited
    authorization -- $0.001 par
    value) -- based on
    758 outstanding shares                                     8
  Accumulated net investment loss                             (5)
  Undistributed net realized gain
    on investments and foreign
    currency transactions                                    201
  Unrealized appreciation on
    forward foreign currency
    contracts, foreign currency
    and translation of other
    assets and liabilities in
    foreign currency                                          45
  Unrealized appreciation on
    investments                                              707
                                                          ------
Total Net Assets: -- 100.0%                            $  13,381
                                                          ======
Net Asset Value, Offering Price
  and
  Redemption Price Per Share --
  Institutional Class                                  $   11.01
                                                          ======
Net Asset Value and Redemption
  Price Per Share -- Retail Class                      $   10.99
                                                          ======
Maximum Offering Price Per
  Share -- Retail Class
  ($10.99 / 98%)                                       $   11.21
                                                          ======
*        Non-income producing security
ADR     American Depository Receipts
ADS     American Depository Shares
GDR    Global Depository Receipts
GDS     Global Depository Shares
Cl       Class
F       Foreign Registry Shares


BALANCED FUND


COMMON STOCK -- 38.5%
AEROSPACE & DEFENSE -- 0.2%
  McDonnell Douglas                          900       $      74
                                                          ------
Total Aerospace & Defense                                     74
                                                          ------

   ----------------------------------------------------------
                                                        Market
           Description                  Shares        Value (000)
   ----------------------------------------------------------
AIRCRAFT -- 1.1%
  Allied Signal                            3,800       $     162
  Boeing                                   1,500              98
  Textron                                  1,000              69
  United Technologies                        900              80
                                                          ------
Total Aircraft                                               409
                                                          ------
APPAREL/TEXTILES -- 0.2%
  Burlington Industries*                   1,900              21
  Fruit Of The Loom*                       3,000              52
                                                          ------
Total Apparel/Textiles                                        73
                                                          ------
AUTOMOTIVE -- 0.7%
  Ford Motor                               7,700             222
  Magna International, Class A             1,000              43
                                                          ------
Total Automotive                                             265
                                                          ------
BANKS -- 3.9%
  Bank of Boston                           2,600             116
  BankAmerica                              8,300             477
  Chase Manhattan                          7,800             445
  Chemical Banking                         4,400             250
  Citicorp                                 3,500             227
                                                          ------
Total Banks                                                1,515
                                                          ------
BOOKS -- 0.0%
  Borders Group*                           1,000              17
                                                          ------
Total Books                                                   17
                                                          ------
BUILDING & CONSTRUCTION -- 0.3%
  Webb (Del E.)                            5,400             112
                                                          ------
Total Building & Construction                                112
                                                          ------
CHEMICALS -- 1.5%
  Dow Chemical                               900              62
  Hercules                                 1,900             101
  IMC Global                               1,700             119
  Monsanto                                 1,200             126
  Praxair                                  6,500             175
                                                          ------
Total Chemicals                                              583
                                                          ------
COMMUNICATIONS EQUIPMENT -- 0.5%
  First Alert*                             1,200              19
  Motorola                                 1,300              85
  Qualcomm*                                2,500              96
                                                          ------
Total Communications Equipment                               200
                                                          ------
COMPUTER SOFTWARE -- 0.5%
  Computer Associates
    International                          2,400             131
  International Game Technology            5,400              63
  Pyxis*                                   1,000              13
                                                          ------
Total Computer Software                                      207
                                                          ------

--------------------------------------------------------------------------------

   ----------------------------------------------------------
                                                        Market
           Description                  Shares        Value (000)
   ----------------------------------------------------------
COMPUTERS & SERVICES -- 2.4%
  Apple Computer                           3,600      $      131
  Compaq Computer*                         2,000             112
  Digital Equipment*                       3,500             189
  Hewlett Packard                            800              74
  IBM                                      4,000             389
  Novell*                                  2,252              37
                                                          ------
Total Computers & Services                                   932
                                                          ------
CONCRETE & MINERAL PRODUCTS -- 0.1%
  Owens Corning Fiberglass*                1,200              51
                                                          ------
Total Concrete & Mineral Products                             51
                                                          ------
CONTAINERS & PACKAGING -- 0.2%
  Owens-Illinois*                          5,300              67
                                                          ------
Total Containers & Packaging                                  67
                                                          ------
ELECTRICAL SERVICES -- 2.5%
  American Electric Power                  1,800              69
  Central And South West                   4,100             110
  Consolidated Edison New York             5,400             164
  Pacific Gas And Electric                 4,200             123
  Peco Energy                              8,500             248
  SCE                                     14,300             243
                                                          ------
Total Electrical Services                                    957
                                                          ------
ELECTRONIC AND OTHER ELECTRICAL EQUIPMENT -- 1.8%
  General Electric                         7,200             456
  Philips Electronics ADR                  2,700             104
  Texas Instruments                        1,800             123
                                                          ------
Total Electronic and Other
  Electrical Equipment                                       683
                                                          ------
ENTERTAINMENT -- 0.1%
  MGM Grand*                               1,800              43
                                                          ------
Total Entertainment                                           43
                                                          ------
ENVIRONMENTAL SERVICES -- 0.3%
  Browning Ferris Industries               4,500             131
                                                          ------
Total Environmental Services                                 131
                                                          ------
FINANCIAL SERVICES -- 1.6%
  Dean Witter Discover                     3,700             183
  Fleet Financial Group                    2,000              78
  Household International                  1,400              79
  ITT                                      1,500             184
  MBNA                                     2,500              92
                                                          ------
Total Financial Services                                     616
                                                          ------
FOOD, BEVERAGE & TOBACCO -- 3.1%
  IBP                                      1,900             114
  Nabisco Holdings -- Class A              8,000             215
  Philip Morris Companies                  6,700             566
  RJR Nabisco Holdings                    10,300             317
                                                          ------
Total Food, Beverage & Tobacco                             1,212
                                                          ------
HOUSEHOLD PRODUCTS -- 0.1%
  Maytag                                   2,700              51
                                                          ------
Total Household Products                                      51
                                                          ------

   ----------------------------------------------------------
                                                        Market
           Description                  Shares        Value (000)
   ----------------------------------------------------------
INSURANCE -- 1.6%
  Aetna Life And Casualty                  1,200       $      84
  Allstate                                   462              17
  Cigna                                    1,200             119
  Equitable Companies                      7,300             155
  The Travelers Group                      5,000             253
  Transport Holdings -- Class A*              25               1
                                                          ------
Total Insurance                                              629
                                                          ------
MACHINERY -- 1.1%
  Baker Hughes                             3,000              59
  Case Equipment                           2,500              95
  Caterpillar                              1,200              67
  Deere                                    1,800             161
  McDermott International                  1,300              21
                                                          ------
Total Machinery                                              403
                                                          ------
MEDICAL PRODUCTS & SERVICES -- 0.8%
  Beverly Enterprises*                     5,100              60
  Community Psychiatric*                   1,500              16
  FHP International*                       1,500              36
  Foundation Health*                       1,600              68
  Health Systems International
    Class A*                                 700              21
  Humana*                                  1,500              32
  Novacare*                                2,300              14
  United Healthcare                          500              27
  United States Surgical                   1,700              42
                                                          ------
Total Medical Products & Services                            316
                                                          ------
METALS & MINING -- 0.3%
  Potash of Saskatchewan                   1,700             118
                                                          ------
Total Metals & Mining                                        118
                                                          ------
OIL AND GAS FIELD EXPLORATION SERVICES -- 4.0%
  Ashland                                  3,500             111
  British Petroleum PLC ADR                4,000             353
  Diamond Shamrock                         1,400              36
  Enron                                    3,500             120
  Mobil                                    3,200             322
  Repsol S.A. ADR                          7,100             210
  Royal Dutch Petroleum                    2,200             270
  Tosco                                    2,300              79
  YPF Sociedad Anonima ADR                 2,700              46
                                                          ------
Total Oil and Gas Field Exploration Services               1,547
                                                          ------
PAPER & PAPER PRODUCTS -- 0.2%
  International Paper                      1,800              67
                                                          ------
Total Paper & Paper Products                                  67
                                                          ------
PHARMACEUTICALS -- 1.0%
  Caremark International                     900              19
  Elan Public*                             3,900             156
  Merck                                    1,600              92
  Mylan Laboratories                       2,500              48
  Teva Pharmaceutical Industries
    ADR                                    1,400              55
                                                          ------
Total Pharmaceuticals                                        370
                                                          ------

STATEMENT OF NET ASSETS
--------------------------------------------------------------------------------
The Conestoga Funds--October 31, 1995

Balanced Fund -- continued

   ----------------------------------------------------------
                                                        Market
           Description                  Shares        Value (000)
   ----------------------------------------------------------
PHOTOGRAPHIC EQUIPMENT & SUPPLIES -- 0.2%
  Xerox                                      500       $      65
                                                          ------
Total Photographic Equipment & Supplies                       65
                                                          ------
RAILROADS -- 0.5%
  Burlington Northern Santa Fe             1,100              92
  CSX                                      1,200             101
                                                          ------
Total Railroads                                              193
                                                          ------
RESTAURANTS -- 0.6%
  Darden Restaurants*                     17,300             197
  Vicorp Restaurants*                      2,200              24
                                                          ------
Total Restaurants                                            221
                                                          ------
RETAIL -- 1.5%
  CML Group                                9,000              52
  Kroger*                                  7,200             239
  Lowe's                                   6,500             176
  Pep Boys                                 3,500              77
  Vons*                                    1,500              38
                                                          ------
Total Retail                                                 582
                                                          ------
RUBBER & PLASTIC -- 1.0%
  Goodyear Tire And Rubber                 9,700             369
                                                          ------
Total Rubber & Plastic                                       369
                                                          ------
SEMI-CONDUCTORS/INSTRUMENTS -- 1.0%
  Intel                                    3,100             216
  Micron Technology                          900              64
  National Semiconductor*                  3,200              78
  VLSI Technology                          1,500              35
                                                          ------
Total Semi-Conductors/Instruments                            393
                                                          ------
SERVICES-EMPLOYMENT AGENCIES -- 0.3%
  Manpower                                 4,000             109
                                                          ------
Total Services-Employment Agencies                           109
                                                          ------
SPECIALTY MACHINERY -- 0.3%
  Westinghouse Electric                    7,500             106
                                                          ------
Total Specialty Machinery                                    106
                                                          ------
STEEL & STEEL WORKS -- 0.6%
  Birmingham Steel                           300               5
  Phelps Dodge                             1,900             120
  USX -- U.S. Steel Group                  3,900             117
                                                          ------
Total Steel & Steel Works                                    242
                                                          ------
TELEPHONES & TELECOMMUNICATION -- 2.3%
  Cellular Communications -- Class
    A*                                     2,000             107
  MCI Communications                       6,500             162
  SBC Communications                       3,000             168
  Worldcom*                               14,300             467
                                                          ------
Total Telephones & Telecommunication                         904
                                                          ------
WHOLESALE -- 0.1%
  Universal -- Va                            900              19
                                                          ------
Total Wholesale                                               19
                                                          ------
Total Common Stock
  (Cost $14,129,471)                                      14,851
                                                          ------
PREFERRED STOCKS -- 0.1%
PRINTING & PUBLISHING -- 0.1%
  News -- Preferred Shares ADR             3,200              58
                                                          ------
Total Printing & Publishing                                   58
                                                          ------
Total Preferred Stocks
  (Cost $64,400)                                              58
                                                          ------

   ----------------------------------------------------------
                                      Shares/Face       Market
           Description               Amount (000)     Value (000)
   ----------------------------------------------------------
U.S. TREASURY OBLIGATIONS -- 34.8%
  U.S. Treasury Bonds
    8.750%, 05/15/17                   $   1,040       $   1,320
    7.625%, 02/15/25                          80              93
  U.S. Treasury Notes
    7.375%, 05/15/96                         700             707
    7.500%, 01/31/97                         950             971
    6.500%, 05/15/97                         645             653
    8.500%, 05/15/97                          85              89
    7.375%, 11/15/97                       1,645           1,699
    8.125%, 02/15/98                         355             373
    9.000%, 05/15/98                         815             878
    9.250%, 08/15/98                         430             469
    8.875%, 11/15/98                       1,105           1,201
    6.750%, 05/31/99                       1,215           1,253
    7.125%, 09/30/99                         600             627
    7.500%, 10/31/99                         970           1,028
    7.500%, 11/15/01                       1,275           1,379
    9.250%, 02/15/16                         510             673
                                                          ------
Total U.S. Treasury Obligations
  (Cost $13,321,228)                                      13,413
                                                          ------
CORPORATE OBLIGATIONS -- 5.2%
  Ahmanson H. F
    7.875%, 09/01/04                         185             197
  Bear Stearns
    6.875%, 10/01/05                         175             175
  Capital One Bank
    8.125%, 02/27/98                          90              94
  Chase Manhattan Bank
    6.500%, 08/01/05                         100              98
  Chemical Bank
    6.125%, 11/01/08                         230             214
  First Nationwide
    10.000%, 10/01/06                         50              59
  Lehman Brothers Holdings
    7.125%, 09/15/03                         175             176
  Manufacturers & Traders
    7.000%, 07/01/05                         165             165
  Niagara Mohawk Power
    Callable @100 04/01/02
    8.750%, 04/01/22                          80              76
  Provident Bank
    6.375%, 01/15/04                         160             156
  TCI Communications
    8.750%, 08/01/15                          90              96
  Tele-Communications
    8.250%, 01/15/03                         100             105
  United Air Lines
    10.670%, 05/01/04                        320             375
                                                          ------
Total Corporate Obligations
  (Cost $1,968,434)                                        1,986
                                                          ------

--------------------------------------------------------------------------------

   ----------------------------------------------------------
                                         Face           Market
           Description               Amount (000)     Value (000)
   ----------------------------------------------------------
U.S. GOVERNMENT AGENCY OBLIGATIONS -- 6.2%
  FHLMC CMO Pool #E00388
    7.000%, 08/01/10                     $   139          $  140
  FHLMC Pool #D63546
    7.000%, 09/01/25                         350             347
  FNMA Pool #190203
    8.000%, 02/01/23                         176             180
  FNMA Pool #290383
    7.500%, 05/01/25                         159             161
  FNMA Pool #303460
    6.500%, 07/01/10                         288             286
  FNMA Pool #317278
    7.500%, 07/01/25                         175             176
  GNMA Pool #356688
    7.000%, 07/15/23                         386             384
  GNMA Pool #780190
    7.500%, 07/15/25                         715             728
                                                          ------
Total U.S. Government Agency Obligations
  (Cost $2,393,321)                                        2,402
                                                          ------
YANKEE BONDS -- 3.3%
  AAB-Global
    7.250%, 05/31/05                         250             260
  Carter Holt Harvey
    8.375%, 04/15/15                          85              94
  CSR Finance
    7.700%, 07/21/25                         200             208
  Laidlaw
    8.750%, 04/15/25                          75              86
  Noranda
    8.000%, 06/01/03                         100             107
  Quebec Province
    7.500%, 07/15/23                         280             281
  Santander Finance
    7.875%, 04/15/05                         100             107
  Toronto-Domnion Bank -- New York
    6.150%, 10/15/08                         140             131
                                                          ------
Total Yankee Bonds
  (Cost $1,251,897)                                        1,274
                                                          ------
COMMERCIAL PAPER -- 10.5%
  American Express
    5.750%, 11/01/95                       4,030           4,030
                                                          ------
Total Commercial Paper
  (Cost $4,030,000)                                        4,030
                                                          ------
MORTGAGE RELATED -- 0.9%
  Premier Auto Trust Series 1995-1
    Class A4
    7.850%, 09/04/98                         110             113
  Prudential Home Mortgage
    Securities Pool #1994-29 Class
    A5
    7.000%, 10/25/24                         235             230
                                                          ------
Total Mortgage Related
  (Cost $339,218)                                            343
                                                          ------
Total Investments -- 99.5%
  (Cost $37,497,969)                                      38,357
                                                          ------
OTHER ASSETS AND LIABILITIES -- 0.5%
  Other Assets and Liabilities, Net                          206
                                                          ------
Total Other Assets and Liabilities                           206
                                                          ------

   ----------------------------------------------------------
                                         Face           Market
           Description               Amount (000)     Value (000)
   ----------------------------------------------------------
NET ASSETS:
  Portfolio shares of the
    Institutional Class (unlimited
    authorization -- $0.001 par
    value) based on 3,707,254
    outstanding shares of
    beneficial interest                                $  37,304
  Portfolio shares of the Retail
    Class (unlimited
    authorization --
    $0.001 par value) based on
    6,676 outstanding shares of
    beneficial interest                                       68
  Undistributed net investment
    income                                                    47
  Undistributed net realized gain
    on investments                                           285
  Unrealized appreciation on
    investments                                              859
                                                          ------
Total Net Assets: -- 100.0%                            $  38,563
                                                          ======
Net Asset Value, Offering Price
  and Redemption Price Per
  Share -- Institutional Class                         $   10.38
                                                          ======
Net Asset Value and Redemption
  Price Per Share -- Retail Class                      $   10.39
                                                          ======
Maximum Offering Price Per
  Share -- Retail Class
  ($10.39 / 98.0%)                                     $   10.60
                                                          ======

*      Non-income producing security
ADR    American Depository Receipt
CMO    Collateralized Mortgage Obligation
FHLMC  Federal Home Loan Mortgage Corporation
FNMA   Federal National Mortgage Association
GNMA   Government National Mortgage Association


BOND FUND

U.S. TREASURY OBLIGATIONS -- 35.8%
  U.S. Treasury Bonds
   10.750%, 05/15/03                  $      200       $     257
    8.750%, 05/15/17                       8,745          11,099
    8.125%, 08/15/19                         195             235
    8.500%, 02/15/20                       2,600           3,251
    7.500%, 11/15/24                         500             571
    7.625%, 02/15/25                       2,450           2,843
  U.S. Treasury Notes
    7.500%, 01/31/97                       1,065           1,089
    6.500%, 05/15/97                       1,155           1,170
    8.500%, 05/15/97                       1,225           1,276
    8.500%, 07/15/97                       2,075           2,170
    9.000%, 05/15/98                       6,345           6,836
    9.250%, 08/15/98                      12,140          13,231
    8.875%, 02/15/99                       4,568           4,991
    6.750%, 05/31/99                       6,050           6,239
    7.125%, 09/30/99                       6,335           6,625

STATEMENT OF NET ASSETS
--------------------------------------------------------------------------------
The Conestoga Funds--October 31, 1995

Bond Fund -- continued

   ----------------------------------------------------------
                                         Face           Market
           Description               Amount (000)     Value (000)
   ----------------------------------------------------------
U.S. TREASURY OBLIGATIONS -- CONTINUED
    7.500%, 10/31/99                   $   3,955       $   4,192
    7.750%, 01/31/00                       3,780           4,051
                                                          ------
Total U.S. Treasury Obligations
  (Cost $69,349,806)                                      70,126
                                                          ------
U.S. GOVERNMENT AGENCY OBLIGATIONS -- 30.9%
  FHLMC Pool #D63546
    7.000%, 09/01/25                       3,542           3,517
  FHLMC Pool #E00388
    7.000%, 08/01/10                       1,386           1,398
  FHLMC Pool #E20013
    7.500%, 01/01/08                       3,674           3,748
  FHLMC Pool #E20185
    7.000%, 07/01/10                       1,559           1,572
  FHLMC Series 1254 Class F
    7.250%, 04/15/18                       2,020           2,025
  FHLMC Series 1411 Class E
    6.000%, 02/15/16                       2,580           2,562
  FHLMC Series 1519 Class F
    6.750%, 03/15/07                       1,925           1,953
  FHLMC Series 1528 Class C
    6.500%, 05/15/05                       1,920           1,848
  FHLMC Series 1606 Class KA
    6.250%, 11/15/08                       1,971           1,970
  FHLMC Series 30 Class D
    9.500%, 02/15/20                       2,000           2,186
  FNMA Pool #190203
    8.000%, 02/01/23                       1,836           1,883
  FNMA Pool #290383
    7.500%, 05/01/25                       1,651           1,669
  FNMA Pool #303460
    6.500%, 07/01/10                       3,340           3,313
  FNMA Pool #317278
    7.500%, 07/01/25                       1,840           1,860
  FNMA Pool #50726
    7.000%, 05/01/23                       3,534           3,505
  FNMA Series 1992-124 Class PG
    7.000%, 01/25/18                       1,930           1,942
  FNMA Series 1992-196 Class E
    5.750%, 02/25/03                       1,680           1,655
  FNMA Series 1992-210 Class H
    6.500%, 03/25/19                       1,660           1,641
  FNMA Series 1992-65 Class H
    8.500%, 01/25/20                       1,836           1,914
  FNMA Series 1993-194 Class B
    5.500%, 10/25/98                       1,585           1,543
  FNMA Series 1993-2 Class PD
    6.750%, 01/25/16                       1,600           1,603
  FNMA Series G92-24 Class E
    6.500%, 11/25/20                       1,397           1,392
  GNMA Pool #286395
    9.000%, 04/15/20                       2,611           2,744
  GNMA Pool #356688
    7.000%, 07/15/23                       3,825           3,802
  GNMA Pool #780190
    7.500%, 07/15/25                       7,153           7,280
                                                          ------
Total U.S. Government Agency Obligations
  (Cost $59,949,162)                                      60,525
                                                          ------

   ----------------------------------------------------------
                                         Face           Market
           Description               Amount (000)     Value (000)
   ----------------------------------------------------------
CORPORATE OBLIGATIONS -- 15.4%
  Ahmanson H. F.
    7.875%, 09/01/04                   $   2,500       $   2,656
  Bear Stearns
    6.875%, 10/01/05                       1,640           1,638
  Capital One Bank
    8.125%, 02/27/98                         910             948
  Chase Manhattan Bank
    6.500%, 08/01/05                       1,005             980
  Chemical Bank
    6.125%, 11/01/08                       2,140           1,988
  First Nationwide
    10.000%, 10/01/06                        485             572
  Georgia Pacific
    7.700%, 06/15/15                         975             997
    8.250%, 03/01/23                         770             805
  Great Lakes Power
    8.900%, 12/01/99                         750             798
  Laidlaw
    8.750%, 04/15/25                       1,485           1,710
  Lehman Brothers
    9.875%, 10/15/00                       1,050           1,188
  Lehman Brothers Holdings
    7.125%, 09/15/03                       1,725           1,736
  Manufacturers & Traders
    7.000%, 07/01/05                       1,605           1,605
  Niagara Mohawk Power
    Callable 04/01/02 @ 104
    8.750%, 04/01/22                         940             888
  Provident Bank
    6.375%, 01/15/04                       1,855           1,813
  Southern Cal Gas
    7.500%, 06/15/23                         665             687
  System Energy Resources
    10.500%, 09/01/96                      1,020           1,057
  TCI Communications
    8.750%, 08/01/15                         905             965
  Tele-Communications
    Callable 01/15/03
    9.250%, 01/15/23                       1,885           2,019
  Texas Utilities
    Callable 04/01/03 @ 103.85
    7.875%, 04/01/24                         720             751
  United Air Lines
    10.670%, 05/01/04                      2,910           3,427
  Virginia Electric & Power
    Callable 03/01/05 @ 103.48
    8.250%, 03/01/25                         840             919
                                                          ------
Total Corporate Obligations
  (Cost $29,483,836)                                      30,147
                                                          ------
MORTGAGE RELATED -- 3.3%
  GE Capital Mortgage Services
    Series 1994-2 Class A4
    6.000%, 01/25/09                       2,680           2,605
  Prudential Home Mortgage
    Securities Series 1994-29
    Class A5
    7.000%, 10/25/24                       2,475           2,419

--------------------------------------------------------------------------------

   ----------------------------------------------------------
                                         Face           Market
           Description               Amount (000)     Value (000)
   ----------------------------------------------------------
MORTGAGE RELATED -- CONTINUED
  Residential Funding Mtg Sec 1
    Series 1993-S7 Class A6
    7.150%, 02/25/08                   $   1,500       $   1,499
                                                          ------
Total Mortgage Related
  (Cost $6,450,512)                                        6,523
                                                          ------
ASSET BACKED SECURITIES -- 2.5%
  Banc One Credit Card Master
    Trust Series 1994-A Class A
    7.150%, 12/15/98                       1,970           2,003
  Premier Auto Trust Series 1995-1
    Class A4
    7.850%, 09/04/98                       1,080           1,111
  Standard Credit Card Master
    Trust Series 1991-4 Class B
    8.250%, 10/07/97                       1,675           1,710
                                                          ------
Total Asset Backed Securities
  (Cost $4,788,625)                                        4,824
                                                          ------
YANKEE BOND -- 7.0%
  AAB-Global
    7.250%, 05/31/05                       2,070           2,150
  Carter Holt Harvey
    8.375%, 04/15/15                         865             961
  CSR Finance
    7.700%, 07/21/25                       1,815           1,885
  Korea Electric Power
    7.750%, 04/01/13                         805             830
  Noranda
    8.000%, 06/01/03                       1,330           1,423
  Quebec Province
    7.500%, 07/15/23                       2,895           2,903
  Santander Finance
    7.875%, 04/15/05                       2,265           2,418
  Toronto-Domnion Bank-New York
    6.150%, 10/15/08                       1,160           1,088
                                                          ------
Total Yankee Bond
  (Cost $13,291,504)                                      13,658
                                                          ------
MEDIUM TERM NOTE -- 1.2%
  Paine Webber
    6.730%, 01/20/04                       1,300           1,267
  Salomon
    6.280%, 02/05/97                       1,160           1,156
                                                          ------
Total Medium Term Note
  (Cost $2,339,420)                                        2,423
                                                          ------
COMMERCIAL PAPER -- 2.4%
  American Express
    5.750%, 11/01/95                       4,607           4,607
                                                          ------
Total Commercial Paper
  (Cost $4,607,000)                                        4,607
                                                          ------
Total Investments -- 98.5%
  (Cost $190,259,865)                                    192,833
                                                          ------
OTHER ASSETS AND LIABILITIES -- 1.5%
  Other Assets and Liabilities, Net                        2,982
                                                          ------
Total Other Assets and Liabilities                         2,982
                                                          ------

   ----------------------------------------------------------
                                         Face           Market
           Description               Amount (000)     Value (000)
   ----------------------------------------------------------
NET ASSETS:
  Portfolio shares of the
    Institutional Class (unlimited
    authorization -- $0.001 par
    value) based on 18,422,250
    outstanding shares of
    beneficial interest                                $ 189,788
  Portfolio shares of the Retail
    Class (unlimited
    authorization --
    $0.001 par value) based on
    130,046 outstanding shares of
    beneficial interest                                    1,372
  Undistributed net investment
    income                                                   384
  Undistributed net realized gain
    on investments                                         1,698
  Unrealized appreciation on
    investments                                            2,573
                                                          ------
Total Net Assets: -- 100.0%                            $ 195,815
                                                          ======
Net Asset Value, Offering Price
  and
  Redemption Price Per Share --
  Institutional Class                                  $   10.55
                                                          ======
Net Asset Value and Redemption
  Price Per Share -- Retail Class                      $   10.56
                                                          ======
Maximum Offering Price Per
  Share -- Retail Class
  ($10.56 / 98.0%)                                     $   10.78
                                                          ======

CMO    Collateralized Mortgage Obligation
FNMA   Federal National Mortgage Association
FHLMC  Federal Home Loan Mortgage Corporation
GNMA   Government National Mortgage Association

INTERMEDIATE INCOME FUND

U.S. TREASURY OBLIGATIONS -- 61.1%
  U.S. Treasury Notes
    7.500%, 01/31/97                   $   4,110       $   4,202
    6.500%, 05/15/97                       7,010           7,098
    8.500%, 05/15/97                         700             729
    8.500%, 07/15/97                       8,670           9,068
    6.500%, 08/15/97                       6,890           6,990
    7.375%, 11/15/97                       2,420           2,499
    8.125%, 02/15/98                         145             153
    9.000%, 05/15/98                       4,050           4,364
    9.250%, 08/15/98                      10,580          11,531
    6.750%, 05/31/99                       2,215           2,284
    7.125%, 09/30/99                       7,015           7,336
    7.500%, 10/31/99                       6,270           6,646
    7.750%, 11/30/99                         230             246
    7.750%, 01/31/00                       3,315           3,553
    7.500%, 11/15/01                      14,690          15,883
    7.500%, 02/15/05                       2,360           2,602
                                                          ------
Total U.S. Treasury Obligations
  (Cost $84,374,220)                                      85,184
                                                          ------

STATEMENT OF NET ASSETS
--------------------------------------------------------------------------------
The Conestoga Funds--October 31, 1995

Intermediate Income Fund -- continued

   ----------------------------------------------------------
                                          Face          Market
            Description               Amount (000)    Value (000)
   ----------------------------------------------------------
CORPORATE OBLIGATIONS -- 13.3%
  Bear Stearns
    6.875%, 10/01/05                     $  710        $     709
  Capital One Bank
    8.125%, 02/27/98                        800              833
  Chase Manhattan Bank
    6.500%, 08/01/05                        695              678
  Chrysler, Callable @ 100 08/01/97
    10.400%, 08/01/99                     1,095            1,162
  Colonial National Bank
    7.000%, 08/01/03                      1,595            1,609
  First National Bank of Boston
    8.000%, 09/15/04                      2,000            2,150
  Great Lakes Power
    8.900%, 12/01/99                        990            1,053
  KN Energy
    9.940%, 02/01/96                        300              303
  Lehman Bothers
    9.875%, 10/15/00                      2,000            2,263
  Pennsylvania Power And Light
    7.750%, 05/01/02                      1,280            1,358
  Philip Morris, Callable @ 100
    06/11/92
    6.500%, 12/12/95                        250              250
  Provident Bank
    5.000%, 06/15/96                        225              224
  System Energy Resources
    10.500%, 09/01/96                       725              751
  Tele-Communications
    8.250%, 01/15/03                      1,600            1,672
  Transcont Gas
    8.125%, 01/15/97                      1,055            1,076
  United Airlines
    6.750%, 12/01/97                      2,435            2,426
                                                          ------
Total Corporate Obligations
  (Cost $18,319,062)                                      18,517
                                                          ------
U.S. GOVERNMENT AGENCY OBLIGATIONS -- 10.6%
  FHLMC Remic Series 1254 Class F
    7.250%, 04/15/18                        205              205
  FHLMC Remic Series 1411 Class E
    6.000%, 02/15/16                      1,725            1,713
  FHLMC Remic Series 1509 Class A
    6.500%, 10/15/00                      1,233            1,216
  FHLMC Remic Series 1519 Class F
    6.750%, 03/15/07                      1,755            1,780
  FHLMC Remic Series 1528 Class C
    6.500%, 05/15/05                      1,755            1,689
  FHLMC Remic Series 1606 Class KA
    6.250%, 11/15/08                        757              757
  FNMA Pool #303460
    6.500%, 07/01/10                      1,809            1,795
  FNMA Pool #327118
    6.500%, 10/01/10                      1,360            1,349
  FNMA Remic Series 1992-124 Class
    PG
    7.000%, 01/25/18                        300              302

   ----------------------------------------------------------
                                          Face          Market
            Description               Amount (000)    Value (000)
   ----------------------------------------------------------
  FNMA Remic Series 1992-196 Class
    E
    5.750%, 02/25/03                      1,140        $   1,123
  FNMA Remic Series 1993-194 Class
    B
    5.500%, 10/25/98                     $1,900            1,851
  FNMA Remic Series G92-24 Class E
    6.500%, 11/25/20                        947              943
                                                          ------
Total U.S. Government Agency Obligations
  (Cost $14,643,023)                                      14,723
                                                          ------
YANKEE BONDS -- 7.0%
  BHP Financial
    5.625%, 11/01/00                      1,730            1,661
  Carter Holt Harvey
    8.875%, 12/01/04                      1,120            1,277
  CSR America
    6.875%, 07/21/05                      1,670            1,693
  Korea Development Bank
    6.250%, 05/01/00                      1,000              994
  Laidlaw
    7.875%, 04/15/05                      1,490            1,585
  Noranda
    8.000%, 06/01/03                        775              829
  Santander Finance
    7.875%, 04/15/05                      1,625            1,734
                                                          ------
Total Yankee Bonds
  (Cost $9,551,082)                                        9,773
                                                          ------
MEDIUM TERM NOTES -- 2.2%
  First USA Bank
    6.880%, 09/12/96                        655              661
  Fleet Financial Group
    7.180%, 07/09/97                        160              163
  International Leases
    7.830%, 11/14/96                      1,345            1,370
  Paine Webber
    6.730%, 01/20/04                        750              731
  Paine Webber Group
    6.630%, 09/17/97                        160              161
                                                          ------
Total Medium Term Notes
  (Cost $3,018,165)                                        3,086
                                                          ------
ASSET BACKED SECURITIES -- 3.1%
  Banc One Credit Card
    Master Trust 1994-A
    7.150%, 12/15/98                      1,675            1,703
  Premier Auto Trust Series 1992-2
    Class A
    6.375%, 09/15/97                         15               15
  Premier Auto Trust Series 1994-4
    Class A4
    6.450%, 05/02/98                      1,625            1,639
  Premier Auto Trust Series 1995-1
    Class 4
    7.850%, 09/04/98                        870              895
                                                          ------
Total Asset Backed Securities
  (Cost $4,230,806)                                        4,252
                                                          ------

--------------------------------------------------------------------------------

   ----------------------------------------------------------
                                          Face          Market
            Description               Amount (000)    Value (000)
   ----------------------------------------------------------
COMMERCIAL PAPER -- 1.1%
  American Express
    5.750%, 11/01/95                     $1,567        $   1,567
                                                          ------
Total Commercial Paper
  (Cost $1,567,000)                                        1,567
                                                          ------
Total Investments -- 98.3%
  (Cost $135,703,358)                                    137,102
                                                          ------
OTHER ASSETS AND LIABILITIES -- 1.7%
  Other Assets and Liabilities, Net                        2,371
                                                          ------
Total Other Assets and Liabilities                         2,371
                                                          ------
NET ASSETS:
  Portfolio shares of the
    Institutional Class (unlimited
    authorization -- $0.001 par
    value) based on 12,909,945
    outstanding shares of
    beneficial interest                                  135,805
  Portfolio shares of the Retail
    Class (unlimited
    authorization --
    $0.001 par value) based on
    114,722 outstanding shares of
    beneficial interest                                    1,243
  Undistributed net investment
    income                                                   261
  Undistributed net realized gain
    on investments                                           765
  Unrealized appreciation on
    investments                                            1,399
                                                          ------
Total Net Assets: -- 100.0%                            $ 139,473
                                                          ======
Net Asset Value, Offering Price and
  Redemption Price Per Share --
  Institutional Class                                  $   10.71
                                                          ======
Net Asset Value and Redemption
  Price Per Share -- Retail Class                      $   10.72
                                                          ======
Maximum Offering Price Per
  Share -- Retail Class
  ($10.72 / 98.0%)                                     $   10.94
                                                          ======

FHLMC  Federal Home Loan Mortgage Corporation
FNMA   Federal National Mortgage Association
REMIC  Real Estate Mortgage Investment Conduit

SHORT-TERM INCOME FUND

U.S. TREASURY OBLIGATIONS -- 65.8%
  U.S. Treasury Notes
    7.500%, 01/31/96                     $2,975        $   2,989
    5.125%, 03/31/96                      4,515            4,508
    7.875%, 07/31/96                      1,500            1,525
    6.500%, 09/30/96                        555              559
    7.500%, 01/31/97                      5,000            5,113
    6.500%, 05/15/97                      2,140            2,167
    8.500%, 05/15/97                        190              198
    5.625%, 08/31/97                      2,000            2,000
    7.375%, 11/15/97                      2,500            2,582
    7.125%, 09/30/99                      2,000            2,091
                                                          ------
Total U.S. Treasury Obligations
  (Cost $23,674,766)                                      23,732
                                                          ------


   ----------------------------------------------------------
                                          Face          Market
            Description               Amount (000)    Value (000)
   ----------------------------------------------------------
CORPORATE BONDS -- 13.0%
  Philip Morris
    6.500%, 12/12/95                        500        $     500
  Provident Bank
    5.000%, 06/15/96                        520              518
  Smith Barney
    6.000%, 03/15/97                        600              599
  Smithkline Beecham
    5.250%, 01/26/96                      1,000              999
  Tele-Communications
    5.280%, 08/20/96                        560              555
  Transcont Gas
    8.125%, 01/15/97                        525              536
  W.R. Grace
    6.500%, 12/01/95                      1,000            1,000
                                                          ------
Total Corporate Bonds
  (Cost $4,698,191)                                        4,707
                                                          ------
MEDIUM TERM NOTES -- 9.0%
  First USA Bank
    6.880%, 09/12/96                        190              192
  Ford Motor Credit
    8.850%, 05/01/96                      1,000            1,015
  International Lease
    7.830%, 11/14/96                      1,000            1,018
  McDonnell Douglas Finance
    7.310%, 02/19/96                        500              502
  Salomon Brothers
    9.000%, 07/23/96                        500              509
                                                          ------
Total Medium Term Notes
  (Cost $3,224,578)                                        3,236
                                                          ------
ASSET BACKED SECURITIES -- 6.1%
  Banc One Credit Card
    Master Trust 1994-A
    7.150%, 12/15/98                        420              427
  Fical Home Equity Loans 90-1a
    8.900%, 11/15/97                         23               23
  Premier Auto Trust 1994-4
    Class A-4
    6.450%, 05/02/98                        600              605

STATEMENT OF NET ASSETS
--------------------------------------------------------------------------------
The Conestoga Funds--October 31, 1995

Short-Term Income Fund -- continued

   ----------------------------------------------------------
                                         Face           Market
           Description               Amount (000)     Value (000)
   ----------------------------------------------------------
ASSET BACKED SECURITIES -- CONTINUED
  Premier Auto Trust Series 1992-2
    Class A
    6.375%, 09/15/97                   $     103       $     103
  Premier Auto Trust Series 1995-1
    Class 4
    7.850%, 09/04/98                       1,000           1,028
                                                          ------
Total Asset Backed Securities
  (Cost $2,176,405)                                        2,186
                                                          ------
U.S. GOVERNMENT AGENCY OBLIGATION -- 1.6%
  FNMA Remic Series G92-24 Class E
    6.500%, 11/25/20                         577             575
                                                          ------
Total U.S. Government Agency Obligation
  (Cost $569,547)                                            575
                                                          ------
COMMERCIAL PAPER -- 2.6%
  American Express
    5.750%, 11/01/95                         932             932
                                                          ------
Total Commercial Paper
  (Cost $932,000)                                            932
                                                          ------
Total Investments -- 98.1%
  (Cost $35,275,487)                                      35,368
                                                          ------
OTHER ASSETS AND LIABILITIES -- 1.9%
  Other Assets and Liabilities,
    Net                                                      702
                                                          ------
Total Other Assets and Liabilities                           702
                                                          ------
NET ASSETS:
  Portfolio shares of the
    Institutional Class (unlimited
    authorization -- $0.001 par
    value) based on 3,587,673
    outstanding shares of
    beneficial interest                                   35,870
  Portfolio shares of the Retail
    Class (unlimited
    authorization --
    $0.001 par value) based on
    1,131 outstanding shares of
    beneficial interest                                       11
  Undistributed net investment
    income                                                    64
  Undistributed net realized gain
    on investments                                            33
  Unrealized appreciation on
    investments                                               92
                                                          ------
Total Net Assets: -- 100.0%                            $  36,070
                                                          ======
Net Asset Value, Offering Price
  and
  Redemption Price Per Share --
  Institutional Class                                  $   10.05
                                                          ======
Net Asset Value and Redemption
  Price Per Share -- Retail Class                      $   10.04
                                                          ======
Maximum Offering Price Per
  Share -- Retail Class
  ($10.04 / 98.0%)                                     $   10.24
                                                          ======
FNMA   Federal National Mortgage Association
REMIC  Real Estate Mortgage Investment Conduit

   ----------------------------------------------------------
                                         Face           Market
           Description               Amount (000)     Value (000)
   ----------------------------------------------------------

PENNSYLVANIA TAX-FREE

Bond Fund
MUNICIPAL BONDS -- 100.8%
PENNSYLVANIA -- 100.8%
  Allegheny County, Mercy Hospital
    of Pittsburgh, RB, AMBAC
    6.450%, 04/01/01                   $     200       $     219
  Allegheny County, Montefiore
    Hospital Improvement, RB,
    Escrowed To Maturity
    5.800%, 10/01/03                         140             146
  Allentown, Water Authority, RB
    5.650%, 07/15/96                         100             101
  Central Bucks, School District,
    GO
    6.600%, 02/01/03                         175             191
  Dauphin County, Correctional
    Facility, GO, MBIA
    5.450%, 08/01/07                         200             204
  Delaware County GO,
    Callable @ 100 09/01/96
    7.100%, 12/01/98                         170             176
  Delaware County, Villanova
    University, RB, AMBAC
    5.400%, 08/01/08                         200             203
  Erie County, Correctional
    Facility, GO, MBIA, Escrowed
    To Maturity
    5.850%, 11/01/96                         100             102
  Gettysburg, Gettysburg College,
    RB
    5.300%, 02/15/97                         250             254
  Gettysburg, RB, VRDN
    3.950%, 03/01/04 (B)                     100             100
  Hampden Township,
    Sewer Authority, SO,
    Escrowed To Maturity
    5.350%, 04/01/03                         140             145
  Harrisburg, Resource Recovery,
    RB
    5.875%, 09/01/13 (A)                     200             201
  Hempfield, School District, GO,
    FGIC
    5.300%, 10/15/14                         250             241
  Keystone, School District, GO,
    FGIC
    4.750%, 09/01/06                         240             231
  Lehigh County, Sewer Authority,
    RB, VRDN, FGIC
    3.850%, 03/15/05 (B)                     200             200
  Lower Burrell, Sewer Authority,
    RB, AMBAC
    5.125%, 02/01/16                         250             234
  Millcreek Township, Sewer
    Authority, RB, MBIA,
    Pre-Refunded
    6.000%, 11/01/99 (C)                     150             159
  Montgomery County, Hospital
    Authority, Abington Hospital,
    Series A, RB, AMBAC
    5.125%, 06/01/14                         250             232

--------------------------------------------------------------------------------

   ----------------------------------------------------------
                                         Face           Market
           Description               Amount (000)     Value (000)
   ----------------------------------------------------------
PENNSYLVANIA -- CONTINUED
  Montgomery County, Public
    Improvements, GO,
    Callable @ 100 10/15/03
    5.750%, 10/15/11                   $     175       $     179
  Nazareth, School District, GO,
    AMBAC
    5.500%, 11/15/12                         200             198
  Northampton County, Lehigh
    University, Series A, RB, MBIA
    5.750%, 11/15/18                         150             150
  Pennsylvania State, Allegheny
    General Hospital, Series A, RB
    6.300%, 09/01/97                         200             207
  Pennsylvania State, Housing
    Finance Authority, Series 37a,
    RB
    5.450%, 10/01/17 (A)                     200             183
  Pennsylvania State, Industrial
    Development Authority, RB,
    AMBAC
    5.800%, 07/01/09                         250             258
  Pennsylvania State,
    Miscellaneous Improvement, GO,
    Callable @ 100 09/01/99
    6.250%, 09/01/00                         150             154
  Pennsylvania State, Penn State
    University, RB, Callable @ 100
    03/01/04
    6.150%, 03/01/05 (A)                     145             157
  Pennsylvania State, Turnpike
    Commission, Series P, RB
    5.100%, 12/01/99                         250             257
    5.350%, 12/01/01                         250             259
  Pennsylvania State, University
    Improvement, Series F, RB,
    AMBAC, Callable @ 100 12/15/02
    6.000%, 12/15/09                         225             232
  Philadelphia, Pennsylvania
    Hospital, Series A, RB
    5.250%, 02/15/14                         250             236
  Philadelphia, Philadelphia Gas
    Works, Series 15, RB, MBIA
    4.600%, 08/01/03                         250             247
  Quakertown, Hospital Authority,
    RB, VRDN
    3.750%, 07/01/05 (A) (B)                 100             100
  Rose Tree Media, School
    District, GO, FGIC
    5.350%, 02/15/10                         150             150
  Scranton-Lackawanna, University
    of Scranton, Series A, RB,
    Callable @ 100 03/01/02
    6.150%, 03/01/03 (A)                     150             160
  Venango, Pollution Control, RB,
    VRDN
    4.600%, 12/01/12 (A) (B)                 200             200

   ----------------------------------------------------------
                                         Face           Market
           Description               Amount (000)     Value (000)
   ----------------------------------------------------------
  Wayne County, Housing Authority,
    RB, MBIA
    5.350%, 10/01/07                   $     190       $     186
                                                          ------
Total Pennsylvania                                         6,852
                                                          ------
Total Municipal Bonds
  (Cost $6,839,773)                                        6,852
                                                          ------
Total Investments -- 100.8%
  (Cost $6,839,773)                                        6,852
                                                          ------
OTHER ASSETS AND LIABILITIES -- (0.8)%
  Other Assets and Liabilities, Net                          (55)
                                                          ------
Total Other Assets and Liabilities                           (55)
                                                          ------
NET ASSETS:
  Portfolio shares of the
    Institutional Class (unlimited
    authorization -- $0.001 par
    value) based on 584,020
    outstanding shares of
    beneficial interest                                    6,018
  Portfolio shares of the Retail
    Class (unlimited
    authorization --
    $0.001 par value) based on
    80,106 outstanding shares of
    beneficial interest                                      825
  Undistributed net investment
    income                                                    10
  Accumulated net realized loss on
    investments                                              (68)
  Unrealized appreciation on
    investments                                               12
                                                          ------
Total Net Assets: -- 100.0%                            $   6,797
                                                          ======
Net Asset Value, Offering Price
  and Redemption Price Per
  Share -- Institutional Class                         $   10.23
                                                          ======
Net Asset Value and Redemption
  Price Per Share -- Retail Class                      $   10.23
                                                          ======
Maximum Offering Price Per
  Share -- Retail Class
  ($10.23 / 98.0%)                                     $   10.44
                                                          ======

AMBAC   American Municipal Bond Assurance Company
FGIC    Federal Guaranty Insurance Corporation
GO      General Obligation
MBIA    Municipal Bond Insurance Association
RB      Revenue Bonds
SO      Special Obligation
VRDN    Variable Rate Demand Note
(A) Securities are held in connection with a letter of credit or other credit support.
(B) Floating Rate Security -- the rate reflected on the Statement of Net Assets is the rate in effect on October 31, 1995.
(C) Pre-Refunded Security -- The Maturity Date shown is the pre-refunded date.

STATEMENT OF NET ASSETS
--------------------------------------------------------------------------------
The Conestoga Funds--October 31, 1995

CASH MANAGEMENT FUND

   ----------------------------------------------------------
                                         Face
           Description               Amount (000)     Value (000)
   ----------------------------------------------------------
COMMERCIAL PAPER -- 36.6%
  Abbey National
    5.590%, 01/08/96                   $   5,000       $   4,947
  AIG Funding
    6.035%, 11/01/95                       3,000           3,000
  American Express
    5.700%, 11/01/95                       5,000           5,002
    5.690%, 01/12/96                       5,000           4,943
  Associates
    5.700%, 01/23/96                       5,000           4,934
  Caisse Des Depots Et
    Consignations
    5.640%, 01/16/96                       5,000           4,940
  Eli Lilly
    5.820%, 01/16/96                       3,000           2,963
  General Electric Capital
    5.670%, 11/16/95                       4,000           3,991
    5.660%, 02/12/96                       5,000           4,919
  International Lease Finance
    5.710%, 01/08/96                       5,000           4,946
    5.630%, 01/22/96                       5,000           4,936
  J.C. Penney
    5.710%, 11/30/95                       5,000           4,977
  Pepsico
    5.670%, 11/03/95                       5,000           4,998
  Province of Alberta
    5.550%, 01/12/96                       3,000           2,967
  Sara Lee
    5.800%, 11/02/95                       5,000           4,999
    5.710%, 11/08/95                       5,000           4,994
  Toronto Dominion Bank
    5.660%, 01/17/96                       5,000           4,939
    5.490%, 03/19/96                       5,000           4,894
  Transamerica Finance
    5.620%, 02/15/96                       5,000           4,917
                                                          ------
Total Commercial Paper
  (Cost $87,206,251)                                      87,206
                                                          ------
U.S. GOVERNMENT AGENCY OBLIGATIONS -- 7.5%
  FHLB
    5.490%, 01/17/96                       3,000           2,965
  FHLMC
    5.560%, 11/21/95                       5,000           4,985
  FNMA
    5.590%, 01/04/96                       5,000           4,950
    5.580%, 02/20/96                       5,000           4,914
                                                          ------
Total U.S. Government Agency Obligations
  (Cost $17,813,615)                                      17,814
                                                          ------
BANK NOTES -- 3.8%
  FCC National Bank
    5.900%, 08/21/96                       5,000           4,996
    5.650%, 11/01/96                       4,000           3,997
                                                          ------
Total Bank Notes
  (Cost $8,993,431)                                        8,993
                                                          ------
U.S. TREASURY OBLIGATIONS -- 3.3%
  U.S. Treasury Bills
    5.410%, 01/11/96                   $   3,000           2,968
    5.540%, 07/25/96                       5,000           4,795
                                                          ------
Total U.S. Treasury Obligations
  (Cost $7,762,549)                                        7,763
                                                          ------

   ----------------------------------------------------------
                                         Face
           Description               Amount (000)     Value (000)
   ----------------------------------------------------------
CERTIFICATES OF DEPOSIT -- 2.1%
  National Westminster Bank
    5.770%, 12/11/95                       5,000       $   5,000
                                                          ------
Total Certificates of Deposit
  (Cost $5,000,000)                                        5,000
                                                          ------
REPURCHASE AGREEMENTS -- 48.8%
  Hong Kong Shanghai Banking
    5.850%, dated 10/31/95,
    matures 11/01/95, repurchase
    price $35,005,688
    (collateralized by
    U.S. Treasury Note, par value
    $35,000,000, 6.875%, matures
    03/31/97: market value
    $35,803,299)                          35,000          35,000
  Merrill Lynch
    5.850%, dated 10/31/95,
    matures 11/01/95, repurchase
    price $46,173,402
    (collateralized by various
    U.S. Treasury Notes,
    total par value $44,803,000,
    6.500%-6.875%, 04/30/97: total
    market value $47,090,599)             46,166          46,166
  Morgan Stanley
    5.850%, dated 10/31/95,
    matures 11/01/95, repurchase
    price $35,005,688
    (collateralized by
    U.S. Treasury Note, par value
    $26,675,000, 9.250%, matures
    02/15/16: market value
    $35,747,093)                          35,000          35,000
                                                          ------
Total Repurchase Agreements
  (Cost $116,165,900)                                    116,166
                                                          ------
Total Investments -- 102.1%
  (Cost $242,941,746)                                    242,942
                                                          ------
OTHER ASSETS AND LIABILITIES -- (2.1%)
  Other Assets and Liabilities,
    Net                                                   (5,064)
                                                          ------
Total Other Assets and Liabilities                        (5,064)
                                                          ------
NET ASSETS:
  Portfolio shares of the
    Institutional Class (unlimited
    authorization -- $0.001 par
    value) based on 234,652,830
    outstanding shares of
    beneficial interest                                  234,653
  Portfolio shares of the Retail
    Class (unlimited
    authorization --
    $0.001 par value) based on
    3,361,129 outstanding shares
    of
    beneficial interest                                    3,361

--------------------------------------------------------------------------------

   ----------------------------------------------------------
                                         Face
           Description               Amount (000)     Value (000)
   ----------------------------------------------------------
NET ASSETS -- CONTINUED
  Accumulated net realized loss on
    investments                                        $    (136)
                                                          ------
Total Net Assets: -- 100.0%                            $ 237,878
                                                          ======
Net Asset Value, Offering Price
  and Redemption Price Per
  Share -- Institutional Class                         $    1.00
                                                          ======
Net Asset Value, Offering Price
  and Redemption Price Per
  Share --
  Retail Class                                         $    1.00
                                                          ======

FHLB   Federal Home Loan Bank
FHLMC  Federal Home Loan Mortgage Corporation
FNMA   Federal National Mortgage Association

U.S. TREASURY
SECURITIES FUND

U.S. TREASURY OBLIGATIONS -- 39.9%
  U.S. Treasury Bills
    5.720%, 11/09/95                   $  10,000       $   9,987
    5.400%, 12/21/95                      20,000          19,850
    5.340%, 01/04/96                      25,000          24,763
    5.310%, 01/11/96                      10,000           9,895
    5.410%, 01/11/96                      10,000           9,893
    5.830%, 01/11/96                      10,000           9,885
    5.780%, 02/08/96                      10,000           9,851
    5.300%, 03/07/96                      15,000          14,720
    5.290%, 03/14/96                      10,000           9,803
    5.310%, 04/04/96                      15,000          14,657
    6.020%, 04/04/96                       5,000           4,875
    5.540%, 05/02/96                      10,000           9,718
    5.540%, 07/25/96                       5,000           4,795
  U.S. Treasury Notes
    7.500%, 02/29/96                      10,000          10,062
    7.625%, 04/30/96                      10,000          10,096
  U.S. Treasury Strip
    05/15/96                               5,000           4,854
                                                          ------
Total U.S. Treasury Obligations
  (Cost $177,703,757)                                    177,704
                                                          ------
REPURCHASE AGREEMENTS -- 60.5%
  Barclays De Zoete Wedd
    5.850%, dated 10/31/95,
    matures 11/01/95, repurchase
    price $50,008,125
    (collateralized by
    U.S. Treasury Note, par value
    $32,632,000, 11.250%, matures
    02/15/15: market value
    $51,069,081)                          50,000          50,000
  Hong Kong Shanghai Banking
    5.850%, dated 10/31/95,
    matures 11/01/95, repurchase
    price $85,013,813
    (collateralized by various
    U.S. Treasury Notes,
    total par value $70,220,000,
    7.125%-12.500%,
    08/15/14-02/15/23:
    total market value
    $87,257,890)                       $  85,000        $ 85,000

   ----------------------------------------------------------
                                         Face
           Description               Amount (000)     Value (000)
   ----------------------------------------------------------
  Merrill Lynch
    5.850%, dated 10/31/95,
    matures 11/01/95, repurchase
    price $49,579,455
    (collateralized by various
    U.S. Treasury Notes, total par
    value $40,257,000, 7.250%-
    9.875%, 11/15/15-05/15/17:
    total market value
    $50,566,595)                       $  49,571       $  49,571
  Morgan Stanley
    5.850%, dated 10/31/95,
    matures 11/01/95, repurchase
    price $85,013,813
    (collateralized by
    U.S. Treasury Note, par value
    $66,670,000, 8.750%, matures
    08/15/20: market value
    $86,689,520)                          85,000          85,000
                                                          ------
Total Repurchase Agreements
  (Cost $269,571,400)                                    269,571
                                                          ------
Total Investments -- 100.4%
  (Cost $447,275,157)                                    447,275
                                                          ------
OTHER ASSETS AND LIABILITIES -- (0.4%)
  Other Assets and Liabilities,
    Net                                                   (2,016)
                                                          ------
Total Other Assets and Liabilities                        (2,016)
                                                          ------
NET ASSETS:
  Portfolio shares of the
    Institutional Class (unlimited
    authorization -- $0.001 par
    value) based on 444,422,563
    outstanding shares of
    beneficial interest                                  444,423
  Portfolio shares of the Retail
    Class (unlimited
    authorization --
    $0.001 par value) based on
    729,856 outstanding shares of
    beneficial interest                                      730
  Undistributed net realized gain
    on investments                                           106
                                                          ------
Total Net Assets: -- 100.0%                            $ 445,259
                                                          ======
Net Asset Value, Offering and
  Redemption Price Per Share --
  Institutional Class                                  $    1.00
                                                          ======
Net Asset Value, Offering and
  Redemption Price Per Share --
  Retail Class                                         $    1.00
                                                          ======

STATEMENT OF NET ASSETS
--------------------------------------------------------------------------------
The Conestoga Funds--October 31, 1995

TAX-FREE FUND

   ----------------------------------------------------------
                                         Face
           Description               Amount (000)     Value (000)
   ----------------------------------------------------------
MUNICIPAL BONDS -- 99.9%
ALABAMA -- 0.7%
  McIntosh, Industrial Development
    Board, Ciba Geigy Corporate
    Project, RB, VRDN
    4.000%, 07/01/04 (A) (B)           $     400       $     400
                                                          ------
Total Alabama                                                400
                                                          ------
ARIZONA -- 0.4%
  Flagstaff, TECP
    3.500%, 12/05/95 (B)                     250             250
                                                          ------
Total Arizona                                                250
                                                          ------
ARKANSAS -- 4.9%
  Mesa, Municipal Developement,
    TECP
    3.800%, 12/06/95 (B)                   3,000           3,000
                                                          ------
Total Arkansas                                             3,000
                                                          ------
COLORADO -- 3.2%
  Colorado State, Health
    Facilities Authority, RB,
    VRDN, MBIA
    3.900%, 10/01/14 (A)                   1,955           1,955
                                                          ------
Total Colorado                                             1,955
                                                          ------
FLORIDA -- 1.1%
  Hillsborough, Pollution Control,
    RB, VRDN
    4.000%, 09/01/25 (A) (B)                 700             700
                                                          ------
Total Florida                                                700
                                                          ------
GEORGIA -- 3.9%
  Burke County, TECP
    3.750%, 12/07/95 (B)                   2,400           2,400
                                                          ------
Total Georgia                                              2,400
                                                          ------
HAWAII -- 2.4%
  St County Honolulu, TECP
    3.800%, 12/05/95 (B)                   1,500           1,500
                                                          ------
Total Hawaii                                               1,500
                                                          ------
ILLINOIS -- 1.9%
  Chicago, O'Hare Airport, RB,
    VRDN
    3.900%, 01/01/18 (A) (B)               1,200           1,200
                                                          ------
Total Illinois                                             1,200
                                                          ------
KANSAS -- 4.8%
  Burlington, TECP
    3.750%, 11/15/95 (B)                   1,450           1,450
    3.850%, 12/13/95 (B)                   1,500           1,500
                                                          ------
Total Kansas                                               2,950
                                                          ------
KENTUCKY -- 3.6%
  Jefferson County, TECP
    3.800%, 11/20/95 (B)                   2,200           2,200
                                                          ------
Total Kentucky                                             2,200
                                                          ------
LOUISIANA -- 2.5%
  Louisiana State, Public
    Facilities, RB, VRDN, FGIC
    3.900%, 09/01/10 (A)               $   1,565           1,565
                                                          ------
Total Louisiana                                            1,565
                                                          ------

   ----------------------------------------------------------
                                         Face
           Description               Amount (000)     Value (000)
   ----------------------------------------------------------
MICHIGAN -- 4.5%
  Delta County, TECP
    3.750%, 11/21/95 (B)                   1,300       $   1,300
  Michigan State, Storage Tank
    Financial Authority, RB, VRDN
    3.900%, 12/01/04 (A) (B)               1,500           1,500
                                                          ------
Total Michigan                                             2,800
                                                          ------
MINNESOTA -- 6.0%
  Robbinsdale, Industrial
    Development, Unicare Homes
    Project,
    RB, VRDN
    4.000%, 10/01/14 (A) (B)               1,100           1,100
  Rochester, TECP
    3.150%, 11/09/95 (B)                   1,100           1,100
    3.800%, 01/22/96 (B)                   1,500           1,500
                                                          ------
Total Minnesota                                            3,700
                                                          ------
MISSISSIPPI -- 6.2%
  Independence, Waste, TECP
    3.500%, 11/03/95 (B)                   2,000           2,000
  Jackson County, Pollution
    Control, RB, VRDN
    3.900%, 12/01/16 (A)                   1,000           1,000
  Perry County, Pollution Control,
    RB, VRDN
    3.950%, 03/01/02 (A) (B)                 800             800
                                                          ------
Total Mississippi                                          3,800
                                                          ------
MISSOURI -- 1.1%
  Kansas City, Hospital, RB, VRDN,
    MBIA
    4.000%, 04/15/15 (A)                     700             700
                                                          ------
Total Missouri                                               700
                                                          ------
MONTANA -- 1.0%
  Billings, Industrial
    Development, RB, VRDN
    3.950%, 12/01/14 (A) (B)                 600             600
                                                          ------
Total Montana                                                600
                                                          ------
NEW YORK -- 2.1%
  New York, Water Finance
    Authority, RB, VRDN, FGIC
    4.000%, 06/15/22 (A)                     300             300
    4.000%, 06/15/23 (A)                   1,000           1,000
                                                          ------
Total New York                                             1,300
                                                          ------
NORTH CAROLINA -- 6.6%
  Eastern Municipal Agency, Power
    Systems, RB, Prerefunded
    01/01/96 @ 103
    7.750%, 01/01/96 (C)                   2,000           2,070

--------------------------------------------------------------------------------

   ----------------------------------------------------------
                                         Face
           Description               Amount (000)     Value (000)
   ----------------------------------------------------------
NORTH CAROLINA -- CONTINUED
  North Carolina, Municipal Power,
    TECP
    3.750%, 01/24/96 (B)               $   2,000       $   2,000
                                                          ------
Total North Carolina                                       4,070
                                                          ------
OHIO -- 8.1%
  Ohio State, Air Quality
    Development Authority, RB,
    VRDN
    4.000%, 09/01/30 (A)(B)                2,000           2,000
  Ohio State, Air Quality, TECP
    3.700%, 11/06/95 (B)                   3,000           3,000
                                                          ------
Total Ohio                                                 5,000
                                                          ------
PENNSYLVANIA -- 2.4%
  Delaware County, TECP, FGIC
    3.600%, 11/02/95                       1,500           1,500
                                                          ------
Total Pennsylvania                                         1,500
                                                          ------
TEXAS -- 12.3%
  Harris County, RB, VRDN
    4.000%, 03/01/24 (A) (B)               1,100           1,100
  San Antonio, Independent School
    District, GO, Prerefunded
    11/01/95 @ 100
    8.000%, 11/01/95 (C)                   1,700           1,700
  Texas A & M, TECP
    3.800%, 12/08/95 (B)                   1,500           1,500
  Texas Port Development
    Authority, Stolt Terminals
    Project, RB, VRDN
    3.850%, 01/15/14 (A) (B)               1,300           1,300
  Texas State, TAN
    4.750%, 08/30/96                       2,000           2,012
                                                          ------
Total Texas                                                7,612
                                                          ------
VIRGINIA -- 3.2%
  Chesapeake, Independent
    Development Authority, TECP
    3.600%, 11/06/95 (B)                   1,000           1,000
  Penninsula Ports, TECP
    3.650%, 11/07/95 (B)                   1,000           1,000
                                                          ------
Total Virginia                                             2,000
                                                          ------
WASHINGTON, D.C. -- 4.6%
  District of Columbia, Education
    Bonds, American University
    Issue A, RB, VRDN
    3.950%, 12/01/15 (A) (B)               2,835           2,835
                                                          ------
Total Washington, D.C.                                     2,835
                                                          ------
WYOMING -- 12.5%
  Converse, TECP
    3.500%, 11/06/95 (B)                   1,000           1,000
  Gillette County, TECP
    3.700%, 11/17/95 (B)                   1,000           1,000

   ----------------------------------------------------------
                                         Face
           Description               Amount (000)     Value (000)
   ----------------------------------------------------------
  Lincoln County, TECP
    3.700%, 11/21/95 (B)               $   1,400       $   1,400
  Sweetwater County, TECP
    3.650%, 12/08/95                       2,500           2,499
  Uinta County, Pollution Control,
    RB, VRDN
    3.900%, 08/15/02 (A) (B)               1,800           1,800
                                                          ------
Total Wyoming                                              7,699
                                                          ------
Total Municipal Bonds
  (Cost $61,736,077)                                      61,736
                                                          ------
Total Investments -- 99.9%
  (Cost $61,736,077)                                      61,736
                                                          ------
OTHER ASSETS AND LIABILITIES -- 0.1%
  Other Assets and Liabilites, Net                            55
                                                          ------
Total Other Assets and Liabilities                            55
                                                          ------
NET ASSETS:
  Portfolio shares of the
    Institutional Class (unlimited
    authorization -- $0.001 par
    value) based on 60,491,930
    outstanding shares of
    beneficial interest                                   60,492
  Portfolio shares of the Retail
    Class (unlimited
    authorization --
    $0.001 par value ) based on
    1,281,648 outstanding shares
    of
    beneficial interest                                    1,282
  Undistributed net realized gain
    on investments                                            17
                                                          ------
Total Net Assets: -- 100.0%                            $  61,791
                                                          ======
Net Asset Value, Offering and
  Redemption Price Per Share --
  Institutional Class                                  $    1.00
                                                          ======
Net Asset Value, Offering and
  Redemption Price Per Share --
  Retail Class                                         $    1.00
                                                          ======

FGIC    Financial Guaranty Insurance Corporation
GO      General Obligation
MBIA    Municipal Bond Insurance Association
RB      Revenue Bond
TAN     Tax Anticipation Note
TECP    Tax Exempt Commercial Paper
VRDN    Variable Rate Demand Note
(A) Floating Rate Security -- the rate reflected on the Statement of Net Assets is the rate in effect on October
        31, 1995.
(B) Securities are held in conjunction with a letter of credit or other credit support.
(C)     The maturity date shown is the pre-refunded date.

STATEMENT OF OPERATIONS (000)
--------------------------------------------------------------------------------
The Conestoga Funds--For the year ended October 31, 1995

                                                         -------          -------       ------------      --------
                                                                          SPECIAL       INTERNATIONAL
                                                         EQUITY           EQUITY           EQUITY         BALANCED
                                                          FUND             FUND            FUND(1)        FUND(2)
                                                         -------          -------       ------------      --------
INVESTMENT INCOME:
  Interest Income                                        $   582          $   121           $  50          $  427
  Dividend Income                                          4,507              351              48             104
  Less Foreign Taxes Withheld                                 --               --              (6)             --
                                                         -------          -------        --------         -------
  Total Investment Income                                  5,089              472              92             531
                                                         -------          -------        --------         -------
EXPENSES:
  Investment Advisory Fees                                 1,503              480              51              89
  Investment Advisory Fees Waived                             --             (466)             --             (30)
  Reimbursement from Advisor                                  --              (50)             --              --
  Administrator Fees                                         352               56               9              20
  Administrator Fees Waived                                  (97)             (18)             --              (1)
  Shareholder Servicing Fees(3)                               38                8              --              --
  Shareholder Servicing Fees Waived                           --               (8)             --              --
  Distribution Fees(4)                                        17                2              --              --
  Distribution Fees Waived                                   (10)              (2)             --              --
  Registration Fees                                          114               20               5               4
  Custody and Accounting Fees                                 71               30              17               2
  Professional Fees                                           48               11               1               4
  Transfer Agent Fees                                         86               25               1               4
  Printing Fees                                               25                4               1               1
  Pricing Expense                                              3               --               8              --
  Trustee Fees                                                12                2              --               1
  Insurance and Other Fees                                     3                2               2               1
  Amortization of Deferred Organization Costs                 --                8               2               2
                                                         -------          -------        --------         -------
  Total Expenses                                           2,165              104              97              97
                                                         -------          -------        --------         -------
NET INVESTMENT INCOME (LOSS)                               2,924              368              (5)            434
                                                         -------          -------        --------         -------
NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
  Net Realized Gain (Loss) on Security Transactions       28,979            8,512             (33)            285
  Net Realized Gain on Foreign Currency Transactions          --               --             234              --
  Net Change in Unrealized Appreciation on Investments    12,894            1,127             707             859
  Net Change in Unrealized Appreciation on Foreign
    Currency
    and Translation of Other Assets and Liabilities in
    Foreign Currencies                                        --               --              45              --
                                                         -------          -------        --------         -------
  Net Realized and Unrealized Gain (Loss) on
    Investments:                                          41,873            9,639             953           1,144
                                                         -------          -------        --------         -------
INCREASE IN NET ASSETS RESULTING FROM OPERATIONS         $44,797          $10,007           $ 948          $1,578
                                                         -------          -------        --------         -------
                                                         -------          -------        --------         -------

Amounts designated as "--" are either $0 or have been rounded to $0.
(1) The International Equity Fund and the Short-Term Income Fund commenced operations on May 15, 1995.
(2) The Balanced Fund commenced operations on June 26, 1995.
(3) Shareholder Servicing Fees relate to a Shareholder Service Plan that was in effect through February 20, 1995.
(4) Distribution Fees relate to a Distribution Plan effective February 21, 1995 and are incurred solely by the Retail Class.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

    -------     ------------     ----------     ------------     ----------     -------------     --------
                                                PENNSYLVANIA
                INTERMEDIATE     SHORT-TERM       TAX-FREE          CASH        U.S. TREASURY
     BOND          INCOME          INCOME           BOND         MANAGEMENT      SECURITIES       TAX-FREE
     FUND           FUND          FUND(1)           FUND            FUND            FUND            FUND
    -------     ------------     ----------     ------------     ----------     -------------     --------
    $ 6,924        $4,760          $1,095           $323          $ 11,680         $21,001         $2,484
         --            --              --             --                --              --             --
         --            --              --             --                --              --             --
    -------     ---------        --------       --------          --------      ----------        -------
      6,924         4,760           1,095            323            11,680          21,001          2,484
    -------     ---------        --------       --------          --------      ----------        -------
        750           552             135             46               794           1,457            259
       (409)         (365)            (82)           (39)             (397)           (456)          (158)
         --            (6)             --            (24)               --              --             --
        176           129              31             11               366             671            120
        (13)           (5)             --             (3)               --             (35)           (35)
         21            14              --              5               145             266             51
         (3)           (8)             --             (5)              (62)           (106)           (51)
          3             4              --              2                10              30              5
         (1)           (2)             --             (2)               (3)            (13)            (5)
         63            47              13              1                53              63             21
         46            38               3             21                64             100             27
         31            26               3              4                62             116             19
         39            36               5             11                43              61             23
         12             9               2              2                20              44              9
          2             5               1              1                --              --             --
          6             4               1             --                11              24              4
          3             6               1              1                19              45              7
         --            --               1             --                --              --             --
    -------     ---------        --------       --------          --------      ----------        -------
        726           484             114             32             1,125           2,267            296
    -------     ---------        --------       --------          --------      ----------        -------
      6,198         4,276             981            291            10,555          18,734          2,188
    -------     ---------        --------       --------          --------      ----------        -------
      3,058         1,152              32            (68)                2              41             (4)
         --            --              --             --                --              --             --
      3,499         1,825              92            501                --              --             --
         --            --              --             --                --              --             --
    -------     ---------        --------       --------          --------      ----------        -------
      6,557         2,977             124            433                 2              41             (4)
    -------     ---------        --------       --------          --------      ----------        -------
    $12,755        $7,253          $1,105           $724          $ 10,557         $18,775         $2,184
    -------     ---------        --------       --------          --------      ----------        -------
    -------     ---------        --------       --------          --------      ----------        -------

    The accompanying notes are an integral part of the financial statements.

STATEMENT OF CHANGES IN NET ASSETS (000)
--------------------------------------------------------------------------------
The Conestoga Funds--October 31, 1995

                             --------------------     --------------------     -----------   ----------    --------------------
                                                             SPECIAL          INTERNATIONAL
                                    EQUITY                   EQUITY              EQUITY       BALANCED             BOND
                                     FUND                     FUND                FUND          FUND               FUND
                             --------------------     --------------------     -----------   ----------    --------------------
                              11/1/94     11/1/93      11/1/94    3/15/94**     5/15/95**     6/26/95**     11/1/94     11/1/93
                            to 10/31/95 to 10/31/94  to 10/31/95 to 10/31/94   to 10/31/95   to 10/31/95  to 10/31/95 to 10/31/94
                            ----------  ----------   ----------  ----------    -----------   ----------   ----------  ----------
OPERATIONS:
  Net Investment Income
    (Loss)                   $   2,924   $     361     $   368     $    62       $    (5)      $   434     $   6,198    $ 1,302
  Net Realized Gain (Loss)
    on Securities and
    Foreign Currency
    Transactions                28,979       2,619       8,512          51           201           285         3,058     (1,359)
  Net Change in Unrealized
    Appreciation
    (Depreciation) of
    Investments and Foreign
    Currencies                  12,894      (1,933)      1,127        (583)          752           859         3,499     (1,239)
                              --------    --------    --------    --------     ---------      --------      --------   --------
  Increase (Decrease) in
    Net Assets Resulting
    from Operations             44,797       1,047      10,007        (470)          948         1,578        12,755     (1,296)
                              --------    --------    --------    --------     ---------      --------      --------   --------
DISTRIBUTIONS TO
  SHAREHOLDERS:
  Net Investment Income:
    Prior Class (a)*              (125)       (361)        (35)        (57)           --            --          (359)    (1,291)
    Retail Class (b)*              (53)         --          (5)         --            --            (1)          (56)        --
    Institutional Class
      (b)*                      (2,638)         --        (316)         --            --          (386)       (5,443)        --
  Net Realized Gains:
    Prior Class (a)*            (2,660)     (1,895)        (80)         --            --            --            --       (841)
                              --------    --------    --------    --------     ---------      --------      --------   --------
  Total Distributions           (5,476)     (2,256)       (436)        (57)           --          (387)       (5,858)    (2,132)
CAPITAL TRANSACTIONS (C):
  Prior Class (a)*:
    Redesignated to Retail
      Class                     (5,674)         --        (471)         --            --            --        (1,365)        --
    Redesignated to
      Institutional Class      (42,589)         --      (9,970)         --            --            --       (29,097)        --
    Proceeds from Shares
      Issued                     4,679      15,691         652      11,284            --            --         9,204      5,563
    Reinvestment of Cash
      Distributions              2,420       1,929         115          57            --            --           244      1,430
    Cost of Shares
      Repurchased               (6,294)    (11,959)        (81)       (745)           --            --        (2,665)    (7,534)
                              --------    --------    --------    --------     ---------      --------      --------   --------
  Increase (Decrease) in
    Net Assets Derived from
    Prior Class
    Transactions               (47,458)      5,661      (9,755)     10,596            --            --       (23,679)      (541)
  Retail Class (b)*:
    Redesignated from Prior
      Class                      5,674          --         471          --            --            --         1,365         --
    Proceeds from Shares
      Issued                       676          --         186          --             9            68           164         --
    Reinvestment of Cash
      Distributions                 52          --           5          --            --            --            48         --
    Cost of Shares
      Repurchased                 (948)         --         (57)         --            (1)           --          (291)        --
                              --------    --------    --------    --------     ---------      --------      --------   --------
  Increase in Net Assets
    Derived from Retail
    Class Transactions           5,454          --         605          --             8            68         1,286         --
  Institutional Class (b)*:
    Redesignated from Prior
      Class                     42,589          --       9,970          --            --            --        29,097         --
    Proceeds from Shares
      Issued                   351,837          --      46,892          --        13,282        39,740       192,154         --
    Reinvestment of Cash
      Distributions              2,568          --         316          --            --           386         5,109         --
    Cost of Shares
      Repurchased              (59,497)         --      (9,538)         --          (857)       (2,822)      (38,426)        --
                              --------    --------    --------    --------     ---------      --------      --------   --------
  Increase (Decrease) in
    Net Assets Derived from
    Institutional Class
    Transactions               337,497          --      47,640          --        12,425        37,304       187,934         --
                              --------    --------    --------    --------     ---------      --------      --------   --------
Increase (Decrease) in Net
  Assets Derived from
  Capital Transactions         295,493       5,661      38,490      10,596        12,433        37,372       165,541       (541)
                              --------    --------    --------    --------     ---------      --------      --------   --------
  Net Increase (Decrease)
    in Net Assets              334,815       4,452      48,061      10,069        13,381        38,563       172,438     (3,969)
                              --------    --------    --------    --------     ---------      --------      --------   --------
NET ASSETS:
  Beginning of Period           50,128      45,676      10,069          --            --            --        23,377     27,346
                              --------    --------    --------    --------     ---------      --------      --------   --------
  End of Period              $ 384,943   $  50,128     $58,130     $10,069       $13,381       $38,563     $ 195,815    $23,377
                              --------    --------    --------    --------     ---------      --------      --------   --------
                              --------    --------    --------    --------     ---------      --------      --------   --------

Amounts designated as "--" are either $0 or have been rounded to $0.
* On February 21, 1995, the shareholders of each fund ratified the classification of such fund's outstanding shares into Retail and Institutional shares.
** Commencement of operations.
(a) For the current fiscal year Prior Class figures represent activity from November 1, 1994 to February 21, 1995.
(b) Retail and Institutional Class figures represent activity from February 22, 1995 through October 31, 1995.
(c) See Capital Share Transactions in the Notes to the Financial Statements. The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

        --------------------    ----------    --------------------     --------------------     --------------------    -----------
                                  SHORT-          PENNSYLVANIA
            INTERMEDIATE           TERM             TAX-FREE                   CASH                 U.S. TREASURY
               INCOME             INCOME              BOND                  MANAGEMENT               SECURITIES          TAX-FREE
                FUND               FUND               FUND                     FUND                     FUND               FUND
        --------------------    ----------    --------------------     --------------------     --------------------    -----------
         11/1/94     11/1/93     5/15/95**     11/1/94     11/1/93      11/1/94     11/1/93      11/1/94     11/1/93      11/1/94
       to 10/31/95 to 10/31/94  to 10/31/95  to 10/31/95 to 10/31/94  to 10/31/95 to 10/31/94  to 10/31/95 to 10/31/94  to 10/31/95
       ----------  ----------   ----------   ----------  ----------   ----------  ----------   ----------  ----------   ----------
        $   4,276   $   1,036    $     981     $   291     $   354     $  10,555   $   4,692    $  18,734   $   9,637    $   2,188
            1,152        (387)          32         (68)          9             2        (220)          41          10           (4)
            1,825        (920)          92         501        (767)           --          --           --          --           --
         --------    --------     --------    --------    --------     ---------   ---------    ---------   ---------    ---------
            7,253        (271)       1,105         724        (404)       10,557       4,472       18,775       9,647        2,184
         --------    --------     --------    --------    --------     ---------   ---------    ---------   ---------    ---------
             (264)     (1,030)          --         (81)       (351)       (2,788)     (4,692)      (5,069)     (9,637)        (706)
              (50)         --           --         (25)         --          (133)         --         (586)         --          (42)
           (3,736)         --         (917)       (186)         --        (7,634)         --      (13,079)         --       (1,440)
               --        (294)          --          (9)        (42)           --          --           --          --           --
         --------    --------     --------    --------    --------     ---------   ---------    ---------   ---------    ---------
           (4,050)     (1,324)        (917)       (301)       (393)      (10,555)     (4,692)     (18,734)     (9,637)      (2,188)
           (1,398)         --           --        (684)         --        (4,185)         --         (618)         --       (2,456)
          (15,213)         --           --      (5,397)         --      (206,899)         --     (311,650)         --      (67,736)
            1,544       8,000           --         470       6,261       229,934     588,009      304,528     797,674      113,629
              179         891           --          40         175            31          34           10          17           86
           (6,352)    (10,096)          --      (1,662)     (4,513)     (159,426)   (662,501)    (317,660)   (730,256)     (98,423)
         --------    --------     --------    --------    --------     ---------   ---------    ---------   ---------    ---------
          (21,240)     (1,205)          --      (7,233)      1,923      (140,545)    (74,458)    (325,390)     67,435      (54,900)
            1,398          --           --         684          --         4,185          --          618          --        2,456
              161          --           11         168          --         1,981          --      130,272          --          330
               46          --           --          23          --           126          --           22          --           42
             (429)         --           --         (78)         --        (2,934)         --     (130,182)         --       (1,546)
         --------    --------     --------    --------    --------     ---------   ---------    ---------   ---------    ---------
            1,176          --           11         797          --         3,358          --          730          --        1,282
           15,213          --           --       5,397          --       206,899          --      311,650          --       67,736
          139,413          --       46,933       1,858          --       457,561          --    1,003,030          --      201,870
            3,580          --          917          73          --           478          --          683          --           91
          (23,119)         --      (11,979)     (1,527)         --      (430,420)         --     (870,864)         --     (209,187)
         --------    --------     --------    --------    --------     ---------   ---------    ---------   ---------    ---------
         [135,087]         --       35,871       5,801          --       234,518          --      444,499          --       60,510
         --------    --------     --------    --------    --------     ---------   ---------    ---------   ---------    ---------
          115,023      (1,205)      35,882        (634)      1,923        97,331     (74,458)     119,839      67,435        6,891
         --------    --------     --------    --------    --------     ---------   ---------    ---------   ---------    ---------
          118,226      (2,800)      36,070        (211)      1,126        97,333     (74,678)     119,880      67,445        6,887
         --------    --------     --------    --------    --------     ---------   ---------    ---------   ---------    ---------
           21,247      24,047           --       7,008       5,882       140,545     215,223      325,379     257,934       54,904
         --------    --------     --------    --------    --------     ---------   ---------    ---------   ---------    ---------
        $ 139,473   $  21,247    $  36,070     $ 6,797     $ 7,008     $ 237,878   $ 140,545    $ 445,259   $ 325,379    $  61,791
         --------    --------     --------    --------    --------     ---------   ---------    ---------   ---------    ---------
         --------    --------     --------    --------    --------     ---------   ---------    ---------   ---------    ---------

          TAX-FREE
            FUND
        -----------
          11/1/93
        to 10/31/94
       ------------
          $   1,197
                 --
                 --
          ---------
              1,197
          ---------
             (1,197)
                 --
                 --
                 --
          ---------
             (1,197)
                 --
                 --
            261,151
                 73
           (252,559)
          ---------
              8,665
                 --
                 --
                 --
                 --
          ---------
                 --
                 --
                 --
                 --
                 --
          ---------
                 --
          ---------
              8,665
          ---------
              8,665
          ---------
             46,239
          ---------
          $  54,904
          ---------
          ---------

    The accompanying notes are an integral part of the financial statements.

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------
The Conestoga Funds--For the year ended October 31, 1995

For a Share Outstanding Throughout the Period

                                               Net
                                           Realized and
                                            Unrealized                                                                 Net
              Net Asset                       Gains         Dividends      Distributions                              Assets
                Value          Net           (Losses)        from Net          from          Net Asset                End of
              Beginning     Investment          on          Investment       Realized        Value End      Total     Period
              of Period       Income       Investments        Income       Capital Gains     of Period     Return*    (000)
-------------------------------------------------------------------------------------------------------------------------
-------------
EQUITY FUND
-------------
RETAIL
 1995(1)       $ 15.00        $ 0.18          $ 2.87          $(0.17)         $ (0.80)        $ 17.08       21.94%   $  6,591
INSTITUTIONAL
 1995(1)         15.00          0.19            2.87           (0.19)           (0.80)          17.07       22.00%    378,352
PRIOR CLASS
 1994            15.39          0.11            0.22           (0.11)           (0.61)          15.00        2.21%     50,128
 1993            13.93          0.14            1.89           (0.14)           (0.43)          15.39       14.90%     45,677
 1992            13.08          0.19            1.02           (0.19)           (0.17)          13.93        9.27%     28,103
 1991             8.95          0.26            4.13           (0.26)              --           13.08       49.37%     12,830
 1990(2)         10.00          0.14           (1.05)          (0.14)              --            8.95       (9.22)%     5,982
----------------------
SPECIAL EQUITY FUND
----------------------
RETAIL
 1995(1)       $  9.37        $ 0.12          $ 2.12          $(0.12)         $ (0.07)        $ 11.42       24.44%   $    734
INSTITUTIONAL
 1995(1)          9.37          0.12            2.12           (0.12)           (0.07)          11.42       24.44%     57,396
PRIOR CLASS
 1994(3)         10.00          0.06           (0.63)          (0.06)              --            9.37       (5.72)%    10,069
----------------------------
INTERNATIONAL EQUITY FUND
----------------------------
RETAIL
 1995(4)       $ 10.00        $ (.01)         $ 1.00          $   --          $    --         $ 10.99        9.90%   $      9
INSTITUTIONAL
 1995(4)         10.00            --            1.01              --               --           11.01       10.10%     13,372
----------------
BALANCED FUND
----------------
RETAIL
 1995(5)       $  9.97        $ 0.11          $ 0.42          $(0.11)         $    --         $ 10.39        5.27%   $     69
INSTITUTIONAL
 1995(6)         10.00          0.12            0.37           (0.11)              --           10.38        4.89%     38,494
------------
BOND FUND
------------
RETAIL
 1995(1)       $  9.81        $ 0.60          $ 0.72          $(0.57)         $    --         $ 10.56       13.83%   $  1,373
INSTITUTIONAL
 1995(1)          9.81          0.61            0.71           (0.58)              --           10.55       13.87%    194,442
PRIOR CLASS
 1994            11.18          0.53           (1.04)          (0.52)           (0.34)           9.81       (4.75)%    23,377
 1993            10.89          0.56            0.54           (0.56)           (0.25)          11.18       10.63%     27,346
 1992            10.65          0.70            0.32           (0.68)           (0.10)          10.89        9.82%     15,180
 1991             9.96          0.78            0.69           (0.78)              --           10.65       15.16%      7,255
 1990(2)         10.00          0.50           (0.04)          (0.50)              --            9.96        4.64%      4,593
-----------------------------
INTERMEDIATE INCOME FUND
-----------------------------
RETAIL
 1995(1)       $ 10.27        $ 0.55          $ 0.44          $(0.54)         $    --         $ 10.72        9.90%   $  1,230
INSTITUTIONAL
 1995(1)         10.27          0.57            0.42           (0.55)              --           10.71        9.92%    138,243
PRIOR CLASS
 1994            11.01          0.50           (0.61)          (0.49)           (0.14)          10.27       (0.97)%    21,247
 1993            10.87          0.53            0.21           (0.53)           (0.07)          11.01        6.99%     24,047
 1992            10.61          0.65            0.29           (0.64)           (0.04)          10.87        9.11%     16,718
 1991            10.12          0.77            0.50           (0.77)           (0.01)          10.61       12.94%      7,116
 1990(2)         10.00          0.48            0.12           (0.48)              --           10.12        6.10%      3,986
----------------------------
SHORT-TERM INCOME FUND
----------------------------
RETAIL
 1995(7)       $ 10.01        $ 0.23          $ 0.02          $(0.22)         $    --         $ 10.04        2.57%   $     11
INSTITUTIONAL
 1995(4)         10.00          0.25            0.03           (0.23)              --           10.05        2.87%     36,059





                                                                 Ratio of
                            Ratio of        of Expenses           Income
                              Net           to Average          to Average
             Ratio of      Investment       Net Assets          Net Assets
             Expenses        Income         (Excluding          (Excluding        Portfolio
            to Average     to Average       Waivers and         Waivers and       Turnover
            Net Assets     Net Assets     Reimbursements)     Reimbursements)       Rate
---------------------------------------------------------------------------------------------
-------------
EQUITY FUND
-------------
RETAIL
 1995(1)       1.34%           1.23%            1.53%               1.04%             119%
INSTITUTIONAL
 1995(1)       1.05%           1.44%            1.10%               1.44%             119%
PRIOR CLASS
 1994          1.49%           0.75%            1.51%               0.73%              35%
 1993          1.20%           0.94%            1.41%               0.73%              24%
 1992          0.92%           1.47%            1.23%               1.17%              39%
 1991          0.54%           2.30%            1.48%               1.36%              68%
 1990(2)       0.65%           2.29%            1.59%               1.35%              43%
----------------------
SPECIAL EQUITY FUND
----------------------
RETAIL
 1995(1)       0.27%           1.29%            2.24%              (0.68)%            129%
INSTITUTIONAL
 1995(1)       0.32%           1.14%            1.97%              (0.51)%            129%
PRIOR CLASS
 1994(3)       0.15%           1.06%            2.10%              (0.89)%             39%
----------------------------
INTERNATIONAL EQUITY FUND
----------------------------
RETAIL
 1995(4)       2.13%           (.69)%           2.26%               (.83)%             23%
INSTITUTIONAL
 1995(4)       1.88%          (0.10)%           1.88%              (0.10)%             23%
---------------
BALANCED FUND
---------------
RETAIL
 1995(5)       1.07%           3.37%            1.32%               3.12%              65%
INSTITUTIONAL
 1995(6)       0.82%           3.66%            1.07%               3.41%              65%
------------
BOND FUND
------------
RETAIL
 1995(1)       0.97%           6.02%            1.44%               5.55%             352%
INSTITUTIONAL
 1995(1)       0.71%           6.09%            1.12%               5.68%             352%
PRIOR CLASS
 1994          1.01%           5.07%            1.60%               4.48%             232%
 1993          0.88%           5.16%            1.49%               4.55%             158%
 1992          0.46%           6.78%            1.24%               6.01%              99%
 1991          0.47%           7.71%            1.41%               6.78%              47%
 1990(2)       0.68%           7.75%            1.62%               6.81%              23%
-----------------------------
INTERMEDIATE INCOME FUND
-----------------------------
RETAIL
 1995(1)       0.93%           5.47%            1.51%               4.89%             260%
INSTITUTIONAL
 1995(1)       0.64%           5.72%            1.15%               5.21%             260%
PRIOR CLASS
 1994          0.90%           4.66%            1.64%               3.92%             170%
 1993          0.78%           4.89%            1.50%               4.17%              90%
 1992          0.47%           6.31%            1.24%               5.57%              53%
 1991          0.40%           7.69%            1.34%               6.76%              33%
 1990(2)       0.75%           7.42%            1.69%               6.48%              39%
----------------------------
SHORT-TERM INCOME FUND
----------------------------
RETAIL
 1995(7)       0.88%           5.05%            1.33%               4.60%              40%
INSTITUTIONAL
 1995(4)       0.63%           5.43%            1.08%               4.98%              40%

--------------------------------------------------------------------------------

                                               Net
                                           Realized and
                                            Unrealized                                                                 Net
              Net Asset                       Gains         Dividends      Distributions                              Assets
                Value          Net           (Losses)        from Net          from          Net Asset                End of
              Beginning     Investment          on          Investment       Realized        Value End      Total     Period
              of Period       Income       Investments        Income       Capital Gains     of Period     Return*    (000)
-------------------------------------------------------------------------------------------------------------------------
--------------------------------------
PENNSYLVANIA TAX-FREE BOND FUND
--------------------------------------
RETAIL
 1995(1)       $  9.56        $ 0.47          $ 0.67          $(0.46)         $ (0.01)        $ 10.23       12.30%   $    820
INSTITUTIONAL
 1995(1)          9.56          0.47            0.67           (0.46)           (0.01)          10.23       12.30%      5,977
PRIOR CLASS
 1994            10.48          0.46           (0.85)          (0.46)           (0.07)           9.56       (3.90)%     7,008
 1993             9.77          0.45            0.70           (0.44)              --           10.48       11.94%      5,883
 1992(8)         10.00            --           (0.23)             --               --            9.77       (2.28)%     3,405
--------------------------
CASH MANAGEMENT FUND
--------------------------
RETAIL
 1995(1)       $  1.00        $ 0.05          $   --          $(0.05)         $    --         $  1.00        5.25%   $  3,358
INSTITUTIONAL
 1995(1)          1.00          0.05              --           (0.05)              --            1.00        5.43%    234,520
PRIOR CLASS
 1994             1.00          0.03           (0.03)             --               --            1.00        3.41%    140,545
 1993             1.00          0.03           (0.03)             --               --            1.00        2.80%    215,223
 1992             1.00          0.04           (0.04)             --               --            1.00        3.79%    113,096
 1991             1.00          0.06           (0.06)             --               --            1.00        6.22%    151,166
 1990(9)          1.00          0.07           (0.07)             --               --            1.00        7.59%     39,061
---------------------------------
U.S. TREASURY SECURITIES FUND
---------------------------------
RETAIL
 1995(1)       $  1.00        $ 0.05          $   --          $(0.05)         $    --         $  1.00        5.16%   $    730
INSTITUTIONAL
 1995(1)          1.00          0.05              --           (0.05)              --            1.00        5.27%    444,529
PRIOR CLASS
 1994             1.00          0.03           (0.03)             --               --            1.00        3.07%    325,379
 1993             1.00          0.03           (0.03)             --               --            1.00        2.57%    257,934
 1992             1.00          0.04           (0.04)             --               --            1.00        3.64%    340,904
 1991             1.00          0.06           (0.06)             --               --            1.00        5.96%    341,931
 1990(9)          1.00          0.07           (0.07)             --               --            1.00        7.44%    106,771
----------------
TAX-FREE FUND
----------------
RETAIL
 1995(1)       $  1.00        $ 0.03          $   --          $(0.03)         $    --         $  1.00        3.39%   $  1,282
INSTITUTIONAL
 1995(1)          1.00          0.03              --           (0.03)              --            1.00        3.43%     60,509
PRIOR CLASS
 1994             1.00          0.02           (0.02)             --               --            1.00        2.21%     54,904
 1993             1.00          0.02           (0.02)             --               --            1.00        1.97%     46,239
 1992             1.00          0.03           (0.03)             --               --            1.00        2.88%     46,295
 1991             1.00          0.04           (0.04)             --               --            1.00        4.44%     45,647
 1990(9)          1.00          0.05           (0.05)             --               --            1.00        5.31%     24,167

                                                                 Ratio of
                            Ratio of        of Expenses           Income
                              Net           to Average          to Average
             Ratio of      Investment       Net Assets          Net Assets
             Expenses        Income         (Excluding          (Excluding        Portfolio
            to Average     to Average       Waivers and         Waivers and       Turnover
            Net Assets     Net Assets     Reimbursements)     Reimbursements)       Rate
---------------------------------------------------------------------------------------------
--------------------------------------
PENNSYLVANIA TAX-FREE BOND FUND
--------------------------------------
RETAIL
 1995(1)       0.51%           4.64%            1.62%               3.53%              15%
INSTITUTIONAL
 1995(1)       0.51%           4.64%            1.65%               3.50%              15%
PRIOR CLASS
 1994          0.38%           4.61%            1.57%               3.42%              37%
 1993          0.51%           4.35%            1.63%               3.23%              50%
 1992(8)       2.67%           0.52%            3.41%              (0.22)%             31%
--------------------------
CASH MANAGEMENT FUND
--------------------------
RETAIL
 1995(1)       0.74%           5.16%            0.97%               4.93%             N/A
INSTITUTIONAL
 1995(1)       0.56%           5.32%            0.79%               5.09%             N/A
PRIOR CLASS
 1994          0.71%           3.32%            0.99%               3.05%             N/A
 1993          0.65%           2.75%            0.87%               2.53%             N/A
 1992          0.48%           3.76%            0.70%               3.55%             N/A
 1991          0.49%           5.84%            0.79%               5.54%             N/A
 1990(9)       0.42%           7.95%            0.75%               7.62%             N/A
---------------------------------
U.S. TREASURY SECURITIES FUND
---------------------------------
RETAIL
 1995(1)       0.73%           5.26%            0.79%               5.20%             N/A
INSTITUTIONAL
 1995(1)       0.62%           5.14%            0.78%               4.98%             N/A
PRIOR CLASS
 1994          0.72%           3.03%            0.97%               2.78%             N/A
 1993          0.66%           2.55%            0.87%               2.33%             N/A
 1992          0.46%           3.65%            0.69%               3.44%             N/A
 1991          0.51%           5.61%            0.79%               5.32%             N/A
 1990(9)       0.38%           7.73%            0.79%               7.32%             N/A
----------------
TAX-FREE FUND
----------------
RETAIL
 1995(1)       0.48%           3.35%            0.88%               2.95%             N/A
INSTITUTIONAL
 1995(1)       0.46%           3.37%            0.83%               3.00%             N/A
PRIOR CLASS
 1994          0.37%           2.22%            1.05%               1.53%             N/A
 1993          0.45%           1.95%            0.96%               1.44%             N/A
 1992          0.33%           2.83%            0.73%               2.45%             N/A
 1991          0.43%           4.37%            0.87%               3.93%             N/A
 1990(9)       0.31%           5.57%            0.91%               4.97%             N/A

 * Total Return figures do not reflect applicable sales loads.
(1) On February 21, 1995 the shares of the Fund were redesignated as either Retail or Institutional shares. For the year ended October 31, 1995, the Financial Highlights' ratios of expenses, ratios of net investment income, total return, and the per share investment activities and distributions are presented on a basis whereby the Fund's net investment income, expenses, and distributions for the period November 1, 1994 through February 20, 1995 were allocated to each class of shares based upon the relative net assets of each class of shares as of February 21, 1995 and the results combined therewith the results of operations and distributions for each applicable class for the period February 21, 1995 through October 31, 1995.
(2) Commenced operations on February 28, 1990. All ratios for the period have been annualized.
(3) Commenced operations on March 15, 1994. All ratios for the period have been annualized.
(4) Commenced operations on May 15, 1995. All ratios for the period have been annualized.
(5) Commenced operations on June 29, 1995. All ratios for the period have been annualized.
(6) Commenced operations on June 26, 1995. All ratios for the period have been annualized.
(7) Commenced operations on May 17, 1995. All ratios for the period have been annualized.
(8) Commenced operations on September 21, 1992. All ratios for the period have been annualized.
(9) Commenced operations on November 27, 1989. All ratios for the period have been annualized.

     The accompanying notes are an integral part of the financial statements.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
The Conestoga Funds--October 31, 1995

1.  Organization:

The Conestoga Family of Funds (the "Company") was organized as a Massachusetts business trust under a Declaration of Trust dated August 1, 1989. The Company is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company with eleven funds: the U.S. Treasury Securities Fund, the Cash Management Fund, the Tax-Free Fund (collectively "the Money Market Funds"), the Intermediate Income Fund, the Bond Fund, the Pennsylvania Tax-Free Bond Fund, the Short-Term Income Fund (collectively "the Fixed Income Funds"), the Equity Fund, the Special Equity Fund, the International Equity Fund (collectively "the Equity Funds") and the Balanced Fund. The assets of each Fund are segregated, and a shareholder's interest is limited to the Fund in which shares are held. The Company currently offers two classes of shares in each
Fund: Institutional and Retail. Each Fund is authorized to issue an unlimited number of shares of either class which are units of beneficial interest with a par value of $0.001 per share. The Institutional and Retail Shares of each Fund are subject to the same expenses except that Institutional Shares are not subject to a distribution fee, and the Institutional Shares of the Fixed Income and Equity Funds are not sold with a sales charge.

2.  Significant Accounting Policies:

The following is a summary of significant accounting policies followed by the Company. These policies are in conformity with generally accepted accounting principles.
     Security Valuation--Investments in equity securities which are traded on a national securities exchange (or reported on the NASDAQ national market system) are stated at the last quoted sales price--if readily available for such equity securities--on each business day. If there is no such reported sale, these securities, and unlisted securities for which market quotations are readily available, are valued at the most recently quoted bid price.
     Debt obligations exceeding 60 days to maturity for which market quotations are readily available are valued at the most recently quoted bid price. Debt obligations with 60 days or less until maturity may be valued either at the most recently quoted bid price or at their amortized cost.
     Investment securities held by the Money Market Funds are stated at amortized cost which approximates market value. Under the amortized cost method, any discount or premium is amortized ratably to the maturity of the security and is included in interest income.
     Foreign securities in the International Equity Fund are valued based upon quotations from the primary market in which they are traded.
     Federal Income Taxes--It is each Fund's intention to qualify as a regulated investment company by complying with the appropriate provisions of the Internal Revenue Code of 1986, as amended. Accordingly, no provisions for Federal income taxes are required in the accompanying financial statements.
     Security Transactions and Investment Income--
Security transactions are accounted for on the trade date of the security purchase or sale. Dividend income is recognized on ex-dividend date, and interest income is recognized on an accrual basis and includes the pro rata amortization of premium or accretion of discount. The cost used in determining net realized capital gains and losses on the sale of securities are those of the specific securities sold, adjusted for the accretion and amortization of purchase discounts and premiums during the applicable holding period. Purchase discounts and premiums on securities held by the Equity and Fixed Income Funds are accreted and amortized to maturity using the scientific amortization method, which approximates the effective interest method.
     Repurchase Agreements--Securities pledged as collateral for repurchase agreements are held at a custodian bank in the name of the Fund until the repurchase agreements mature. Provisions of the repurchase agreements ensure that the market value of the collateral, including accrued interest thereon, is sufficient in the event of default of the counterparty. If the counterparty defaults and the value of the collateral declines or if the counterparty enters an insolvency proceeding, realization of the collateral by the Funds may be delayed or limited.
     Net Asset Value Per Share--The net asset value per share of each class of each Fund is calculated on each business day. In general, it is computed by dividing the assets of each class of each Fund, less its liabilities, by the number of outstanding shares of the respective class of the Fund. The maximum offering price per share for Retail Shares of the Equity and Fixed Income Funds is

--------------------------------------------------------------------------------

equal to the net asset value per share plus a sales load of 2.00%. The offering price per share for the Institutional Shares of the Equity and Fixed Income Funds is the net asset value per share. The offering price for Institutional and Retail Shares of the Money Market Funds is the amortized cost per share, which approximates net asset value per share.
     Foreign Currency Translation--The books and records of the International Equity Fund are maintained in U.S. dollars on the following basis:
      (I) market value of investment securities, assets and liabilities at the current rate of exchange; and
     (II) purchases and sales of investment securities, income and expenses at the relevant rates of exchange prevailing on the respective dates of such transactions.
     The International Equity Fund does not isolate that portion of gains and losses on investments in equity securities which is due to changes in the foreign exchange rates from that which is due to changes in market prices of equity securities.
     The International Equity Fund reports certain foreign currency related transactions as components of realized gains for financial reporting purposes, whereas such components are treated as ordinary income for Federal income tax purposes.
     Forward Foreign Currency Contracts--The International Equity Fund enters into forward foreign currency contracts as hedges against either specific transactions or Fund positions. All commitments are "marked-to-market" daily at the applicable foreign exchange rate and any resulting unrealized gains or losses are recorded currently. The International Equity Fund realizes gains or losses at the time the forward contracts are extinguished. Unrealized gains or losses on outstanding positions in forward foreign currency contracts held at the close of the year will be recognized as ordinary income or loss for Federal income tax purposes.
     Maturity Dates--Certain variable rate and floating rate securities are subject to "maturity shortening" devices such as put or demand features. Under Rule 2a-7 of the Investment Company Act of 1940 (the "1940 Act"), as amended, these securities are deemed to have maturities shorter than the ultimate maturity dates. Accordingly, the maturity dates reflected in the Statement of Net Assets are the shorter of the effective demand/put date or the ultimate maturity date.
     Classes--Class-specific expenses are borne by that class. Other expenses, income, and realized and unrealized gains and losses are allocated to their respective classes on the basis of relative daily net assets.
     Other--Distributions from net investment income for the Equity and Fixed Income Funds are declared and paid to shareholders on a periodic basis. Distributions from net investment income for the Money Market Funds are declared daily and paid to shareholders monthly. Any net realized capital gains are distributed to shareholders at least annually.

3.  Administration and Distribution Agreements:

The Company and SEI Financial Management Corporation (the "Administrator") are parties to an administration agreement (the "Administration Agreement") dated May 1, 1995. Under the terms of the Administration Agreement the Administrator is entitled to a fee calculated daily and paid monthly at an annual rate of .17% of the average daily net assets of each Fund. Prior to May 1, 1995, The Winsbury Company ("Winsbury") served as the Administrator to the Company and was entitled to a fee calculated daily and paid monthly at the annual rate of .20% of the average daily net assets of each Fund.
     The Company has adopted a distribution and services plan (the "Distribution Plan") applicable to the Retail Shares pursuant to rule 12b-1 under the 1940 Act. As provided in the Distribution Plan, each Fund is authorized to pay the distributor a fee for distribution services in an amount not to exceed on an annual basis .40% of the average daily net assets of the Retail Shares of the Funds. The Company and SEI Financial Services Company (the "Distributor"), a wholly-owned subsidiary of SEI Corporation and a registered broker-dealer, are parties to a distribution agreement (the "Distribution Agreement") dated May 1, 1995. Under the terms of the Distribution Agreement, the Distributor receives no fees for its Institutional Shares distribution services, and is entitled to receive fees as set forth in the Distribution Plan for services performed and expenses assumed under the Distribution Agreement as to the Retail Shares of the Funds. Prior to May 1, 1995 Winsbury served as Distributor to the Company and was entitled to receive commissions earned on sales of shares of the Equity and

--------------------------------------------------------------------------------
The Conestoga Funds--October 31, 1995

Fixed Income Funds. For the six months ended April 30, 1995, Winsbury received $7,736 from commissions earned on sales of shares of the Equity and Fixed Income Funds, of which $261 was reallowed to Meridian Securities Inc., an affiliate of Meridian Bancorp, and an investment dealer of the Funds.

4.  Investment Advisory Agreements:

Investment advisory services are provided to the Company by Meridian Investment Company (the "Investment Advisor"), a subsidiary of Meridian Bancorp, Inc. Under the terms of the investment advisory agreements, the Investment Advisor is entitled to receive a fee from the Fund, computed daily and paid monthly, at an annual rate equal to the lesser of (a) (i) .40% of the average daily net assets of each of the Cash Management, Tax-Free and U.S. Treasury Securities Funds,
(ii) .74% of the average daily net assets of each of the Equity, Bond, Intermediate Income, Pennsylvania Tax-Free Bond, and Short-Term Income Funds,
(iii) .75% of the average daily net assets of the Balanced Fund, (iv) 1.00% of the average daily net assets of the International Equity Fund, and (v) 1.50% of the average daily net assets of the Special Equity Fund, or (b) such fee as agreed upon in writing by a Fund and the Investment Advisor in advance of the period to which the fee relates.
     Pursuant to the Company's investment advisory agreement for the International Equity Fund, the Investment Advisor has retained Marvin & Palmer Associates, Inc. ("Marvin & Palmer") as Sub-Advisor to such Fund pursuant to a Sub-Investment Advisory Agreement. For its services under such Sub-Investment Advisory Agreement, Marvin & Palmer is paid a monthly fee by Meridian calculated on an annual basis equal to .75% of the first $100 million of the International Equity Fund's average daily net assets, .70% of the second $100 million of the International Equity Fund's average daily net assets, .65% of the third $100 million of the International Equity Fund's average daily net assets, and .60% of the International Equity Fund's average daily net assets in excess of $300 million.

5.  Organizational Costs and
Transactions with Affiliates:

Organizational costs have been capitalized by the Company and are being, or were, amortized on a straight line basis over a maximum of sixty months following commencement of operations. In the event any of the initial shares of the Company are redeemed by any holder thereof during the period that the Company is amortizing its organizational costs, the redemption proceeds payable to the holder thereof by the Company will be reduced by the unamortized organizational cost in the same ratio as the number of initial shares being redeemed bears to the number of initial shares outstanding at the time of redemption.
     Certain officers of the Company are also officers of the Administrator and/or SEI Financial Services Company (the "Distributor"). Such officers are paid no fees by the Company for serving as officers of the Company.

6.  Investment Transactions:

The cost of security purchases and the proceeds from security sales, excluding short-term investments, for the year ended October 31, 1995 were as follows:

                                           U.S. Govt.
                    Purchases    Sales     Purchases    U.S. Govt. Sales
                      (000)      (000)       (000)           (000)
                     -------    -------     -------        ----------
Equity              $ 228,276   $229,329           --             --
Special Equity         38,281     39,567           --             --
International Equity    14,651     2,343           --             --
Balanced               52,677     20,147           --             --
Bond                  255,196    251,397    $ 163,069       $182,327
Intermediate Income   140,542    138,144      101,752        100,103
Short-Term Income      20,442      7,585       16,637          5,479
Pennsylvania
  Tax-Free Bond           897      1,865           --             --

     At October 31, 1995, the total cost of securities and net realized gains or losses on securities sold for Federal income tax purposes was not materially different from amounts reported for financial reporting purposes. The aggregate gross unrealized appreciation and depreciation for securities held by the Equity

--------------------------------------------------------------------------------

and Fixed Income Funds at October 31, 1995 were as follows:

                                                                Net
                                                            Unrealized
                             Appreciated    Depreciated    Appreciation--
                             Securities     Securities     (Depreciation)
                                (000)          (000)           (000)
                               -------        -------        ---------
Equity                         $28,816        $12,474         $16,342
Special Equity                   5,315          4,771             544
International Equity             1,081            374             707
Balanced                         1,218            359             859
Bond                             2,765            192           2,573
Intermediate Income              1,472             73           1,399
Short-Term Income                   94              2              92
Pennsylvania Tax-Free Bond          89             77              12

     At October 31, 1995 the following Funds had available realized capital losses to offset future net capital gains in the amounts shown as follows:

                     Capital Loss Carryover
Fund                    October 31, 1995       Expiring 2002    Expiring 2003
---                      --------------          --------         --------
International Equity        $ 21,098             $      --         $21,098
Pennsylvania
  Tax-Free Bond               68,029                    --          68,029
Cash Management              217,837               217,837              --
Tax-Free                       3,824                    --           3,824

     The Bond Fund utilized its entire capital loss carryforward balance of $1,283,474 which was carried over from the previous year.
     The Cash Management Fund utilized $2,310 of its capital loss carryforward balance during the year.
     The Intermediate Income Fund utilized its entire capital loss carryforward balance of $383,000 which was carried over from the previous year.

7.  Forward Foreign Currency Contracts:

The International Equity Fund may enter into forward foreign currency exchange contracts as hedges against fund positions. Such contracts, which may protect the value of the Fund's investment securities against a decline in the value of currency, do not eliminate fluctuations in the underlying prices of the securities. They simply establish an exchange rate at a future date. Also, although such contracts tend to minimize the risk of loss due to a decline in the value of a hedged currency, at the same time they tend to limit any potential gain that might be realized should the value of such foreign currency increase.
     The following forward foreign currency contracts in the International Equity Fund were outstanding at October 31, 1995:

                                                                   Net Unrealized
                                        Contracts to  In Exchange  Appreciation/
                  Settlement             Deliver FX      For $      Depreciation
                     Date     Currency     (000)         (000)         (000)
                   -------     -----      -------       -------      ---------
Foreign Currency    11/30/95   UK              450      $   709         $ --
Sales               11/30/95   JY          191,660        1,930           46
                    11/02/95   JY            3,209           31           --
                    11/02/95   SK              139           21           --
                                                      -----------        ---
                                                        $ 2,691         $ 46
                                                      -----------        ---
Foreign Currency    11/02/95   JY            2,927      $    29         $ --
Purchases           11/02/95   JY            2,237           22           --
                                                      -----------        ---
                                                        $    51         $ --
                                                      -----------        ---
                                                                        $ 46
                                                                   ==========

Currency Legend

JY      Japanese Yen
SK      Swedish Krona
UK      British Sterling Pound

--------------------------------------------------------------------------------
The Conestoga Funds--October 31, 1995

8.  Share Transactions:

                             Special  International                     Intermediate
                     Equity  Equity      Equity      Balanced   Bond       Income
                      Fund    Fund        Fund         Fund     Fund        Fund
                      ----    ----       -------      -----     -----     -------
PERIOD FROM
NOVEMBER 1, 1994
THROUGH
FEBRUARY 21, 1995:
Exchange out to
 Retail Class          (401)     (52)        --           --      (138)       (136)
Exchange out to
 Institutional Class (3,007)  (1,099)        --           --    (2,935)     (1,478)
Shares issued           331       73         --           --       938         151
Shares issued in
 lieu of cash
 distributions          180       13         --           --        25          18
Shares repurchased     (446)      (9)        --           --      (273)       (625)
                     ------   ------      -----        -----    ------      ------
Net Decrease         (3,343)  (1,074)        --           --    (2,383)     (2,070)
                     ======   ======      =====        =====    ======      ======
PERIOD FROM
FEBRUARY 22, 1995
THROUGH
OCTOBER 31, 1995:
RETAIL CLASS:
Exchange in from
 previous class         401       52         --           --       138         136
Shares issued            41       17          1            7        15          15
Shares issued in
 lieu of cash
 distributions            3       --         --           --         5           4
Shares repurchased      (59)      (5)        --           --       (28)        (40)
                     ------   ------      -----        -----    ------      ------
Net Increase            386       64          1            7       130         115
                     ======   ======      =====        =====    ======      ======
INSTITUTIONAL CLASS:
Exchange in from
 previous class       3,007    1,099         --           --     2,935       1,478
Shares issued        22,654    4,786      1,291        3,945    18,682      13,274
Shares issued in
 lieu of cash
 distributions          151       28         --           37       491         338
Shares repurchased   (3,652)    (886)       (76)        (275)   (3,686)     (2,180)
                     ------   ------      -----        -----    ------      ------
Increase in net
 assets derived from
 Institutional
 transactions        22,160    5,027      1,215        3,707    18,422      12,910
                     ======   ======      =====        =====    ======      ======

                                Pennsylvania
                    Short-Term    Tax-Free       Cash     U.S. Treasury
                      Income        Bond      Management   Securities    Tax-Free
                       Fund         Fund         Fund         Fund         Fund
                      ------      --------     -------      --------      ------
PERIOD FROM
NOVEMBER 1, 1994
THROUGH
FEBRUARY 21, 1995:
Exchange out to
 Retail Class             --         (69)        (4,188)         (618)     (2,456)
Exchange out to
 Institutional
 Class                    --        (543)      (207,034)     (311,574)    (67,719)
Shares issued             --          49        229,934       304,528     113,629
Shares issued in lieu
 of cash distributions    --           4             31            10          86
Shares repurchased        --        (174)      (159,426)     (317,660)    (98,423)
                          --
                                    ----       --------      --------     -------
Net Decrease              --        (733)      (140,683)     (325,314)    (54,883)
                          ==        ====       ========      ========     =======
PERIOD FROM
FEBRUARY 22, 1995
THROUGH OCTOBER 31,
1995:
RETAIL CLASS:
Exchange in from
 previous class           --          69          4,188           618       2,456
Shares issued              1          16          1,981       130,272         332
Shares issued in lieu
 of cash distributions    --           2            126            22          42
Shares repurchased        --          (7)        (2,934)     (130,182)     (1,548)
                          --
                                    ----       --------      --------     -------
Net Increase               1          80          3,361           730       1,282
                          ==        ====       ========      ========     =======
INSTITUTIONAL CLASS:
Exchange in from
 previous class           --         543        207,034       311,574      67,719
Shares issued          4,689         185        457,561     1,003,029     201,868
Shares issued in lieu
 of cash distributions    91           7            479           683          91
Shares repurchased    (1,192)       (151)      (430,420)     (870,863)   (209,186)
                          --
                                    ----       --------      --------     -------
Net Increase           3,588         584        234,654       444,423      60,492
                          ==        ====       ========      ========     =======

--------------------------------------------------------------------------------

9.  Shareholder Voting Results:

A special meeting of shareholders was held on January 9, 1995 (reconvened January 12, 1995, January 13, 1995 and February 10, 1995) for the Company to vote on the following proposals (i) the election of a Board of seven (7) trustees (Dominic S. Genuardi, Sr., Steven I. Gross, J. David Huber, Robert C. Kingston, Dale E. Smith, Thomas J. Taylor and William J. Tomko); (ii) the ratification of the selection of Coopers & Lybrand, L.L.P. as independent accountants for the Company for the fiscal year ending October 31, 1995; (iii) the approval of the adoption of a new Distribution and Services Plan with respect to the Retail Shares of each of the Company's existing Funds (the U.S. Treasury Securities Fund, the Cash Management Fund, the Tax-Free Fund, the Intermediate Income Fund, the Bond Fund, the Equity Fund, the Pennsylvania Tax-Free Bond Fund and the Special Equity Fund), pursuant to Rule 12b-1 under the Investment Company Act of 1940; (iv) with respect to the Bond Fund only, the approval of a change in the fundamental investment objective of the Fund; and
(v) with respect to the Intermediate Income Fund only, the approval of a change in the fundamental investment objective of the Fund. The following were the results of the vote (Unaudited):

MEETING OF SHAREHOLDERS
JANUARY 9, 1995

      Proposal 3       Cash Management   Tax-Free   Special Equity
---------------------- ---------------  ----------  --------------
For...................    81,862,297    30,681,945       934,540
Against...............     3,217,557       634,459         1,368
Abstentions...........     8,118,366     1,444,175          none

RECONVENED
JANUARY 13, 1995

       Proposal 1         In Favor     Withheld
------------------------ -----------  -----------
Dominic S. Genuardi,
 Sr..................... 347,299,332   23,395,703
Steven I. Gross......... 347,159,952   23,535,083
J. David Huber.......... 347,283,622   23,411,413
Robert C. Kingston...... 346,762,700   23,932,336
Dale E. Smith........... 347,304,576   23,390,459
Thomas J. Taylor........ 347,283,622   23,411,413
William J. Tomko........ 347,283,622   23,411,413

       Proposal 2
-------------------------
COOPERS & LYBRAND, L.L.P.
For...................... 330,010,191
Against..................  16,943,555
Abstentions..............  23,741,287

      Proposal 3       Intermediate Income    Bond         Equity      PA Tax-Free
---------------------- -------------------  ---------  --------------  -----------
For...................      1,107,049       1,110,841     1,343,747      369,400
Against...............          5,266          54,399       366,865       10,079
Abstentions...........          9,098          39,677       102,000       47,478

        Proposal 4           Bond
-------------------------- ---------
For....................... 1,138,236
Against...................    29,140
Abstentions...............    37,540

     Proposal 5      Intermediate Income
-------------------- -------------------
For.................      1,107,122
Against.............          5,722
Abstentions.........          8,568

RECONVENED
FEBRUARY 10, 1995

                       U.S. Treasury
   Proposal 3            Securities
----------------- ------------------------
For..............        178,314,048
Against..........          3,692,885
Abstentions......         50,897,923

                 NOTICE TO SHAREHOLDERS OF THE CONESTOGA FUNDS

For shareholders that do not have an October 31, 1995 taxable year end, this notice is for informational purposes only. For shareholders with an October 31, 1995 taxable year end, please consult your tax advisor as to the pertinence of this notice.

For the fiscal year ended October 31, 1995 the portfolios of The Conestoga Funds are designating long term capital gains and qualifying dividend income with regard to distributions paid during the year as follows:

                                                   (A)                       (B)
                                                LONG TERM                 ORDINARY
                                              CAPITAL GAINS                INCOME                     TOTAL
                                              DISTRIBUTIONS             DISTRIBUTIONS             DISTRIBUTIONS
               FUND                            (TAX BASIS)               (TAX BASIS)               (TAX BASIS)
----------------------------------            -------------             -------------             -------------
Equity                                             37%                        63%                      100%
Special Equity                                      0%                       100%                      100%
International Equity                                0%                       100%                      100%
Balanced                                            0%                       100%                      100%
Bond                                                0%                       100%                      100%
Intermediate Income                                 0%                       100%                      100%
Short-Term Income                                   0%                       100%                      100%
Pennsylvania Tax-Free Bond                          3%                        97%                      100%
Cash Management                                     0%                       100%                      100%
U.S. Treasury Securities                            0%                       100%                      100%
Tax-Free                                            0%                       100%                      100%

                                                   (C)                       (D)                       (E)
                                               QUALIFYING                TAX EXEMPT                  FOREIGN
               FUND                           DIVIDENDS (1)               INTEREST                 TAX CREDIT
----------------------------------            -------------             -------------             -------------
Equity                                             53%                         0%                        0%
Special Equity                                     49%                         0%                        0%
International Equity                                0%                         0%                        0%
Balanced                                           10%                         0%                        0%
Bond                                               N/A                         0%                        0%
Intermediate Income                                N/A                         0%                        0%
Short-Term Income                                  N/A                         0%                        0%
Pennsylvania Tax-Free Bond                         N/A                       100%                        0%
Cash Management                                    N/A                         0%                        0%
U.S. Treasury Securities                           N/A                         0%                        0%
Tax-Free                                           N/A                        97%                        0%

(1) Qualifying dividends represent dividends which qualify for the corporate dividends received deduction.
* Items (A) and (B) are based on the percentage of each portfolio's total distribution.
** Items (C) and (D) are based on the percentage of gross income of each portfolio.

                                     PART C

                                    FORM N-14

PART C.  OTHER INFORMATION

Item 15. Indemnification.

                  Article VII, Section 3 of the Registrant's Articles of Incorporation by reference as Exhibit (1)(a) hereto, and
                  Article VI, Section 2 of Registrant's By-Laws, filed as Exhibit (2) hereto, provide for the indemnification of Registrant's directors and officers. Indemnification of the Registrant's principal underwriter, custodian, and transfer agent is provided for, respectively, in Section 1.11 of the Distribution Agreement, incorporated by reference as Exhibit
                  (7) (a) hereto, Section 3, 18, and 19 of the Custodian Agreement, incorporated by reference as Exhibit (9)(a) hereto, and Sections 14, 37, and 38 of the Transfer Agency Agreement, incorporated by reference as Exhibit (10)(c) hereto. Registrant has obtained from a major insurance carrier a directors' and officers' liability policy covering certain types of errors and omissions. In no event will Registrant indemnify any of its directors, officers, employees, its investment adviser or principal underwriter against any liability to which such person would otherwise be subject by reason of his willful misfeasance, bad faith, or gross negligence in the performance of his duties as director, officer, employee, investment adviser, or principal underwriter, or by reason of his reckless disregard of the duties involved in the conduct of his office or under the advisory or underwriting agreement with Registrant. Registrant will comply with Rule 484 under the Securities Act of 1933 and Release 11330 under the Investment Company Act of 1940 in connection with any indemnification.

                  Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer, or controlling person of Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.  Exhibits.

         (1) (a) Articles of Incorporation dated September 11, 1984 are incorporated herein by reference to Exhibit
                           (1)(a) to the Registrant's Registration Statement on Form N-1A filed with the Commission on September 11, 1984.

                  (b) Articles of Amendment dated as of March 29, 1985 to Articles of Incorporation are incorporated herein by reference to Exhibit (1)(b) to Pre-Effective Amendment No. 1 to the Registrant's Registration Statement on Form N-1A filed with the Commission on May 22, 1985.

                  (c) Articles Supplementary dated March 29, 1985 to Articles of Incorporation dated September 11, 1984 are incorporated herein by reference to Exhibit
                           (1)(c) of Pre-Effective Amendment No. 1 to
                           Registrant's Registration Statement on Form N-1A filed with the Commission on May 22, 1985.

                  (d) Articles of Amendment dated June 30, 1987 to Articles of Incorporation dated September 11, 1984 are incorporated herein by reference to Exhibit (1)(d) of Post-Effective Amendment No. 5 to the Registrant's Registration Statement on Form N-1A filed with the Commission on October 30, 1987.

                  (e) Articles Supplementary dated March 30, 1989 to Articles of Incorporation dated September 11, 1984 are incorporated herein by reference to Exhibit
                           (1)(e) of Post-Effective Amendment No. 8 to the Registrant's Registration Statement on Form N-1A filed with the Commission on April 3, 1989.

                  (f) Articles Supplementary dated December 18, 1990 to Registrant's Articles of Incorporation dated September 11, 1984 are incorporated herein by reference to Exhibit (1)(f) of Post-Effective Amendment No. 11 to the Registrant's Registration

                           Statement on Form N-1A filed with the Commission on January 24, 1991.

                  (g) Articles Supplementary dated September 3, 1991 to Registrant's Articles of Incorporation dated September 11, 1984 are incorporated herein by reference to Exhibit (1)(g) of Post-Effective Amendment No. 12 to the Registrant's Registration Statement on Form N-1A filed with the Commission on October 31, 1991.

                  (h) Articles Supplementary dated December 18, 1992 to Registrant's Articles of Incorporation dated September 11, 1984 are incorporated herein by reference to Exhibit (1)(h) of Post-Effective Amendment No. 15 to the Registrant's Registration Statement on Form N-1A filed with the Commission on June 30, 1993.

                  (i) Articles Supplementary dated June 26, 1992 to Registrant's Articles of Incorporation dated September 11, 1984 are incorporated herein by reference to Exhibit (1)(i) of Post-Effective Amendment No. 16 to the Registrant's Registration Statement on Form N-1A filed with the Commission on August 27, 1993.

                  (j) Articles Supplementary dated November 8, 1993 to Registrant's Articles of Incorporation dated September 11, 1984 are incorporated herein by reference to Exhibit (1)(j) of Post-Effective Amendment No. 17 to the Registrant's Registration Statement on Form N-1A filed with the Commission on December 30, 1993.

                  (k) Articles of Transfer dated November 23, 1993 are incorporated herein by reference to Exhibit (1)(k) of Post-Effective Amendment No. 17 to the Registrant's Registration Statement on Form N-1A filed with the Commission on December 30, 1993.

                  (l) Articles Supplementary dated December 15, 1993 to Registrant's Articles of Incorporation dated September 11, 1984 are incorporated herein by reference to Exhibit (1)(l) of Post-Effective Amendment No. 17 to the Registrant's Registration Statement on Form N-1A filed with the Commission on December 30, 1993.

                  (m) Articles Supplementary dated April 14, 1994 to Registrant's Articles of Incorporation dated September 11, 1984 are incorporated herein by reference to Exhibit (1)(m) of Post-Effective Amendment No. 21 to the Registrant's Registration Statement on Form N-1A filed with the Commission on October 28, 1994.

              (n) Specimen certificate for Class A Common Stock Shares is incorporated herein by reference to Exhibit (4)(a) to Post-Effective Amendment No. 7 to the Registrant's Registration Statement on Form N-1A filed with the Commission on September 9, 1988.

                  (o) Specimen certificate for Class B Common Stock is incorporated herein by reference to Exhibit(4)(b) to Post-Effective Amendment No. 7 to the Registrant's Registration Statement on Form N-1A filed with the Commission on September 9, 1988.

                  (p) Specimen certificate for Class C Common Stock is incorporated herein by reference to Exhibit (4)(c) to Post-Effective Amendment No. 10 to the Registrant's Registration Statement on Form N-1A filed with the Commission on October 29, 1990.

                  (q) Specimen certificate for Class D Common Stock is incorporated herein by reference to Exhibit (4)(d) to Post-Effective Amendment No. 10 to the Registrant's Registration Statement on Form N-1A filed with the Commission on October 29, 1990.

                  (r) Specimen certificate for Class E Common Stock is incorporated herein by reference to Exhibit (4)(e) to Post-Effective Amendment No. 10 to the Registrant's Registration Statement on Form N-1A filed with the Commission October 29, 1990.

                  (s) Specimen copy of certificate for Class F Common Stock is incorporated herein by reference to Exhibit (4)(f) to Post-Effective Amendment No. 12 to the Registrant's Registration Statement on Form N1-A filed with the Commission on October 31, 1991.

                  (t) Specimen copy of share certificate for Class G Common Stock is incorporated herein by reference to Exhibit
                           (4)(g) to Post-Effective Amendment No. 12 to the Registrant's Registration Statement on Form N1-A filed with the Commission on October 31, 1991.

                  (u) Specimen copy of share certificate for Class H Common Stock is incorporated herein by reference to Exhibit (4)(h) to Post-Effective Amendment No. 12 to the Registrant's Registration Statement on Form N-1A filed with the Commission on October 31, 1991.

                  (v) Specimen copy of share certificate for Class I Common Stock is incorporated herein by reference to Exhibit
                           (4)(i) to Post-Effective Amendment No. 12 to the Registrant's Registration Statement on Form N-1A filed with the Commission on October 31, 1991.

                  (w) Specimen copy of share certificate for Class J Common Stock is incorporated herein by reference to Exhibit
                           (4)(j) to Post-Effective Amendment No. 12 to the Registrant's Registration Statement on Form N-1A filed with the Commission on October 31, 1991.

                  (x) Specimen copy of share certificate for Class K Common Stock is incorporated herein by reference to Exhibit
                           (4)(k) to Post-Effective Amendment No. 12 to the Registrant's Registration Statement on Form N-1A filed with the Commission on October 31, 1991.

         (2) By-laws as amended, restated and adopted by Registrant's Board of Directors on September 3, 1991 are incorporated herein by reference to Exhibit (2) of Post-Effective Amendment No. 12 to the Registrant's Registration Statement on Form N-1A filed with the Commission on October 31, 1991.

         (3)      None.

         (4) Agreement and Plan of Reorganization filed herewith as Appendix A to the Combined Proxy Statement/Prospectus.

         (5)      None.

         (6) (a) Investment Advisory Agreement between Registrant and New Jersey National Bank dated August 2, 1985 is incorporated herein by reference to Exhibit (5) of Pre-Effective Amendment No. 1 to Registrant's Registration Statement on Form N-1A filed with the Commission on May 22, 1985.

                  (b) Investment Advisory Agreement between Registrant and CoreStates Investment Advisers, Inc. dated June 23, 1987 is incorporated herein by reference to Exhibit (5)(b) of Post-Effective Amendment No. 5 to the Registrant's Registration Statement on

                           Form N-1A filed with the Commission on October 30, 1987.

                  (c) Investment Advisory Agreement between Registrant and CoreStates Investment Advisers, Inc. dated December 5, 1989 with respect to CoreFund International Growth Fund is incorporated herein by reference to Exhibit (5)(c) of Post-Effective Amendment No. 9 to the Registrant's Registration Statement on Form N-1A filed with the Commission on September 1, 1989.

                  (d) Investment Advisory Agreement between Registrant and CoreStates Investment Advisers, Inc. dated December 5, 1989 with respect to Corefund Value Equity Fund is incorporated herein by reference to Exhibit (5)(d) of Post-Effective Amendment No. 9 to the Registrant's Registration Statement on Form N-1A filed with the Commission on September 1, 1989.

                  (e) Sub-Investment Advisory Agreement between Registrant and Cashman, Farrell and Associates dated December 5, 1989 is incorporated herein by reference to Exhibit
                           (5)(e) of Post-Effective Amendment No. 9 to the Registrant's Registration Statement on Form N-1A filed with the Commission on September 1, 1989.

                  (f) Sub-Investment Advisory Agreement between Registrant and Martin Currie, Inc. dated December 5, 1989 is incorporated herein by reference to Exhibit (5)(f) of Post-Effective Amendment No. 9 to the Registrant's Registration Statement on Form N-1A filed with the Commission on September 1, 1989.

                  (g) Proposed Investment Advisory Agreement between Registrant and CoreStates Investment Advisers, Inc. with respect to CoreFund Equity Index Fund dated March 25, 1991 is incorporated herein by reference to Exhibit (5)(g) of Post-Effective Amendment No. 11 to the Registrant's Registration Statement on Form N-1A filed with the Commission on January 24, 1991.

                  (h) Proposed Investment Advisory Agreement between Registrant and CoreStates Investment Advisers, Inc. with respect to CoreFund Growth Equity Fund dated March 25, 1991 is incorporated herein by reference to Exhibit (5)(h) of Post-Effective Amendment No. 11 to the Registrant's Registration

                           Statement on Form N-1A filed with the Commission on January 24, 1991.

                  (i) Proposed Investment Advisory Agreement between Registrant and CoreStates Investment Advisers, Inc. with respect to CoreFund Intermediate Bond Fund dated March 25, 1991 is incorporated herein by reference to Exhibit (5)(i) of Post-Effective Amendment No. 11 to the Registrant's Registration Statement on Form N-1A filed with the Commission on January 24, 1991.

                  (j) Proposed Investment Advisory Agreement between Registrant and CoreStates Investment Advisers, Inc. with respect to CoreFund Fiduciary Tax-Free Reserve dated March 25, 1991 is incorporated herein by reference to Exhibit (5)(J) of Post-Effective Amendment No. 11 to the Registrant's Registration Statement on Form N-1A filed with the Commission on January 24, 1991.

                  (k) Proposed Investment Advisory Agreement between Registrant and CoreStates Investment Advisers, Inc. with respect to CoreFund Tax-Free Reserve dated March 25, 1991 is incorporated herein by reference to Exhibit (5)(k) of Post-Effective Amendment No. 11 to the Registrant's Registration Statement on Form N-1A filed with the Commission on January 24, 1991.

                  (l) Proposed Investment Advisory Agreement between Registrant and CoreStates Investment Advisers, Inc. with respect to CoreFund Fiduciary Treasury Reserve dated March 25, 1991 is incorporated herein by reference to Exhibit (5)(k) of Post-Effective Amendment No. 11 to the Registrant's Registration Statement on Form N-1A filed with the Commission on January 24, 1991.

                  (m) Investment Advisory Agreement between Registrant and CoreStates Investment Advisers, Inc. with respect to CoreFund Balanced Fund dated September 15, 1992 is incorporated herein by reference to Exhibit (5)(m) of Post-Effective Amendment No. 15 to the Registrant's Registration Statement on Form N-1A filed with the Commission on June 30, 1993.

                  (n) Proposed Investment Advisory Agreement between Registrant and CoreStates Investment Advisers, Inc. with respect to CoreFund Government Income Fund dated March 25, 1991 is incorporated herein by reference to Exhibit (5)(k) of Post-Effective

                           Amendment No. 11 to the Registrant's Registration Statement on Form N-1A filed with the Commission on January 24, 1991.

                  (o) Proposed Investment Advisory Agreement between Registrant and CoreStates Investment Advisers, Inc. with respect to CoreFund Intermediate-Term Municipal Fund dated March 25, 1991 is incorporated herein by reference to Exhibit (5)(k) of Post-Effective Amendment No. 11 to the Registrant's Registration Statement on Form N-1A filed with the Commission on January 24, 1991.

                  (p) Investment Advisory Agreement between Registrant and CoreStates Investment Advisers, Inc. with respect to CoreFund Global Bond Fund dated March 25, 1991 is incorporated herein by reference to Exhibit (5)(k) of Post-Effective Amendment No. 11 to the Registrant's Registration Statement on Form N-1A filed with the Commission on January 24, 1991.

                  (q) Sub-Advisory Agreement between CoreStates Investment Advisers, Inc. and Alpha Global Fixed Income Managers, Inc. with respect to Global Bond Fund dated December 15, 1993 is incorporated herein by reference to Exhibit (5)(q) of Post-Effective Amendment No. 17 to Registrant's Registration Statement on Form N-1A filed with the Commission on December 30, 1993.

                  (r) Investment Advisory Agreement between Registrant and CoreStates Investment Advisers, Inc. with respect to Pennsylvania Municipal Bond Fund dated March 25, 1991 is incorporated herein by reference to Exhibit (5)(i) of Post-Effective Amendment No. 11 to the Registrant's Registration Statement on Form N-1A filed with the Commission on January 24, 1991.

                  (s) Investment Advisory Agreement between Registrant and CoreStates Investment Advisers, Inc. with respect to New Jersey Municipal Bond Fund dated March 25, 1991 is incorporated herein by reference to Exhibit (5)(i) of Post-Effective Amendment No. 11 to the Registrant's Registration Statement on Form N-1A filed with the Commission on January 24, 1991.

                  (t) Investment Advisory Agreement between Registrant and CoreStates Investment Advisers, Inc. with respect to CoreFund Elite Cash Reserve, CoreFund

                           Elite Government Reserve and CoreFund Elite Treasury Reserve dated June 21, 1994 is incorporated herein by reference to Exhibit (5)(t) of Post-Effective Amendment No. 21 to the Registrant's Registration Statement on Form N-1A filed with the Commission on October 28, 1994.

         (7)      (a)      Distribution Agreement between Registrant and
                           Fairfield Group, Inc. dated as of August 2, 1985
                           is incorporated herein by reference to Exhibit (6) to Pre-Effective Amendment No. 1 to the
                           Registrant's Registration Statement on Form N-1A filed with the Commission on May 22, 1985.

                  (b) Distribution Agreement between Registrant and SEI Financial Services Company is incorporated herein by reference to Exhibit (6)(b) to Post-Effective Amendment No. 14 to the Registrant's Registration Statement on Form N-1A filed with the Commission on August 31, 1992.

         (8)      None.

         (9)      (a)      Custodian Agreement between Registrant and First
                           Pennsylvania Bank n.a. dated as of July 24, 1985
                           is incorporated herein by reference to Exhibit (8) to Pre-Effective Amendment No. 2 to the
                           Registrant's Registration Statement on Form N-1A filed with the Commission on August 1, 1985.

                  (b) Custodian Agreement between Registrant and Philadelphia National Bank dated May 20, 1987 is incorporated herein by reference to Exhibit (8)(b) to Post-Effective Amendment No. 5 to the Registrant's Registration Statement on Form N-1A filed with the Commission on October 30, 1987.

         (10)     (a)      Amended Administration Agreement between
                           Registrant and Fairfield Group, Inc. dated as of March 6, 1990 is incorporated herein by reference to Exhibit (9)(a) to Post-Effective Amendment No.
                           12 to the Registrant's Registration Statement on
                           Form N-1A filed with the Commission on October 31,
                           1991.

                  (b) Administration Agreement between Registrant and SEI Financial Management Corporation dated October 30, 1992 is incorporated herein by reference to Exhibit
                           (9)(e) of Post-Effective Amendment No. 15 to
                           Registrant's Registration Statement on Form N- 1A filed with the Securities and Exchange commission on June 30, 1993.

                  (c) Transfer Agency Agreement between Registrant and First Pennsylvania Bank n.a. dated as of July 24, 1985 is incorporated herein by reference to Exhibit (9)(b) to Post-Effective Amendment No. 2 to the Registrant's Registration Statement on Form N-1A filed with the Commission on August 1, 1985.

                  (d) Amended Transfer Agency Agreement between First Pennsylvania Bank n.a. and Fund/Plan Services, Inc., dated December 31, 1985 is incorporated herein by reference to Exhibit (9)(c) of Post-Effective Amendment No. 1 to Registrant's Registration Statement on Form N-1A filed with the Commission on February 5, 1986.

                  (e) Retail Transfer Agency Agreement between Registrant and SEI Financial Management Corporation is incorporated herein by reference to Exhibit (9)(d) of Post-Effective Amendment No. 14 to Registrant's Registration Statement on Form N- 1A filed with the Commission on August 31, 1992.

                  (f) Transfer Agent and Shareholder Services Agreement between Registrant and SEI Financial Management Corporation dated March 4, 1993 is incorporated herein by reference to Exhibit (9)(f) of Post-Effective Amendment No. 15 to Registrant's Registration Statement on Form N-1A filed with the Commission on June 30, 1993.

                  (g) Purchase Agreement dated July 24, 1985 between Registrant and Fairfield Group, Inc. is incorporated herein by reference to Exhibit (13) of Pre-Effective Amendment No. 2 to Registrant's Registration Statement on Form N1-A filed with the Commission on August 1, 1985.

        1(11) Opinion of counsel that shares are validly issued, fully paid and non-assessable.

         (12) Opinion of Morgan, Lewis & Bockius LLP as to tax consequences (including consent of such firm).

         (13)              None.

         (14)     (a)      Consent of Coopers & Lybrand L.L.P.

--------
1        Filed pursuant to Rule 24f-2 as part of Registrant's Rule
         24f-2 Notice.

                  (b)      Consent of Ernst & Young LLP.

                  (c)      Consent of Drinker Biddle & Reath.


         (15)              None.

         (16)              None.

         (17)     (a)      Declaration of the Registrant pursuant to Rule
                           24f-2 under the Investment Company Act of 1940.

                  (b)      Forms of Proxy.

                  (c) Prospectus for Institutional Shares of Registrant's Treasury Reserve, Cash Reserve, Tax-Free Reserve, Intermediate Bond, Pennsylvania Municipal Bond, Balanced, Value Equity and International Growth Funds dated November 1, 1995.

                  (d) Prospectuses for Individual Shares of Registrant's Treasury Reserve, Cash Reserve, Tax-Free Reserve, Intermediate Bond, Pennsylvania Municipal Bond, Balanced, Value Equity and International Growth Funds dated November 1, 1995.

                  (e) Statement of Additional Information for the Registrant's Treasury Reserve, Cash Reserve, Tax-Free Reserve, Intermediate Bond, Pennsylvania Municipal Bond, Balanced, Value Equity and International Growth Funds dated November 1, 1995.

                  (f) Prospectus for Institutional Shares of Conestoga Family of Funds' U.S. Treasury Securities, Cash Management, Tax-Free, Intermediate Income, Pennsylvania Tax-Free Bond, Balanced, Equity and International Equity Funds dated February 21, 1995 as supplemented November 3, 1995.

                  (g) Prospectus for Retail Shares of Conestoga Family of Funds' U.S. Treasury Securities, Cash Management, Tax-Free, Intermediate Income, Pennsylvania Tax-Free Bond, Balanced, Equity and International Equity Funds dated February 21, 1995 as supplemented October 5, 1995 and November 3, 1995.

                  (h) Statement of Additional Information for Institutional Shares and Retail Shares of Conestoga Family of Funds' U.S. Treasury Securities, Cash Management, Tax-Free,
                           Intermediate Income, Pennsylvania Tax-Free Bond,

                           Balanced, Equity and International Equity Funds dated May 1, 1995 as revised November 3, 1995.

                  (i) Annual Report to Shareholders for the Registrant's Treasury Reserve, Cash Reserve, Tax-Free Reserve, Intermediate Bond, Pennsylvania Municipal Bond, Balanced, Value Equity and International Growth Funds for the fiscal year ended June 30, 1995.

                  (j) Annual Report of Conestoga Family of Funds for the fiscal year ended October 31, 1995.

Item 17.  Undertakings.

         (1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, as amended, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

                                   SIGNATURES


As required by the Securities Act of 1933, as amended, this registration statement has been signed on behalf of the Registrant, in the City of Wayne, Commonwealth of Pennsylvania on the 29th day of December, 1995.



                                             COREFUNDS, INC.



                                             /s/ David G. Lee
                                            ---------------------------------
                                             David G. Lee
                                             President


Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed below by the following persons in the capacity on the dates indicated.



/s/ David G. Lee           President & Chief         December 29, 1995
--------------------       Executive Officer
David G. Lee


                           Director                  December 29, 1995
--------------------
Erin Anderson


/s/ Emil J. Mikity         Director                  December 29, 1995
---------------------
Emil J. Mikity


/s/ George H. Strong       Director                  December 29, 1995
---------------------
George H. Strong


/s/ Stephen G. Meyer       Controller                December 29, 1995
---------------------
Stephen G. Meyer


/s/ Carmen V. Romeo        Treasurer &               Decmeber 29, 1995
---------------------      Assistant Secretary
Carmen V. Romeo

                                  EXHIBIT INDEX



Exhibit No.                   Description                                                       Page No.
-----------                   -----------                                                       --------
 (12)                         Opinion of Morgan, Lewis & Bockius LLP as to tax
                              consequences (including consent of such firm).

 (14)(a)                      Consent of Coopers & Lybrand L.L.P.

 (14)(b)                      Consent of Ernst & Young LLP.

 (14)(c)                      Consent of Drinker Biddle & Reath.

 (17)(a)                      Declaration of the Registrant pursuant
                              to Rule 24f-2 under the Investment
                              Company Act of 1940.

 (17)(b)                      Form of Proxy.

 (17)(c)                      Prospectus for Institutional
                              Shares of Registrant's Treasury
                              Reserve, Cash Reserve, Tax-Free
                              Reserve, Intermediate Bond,
                              Pennsylvania Municipal Bond,
                              Balanced, Value Equity and
                              International Growth Funds
                              dated November 1, 1995.

 (17)(d)                      Prospectuses for Individual
                              Shares of Registrant's Treasury
                              Reserve, Cash Reserve, Tax-Free
                              Reserve, Intermediate Bond,
                              Pennsylvania Municipal Bond,
                              Balanced, Value Equity and
                              International Growth Funds
                              dated November 1, 1995.

 (17)(e)                      Statement of Additional
                              Information for the
                              Registrant's Treasury Reserve,
                              Cash Reserve, Tax-Free Reserve,
                              Intermediate Bond, Pennsylvania
                              Municipal Bond, Balanced, Value
                              Equity and International Growth
                              Funds dated November 1, 1995.



 (17)(f)                      Prospectus for Institutional
                              Shares of Conestoga Family of
                              Funds' U.S. Treasury
                              Securities, Cash Management,
                              Tax-Free, Intermediate Income,
                              Pennsylvania Tax-Free Bond,
                              Balanced, Equity and
                              International Equity Funds
                              dated February 21, 1995 as
                              supplemented November 3, 1995.

 (17)(g)                      Prospectus for Retail Shares of
                              Conestoga Family of Funds' U.S.
                              Treasury Securities, Cash
                              Management, Tax-Free,
                              Intermediate Income,
                              Pennsylvania Tax-Free Bond,
                              Balanced, Equity and
                              International Equity Funds
                              dated February 21, 1995 as
                              supplemented October 5, 1995
                              and November 3, 1995.

 (17)(h)                      Statement of Additional
                              Information for Institutional
                              Shares and Retail Shares of
                              Conestoga Family of Funds' U.S.
                              Treasury Securities, Cash
                              Management, Tax-Free,
                              Intermediate Income,
                              Pennsylvania Tax-Free Bond,
                              Balanced, Equity and
                              International Equity Funds
                              dated May 1, 1995 as revised
                              November 3, 1995.

 (17)(i)                      Annual Report to Shareholders
                              for the Registrant's Treasury
                              Reserve, Cash Reserve, Tax-Free
                              Reserve, Intermediate Bond,
                              Pennsylvania Municipal Bond,
                              Balanced, Value Equity and
                              International Growth Funds for
                              the fiscal year ended June 30,
                              1995.

 (17)(j)                      Annual Report of Conestoga
                              Family of Funds for the fiscal
                              year ended October 31, 1995.
